    As filed with the Securities and Exchange Commission on September 5, 2000
                                                      Registration No. 333-41040

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                               AMENDMENT NO. 1 TO


                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  -------------
                          GABRIEL COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                        4813                  43-1820855
(State or other jurisdiction     (Primary Standard        (I.R.S. Employer
     of incorporation         Industrial Classification   Identification Number)
     or organization)               Code Number)

                      16090 SWINGLEY RIDGE ROAD, SUITE 500
                          CHESTERFIELD, MISSOURI 63017
                                 (636) 537-5700
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  -------------


                              JOHN P. DENNEEN, ESQ.


EXECUTIVE VICE PRESIDENT, CORPORATE DEVELOPMENT AND LEGAL AFFAIRS, AND SECRETARY
                          GABRIEL COMMUNICATIONS, INC.
                      16090 SWINGLEY RIDGE ROAD, SUITE 500
                          CHESTERFIELD, MISSOURI 63017
                                 (636) 537-5700
                              (636) 757-0000 (FAX)
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  -------------

                                   COPIES TO:
  NICK H. VARSAM, ESQ.         RILEY M. MURPHY, ESQ.       THOMAS R. BROME, ESQ.
     BRYAN CAVE LLP         STATE COMMUNICATIONS, INC.    CRAVATH, SWAINE & MOORE
 ONE METROPOLITAN SQUARE       301 NORTH MAIN STREET          WORLDWIDE PLAZA
   211 NORTH BROADWAY,              SUITE 2000               825 EIGHTH AVENUE
       SUITE 3600           GREENVILLE, SOUTH CAROLINA   NEW YORK, NEW YORK 10019
ST. LOUIS, MISSOURI 63102              29601                  (212) 474-1000
     (314) 259-2000               (864) 331-7318            (212) 474-3700 (FAX)
  (314) 259-2020 (FAX)         (864) 331-7146 (FAX)

                                  -------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement is declared effective and all other conditions to the proposed merger of State Communications, Inc. with and into a subsidiary of the Registrant pursuant to the Agreement and Plan of Merger described in the enclosed information statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statements number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE


===================================================================================================================================
                                                                  PROPOSED MAXIMUM                                   AMOUNT OF
          TITLE OF EACH CLASS OF                AMOUNT TO        OFFERING PRICE PER        PROPOSED MAXIMUM         REGISTRATION
      SECURITIES TO BE REGISTERED(1)        BE REGISTERED (1)           UNIT           AGGREGATE OFFERING PRICE       FEE (10)
-----------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.01                 13,247,978 (2)            N/A                       (4)                   (4)
-----------------------------------------------------------------------------------------------------------------------------------
Series C-1 convertible preferred stock,       5,337,554 (3)             N/A                       (4)                   (4)
par value $0.01
-----------------------------------------------------------------------------------------------------------------------------------
Series C-2 convertible preferred stock,       15,678,247 (3)            N/A                       (4)                   (4)
par value $0.01
-----------------------------------------------------------------------------------------------------------------------------------
Series C-3 convertible preferred stock,       17,613,847 (3)            N/A                       (4)                   (4)
par value $0.01
-----------------------------------------------------------------------------------------------------------------------------------
Warrants to purchase common stock             13,000,000 (3)            N/A                       (4)                   (4)
-----------------------------------------------------------------------------------------------------------------------------------
Options to purchase common stock              11,624,996 (3)            N/A                       (4)                   (4)
-----------------------------------------------------------------------------------------------------------------------------------
    SUBTOTAL                                                                                 $  121,341(4)         $      33 (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.01                  13,000,000(5)             N/A                 $99,250,000(5)           $26,202(5)
-----------------------------------------------------------------------------------------------------------------------------------
    TOTAL                                                                                   $99,371,341              $26,235
===================================================================================================================================
(footnotes appear on following page)


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

(footnotes from previous page)


(1) This Registration Statement relates to the issuance of the following securities of Gabriel Communications, Inc. in the merger of State Communications, Inc. with and into a wholly owned subsidiary of Gabriel:
     (i) common stock, par value $0.01 per share; (ii) Series C-1, C-2 and C-3 convertible preferred stock, par value $0.01 per share; (iii) warrants to purchase Gabriel common stock; and (iv) options to purchase Gabriel common stock. Gabriel hereby also registers (x) such additional securities as may be issuable in the Merger as a result of an adjustment of the exchange ratio pursuant to Section 1.3(e) of the merger agreement, and (y) such additional shares of Gabriel common stock as may be issuable upon conversion of the Series C-1, C-2 and C-3 convertible preferred stock.
(2) Based upon the product of 12,061,160 shares of State Communications common stock, par value $0.001 per share, issued and outstanding as of August 15, 2000, the date of the merger agreement and the original merger exchange ratio of 1.0984. Of such shares, 13,032,692 were included in the calculation of the registration fee in the initial filing of this Registration Statement.

(3) All of such shares were included in the calculation of the registration fee in the initial filing of this Registration Statement. See footnotes from initial filing of this Registration Statement.
(4) The proposed maximum offering price and amount of registration fee have been calculated in accordance with Rule 457(f)(2). As there is no market for the State Communications securities to be received by Gabriel, and as State Communications has an accumulated capital deficit, the proposed maximum aggregate offering price is calculated as the sum of: (i) $4,021, one-third of the par value of 12,061,160 shares of State Communications common stock outstanding as of August 15, 2000, (ii) $16,198, one-third of the par value of 4,859,390 shares of State Communications Series A convertible preferred stock, (iii) $47,579, one-third of the par value of 14,273,713 shares of State Communications Series B convertible preferred stock, and (iv) $53,453, one-third of the par value of 16,035,913 shares of State Communications Series C convertible preferred stock.
(5) Shares of Gabriel common stock issuable upon exercise of the warrants to be issued in connection with the merger. The proposed maximum offering price and registration fee have been computed in accordance with Rule 457(g)(1).
(6) Includes $26,234 previously paid with the initial filing of this Registration Statement on July 10, 2000 and $1 being paid with this Amendment No. 1.

                   PRELIMINARY INFORMATION STATEMENT/PROSPECTUS, SUBJECT TO COMPLETION, DATED ____________, 2000.

                        INFORMATION STATEMENT/PROSPECTUS


      [TRIVERGENT LOGO]                               [GABRIEL LOGO]


301 North Main Street, Suite 2000           16090 Swingley Ridge Road, Suite 500
 Greenville, South Carolina 29601               Chesterfield, Missouri 63017




Dear State Communications, Inc. and Gabriel Communications, Inc. Security
Holders:

         We are pleased to inform you that the boards of directors of each of State Communications, Inc., which we refer to in this information statement/prospectus as "TriVergent," and Gabriel Communications, Inc. have unanimously approved the merger of our two companies. The combined company plans to construct data and voice networks in 40 markets in 16 contiguous midwestern and southeastern states, and it has a management team with the experience and ability to successfully execute these expansion plans.

         In the merger, TriVergent stockholders will receive 1.0949 shares of Gabriel common stock or preferred stock for each share of TriVergent common stock or preferred stock that they own. Holders of outstanding options and warrants to purchase TriVergent common stock will receive options or warrants to acquire on the same terms and conditions, except as each holder may otherwise agree with respect to vesting provisions, a number of shares of Gabriel common stock at an exercise price per share based on the above exchange ratio. In the event of changes in the outstanding equity securities of either company, during the period from August 15, 2000 to the effective time of the merger, the exchange ratio will be adjusted so that TriVergent and Gabriel security holders will own securities representing 46% and 54%, respectively, of the fully diluted equity value of the combined company at the effective time of the merger.

         Holders of TriVergent preferred stock and holders of Gabriel preferred stock will receive one year warrants to purchase an aggregate of 7,999,960 shares of Gabriel common stock at an exercise price of $6.00 per share and two year warrants to purchase an aggregate of 4,999,947 shares of Gabriel common stock at an exercise price of $10.25 per share. These warrants will be distributed to holders based upon the amount of their respective invested capital in TriVergent and Gabriel and will not be considered outstanding for purposes of calculating the exchange ratio.

         Holders of outstanding shares of TriVergent preferred stock and common stock sufficient to approve the merger and the other transactions contemplated by the merger agreement under Delaware law and TriVergent's charter have agreed to vote their shares to approve or consent to the merger and the related transactions. Similarly, holders of a sufficient number of the outstanding shares of Gabriel common and preferred stock also have agreed to vote their shares to approve or consent to the merger and the amended and restated certificate of incorporation of Gabriel provided for in the merger agreement. THEREFORE, WE ARE NOT ASKING YOU FOR A PROXY OR CONSENT AND YOU ARE REQUESTED NOT TO SEND US ONE.

         The boards of directors of TriVergent and Gabriel are furnishing this document to you to provide you with important information about the merger, the merger consideration and the appraisal rights of TriVergent stockholders under Delaware law. This document is also a prospectus relating to the shares of Gabriel common stock, preferred stock, warrants and options to be issued in the merger.



          /s/ Charles S. Houser                      /s/ David L. Solomon
         -------------------------------------      --------------------------------------
         Charles S. Houser                           David L. Solomon
         Chairman and Chief Executive Officer        Chairman and Chief Executive Officer
         State Communications, Inc.                  Gabriel Communications, Inc.



THE PROPOSED MERGER IS A COMPLEX TRANSACTION. GABRIEL AND TRIVERGENT STRONGLY URGE YOU TO READ AND CONSIDER THIS INFORMATION STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO UNDER "RISK FACTORS" BEGINNING ON PAGE 8. THERE IS NO ESTABLISHED PUBLIC TRADING MARKET FOR ANY OF THE GABRIEL SECURITIES OFFERED IN THE MERGER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE GABRIEL SECURITIES TO BE ISSUED AS DESCRIBED IN THIS INFORMATION STATEMENT/PROSPECTUS OR HAS DETERMINED IF THIS INFORMATION STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          This information statement/prospectus is dated _______, 2000.

                                TABLE OF CONTENTS



                                                                                                               PAGE
                                                                                                               ----
QUESTIONS AND ANSWERS ABOUT THE MERGER............................................................................1
SUMMARY...........................................................................................................2
      The Companies...............................................................................................2
      Gabriel.....................................................................................................2
      TriVergent..................................................................................................2
      Proposed Merger.............................................................................................3
      What TriVergent Stockholders Will Receive in the Merger.....................................................3
      Adjustment of the Exchange Ratio Immediately Prior to the Effective Time of the Merger......................3
      Issuance of TriVergent Preferred Stock in Lieu of Accrued Dividends.........................................4
      Additional Gabriel Warrants.................................................................................4
      Options and Warrants........................................................................................4
      Voting and Other Agreements.................................................................................4
      Ownership of Gabriel Following the Merger...................................................................4
      Appraisal Rights............................................................................................5
      Material U.S. Federal Income Tax Consequences of the Merger.................................................5
      Board Approvals.............................................................................................5
      Fairness Opinions of Financial Advisors.....................................................................5
      Interests of TriVergent Directors and Executive Officers in the Merger......................................5
      Consents; No Further Stockholder Approval Required..........................................................5
      The Merger Agreement........................................................................................6
      Representations and Warranties..............................................................................6
      Conditions to Completion of the Merger......................................................................6
      Termination of the Merger Agreement.........................................................................6
      Regulatory Matters..........................................................................................6
      Accounting Treatment........................................................................................6
      Market Price and Dividend Information.......................................................................6
      Comparison of Stockholder Rights............................................................................7
RISK FACTORS......................................................................................................8
      Forward Looking Statements..................................................................................8
      Risks Relating to the Merger................................................................................8
      Risks Relating to the Business and Operations of the Combined Company.......................................9
      Risks Relating to the Communications Industry..............................................................14
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA..................................................................16
PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS................................................................21
GABRIEL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GABRIEL,
TRIVERGENT AND THE COMBINED COMPANY..............................................................................28
THE MERGER.......................................................................................................45
      Background of the Merger...................................................................................45
      The Boards' Reasons for the Merger.........................................................................46
      Approval of Board and Stockholders.........................................................................48
      Opinion of TriVergent's Financial Advisor..................................................................49
      Opinion of Gabriel's Financial Advisor.....................................................................53
      Interests of TriVergent Directors and Executive Officers in the Merger.....................................59
      Accounting Treatment.......................................................................................60
      U.S. Federal Income Tax Consequences.......................................................................61
      Regulatory Matters.........................................................................................64
      Appraisal Rights...........................................................................................65
      Resale of Gabriel Common Stock and Gabriel Preferred Stock.................................................66
      Ownership of Gabriel Following the Merger..................................................................66
      Material Relationships Between Gabriel and TriVergent......................................................66
THE MERGER AGREEMENT.............................................................................................67
      Structure of the Merger....................................................................................67

      Effective Time of the Merger...............................................................................67
      Issuance of TriVergent Stock in Lieu of Payment of Accrued and Unpaid Dividends Immediately Prior To The
          Merger.................................................................................................67
      What Securityholders Will Receive in the Merger............................................................68
      Amendment of Gabriel Charter...............................................................................70
      Exchange of TriVergent Stock Certificates; Other Agreements................................................70
      Voting and Consent Agreements..............................................................................71
      Employees and Employee Benefit Plans.......................................................................71
      Representations and Warranties.............................................................................72
      Covenants..................................................................................................72
      Conditions to Completion of the Merger.....................................................................73
      Termination................................................................................................74
      Waiver and Amendment.......................................................................................74
      Expenses; Governing Law....................................................................................74
THE GABRIEL BUSINESS.............................................................................................75
      Business Strategy..........................................................................................76
      Gabriel's Network Architecture and Technology..............................................................79
      How Gabriel Deploys Its Networks...........................................................................81
      Gabriel's Products and Services............................................................................82
      Gabriel's Current Markets..................................................................................84
      Gabriel's Operations Support Systems.......................................................................85
      Sales and Marketing........................................................................................87
      Employees..................................................................................................87
      Legal Proceedings..........................................................................................87
      Facilities.................................................................................................87
THE TRIVERGENT BUSINESS..........................................................................................89
      Business Strategy..........................................................................................90
      Recent Acquisitions........................................................................................91
      Products and Services......................................................................................92
      Sales and Marketing........................................................................................93
      TriVergent's Current Markets...............................................................................94
      Network Infrastructure.....................................................................................94
      Information Systems........................................................................................95
      Intellectual Property......................................................................................97
      Employees..................................................................................................97
      Legal Proceedings..........................................................................................97
      Facilities.................................................................................................98
COMPETITION......................................................................................................99
REGULATION......................................................................................................102
MANAGEMENT OF GABRIEL FOLLOWING THE MERGER......................................................................108
      Executive Officers........................................................................................108
      Non-Management Directors..................................................................................110
      Executive Compensation....................................................................................111
      Gabriel Stock Plan........................................................................................114
      TriVergent Stock Plan.....................................................................................114
      Employment Agreements.....................................................................................116
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................................................................119
ACTION BY STOCKHOLDERS TO APPROVE THE MERGER....................................................................122
VOTING SECURITIES OF GABRIEL....................................................................................124
VOTING SECURITIES OF TRIVERGENT.................................................................................127
VOTING SECURITIES OF THE COMBINED COMPANY.......................................................................130
DESCRIPTION OF GABRIEL CAPITAL STOCK............................................................................133
      General...................................................................................................133
      Amendments to Existing Provisions of Certificate of Incorporation.........................................133
      Common Stock..............................................................................................134
      Preferred Stock...........................................................................................134

      Outstanding Options and Warrants..........................................................................136
      Stockholders Agreement....................................................................................137
      Registration Rights Agreement.............................................................................138
      Employee Shareholders Agreement...........................................................................139
      Classified Board of Directors and Other Anti-Takeover Considerations......................................140
COMPARISON OF RIGHTS OF STOCKHOLDERS OF GABRIEL AND TRIVERGENT..................................................140
      Capitalization............................................................................................140
      Voting Rights.............................................................................................141
      Number and Election of Directors..........................................................................141
      Vacancies on the Board of Directors.......................................................................141
      Removal of Directors......................................................................................142
      Amendments to Charter.....................................................................................142
      Amendments to By-laws.....................................................................................143
      Shareholder Action........................................................................................143
      Special Stockholder Meetings..............................................................................143
      Limitation of Personal Liability of Directors.............................................................143
      Indemnification of Directors..............................................................................144
      Dividends.................................................................................................145
      Appraisal Rights..........................................................................................145
      Preemptive Rights.........................................................................................146
      Conversion................................................................................................146
      Preferred Stock...........................................................................................146
      Shareholder Suits.........................................................................................146
      Vote on Extraordinary Corporate Transactions..............................................................147
      Business Combination Restrictions.........................................................................147
EXPERTS.........................................................................................................149
LEGAL MATTERS...................................................................................................149
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...............................................................149
AVAILABLE INFORMATION...........................................................................................151
INDEX TO FINANCIAL STATEMENTS.....................................................................................1


ANNEXES
       Annex A             Agreement and Plan of Merger
       Annex B             Form of Amended and Restated Certificate of Incorporation of Gabriel
       Annex C             Opinion of Donaldson, Lufkin & Jenrette Securities Corporation
       Annex D             Opinion of Salomon Smith Barney Inc.
       Annex E             Section 262 of the General Corporation Law of the State of Delaware - Appraisal Rights

              [MAP DEPICTING NETWORKS OF GABRIEL AND TRIVERGENT IN
                   OPERATION AND UNDER CONSTRUCTION CAPTIONED
            "GABRIEL AND TRIVERGENT NETWORKS IN OPERATION AND UNDER
           CONSTRUCTION (AS OF JULY 31, 2000)" APPEARS ON THIS PAGE]

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q:   WHY ARE TRIVERGENT AND GABRIEL PROPOSING TO MERGE?


A: The boards of directors of each of TriVergent and Gabriel believe that the merger is in the best interests of their respective companies and stockholders. We believe the merger will create a stronger company and will allow us to deliver our integrated communications products and services to our customers more quickly.


Q:   WHAT WILL I BE ENTITLED TO RECEIVE IN CONNECTION WITH THE MERGER?


A: Based on the capitalization of TriVergent and Gabriel as of August 15, 2000, you will be entitled to receive 1.0949 shares of Gabriel common stock or a new series of Gabriel preferred stock in exchange for each share of TriVergent common stock or TriVergent preferred stock, respectively, that you own at the effective time of the merger. TriVergent and Gabriel security holders will hold 46% and 54%, respectively, of the fully diluted equity value of the combined company at the effective time of the merger. If you are a holder of TriVergent preferred stock or Gabriel preferred stock, you will also receive warrants to purchase Gabriel common stock based on your total invested capital in the combined company.


Q:   WILL I RECEIVE A DIVIDEND ON MY GABRIEL SHARES AFTER THE MERGER?


A: No. Gabriel does not currently pay cash dividends on its common stock or preferred stock and does not anticipate paying dividends in the foreseeable future.


Q:   WILL I RECOGNIZE GAIN OR LOSS AS A RESULT OF THE MERGER?


A: No. We have received opinions from tax counsel stating that the merger will qualify as tax-free reorganization for United States federal income tax purposes. In general, TriVergent stockholders will not recognize any gain or loss on the exchange of their common stock or preferred stock in the merger, except to the extent they receive cash instead of fractional shares. Gabriel preferred stockholders also will not recognize any gain or loss on the receipt of Gabriel common stock warrants as provided for in the merger agreement.



Q:   SHOULD I SEND IN MY TRIVERGENT STOCK CERTIFICATES NOW?


A: No. After we complete the merger, you will receive written instructions for exchanging your TriVergent stock certificates.

Q:   IF I OPPOSE THE MERGER, AM I ENTITLED TO APPRAISAL RIGHTS?


A: Yes, if you are a holder of TriVergent common stock or preferred stock and follow the appropriate procedures. Holders of Gabriel common stock and preferred stock are not entitled to appraisal rights. We describe the procedures to be followed by holders of TriVergent stock in exercising appraisal rights in this information statement/prospectus and we have attached as Annex E the provisions of Delaware law that govern appraisal rights for TriVergent stockholders.


Q:   WHEN DO YOU EXPECT TO COMPLETE THE MERGER?


A: We are working to complete the merger as quickly as possible and expect to complete the merger before the end of the third quarter of 2000, but only after we have satisfied the remaining conditions to closing under the merger agreement.


Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or if you need additional copies of this information statement/prospectus, you should contact:


     TriVergent stockholders:
     Riley M. Murphy
     Secretary
     State Communications, Inc.
     301 North Main Street
     Suite 2000
     Greenville, South Carolina  29601
     Telephone:  (864) 331-7318

     Gabriel stockholders:
     John P. Denneen
     Secretary
     Gabriel Communications, Inc.
     16090 Swingley Ridge Rd.
     Suite 500
     Chesterfield, Missouri  63107
     Telephone:  (636) 537-5700

                                     SUMMARY


         This summary, together with the preceding questions and answers section, highlights selected information contained in this information statement/prospectus. Gabriel and TriVergent encourage you to carefully read this entire document and the documents referred to in this information statement/prospectus for a complete understanding of the merger. Page references are included in parentheses to direct you to a more complete description of the items presented in this summary.



THE COMPANIES

GABRIEL (page 75)



         Gabriel Communications, Inc. is a rapidly growing, integrated communications and applications services provider. Gabriel provides services over its own network facilities and equipment. Gabriel commenced commercial operations in its first market, St. Louis, Missouri, in June 1999. As of June 30, 2000, Gabriel had

         - 15 markets in operation or under construction in nine midwestern states,

         - 127 collocation sites secured at which it installs and connects, or "collocates," its own data and voice telecommunications equipment with that of the incumbent telephone company, like Southwestern Bell or Ameritech,


         -    152 sales employees,


         -    9,185 access lines installed on its networks, and

         -    805 customers served by its networks.


         Gabriel offers its customers integrated communications products and services, including

         -    local voice and data services,

         -    domestic and international long distance services,

         - dedicated high speed Internet access, web page hosting and domain name services,

         - a comprehensive suite of web-enabled business applications that allows businesses to outsource their administrative and information technology functions over the Internet without the need for a dedicated, in-house information technology staff and infrastructure, and

         - unified voice, e-mail and fax messaging and other advanced data services.


         Gabriel targets its services primarily to small to mid-sized businesses in second and third tier cities, i.e. cities with populations ranging from 250,000 to two million. Gabriel offers its customers the convenience of meeting all of their communications needs through one provider, with a single consolidated monthly bill.

         Gabriel began operations in June 1999. As of June 30, 2000, Gabriel had an accumulated deficit of $38.4 million. Operations during the six months ended June 30, 2000 resulted in an operating loss of $21.2 million. Gabriel expects to incur increasing operating losses as it expands its operations, constructs and deploys its networks, and grows its customer base.


         Gabriel is a privately held company incorporated in Delaware, and its principal executive offices are located at 16090 Swingley Ridge Road, Suite 500, Chesterfield, Missouri 63017. Its telephone number is (636) 537-5700.


TRIVERGENT (page 89)

         TriVergent is a broadband telecommunications company offering automated web site design and web hosting, high-speed data and voice services. TriVergent commenced providing services over its own network facilities during the first quarter of 2000. As of June 30, 2000, TriVergent had

         - 14 markets in operation or under construction in five southeastern states,

         - 269 collocation sites secured at which it collocates its own data and voice telecommunications equipment with that of the incumbent local telephone company, like BellSouth,


         -    135 sales employees,


         -    936 access lines installed on its networks, and

         -    250 customers served by its networks.

     TriVergent's principal product is its Broadband Bundle, which provides automated web site design and web hosting, high-speed data and Internet access and local and long distance voice services, at a single price based on the customer's selected bandwidth capacity and number of access lines. An important component of TriVergent's Broadband Bundle is its web site design software, which allows a customer to design and maintain a fully functional web site integrated with its broadband Internet access and telephone services. TriVergent believes it is the only company providing this all-inclusive bundle in its markets.


     TriVergent has a limited operating history and, from its inception in 1997 through June 30, 2000, incurred an accumulated deficit of $65.5 million. Operations during the six months ended June 30, 2000 resulted in an operating loss of $25.4 million. TriVergent expects to incur increasing operating losses as it expands its operations, constructs and deploys its networks, and grows its customer base.


     TriVergent is a privately held company initially incorporated in South Carolina and recently re-incorporated in Delaware, and its principal executive offices are located at 301 North Main Street, Suite 2000, Greenville, South Carolina 29601. Its telephone number is (864) 271-6335.

 PROPOSED MERGER  (page 67)

     Gabriel and TriVergent entered into an Agreement and Plan of Merger on June 9, 2000. Under the terms of the merger agreement, at the effective time of the merger, TriVergent will merge with Triangle Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Gabriel, and Triangle will survive the merger as a wholly owned subsidiary of Gabriel and be named TriVergent Corporation.

WHAT TRIVERGENT STOCKHOLDERS WILL RECEIVE IN THE MERGER  (page 68)


     COMMON STOCKHOLDERS. Based on the number of shares of common and preferred stock, options and warrants of Gabriel and TriVergent outstanding as of August 15, 2000, TriVergent common stockholders will be entitled to receive 1.0949 shares of Gabriel common stock for each share of TriVergent common stock. TriVergent common stockholders will receive an amount of cash for any fractional shares of Gabriel stock which they would otherwise receive in the merger equal to the product of that fraction multiplied by $7.00.

     PREFERRED STOCKHOLDERS. Based on the number of shares of common and preferred stock, options and warrants of Gabriel and TriVergent outstanding as of August 15, 2000, TriVergent convertible preferred stockholders will be entitled to receive

     - 1.0949 shares of Series C-1 convertible preferred stock of Gabriel for each share of Series A convertible preferred stock of TriVergent,

     - 1.0949 shares of Series C-2 convertible preferred stock of Gabriel for each share of Series B convertible preferred stock of TriVergent, and

     - 1.0949 shares of Series C-3 convertible preferred stock of Gabriel for each share of Series C convertible preferred stock of TriVergent,

The Series C-1, C-2 and C-3 preferred stock will each be a new series of Gabriel preferred stock and will have terms which are substantially identical to the existing convertible preferred stock of Gabriel, except as to the respective conversion prices and liquidation preferences for each series. The liquidation preferences for all series of Gabriel preferred stock will include a preferred return of 8.0% per annum from their original issuance dates, in the case of existing Gabriel preferred stock, or the date on which preferred dividends no longer accrue on TriVergent preferred stock, in the case of Gabriel Series C-1, C-2 and C-3 preferred stock. TriVergent preferred stockholders will be entitled to receive cash in lieu of any fractional shares of Gabriel preferred stock at the $7.00 per share price.


ADJUSTMENT OF THE EXCHANGE RATIO IMMEDIATELY PRIOR TO THE EFFECTIVE TIME OF THE MERGER (page 45)


     In the event of changes in the outstanding equity securities of either company during the period from August 15, 2000 to the effective time of the merger, the exchange ratio will be adjusted so that Gabriel and TriVergent security holders will own securities representing 54% and 46%, respectively, of the fully diluted equity value of the combined company at the effective time of the merger. By fully diluted equity value, we mean that all shares of common stock and preferred stock, and all shares of common stock issuable upon exercise of all in-the-money options and warrants, except for the additional Gabriel warrants to be issued to TriVergent and Gabriel preferred stockholders described below, outstanding at the effective time of the merger are used to calculate the final exchange ratio. This fully diluted equity value and in-the-money options and warrants have been calculated on the basis of the $7.00 per share price.


ISSUANCE OF TRIVERGENT PREFERRED STOCK IN LIEU OF ACCRUED DIVIDENDS (page 67)


     Immediately prior to the effective time of the merger, TriVergent will issue 814,210 additional shares of TriVergent preferred stock, representing payment in full, at a value of $7.6888 per share, of all accrued and unpaid dividends on each of these series of TriVergent preferred stock as of August 31, 2000. These shares has been deemed outstanding for purposes of determining the exchange ratio in accordance with the merger agreement, as described above.


ADDITIONAL GABRIEL WARRANTS (page 68)

     The holders of TriVergent and Gabriel preferred stock will receive one-year warrants to purchase an aggregate of 7,999,960 shares of Gabriel common stock at an exercise price of $6.00 per share and two-year warrants to purchase an aggregate of 4,999,947 shares of Gabriel common stock at an exercise price of $10.25 per share. An aggregate of 3,957,927 and 9,039,980 of these warrants will be distributed to holders of TriVergent and Gabriel Preferred Stock respectively, based upon each holder's total invested capital.

OPTIONS AND WARRANTS (page 69)


     Holders of outstanding warrants and options exercisable for shares of TriVergent common stock will be entitled to receive warrants or options, as the case may be, to acquire on the same terms and conditions, except as each holder of options may otherwise agree with respect to vesting provisions, to purchase shares of Gabriel common stock. The number of shares will be determined by multiplying the number of shares of TriVergent common stock subject to TriVergent warrants or options by the exchange ratio, at an exercise price per share of Gabriel common stock equal to the exercise price per share of TriVergent warrants or options, as the case may be, divided by the exchange ratio. For example, a holder of an option to purchase 10,000 shares of TriVergent common stock at $2.40 per share would receive in exchange for this option, at the 1.0949 exchange ratio, an option to purchase 10,949 shares of Gabriel common stock at $2.19 per share.

     The Gabriel options issued to any TriVergent employee who agrees that the merger will not be treated as an event resulting in acceleration of the exercise rights of the employee's options will vest over a period of three years from the date of original grant, versus the five years to which TriVergent options currently are subject. These options may fully vest and become fully exercisable in accordance with their terms if any of the events specified in the employee's agreement occur within one year following the effective time.


VOTING AND OTHER AGREEMENTS  (page 71)


     Concurrently with the execution and delivery of the merger agreement, holders of a number of shares of TriVergent preferred stock and common stock and Gabriel preferred stock and common stock legally sufficient to approve the merger and the related transactions entered into voting agreements. These stockholders agreed to consent to or vote their shares of common stock and preferred stock of either TriVergent or Gabriel, as the case may be, in favor of the merger agreement and the transactions contemplated by the merger agreement.

     The merger agreement provides that, by execution and delivery of a letter of transmittal, each TriVergent stockholder will agree to become a party to Gabriel's stockholders' and registration rights agreements. In addition, most of the senior management of TriVergent have agreed and acknowledged concurrently with the execution of the merger agreement that the merger will not be treated as an event constituting a "change in control" resulting in the acceleration of vesting of their options or within the meaning of their respective employment agreements.


OWNERSHIP OF GABRIEL FOLLOWING THE MERGER   (page 66)


     Based on the capitalization of TriVergent on August 15, 2000 and the 1.0949 exchange ratio, holders of TriVergent common and preferred stock would receive an aggregate of 13,205,764 shares of Gabriel common stock and 38,506,555 shares of Gabriel preferred stock and holders of TriVergent options and warrants would receive Gabriel options and warrants exercisable for 11,624,996 shares of Gabriel common stock in the merger. Based on those numbers, following the merger, at the effective time of the merger former holders of TriVergent common and preferred stock, options and warrants would own approximately 47.2% of the shares of Gabriel stock, on a fully diluted basis, without regard to the additional Gabriel warrants described above. Assuming those warrants are exercised in full, TriVergent stock and option and warrant holders would own approximately 45.7% of the shares of Gabriel stock, on a fully diluted basis.

APPRAISAL RIGHTS  (page 65)


     Under Delaware law, holders of shares of TriVergent common stock and preferred stock are entitled to exercise appraisal rights if they


     - are holders of issued and outstanding shares of common stock or preferred stock immediately prior to the effective time of the merger,

     - have not voted in favor of the merger nor consented thereto in writing and

     -   have properly demanded their appraisal rights.


Shares to which appraisal rights are applicable will not be converted into the right to receive the merger consideration unless and until such time as those shares become ineligible for appraisal.


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER  (page 61)



     Gabriel and TriVergent have each received an opinion of tax counsel that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Accordingly, holders of TriVergent common and preferred stock will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of their TriVergent common and preferred stock for Gabriel common and preferred stock and warrants in the merger, except to the extent of any cash received in lieu of fractional shares of Gabriel common and preferred stock. Gabriel preferred stockholders also will not recognize any gain or loss on the receipt of Gabriel common stock warrants issuable in connection with the merger.



TAX MATTERS ARE VERY COMPLICATED. THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.



BOARD APPROVALS (page 46)


     The TriVergent board of directors believes that the merger is fair to and in the best interests of TriVergent and its stockholders and has unanimously approved the merger. The Gabriel board of directors believes that the merger is fair to and in the best interests of Gabriel and also has unanimously approved the merger.


     In reaching their decisions to approve the merger, the boards of directors of TriVergent and Gabriel consulted with their management teams and outside financial and legal advisors and carefully considered a variety of factors in relation to the proposed merger.



     To review the background and reasons for the merger in greater detail, as well as risks related to the merger, see pages 45 and 8.


FAIRNESS OPINIONS OF FINANCIAL ADVISORS


(page 49)


     In deciding to approve the merger, the TriVergent board of directors considered the opinion, as of the date of the merger agreement, of TriVergent's financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation, as to the fairness of the consideration to be received by TriVergent stockholders as a whole in the merger from a financial point of view. This opinion is attached as Annex C to this document. TRIVERGENT ENCOURAGES TRIVERGENT STOCKHOLDERS TO READ THIS OPINION CAREFULLY.

     In deciding to approve the merger, the Gabriel board of directors considered the opinion of Gabriel's financial advisor, Salomon Smith Barney Inc., as to the fairness to Gabriel, as of the date of the merger agreement, of the consideration to be paid in the merger from a financial point of view to Gabriel. This opinion is attached as Annex D to this document. GABRIEL ENCOURAGES GABRIEL STOCKHOLDERS TO READ THIS OPINION CAREFULLY.


INTERESTS OF TRIVERGENT DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
(page 59)


     Some of the directors and executive officers of TriVergent have employment or severance agreements and stock options that provide them with interests in the merger that may be different from, or in addition to, the interests of TriVergent stockholders generally. You should consider these interests in assessing the merger and the approval of the TriVergent board.


CONSENTS; NO FURTHER STOCKHOLDER APPROVAL REQUIRED  (page 71)


     We are not asking you to vote on or consent to the merger. On June 9, 2000, holders of more than ninety percent of the outstanding shares of TriVergent Series A and Series B preferred stock and more than two-thirds of the outstanding shares of TriVergent Series C preferred stock and common stock and Gabriel preferred stock and common stock agreed to vote in favor of or consent to the merger. Under Delaware law and the terms of TriVergent's and Gabriel's respective certificates of incorporation, these approvals are sufficient to approve the merger and the transactions contemplated by the merger agreement.

THE MERGER AGREEMENT (page 67)

     THE MERGER AGREEMENT IN ITS ENTIRETY IS ATTACHED AS ANNEX A TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY, AS IT IS THE PRINCIPAL DOCUMENT GOVERNING THE MERGER.

REPRESENTATIONS AND WARRANTIES (page 72)

     The merger agreement contains customary representations and warranties with respect to the past and current conduct of each of the respective businesses of TriVergent and Gabriel. The representations and warranties of Gabriel and TriVergent are parallel in all material respects and terminate at the effective time of the merger.


CONDITIONS TO COMPLETION OF THE MERGER (page 73)


     Each party's obligation to effect the merger is subject to the satisfaction or waiver of customary closing conditions, including the following:

- TriVergent and Gabriel will have obtained stockholder approval for the merger and the amended and restated certificate of incorporation of Gabriel attached as Annex B hereto will have been approved and adopted by the stockholders of Gabriel in accordance with Delaware law.


- No action will have been instituted by either the United States Department of Justice or the FTC to prevent the consummation of the merger or to modify or amend the merger or the related transactions in any material manner.


- Gabriel's registration statement on Form S-4, of which this information statement/prospectus is a part, will remain effective and Gabriel will have received all state securities law authorizations necessary for the merger.

- TriVergent will have delivered, or cause to be delivered, to Gabriel, the agreements of holders of TriVergent options (in addition to those held by the officers executing these agreements concurrently with the execution and delivery of the merger agreement) representing not less than 85% of the options held by holders of TriVergent options who hold options to purchase 7,500 or more shares of TriVergent common stock, acknowledging and agreeing that the merger will not be treated as a change in control resulting in acceleration of the vesting of these holders' options.

- The accuracy of each company's representations and warranties at the effective time.

TERMINATION OF THE MERGER AGREEMENT (page 74)

     The merger agreement may be terminated, whether before or after approval by the stockholders of TriVergent or of Gabriel:

     -   by mutual written consent or

     -   by either TriVergent or Gabriel if

         - the merger is not completed on or before October 31, 2000 (or such other date as may be agreed), or

         - if the other party's closing conditions become incapable of satisfaction prior to October 31, 2000, or

         - the other party has breached or failed to perform, in any material respect, any of its covenants or agreements contained in the merger agreement, subject to applicable cure periods.

REGULATORY MATTERS (page 64)


     United States antitrust laws prohibit Gabriel and TriVergent from completing the merger until after they have furnished information to the Antitrust Division of the Department of Justice and the FTC and a required waiting period has ended. Gabriel and TriVergent each filed the required notification and report forms with the Antitrust Division and the FTC on June 15, 2000, and the waiting period expired on July 10, 2000. In addition, stockholders of TriVergent who will own in excess of $15 million in voting securities of Gabriel as a result of the merger are required to furnish information to the Antitrust Division and the FTC. These stockholders have each filed the required notification and report forms with the Antitrust Division and the FTC and the waiting period expired on August 25, 2000.

     TriVergent has also received the required approvals of the FCC and state public utility commissions.


ACCOUNTING TREATMENT (page 60)

     Gabriel and TriVergent intend to account for the merger using the purchase method of accounting.

MARKET PRICE AND DIVIDEND INFORMATION

     There is no established public trading market for either the Gabriel or the TriVergent common or preferred stock. Gabriel has not applied and does not intend to apply for listing or authorization for quotation of its common or preferred stock on any securities exchange or on The Nasdaq Stock Market or any other quotation system in connection with the merger. As of August 15, 2000, there were 6,058,700 shares of Gabriel common stock and 39,905,294 shares of Gabriel preferred stock outstanding held of record by approximately 52 holders and 35 holders, respectively. Holders of Series B preferred stock have subscription obligations to purchase an additional 19,289,160 shares of Series B preferred stock. As of August 15, 2000, there were 12,061,160 shares of TriVergent common stock and 34,354,806 shares of TriVergent preferred stock outstanding and held of record by approximately 167 holders and 51 holders, respectively. Neither company has ever paid any dividends on its common stock. TriVergent Series A, B and C preferred stock, however, accrue dividends at the rate of 5.5% per annum. Accrued and unpaid dividends on TriVergent preferred stock will be converted into an aggregate of 814,210 shares of TriVergent preferred stock immediately prior to the merger.



COMPARISON OF STOCKHOLDER RIGHTS (page 140)



     The rights of TriVergent stockholders are currently governed by Delaware law, the TriVergent certificate of incorporation and the certificates of designation thereunder of its Series A, B and C preferred stock, the TriVergent by-laws and the TriVergent stockholders' and registration rights agreements. Upon consummation of the merger, the security holders of TriVergent will become security holders of Gabriel, which is also a Delaware corporation, and their rights as stockholders of Gabriel will be governed by Delaware law, the amended and restated certificate of incorporation of Gabriel attached as Annex B hereto, the Gabriel by-laws, Gabriel's stockholders' agreement, Gabriel's registration rights agreement and, in the case of TriVergent's shareholders who will be employees of the combined company, Gabriel's shareholders' agreement.

                                  RISK FACTORS

                           FORWARD LOOKING STATEMENTS

         Gabriel and TriVergent have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements are statements that are not historical facts. Forward-looking statements include statements concerning possible or assumed future results of operations of Gabriel and TriVergent as well as statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends" or similar expressions. You should understand that the factors discussed below, in addition to those discussed elsewhere in this document, could affect the future results of Gabriel and TriVergent and could cause those results to differ materially from those expressed in these forward-looking statements.


                          RISKS RELATING TO THE MERGER

GABRIEL AND TRIVERGENT MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE THEIR
BUSINESSES.

         A successful combination of the businesses of Gabriel and TriVergent will require integration of the two companies' respective


         - products and services and related product development efforts,


         - sales and marketing capabilities,

         - back office and operations support systems,

         - network architectures, and

         - key personnel.


Management may not be able to successfully accomplish this integration. Neither company has been involved in a strategic transaction of this size. The effective integration of corporate cultures and the maintenance of uniform standards, controls and procedures will be especially important over the long term to achieve the benefits of the merger. Moreover, the integration of the operations following the merger will require the dedication of management and other personnel, which may distract their attention from the day-to-day business of the combined companies, the development of new products and services and the pursuit of other business acquisitions. Failure to successfully accomplish the integration of the two companies' operations and technologies, or a prolonged delay in accomplishing a reasonable measure of integration, may have a material adverse effect on the business of the combined company.

THE GABRIEL SECURITIES TO BE ISSUED IN THE MERGER WILL NOT BE FREELY TRADABLE AND MAY REMAIN AN ILLIQUID INVESTMENT FOR AN INDETERMINATE PERIOD OF TIME.

         There is no established trading market for any of the Gabriel common stock, preferred stock, options or warrants, and management of the combined company does not intend to list any of these securities on any securities exchange or to apply for authorization for the quotation of any of these securities on The Nasdaq Stock Market or any other quotation system in connection with the merger. Moreover, these securities are subject to significant transfer restrictions. See "Description of Gabriel Capital Stock" for a description of the agreements restricting the transferability of the Gabriel securities issuable in the merger. Accordingly, your investment in the combined company will be illiquid for an indeterminate period of time.

      RISKS RELATING TO THE BUSINESS AND OPERATIONS OF THE COMBINED COMPANY


GABRIEL AND TRIVERGENT HAVE RECENTLY COMMENCED THEIR EXISTING OPERATIONS, AND THE COMBINED COMPANY ANTICIPATES INCREASING OPERATING LOSSES AND NEGATIVE CASH FLOWS.

         Gabriel commenced operations in June 1999 and is providing services over its own network facilities in nine markets. TriVergent began operating as a telecommunications services provider in October 1997 by reselling BellSouth's local telephone service. TriVergent changed its business strategy from reselling local and long distance services to providing a broadband bundle of services over its own network facilities in February 1999 and is providing these services in seven markets. As neither Gabriel nor TriVergent has been offering these services for a significant period of time, you have very little operating data about Gabriel and TriVergent upon which to base an evaluation of the future performance of the combined company and an investment in shares of Gabriel stock.

         For the six months ended June 30, 2000 Gabriel and TriVergent had operating losses of $16.7 million and $20.6 million, respectively, and, as of June 30, 2000, had accumulated deficits of $38.4 million and $65.5 million, respectively. Both Gabriel and TriVergent expect the combined company to continue to experience increasing consolidated operating losses and negative earnings before interest, income taxes, depreciation and amortization, or EBITDA, as it expands its operations, constructs and deploys its networks, and grows its customer base. The combined company may not generate sufficient revenues, achieve or sustain positive EBITDA or profitability, or generate sufficient positive consolidated cash flow to meet its working capital and debt service requirements.


THE COMBINED COMPANY EXPECTS TO INCUR SIGNIFICANT INDEBTEDNESS, WHICH COULD IMPAIR ITS ABILITY TO OPERATE AND FINANCE ITS BUSINESS.

         The combined company expects to incur significant indebtedness to finance the construction of its networks. The existing senior secured credit facilities of Gabriel and TriVergent contain, and future debt financings likely will contain, covenants that will require the combined company to maintain specified financial ratios and satisfy financial tests, as well as limitations on its ability to incur indebtedness, create liens, make investments, make capital expenditures, pay dividends and effect other specified transactions and payments.


         In addition, a high level of indebtedness could affect the future prospects of the combined company by


         - limiting its ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements and other purposes,


         - causing the combined company to delay or modify substantially its market expansion plans,


         - requiring that it dedicate a substantial portion of its cash flow from operations, if any, to the payment of principal of and interest on its indebtedness,

         - limiting its flexibility in planning for, or reacting to changes in, its business,

         - making it more highly leveraged than some of its competitors, which may place it at a competitive disadvantage, and

         - increasing its vulnerability in the event of a downturn in its business.


TO EXPAND TO ITS TARGETED 40 MARKETS, THE COMBINED COMPANY WILL REQUIRE SIGNIFICANT ADDITIONAL CAPITAL, WHICH IT MIGHT NOT BE ABLE TO OBTAIN.

         Management estimates that expansion to its targeted 40 markets would require at least $175 million of additional capital. The combined company will also require additional financing, or require additional financing sooner than anticipated, if

         - current development plans or projections change or prove to be inaccurate,

         - the combined company has underestimated its cost projections,


         - the schedule or target markets of its development plans change,


         - necessary to respond to changes in demand for its services, and regulatory and technological developments,

         - the combined company identifies attractive additional market opportunities, or

         - the combined company effects any additional acquisitions or joint ventures.


         Additional capital may not be available to the combined company. Furthermore, its operations may not produce positive consolidated cash flow in amounts sufficient to meet its additional capital requirements. If the combined company is unable to raise and generate sufficient funds, it may be required to modify, delay or abandon some of its planned market construction or expenditures, which could delay or limit its growth.


THE SUCCESS OF THE COMBINED COMPANY WILL DEPEND ON ITS ABILITY TO DEVELOP AND EXPAND ITS OPERATIONS.

        In order for the combined company to be successful, it will need to continue to develop and expand its operations by


        - installing its network platforms and related equipment,

        - obtaining needed collocations, interconnections, transmission capacity, access facilities and operations support system connections from the incumbent telephone companies in its markets,


        - obtaining required governmental authorizations,


        - implementing and integrating advanced, scalable operations support systems and electronic links to incumbent telephone companies and other business partners, and


        - provisioning, servicing and billing customers.

If the combined company cannot effectively perform any of the above actions, it may not be able to develop and expand its operations to meet its business objectives.


THE COMBINED COMPANY INTENDS, AS PART OF ITS BUSINESS STRATEGY, TO CONTINUE TO EXPAND THROUGH ACQUISITIONS AND OTHER STRATEGIC INVESTMENTS, WHICH INVOLVES SUBSTANTIAL RISKS.

         Growth through acquisitions and other strategic investments involves substantial risks. The combined company may not be able to identify and negotiate additional acquisitions on satisfactory terms, finance or obtain financing needed to complete any acquisitions and, if any acquisition is made, management may not be able to successfully integrate the acquired business into the combined company's operations and/or the acquired business may not perform as expected. Other risks involved in acquisitions are

         - possible incurrence of unanticipated costs of the acquired businesses,

         - possible loss of key personnel,


         - the potential disruption of the combined company's ongoing business and diversion of resources and management time,

         - the possible inability of management to maintain uniform standards, controls, procedures and policies,


         - the risks of entering markets in which management may have little or no prior direct experience, and

         - the potential impairment of relationships with employees, suppliers and customers as a result of changes in management.


         The combined company may also enter into joint ventures and other strategic investment transactions, which involves the risk that the combined company will not have control over the joint venture or other strategic partnership and that a joint venture or strategic partner may have economic, business or legal interests or objectives that are inconsistent with those of the combined company. These business partners may also be unable to meet their economic or other obligations, which could force the combined company to fulfill those obligations or abandon or curtail the venture.


THE SUCCESSFUL IMPLEMENTATION OF THE BUSINESS PLAN OF THE COMBINED COMPANY WILL DEPEND IN PART UPON GROWTH IN THE DEMAND FOR INTERNET ACCESS AND HIGH-SPEED DATA PRODUCTS AND SERVICES BY SMALL TO MEDIUM-SIZED BUSINESSES.


         The combined company will offer high speed Internet access and data transmission and other enhanced data products and services primarily to small and medium-sized businesses. The success of its Internet and data services business will depend upon the demand for these products and services by its target customers. If demand for Internet access and high speed data products and services does not grow as anticipated, the combined company may not be able to achieve its business objectives. The demand for dedicated, high-speed Internet access and other high-speed data products and services by small to medium-sized businesses is evolving and depends on a number of factors, including growth in consumer and business use of new interactive technologies, further development of technologies that facilitate interactive communications between organizations and targeted audiences, security concerns and increases in transmission capacity. Furthermore, the combined company's ability to accommodate growth in demand, if any, for these products and services will depend on the ability of the combined company to hire, train and retain qualified personnel and to further enhance its products and services to adapt to technological and competitive changes. In addition, the market for high-speed data transmission via digital subscriber line, or DSL, and other technologies is relatively new and evolving. DSL is a technology enabling high speed data access across existing telephone lines. Providers of high-speed data services are testing products from various suppliers for a multitude of applications, and industry standards are still being developed.

THE SUCCESS OF THE COMBINED COMPANY'S NETWORK DEPLOYMENT STRATEGY IS HIGHLY DEPENDENT UPON THE COMBINED COMPANY'S ABILITY TO ESTABLISH AND MANAGE ITS RELATIONSHIPS WITH THE INCUMBENT TELEPHONE COMPANIES.

         The combined company will depend upon the technology, cooperation and capabilities of the incumbent telephone companies in order to properly provision and service its customers. The success of the combined company's network deployment strategy is highly dependent on its ability to collocate and interconnect with, and obtain facilities from, the incumbent telephone companies in its target markets on a timely basis and on satisfactory terms. Federal law requires most of the incumbent telephone companies to lease or "unbundle" elements of their networks and permit competitive providers, like Gabriel and TriVergent, to purchase the call origination and call termination services they need. However, incumbents may not provide these unbundled network elements in a timely manner and prices or other terms and conditions for these elements may not be favorable to the combined company.

         Despite the adoption of the Telecommunications Act of 1996 and related FCC regulations that are designed to allow new competitive telephone companies like Gabriel and TriVergent, to compete with the incumbent telephone companies, Gabriel and TriVergent, like many other competitive providers, have experienced difficulties in working with the incumbent telephone companies in their initial markets. This has interfered with the ability of both Gabriel and TriVergent to provision and service their customers and has increased their costs. Court and regulatory decisions have created some uncertainty about the FCC's rules governing the pricing, terms and conditions of agreements needed to obtain collocations, interconnections and network facilities and could make negotiating and enforcing these agreements more difficult and protracted in the future. If the combined company is unable to obtain high quality, reliable and reasonably priced services from the incumbent telephone companies, its cost of providing services may increase and customers may not subscribe for its services.

THE COMBINED COMPANY'S FAILURE TO EFFECTIVELY PROVIDE ADVANCED INTERNET SERVICES TO ITS CUSTOMERS COULD HARM ITS BUSINESS.


         In addition to providing voice and data services, the combined company will act as an Internet service provider to its customers. The Internet is comprised of many Internet service providers that operate their own networks and interconnect with each other at various points. Both Gabriel and TriVergent are in the process of developing relationships to permit them to exchange traffic with these providers. However, the combined company may not be able to develop or maintain relationships with providers with adequate network infrastructure or expand or adapt its network infrastructure to meet the Internet service requirements of its customers. Because Internet access, web hosting and applications services are critical to many of the combined company's customers' businesses, the inability to meet customer requirements and any significant interruption in the combined company's services could result in lost profits or other indirect or consequential damages to customers, which could cause them to switch to another service provider.


THE COMBINED COMPANY MAY NOT BE ABLE TO PROVISION AND SERVICE ITS CUSTOMERS IF IT CANNOT SECURE SUFFICIENT TRANSMISSION CAPACITY TO MEET ITS FUTURE NEEDS.

         The combined company may not be able to lease adequate transmission capacity in markets it plans to enter or renew its lease arrangements or obtain comparable arrangements from other carriers in its existing markets. Because it initially plans to lease rather than build local transmission capacity in each of its markets, the combined company would be unable to service its customers if it could not obtain adequate transmission capacity. Insufficient capacity could result in the loss of customers and the inability to add new customers and could limit the combined company's ability to enter new markets.

THE OPERATIONS AND GROWTH OF THE COMBINED COMPANY DEPEND UPON THE ABILITY OF THIRD PARTY SUPPLIERS TO PROVIDE ADVANCED, RELIABLE NETWORK EQUIPMENT ON A TIMELY BASIS.


         The suppliers of the combined company's network equipment may not be able to meet its equipment requirements on a timely basis, and equipment may not perform as expected. The following factors could disrupt the combined company's operations, jeopardize service to its customers, delay its expansion into new markets and limit its ability to introduce new services and obtain and retain customers:

         - extended interruption in the supply of network equipment;

         - material increase in prices;

         - significant delay by suppliers in their shipment of products, their release of new products or the failure of their products to perform as expected; and


         - extended delay in transitioning to the products of an alternative supplier, if necessary.


         As an example, during the fourth quarter of 1999, Gabriel experienced problems with some advanced customer premise equipment, which did not perform as expected, causing delays in its sales and installation efforts. To address these problems, Gabriel installed alternative equipment utilizing traditional telephone technologies, which did not have some of the capabilities that the more advanced equipment was designed to provide. Similar problems may arise in the future.

THE ADVANCED EQUIPMENT THAT THE COMBINED COMPANY PLANS TO USE IN ITS NETWORKS MAY NOT BECOME COMMERCIALLY AVAILABLE ON A TIMELY BASIS OR PERFORM AS ANTICIPATED, WHICH WOULD LIMIT THE COMBINED COMPANY'S ABILITY TO REALIZE ANY COST SAVINGS ASSOCIATED WITH THIS EQUIPMENT.

         The combined company plans to incorporate "next generation" equipment in its networks when it becomes commercially available. This equipment should provide more capabilities and efficiencies than its current network platforms by fully integrating data and voice routing using a single switch instead of separate switches for voice and data traffic. A switch is electronic equipment that interconnects transmission paths, or circuits, to allow telecommunications service providers to connect calls or data transmissions directly to their destination. The combined company must rely on third-party equipment vendors to develop this advanced network equipment. Equipment with all of the required features and functionality may not perform as expected or become available to the combined company on a timely basis or on satisfactory terms. In the interim, the combined company will be required to continue to deploy more costly voice switches to provide its local and long distance voice services.


THE FAILURE OF THE COMBINED COMPANY TO SUCCESSFULLY IMPLEMENT, INTEGRATE AND MAINTAIN SOPHISTICATED OPERATIONS SUPPORT SYSTEMS WOULD ADVERSELY AFFECT ITS ABILITY TO REALIZE ANTICIPATED OPERATIONAL EFFICIENCIES AND TO PROVISION, SERVICE AND BILL ITS CUSTOMERS.


         Sophisticated back office information and processing systems will be vital to the combined company's ability to monitor costs, render single monthly invoices for bundled services, provision customer orders, provide timely customer service and achieve operating efficiencies. Gabriel and TriVergent have each developed, with third-party vendors, scalable operations support systems that are designed to handle all of their customer service, order management, provisioning, billing, collection and trouble management processing. They also automate many of the functions for which carriers have historically required multiple manual entries of customer information. However, management of the combined company may not be able to integrate Gabriel's and TriVergent's operations support systems to produce the anticipated operational efficiencies. The failure of the combined company's operations support systems to perform as expected or to interface with incumbent telephone companies and other providers, or the failure to adequately identify all of the information and processing needs and to upgrade the systems as necessary, will adversely affect the combined company's ability to provision, service and bill its customers.


THE SUCCESS OF THE COMBINED BUSINESS DEPENDS ON ITS ABILITY TO HIRE AND RETAIN QUALIFIED MANAGEMENT, TECHNICAL AND SALES PERSONNEL.


         The combined company will be managed by its key executive officers, most notably Mr. David L. Solomon, its chairman and chief executive officer, Mr.
G. Michael Cassity, its president and chief operating officer and Mr. Gerard J. Howe, its president - strategic initiatives. The combined company will not maintain key person life insurance for any of its executive officers. The loss of the services of one or more of these key executive officers could have a material adverse effect on the ability of the combined company to achieve its strategic objectives.


         The success of the combined company also will depend in large part on its ability to attract and retain a large and effective sales force and other highly skilled and qualified management and technical personnel. The competition for qualified personnel in the telecommunications industry is intense. The combined company may not be able to attract and retain the qualified management, technical and sales personnel necessary to achieve its objectives.

THE COMBINED COMPANY'S RELIANCE ON OTHER CARRIERS TO PROVIDE LONG DISTANCE TRANSMISSION SERVICES COULD ADVERSELY AFFECT THE PROFITABILITY OF ITS LONG DISTANCE SERVICES.


         The combined company will provide long distance services to its customers as part of its offering of bundled telecommunications services. The combined company will rely on other carriers to provide it with long distance transmission services. Agreements with these carriers typically provide for the resale of long distance services on a per-minute basis and may contain minimum volume commitments. If the combined company were to fail to meet any minimum volume commitments, it would have to pay under-utilization charges, and if it underestimates its transmission capacity needs, it may be required to obtain additional capacity through more expensive means, each of which could adversely affect its ability to offer long distance services profitably. In addition, the long distance business is extremely competitive and prices have declined substantially in recent years and are expected to continue to decline. The long distance business is also characterized by a high average customer churn rate, meaning that customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors.

                  RISKS RELATING TO THE COMMUNICATIONS INDUSTRY

INCUMBENT TELEPHONE COMPANIES HAVE A DOMINANT MARKET SHARE IN EACH OF THE COMBINED COMPANY'S TARGET MARKETS AND MAY TAKE ACTIONS THAT WILL ADVERSELY AFFECT THE COMBINED COMPANY'S ABILITY TO ATTRACT AND RETAIN CUSTOMERS AND OPERATE PROFITABLY.

         In each of the combined company's markets, it competes principally with the incumbent telephone companies serving that market, which initially has been Southwestern Bell and Ameritech, in the case of Gabriel, and BellSouth, in the case of TriVergent. The incumbent telephone companies have long-standing relationships and name recognition with their customers, financial, technical and marketing resources substantially greater than Gabriel and TriVergent, and the potential to fund competitive services with cash flows from a variety of businesses. Incumbent telephone companies presently have approximately a 95% market share in each of the target markets of the combined company. For these reasons, the combined company faces a significant threat to its ability to attract and retain customers. In addition, recent regulatory initiatives designed to promote competition with the incumbent telephone companies have also been accompanied by increased pricing flexibility for, and relaxation of regulatory oversight of, the incumbent telephone companies. This may present incumbent telephone companies with an opportunity to subsidize services that compete with the combined company's services with revenues generated from non-competitive services, which would allow incumbent telephone companies to offer competitive services at lower prices. If the incumbent telephone companies engage in discount pricing practices, the combined company may not be able to achieve or maintain adequate market share or margins or compete effectively with the incumbent telephone companies in its target markets.


INCREASING COMPETITION FROM A NUMBER OF OTHER PROVIDERS IN EACH OF ITS TARGET MARKETS ALSO COULD ADVERSELY AFFECT THE COMBINED COMPANY'S ABILITY TO ACHIEVE OR MAINTAIN ADEQUATE MARKET SHARE AND OPERATE PROFITABLY.


         Each of Gabriel and TriVergent believes that second and third tier markets will support only a limited number of competitors and that operations in markets with multiple competitive providers are likely to be unprofitable for one or more of these providers. Gabriel and TriVergent consider second tier markets as metropolitan areas with populations ranging from 950,000 to two million and third tier markets as metropolitan areas with populations ranging from 250,000 to 950,000. The combined company expects to experience increasing competition in each of its target markets from other providers of integrated communications services, which are

         - large long distance companies, such as AT&T, WorldCom and Sprint, which offer integrated local, long distance and data telecommunications services,

         - the regional Bell operating companies, such as Southwestern Bell, Ameritech and BellSouth, which have gained or are aggressively seeking regulatory authority under the Telecommunications Act to offer bundled local and long distance telecommunications services in their own local regions, and


         - other competitive providers.


         Many of the combined company's competitors have financial, technical, marketing, personnel and other resources, including brand name recognition, substantially greater than the combined company's. These competitors also may offer lower prices than the combined company's. As a result, the combined company may not be able to achieve or maintain adequate market share or margins, or compete effectively, in its target markets.


A GROWING NUMBER OF COMPETITORS ARE DEPLOYING ALTERNATIVE TECHNOLOGIES TO PROVIDE VOICE AND DATA TRANSMISSION SERVICES WHICH MAY BE MORE ATTRACTIVE TO POTENTIAL CUSTOMERS OF THE COMBINED COMPANY.


         The construction of networks utilizing new technologies such as Internet telephony, cable modem service and wireless networks might also create significant new competitors that may have lower costs or alternative products which may be more attractive to potential customers of the combined company. For example, Qwest Communications International Inc., Level 3 Communications Inc. and Williams Communications Group have deployed extensive fiber optic communications networks utilizing Internet-based technologies. In addition, Sprint and AT&T have announced that they intend to transition their respective network infrastructures to Internet protocol platforms in order to offer their customers integrated voice and data solutions. Teligent, Inc. and Winstar

Communications, Inc. are using wireless technologies to provide high speed integrated local, long distance and data telecommunications services.


         Other potential competitors in the combined company's markets include electric utilities, cable television companies, resellers, and microwave, satellite and other wireless telecommunications providers. Some electric utilities can transmit Internet and data services over their power lines at speeds comparable to those achievable by telephone companies with traditional transmission technologies. With the recent acquisitions of TCI and Media One by AT&T, the announced merger of Time Warner with America Online, and continuing consolidation in the cable television industry, cable television companies have emerged as a significant new threat to more traditional providers of telecommunications services. Other new competitors are utilizing alternative transmission facilities, including satellite transmission, which can also be used to provide high capacity voice, data and Internet access and interactive services. These companies may offer alternative products at competitive prices which may negatively impact the combined company's ability to obtain and retain customers.

GOVERNMENT REGULATIONS MIGHT RESTRICT THE COMBINED COMPANY'S OPERATIONS OR IMPROVE THE COMPETITIVE POSITION OF THE COMBINED COMPANY'S PRINCIPAL COMPETITORS.

         Unlike some competitors of the combined company, particularly the incumbent telephone companies, TriVergent and Gabriel are not currently subject to some of the more burdensome requirements of federal regulations. However, the combined company's ability to compete in the communications industry will depend upon a continued favorable, pro-competitive regulatory environment. New regulations or legislation affording greater flexibility and regulatory relief to the combined company's larger competitors or imposing greater restrictions on the combined company's operations may significantly harm its ability to compete.

                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

       The following selected consolidated historical financial data of Gabriel and TriVergent has been derived from their respective historical financial statements, which are included in this information statement/prospectus. The following data should be read in conjunction with the historical consolidated financial statements of Gabriel and TriVergent, respectively, and the related notes, the unaudited pro forma condensed consolidated financial statements, and the related notes, and Gabriel's and TriVergent's respective "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this information statement/prospectus.


       Basic and diluted loss per share for each of Gabriel and TriVergent have been computed using the number of shares of common stock and common stock options and warrants outstanding. The weighted average number of shares was based on common stock outstanding for basic loss per share and common stock outstanding and common stock options and warrants outstanding for diluted loss per share in periods when such common stock options and warrants are not antidilutive.

       Included in "Other Financial Data" of Gabriel and TriVergent's historical financial data below are adjusted EBITDA amounts. EBITDA consists of earnings
(loss) before net interest, income taxes, depreciation and amortization, and amounts reported as adjusted EBITDA have been adjusted to exclude minority interests and extraordinary items. Management believes EBITDA is a measure commonly used in the telecommunications industry in assessing companies' operating performance, leverage and ability to incur and service debt. Adjusted EBITDA is presented to enhance an understanding of each company's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles. Gabriel's proposed senior secured credit facility and Gabriel and TriVergent's existing credit facilities contain covenants based on EBITDA that require the borrower to maintain interest coverage and leverage ratios. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to earnings (loss) from operations and net income (loss) as a measure of performance or an alternative to cash flow as a measure of liquidity. Neither EBITDA nor adjusted EBITDA is necessarily comparable to similarly titled measures of other companies. Each is thus susceptible to varying calculations. The consolidated statements of cash flows used in and provided by operating, investing and financing activities, as calculated under generally accepted accounting principles, of each of TriVergent and Gabriel are included with the respective company's consolidated financial statements contained elsewhere in this information statement/prospectus.

                 GABRIEL CONSOLIDATED HISTORICAL FINANCIAL DATA


                                               YEARS ENDED DECEMBER 31,     SIX MONTHS ENDED JUNE 30,
                                            -----------------------------   -------------------------
                                                 1998(1)       1999           1999          2000
                                            --------------   ------------   -------       -----------
                                                                 (IN THOUSANDS, EXCEPT SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue ..................................            --    $       452    $         4    $     3,268
Costs and expenses:
     Cost of communications services .....            --            496              4          2,634
     Selling, general and administrative..   $       693         16,559          4,674         17,338
     Depreciation and amortization .......             6          1,955            113          4,476
                                             -----------    -----------    -----------    -----------
         Total costs and expenses ........           699         19,010          4,791         24,448
                                             -----------    -----------    -----------    -----------
         Loss from operations ............          (699)       (18,558)        (4,787)       (21,180)
Other income (expense):
     Interest income .....................           132          1,477            549          1,860
     Interest expense ....................            --           (215)            --         (1,440)
                                             -----------    -----------    -----------    -----------
         Total other income (expense) ....           132          1,262            549            420
Minority interest ........................            --             --             --            229
                                             -----------    -----------    -----------    -----------
         Net loss ........................   $      (567)   $   (17,296)   $    (4,238)   $   (20,531)
                                             ===========    ===========    ===========    ===========
Basic and diluted loss per share .........   $     (0.16)   $     (3.25)   $     (0.81)   $     (3.54)
                                             ===========    ===========    ===========    ===========
Weighted average common shares
     outstanding..........................     3,550,755      5,322,409      5,225,022      5,800,670

OTHER FINANCIAL DATA:
Capital expenditures .....................   $       153    $    35,564    $    13,277    $    42,286
Adjusted EBITDA ..........................          (693)       (16,602)        (4,675)       (16,704)
Cash flows from operating activities .....          (425)       (14,858)        (3,009)       (11,874)
Cash flows from investing activities .....          (153)       (37,564)       (13,277)       (42,286)
Cash flows from financing activities .....        29,261         86,819         27,193         69,955




                                                  AS OF DECEMBER 31,                 AS OF JUNE 30,
                                                ----------------------            -----------------------
                                                 1998          1999               1999            2000
                                                 ----          ----               ----            ----
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...............        $28,682        $63,080           $39,590         $ 78,876
Property and equipment, net.............            148         33,806            13,312           76,276
Total assets............................         28,833        102,712            55,052          163,408
Long-term debt, less current maturities.             --         20,000             --              20,000
Stockholders' equity....................         28,694         78,217            51,649          127,961
--------------------------------------
(1)   Gabriel was organized on June 15, 1998.


                TRIVERGENT CONSOLIDATED HISTORICAL FINANCIAL DATA

                                                                                            SIX MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,                      JUNE 30,
                                         ------------------------------------------    -----------------------------
                                          1997(1)          1998           1999            1999              2000
                                         ---------     -----------    -------------    ---------       -------------
                                                            (IN THOUSANDS, EXCEPT SHARE DATA)

CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Revenues ...........................   $         --    $      5,261    $     25,037    $     13,818    $      8,627
Cost of services ...................             --           3,802          17,704           9,648           8,731
Operating expenses:
   Selling, general and
   administrative ..................             40          12,166          23,523          13,440          20,210
   Provision for uncollectible
   accounts ........................             --           1,976           7,285           5,816             382
   Depreciation and amortization ...             --             150           1,318             518           4,725
                                        -----------    ------------     -----------     -----------    ------------
    Total operating expenses .......             40          14,292          32,126          19,774          25,317
                                        -----------    ------------     -----------     -----------    ------------
Operating loss .....................            (40)        (12,833)        (24,793)        (15,604)        (25,421)
 Interest income ...................             --             123             816              70             986
 Interest expense ..................             --             (13)         (1,469)           (571)         (1,873)
                                        -----------    ------------     -----------     -----------    ------------
 Loss before extraordinary item ....            (40)        (12,723)        (25,446)        (16,105)        (26,308)
 Extraordinary item -- early
 extinguishment of debt ............             --              --            (218)             --            (725)
 Net loss ..........................            (40)        (12,723)        (25,664)        (16,105)        (27,033)
 Preferred stock accretion .........             --             (58)         (2,603)           (300)         (9,737)
                                        -----------    ------------     -----------     -----------    ------------
 Net loss to common stockholders ...   $        (40)   $    (12,781)   $    (28,267)   $    (16,405)   $    (36,770)
                                       ============    ============    ============    ============    ============
 Basic and diluted loss per share ..   $       (.01)   $      (1.37)   $      (2.60)   $      (1.54)   $      (3.12)

 Weighted average shares
    outstanding ....................      6,390,476       9,308,771      10,868,729      10,645,897      11,773,102




                                                                                                            SIX MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                             JUNE 30,
                                                    ----------------------------------------------  --------------------------------
                                                         1997 (1)         1998             1999            1999             2000
                                                    ------------       ----------       ----------       ----------       ----------
                                                                                       (IN THOUSANDS)
OTHER FINANCIAL DATA:
Net cash used in operating
   activities .................................        $    (56)        $(11,072)        $(19,956)        $(15,757)        $(29,973)
Net cash used in investing
   activities .................................              --           (1,465)         (38,764)          (2,182)         (49,822)
Net cash provided by financing
   activities .................................             110           13,883           72,558           16,791           76,853
Capital expenditures ..........................              --            1,465           34,966            1,688           49,487
Adjusted EBITDA ...............................             (40)         (12,683)         (23,475)         (15,086)         (20,697)


                                                                 AS OF DECEMBER 31,                           AS OF JUNE 30,
                                                     ---------------------------------------        --------------------------------
                                                               1998                1999                  1999               2000
                                                               ----                ----                  ----               ----
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and
    investments ................................           $   1,399            $  15,237            $     251            $  12,295
Net property and equipment .....................               1,314               44,057                2,658               89,507
Total assets ...................................               9,942               67,277                8,524              119,980
Long-term debt .................................                  83               18,200                2,000               33,776
Redeemable preferred stock .....................              11,295               65,780               11,595              141,460
Stockholders' deficit ..........................              (5,941)             (31,158)             (21,021)             (63,317)

--------------------------
(1)  TriVergent was organized on October 29, 1997.

                           COMPARATIVE PER SHARE DATA


         The following table sets forth for Gabriel common stock and TriVergent common stock, for the periods indicated, selected historical per share data and the corresponding unaudited pro forma combined and pro forma equivalent per share amounts, calculated assuming an exchange ratio, as of August 15, 2000, of
1.0949 shares of Gabriel common stock and giving effect to the proposed merger. The data presented are based upon the historical consolidated financial statements and related notes of each of Gabriel and TriVergent. This information should be read in conjunction with, and is qualified in its entirety by reference to, the historical financial statements of Gabriel and TriVergent and related notes and the pro forma condensed combined financial statements and related notes included elsewhere in this information statement/prospectus. The data presented is not necessarily indicative of the future results of operations of the consolidated companies or the actual results that would have occurred if the merger had been consummated prior to the periods indicated. Neither Gabriel nor TriVergent has ever paid dividends on its common stock.








                                                                                         GABRIEL/
                                                                                        TRIVERGENT
                                                       GABRIEL        TRIVERGENT        PRO FORMA
                                                      HISTORICAL      HISTORICAL         COMBINED
                                                    --------------- ---------------- -----------------
Book value per common share equivalent (1):
   December 31, 1999..............................      $2.21           $(1.05)             $ 5.90
   June 30, 2000..................................       2.79            (1.36)               5.09
Income (loss) per weighted average common
   share outstanding from continuing operations
   (after preferred dividend requirement):
     Basic and diluted:
        Year ended December 31, 1997 (2)..........         --           $(0.01)                 --
        Year ended December 31, 1998 (3)..........     $(0.16)           (1.37)             $(2.42)
        Year ended December 31, 1999 (4)..........      (3.25)           (2.58)              (4.46)
        Six months ended June 30, 1999............      (0.81)           (1.54)              (2.42)
        Six months ended June 30, 2000 (4)........      (3.54)           (3.06)              (3.75)

--------------------------
(1) The book value per common share equivalent data is calculated by dividing stockholders' equity by the aggregate of the common stock outstanding at the end of the period plus the assumed shares upon conversion of the preferred stock outstanding at the end of the period.
(2)      TriVergent was organized on October 29, 1997.
(3)      Gabriel was organized on June 15, 1998.
(4)      Before extraordinary item.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                            OF GABRIEL AND TRIVERGENT



         The following unaudited pro forma condensed combined financial statements have been derived from the application of pro forma adjustments to the historical financial statements of Gabriel and TriVergent. The unaudited pro forma condensed combined balance sheet as of June 30, 2000, gives effect to the merger as if it occurred on June 30, 2000. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and the six months ended June 30, 2000, give effect to the merger as if it had occurred on January 1, 1999. The unaudited pro forma condensed combined financial statements should be read in conjunction with the financial statements of Gabriel and TriVergent which are included in this information statement/prospectus.


         The pro forma adjustments are described in the notes to the unaudited pro forma condensed combined financial statements and are based on available information and assumptions that management believes are reasonable. The unaudited pro forma condensed combined financial statements do not purport to present the financial position or results of operations of Gabriel had the merger occurred on the date specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma condensed combined financial statements do not reflect any adjustments for the benefits that management expects to realize in connection with the merger. No assurances can be made as to the amount or timing of the benefits, if any, that may be realized.


         The merger will be accounted for using the purchase method of accounting. Under this method, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the merger, over the fair value of the assets acquired is classified as goodwill on the accompanying unaudited pro forma condensed combined balance sheet. The allocation of the purchase price, estimated fair values and useful lives of assets acquired and liabilities assumed are subject to final valuation adjustments. The final allocation of the purchase price will give consideration to identifiable intangible assets, if any are determined in the valuation process. Gabriel management does not believe the purchase price allocation and the related amortization will be materially different than the allocation presented herein.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               AS OF JUNE 30, 2000


                                                     HISTORICAL        HISTORICAL        PRO FORMA                PRO FORMA
                                                      GABRIEL          TRIVERGENT       ADJUSTMENTS                COMBINED
                                                     ----------        ----------       -----------               ---------
                                                                           (amounts in thousands)
ASSETS


Current assets:
     Cash and cash equivalents..................     $  78,876          $ 12,295         $  (8,000) (2)           $  83,171
     Accounts receivable, net...................         1,748               840                --                    2,588
     Other current assets.......................         1,949             1,383                --                    3,332
                                                     ---------          --------         ---------                ---------
            Total current assets................        82,573            14,518            (8,000)                  89,091

Property, plant and equipment, net..............        76,276            89,507              5,574 (2)             171,357
Other noncurrent assets:
     Goodwill, net..............................            --             8,575            (8,575) (5f)            297,228
                                                                                           297,228  (2)
     Other long-term assets, net................         4,559             7,380                --                   11,939
                                                     ---------          --------         ---------                ---------
            Total assets........................     $ 163,408          $119,980         $ 286,227                $ 569,615
                                                     =========          ========         =========                =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable...........................     $   2,987          $  2,200         $      --                $   5,187
     Accrued and other current liabilities......         8,509             5,860                --                   14,369
                                                     ---------          --------         ---------                ---------
            Total current liabilities...........        11,496             8,060                --                   19,556

Term loan.......................................        20,000            32,832                --                   52,832
Long-term portion of capital lease obligation...            --               945                --                      945
                                                     ---------          --------         ---------                ---------
            Total liabilities                           31,496            41,837                --                   73,333
                                                     ---------          --------         ---------                ---------

Minority Interest...............................         3,951                --                --                    3,951
Redeemable preferred stock......................            --           141,460          (141,460) (5a)                 --

Stockholders' equity:
     Preferred stock............................           592                --               385  (3)                 977
     Common stock...............................            60                12               132  (3)                 192
                                                                                               (12) (5a)
     Additional paid-in capital.................       301,128             2,340           394,221  (5c)            697,689
     Accumulated deficit........................       (38,395)          (65,460)           65,460  (5a)            (45,707)
                                                                                            (7,312) (5b)
     Unearned compensation......................            --                --           (25,396) (2)             (25,396)
     Treasury stock.............................          (400)             (209)              209  (5a)               (400)
                                                     ---------          --------         ---------                ---------
            Preferred stock
               subscriptions receivable.........      (135,024)               --                --                 (135,024)
                                                     ---------          --------         ---------                ---------
            Total stockholders' equity..........       127,961          (63,317)           426,203                  627,355
Total liabilities and stockholders' equity......     $ 163,408          $119,980         $ 284,743                $ 569,615
                                                     =========          ========         =========                =========

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999




                                                     HISTORICAL         HISTORICAL        PRO FORMA              PRO FORMA
                                                      GABRIEL           TRIVERGENT       ADJUSTMENTS              COMBINED
                                                     ----------        -----------       -----------            -----------
                                                                    (amounts in thousands except share data)

Revenue.........................................     $      452        $    25,037         $     --             $    25,489


Operating expenses:
     Cost of communication services.............            496             17,704               --                  18,200

     Selling, general and administrative........         16,559             23,523           10,333 (5d)             50,415

     Provision for uncollectible accounts.......             --              7,285               --                   7,285

     Depreciation and amortization..............          1,955              1,318           19,815 (5e)             22,925
                                                                                               (163)(5f)
                                                     ----------        -----------         --------             -----------

            Total operating expenses............         19,010             49,830          (29,985)                 98,825
                                                     ----------        -----------         --------             -----------
            Loss from operations................        (18,558)          (24,793)          (29,985)                (73,336)

Other income (expense):
   Interest income .............................          1,477                816               --                   2,293
   Interest expense.............................           (215)            (1,469)              --                  (1,684)
                                                     ----------        -----------         --------             -----------
            Loss before extraordinary item......     $  (17,296)       $   (25,446)        $ (29,985)            $   (72,727)
                                                     ==========        ===========         =========             ===========

Adjustments for the determination of loss
    applicable to common stockholders:
Preferred stock accretion.......................             --            (2,603)               --                  (2,603)
Preferred stock dividend... ....................             --                 --          (7,312) (5b)             (7,312)

Loss applicable to common stockholders..........     $  (17,296)       $   (28,049)        $(37,297)            $   (82,642)
                                                     ==========        ===========         ========             ===========

Loss per common share (basic and diluted)(4)....     $    (3.25)       $     (2.58)                             $     (4.46)
                                                     ==========        ===========                              ===========

Shares used in computation of loss per
    common share................................      5,322,409         10,868,729                               18,528,173
                                                     ==========        ===========                              ===========

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000



                                                     HISTORICAL         HISTORICAL         PRO FORMA          PRO FORMA
                                                      GABRIEL           TRIVERGENT        ADJUSTMENTS         COMBINED
                                                     ----------         ----------        -----------         ---------
                                                                 (amounts in thousands except share data)

Revenue.........................................     $    3,268        $     8,627         $     --          $    11,895

Operating expenses:
    Cost of communication services..............          2,634              8,731               --               11,365
    Selling, general and administrative.........         17,338             20,592            5,153  (5d)         43,083

   Depreciation and amortization................          4,476              4,725            9,908  (5e)         18,654
                                                                                               (455) (5f)
                                                     ----------        -----------         --------          -----------
           Total operating expenses.............         24,448             34,048           14,606               73,102
                                                     ----------        -----------         --------          -----------
           Loss from operations ................        (21,180)           (25,421)         (14,606)             (61,207)

Other income (expense):
   Interest income .............................          1,860                986               --                2,846
   Interest expense.............................         (1,440)            (1,873)              --               (3,313)
                                                     ----------        -----------         --------          -----------
           Loss before minority interest and
           extraordinary item...................        (20,760)           (26,308)         (14,606)             (61,674)

Minority Interest                                          (229)                 --              --                 (229)
                                                     ----------        -----------         --------          -----------

           Loss before extraordinary item.......     $  (20,531)       $   (26,308)        $(14,606)         $   (61,345)
                                                     ==========        ===========         ========          ===========

Adjustments for the determination of loss
applicable to common stockholders:
Preferred stock accretion.......................     $       --        $    (9,737)        $     --          $    (9,737)
                                                     ----------        -----------         --------          -----------

Loss applicable to common stockholders..........     $  (20,531)       $   (36,045)        $(14,606)         $   (71,188)
                                                     ==========        ===========         ========          ===========

Loss per common share (basic and diluted) (5)...     $    (3.54)       $     (3.06)                          $     (3.75)
                                                     ==========        ===========                           ===========

Shares used in computation of loss
per common share................................      5,800,670         11,773,102                            19,006,434
                                                     ==========        ===========                           ===========


      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


NOTE 1.      BASIS OF PRESENTATION


         The unaudited pro forma condensed combined balance sheet as of June 30, 2000, gives effect to the merger as if it had occurred on June 30, 2000. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1999 and for the six months ended June 30, 2000 give effect to the merger as if it had occurred on January 1, 1999. These statements are prepared on the basis of accounting for the merger as a purchase business combination.


NOTE 2.      PURCHASE PRICE AND PURCHASE PRICE ALLOCATION

         The merger will be accounted for as a purchase of TriVergent by Gabriel. The merger will therefore result in an allocation of purchase price to the tangible and intangible assets of TriVergent. This allocation reflects an estimate of the fair value of assets to be acquired by Gabriel based upon available information. This allocation will be adjusted based on the final purchase price and the final determination of asset values.


         Holders of outstanding warrants and options exercisable for shares of TriVergent common stock will be entitled to receive warrants or options, as the case may be, to acquire on the same terms and conditions, except as each holder of options may otherwise agree with respect to vesting provisions, to purchase the number of shares of Gabriel common stock determined by multiplying the number of shares of TriVergent common stock subject to TriVergent warrants or options by the exchange ratio, 1.0949, at an exercise price per share of Gabriel common stock equal to the exercise price per share of TriVergent warrants or options, as the case may be, divided by the exchange ratio. The Gabriel options issued to any TriVergent employee who acknowledges that the merger will not be treated as an event resulting in acceleration of the exercise rights of such employee's options will vest over a period of three years from the date of original grant, versus the five years currently provided for in the TriVergent options. These options may fully vest and become fully exercisable in accordance with their terms if certain events occur within one year following the effective time.

         TriVergent's common and preferred stock outstanding was based on shares outstanding on August 15, 2000. Gabriel's market value per share used to calculate the exchange ratio, and the calculation of the number of shares of TriVergent common and preferred stock to be exchanged for Gabriel stock, was $7.00 per share.

         For pro forma purposes, the estimated fair value of these options and warrants has been included in the purchase price. The intrinsic value of the unvested options has been allocated to unearned compensation based on unvested options as of August 15, 2000 and will be finalized as of the closing and determination of such value. The fair value of the options and warrants to purchase shares of Gabriel has been calculated based on the number of options and warrants outstanding as of August 15, 2000.


         The aggregate purchase price was determined as follows (in thousands, except exchange ratio and per share information):



TriVergent common and preferred stock outstanding at August 15, 2000............              46,416
TriVergent preferred stock issued in lieu of accrued dividends..................                 814
                                                                                             -------
                                                                                              47,230
Exchange ratio..................................................................              1.0949
                                                                                             -------
Equivalent Gabriel stock exchanged..............................................              51,712
Gabriel market value per share..................................................             $  7.00
                                                                                             -------



Fair value of common and preferred stock issued.................................             $361,984
Fair value of TriVergent options assumed........................................               43,605
Intrinsic value of unvested options.............................................              (25,396)
Fair value of TriVergent warrants assumed.......................................                6,601
Fair value of additional Gabriel warrants issued to
     TriVergent preferred stockholders..........................................                2,974
Estimated transaction costs.....................................................                8,000
                                                                                             --------
                  Total consideration...........................................             $397,768
                                                                                             ========


              The purchase price was allocated to the fair value of the net assets acquired and to goodwill as follows (in thousands):



Cash and cash equivalents.......................................................             $ 12,295
Property and equipment..........................................................               95,083
Other assets....................................................................                9,603
Long term debt..................................................................              (32,832)

Other liabilities...............................................................               (9,005)
Unearned compensation...........................................................               25,396
Goodwill........................................................................              297,228
                                                                                             --------
                  Aggregate purchase price......................................             $397,768
                                                                                             ========


NOTE 3.       GABRIEL STOCK ISSUED

     The pro forma adjustments reflect TriVergent stock exchanged for Gabriel stock, with a par value of $.01, as follows:



Common stock....................................................................             13,205,764
Preferred stock.................................................................             38,502,892
                                                                                             ----------
                  Total shares issued...........................................             51,708,656



NOTE 4.       LOSS PER COMMON SHARE (BASIC AND DILUTED)


     Pro forma loss per common share has been computed using the shares of stock outstanding as if the merger had occurred on January 1, 1999. The common shares used in the computation of loss per common share was based on common stock outstanding for basic loss per share and, for diluted loss per share, common stock outstanding and assuming conversion of preferred stock and the exercise of common stock options and warrants in periods when such conversion of preferred stock, and the exercise of common stock options and warrants are not antidilutive. The shares used in the computation of loss per common share for the combined company is calculated as the shares used in the computation of historical loss per common share for Gabriel plus the Gabriel common stock exchanged for TriVergent common stock as calculated and set forth in Note 3 above.

NOTE 5.       OTHER PRO FORMA ADJUSTMENTS

a) The pro forma adjustments reflect the elimination of TriVergent's historical common stock, preferred stock, accumulated deficit, and treasury stock as of June 30, 2000.


b) To record the effect of the distribution of additional warrants to Gabriel preferred stockholders as a deemed dividend, as set forth below.

c) The pro forma adjustments record the net effect of the following adjustments on capital in excess of par value (in thousands):



     Issuance of shares for acquisition.........................................                  $361,465
     Issuance of options and warrants for acquisition...........................                    27,784
     Issuance of additional warrants to Gabriel preferred stockholders..........                     7,312
     Elimination of TriVergent additional paid in capital.......................                    (2,340)
                                                                                                  --------
                                                                                                  $394,221
                                                                                                  ========



d) The intrinsic value of unvested options results in the amortization of unearned compensation of $10.3 million and $5.2 million for the years ended December 31, 1999 and the six months ended June 30, 2000, respectively. The unearned compensation is amortized over the remaining vesting period.

e) The effect of allocating the aggregate purchase price to goodwill results in additional amortization expense of $19.8 million and $9.9 million for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively. For amortization purposes, goodwill has been assigned a 15 year life.

f) As a result of the merger, historical goodwill carried on the balance sheet and associated amortization recorded on the statement of operations of TriVergent are eliminated.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
           OPERATIONS OF GABRIEL, TRIVERGENT AND THE COMBINED COMPANY


                                     GABRIEL

OVERVIEW



         Gabriel was organized in June 1998 and commenced commercial operations in June 1999. Prior to commencing commercial operations, Gabriel devoted substantial efforts to


         -   developing business plans,

         -   pursuing applications for governmental authorizations,


         -   hiring management and other key personnel,


         -   designing and developing its networks,

         - developing, acquiring and integrating its operations support systems,

         -   acquiring equipment and facilities, and


         - negotiating interconnection agreements with incumbent telephone companies.

Gabriel has experienced significant operating losses and negative cash flow since its inception and expects to continue to experience significant operating losses and negative cash flow as it expands its operations, constructs and develops its networks and grows its customer base.

         In contrast to carriers that install their own telecommunications switch in each market and construct their own fiber optic transmission facilities to reach customers, Gabriel does not build its own network connections to each individual customer. Instead, it installs its own voice and data switches but then leases transmission facilities from incumbent telephone companies and other providers and also collocates its access equipment in incumbent telephone companies' central offices. This strategy enables Gabriel to reach its entire targeted customer base in its markets without having to build its own fiber optic transmission facilities from the incumbent telephone companies central offices to its switches in order to establish network connections to each customer.

         The level of up-front capital that Gabriel requires to construct a network varies depending on a number of factors. These factors are


         -   the size and geography of the market,


         -   the cost of construction of its network in each market, and


         - the degree of penetration of the market, and its ability to negotiate favorable prices for purchases of equipment.

The cost to build a network is also affected by the number of central office collocations and potentially may be reduced if and when more economical "next generation" switching equipment becomes available.

         The table below compares Gabriel's estimate of the initial capital cost required for a fiber-based competitive local telephone company to construct a network with Gabriel's typical initial capital cost to construct a network in a comparable market. As markets vary widely due to size and geographic dispersion, these estimates assume a market with an average of 16 central office collocations, 25 route miles of fiber construction and 20 to 40 buildings physically connected to the competitive provider's network and 3,000 voice lines in service.

             CAPITAL EXPENDITURE COMPARISON - INITIAL START-UP COSTS


                                            TRADITIONAL COMPETITIVE
                                                 LOCAL FIBER-BASED
                                               TELEPHONE COMPANY                  GABRIEL
                                            -----------------------               -------
Hub electronics                                  $6.0 million                   $3.6 million
Collocation space and equipment                  $4.8 million                   $3.2 million
Fiber network                                    $3.1 million                       --
SONET electronics                                $2.4 million                       --
Building entrances                           $0.8 to $1.6 million                   --
Engineering                                      $1.5 million                       --
Customer premise equipment                       $0.3 million                   $0.7 million
   TOTAL                                     $18.9 TO $19.7 MILLION             $7.5 MILLION

ESTIMATED SAVINGS                                                            $11.4 TO $12.2 MILLION
SAVINGS PERCENTAGE                                                             APPROXIMATELY 60%


In addition to these capital expenditures, the traditional fiber-based competitive local telephone company incurs recurring operating costs for rights-of-way and franchise fees. Gabriel incurs recurring operating costs for its leased transmission capacity.

         Gabriel was operating in nine markets in six states as of June 30, 2000, with six additional markets in three states under construction. As of June 30, 2000, Gabriel had approximately 12,280 access lines sold to approximately 1,108 customers and had approximately 9,185 access lines installed on its networks and serving 805 customers. All of Gabriel's customers have signed contracts, 79% of which have three-year terms.

FACTORS AFFECTING RESULTS OF OPERATIONS

REVENUES

         Gabriel generates revenues from

         - local calling services, including basic voice calling services and advanced local features such as call waiting and call forwarding,

         - long distance services, which include a full range of domestic, international and toll-free long distance services,

         - dedicated, high speed Internet access services, including DSL Internet access,

         - advanced data services, such as high speed data transmission and unified voice mail, e-mail and fax messaging services, and

         - access charges, which Gabriel earns by connecting its customers to their selected long distance carrier for outbound calls or by delivering inbound long distance traffic to Gabriel's local service customers.

         Gabriel prices its services competitively with those of the incumbent telephone companies and offers its customers combined service discounts designed to give them incentives to purchase a bundled suite of services.

COST OF COMMUNICATION SERVICES

         Gabriel's cost of communication services includes recurring costs associated with

         - leasing the high capacity transmission facilities that connect its switching equipment to the incumbent telephone company central offices,

         - leasing the local loop lines that connect its customers to its networks,

         - leasing space used to collocate its customer access equipment incumbent telephone companies' central offices,


         -   providing Internet access, and

         -   purchasing long distance services for resale to its customers.


         Gabriel has interconnection agreements with Southwestern Bell, Ameritech, BellSouth, GTE and Cincinnati Bell for its network and collocation facilities. Except for some initial nonrecurring charges, Gabriel pays for these facilities on a monthly basis. Gabriel also has agreements with WorldCom, Inc. and Qwest Communications to provide it with long distance transmission services. These agreements provide for the resale of long distance services on a per-minute basis.

         The primary expense associated with providing Internet access to Gabriel's customers is the cost of interconnecting its network with national Internet service providers.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Gabriel's selling, general and administrative expenses include costs incurred for technical, selling and marketing, corporate administration, human resources, network maintenance, operations support and professional and consulting fees. Gabriel expects that its selling, general and administrative expenses will increase significantly as it expands its operations and hires additional employees. Gabriel employs a direct local sales force in each of its markets. Gabriel uses quota-based commission plans and incentive programs to compensate its sales personnel. Gabriel supplements its direct sales force through the use of agents such as value-added resellers and equipment integrators. Gabriel also uses print and other media advertising campaigns to create brand awareness.

DEPRECIATION AND AMORTIZATION

         Gabriel's depreciation and amortization expenses include depreciation of switching and other network equipment, operations support systems, furniture and fixtures, and amortization of initial nonrecurring charges from the incumbent telephone companies for their collocation facilities. Gabriel expects its depreciation and amortization expense to increase as it continues to make capital expenditures as it expands its networks.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

         Gabriel's operations for the six months ended June 30, 2000 have generated $3.3 million of revenue compared to $4,000 for the same period in 1999. Gabriel became operational in June 1999. As of June 30, 2000, approximately 68% of Gabriel's customers had contracted to take the full package of local, long distance and Internet access. Approximately 82% and 92% of Gabriel's customers have contracted for long distance and Internet services, respectively. During the first six months of 2000, an additional 6,665 lines were installed for 686 new customers.

         Cost of communication services amounted to $2.6 million for the six months ended June 30, 2000 compared to $5,000 for the same period in 1999. Cost of communication services in 1999 includes costs incurred only from the time the company became operational.

         Selling, general and administrative expenses increased by $12.7 million for the six months ended June 30, 2000 compared to the same period in 1999. Technical expenses for the six months ended June 30, 2000 were $3.9 million compared with $900,000 for the six months ended June 30, 1999. Sales and marketing expenses for the six months ended June 30, 2000 were $5.1 million compared with $900,000 for the six months ended June 30, 1999. General administrative expenses for the six months ended June 30, 2000 were $8.4 million compared to $2.8 million for the six months ended June 30, 1999. The increase in selling, general and administrative expenses are primarily due to the increase of 165 employees, including an additional 54 sales employees, between June 30, 1999 and June 30,

2000 as Gabriel's first nine markets became operational during the same period. During the remainder of 2000, Gabriel expects the number of its sales personnel to continue to grow significantly.

         Depreciation and amortization expense increased to $4.5 million for the first six months of 2000 from $100,000 for the same period in 1999, consistent with the completion of Gabriel's networks and initiation of services in Gabriel's first nine markets by June 30, 2000.

         Interest expense for the six months ended June 30, 2000 was $1.4 million. The expense relates to borrowings and commitment fees under Gabriel's senior secured credit facility. Interest income for the six months ended June 30, 2000 was $1.9 million compared to $500,000 for the six months ended June 30, 1999. Interest income is earned on the short-term investment of available cash.

         Gabriel had an operating loss of $21.2 million and negative adjusted EBITDA of $16.7 million for the six months ended June 30, 2000 compared to $4.8 million and $4.7 million, respectively, for the six months ended June 30, 1999. Gabriel expects to continue to experience increasing operating losses and negative adjusted EBITDA as a result of its development activities as it expands its operations. Gabriel does not expect to achieve positive adjusted EBITDA in any market until after approximately two and one half years of operation in that market.

         Gabriel's net loss for the six months ended June 30, 2000 was $20.5 million compared to $4.2 million for the six months ended June 30, 1999.


YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998


         Gabriel's operations through December 31, 1999 generated $453,000 of revenue. As of December 31, 1999, approximately 79% of Gabriel's customers had contracted to take the full package of local, long distance and Internet access. Approximately 90% of Gabriel's customers had contracted for long distance and Internet services.


         Cost of communications services amounted to $496,000 for the year ended December 31, 1999. The negative gross margin Gabriel experienced during its initial start-up period was primarily attributable to the fact that Gabriel had recurring costs associated with underutilized leased transmission facilities until it had built a sufficient customer base in its initial markets.

         Selling, general and administrative expenses were $16.6 million for the year ended December 31, 1999 compared to $693,000 for the period from inception to December 31, 1998. The number of employees increased to 247 as of December 31, 1999, from 15 as of December 31, 1998. The sales force, including sales managers, account executives and sales engineers and administrators, had grown to 95 as of year end.

         Depreciation expense increased from $5,600 in 1998 to $2.0 million for the year ended December 31, 1999, consistent with the completion of networks and initiation of services in Gabriel's first five markets by December 31, 1999.

         Gabriel had an operating loss of $18.6 million and negative EBITDA of $16.6 million for the year ended December 31, 1999 compared to $699,000 and $693,000, respectively, for the period ended December 31, 1998. Gabriel's net loss for the year ended December 31, 1999, was $17.3 million compared to $567,000 for the period from inception to December 31, 1998.



LIQUIDITY AND CAPITAL RESOURCES


         Gabriel's financing plan is predicated on obtaining the funding required for each market to reach positive free cash flow prior to committing to the development of that market. By using this approach, Gabriel seeks to avoid being in the position of seeking additional capital to fund a market after Gabriel has already made significant capital investment in that market. Gabriel believes that by raising all required capital prior to making any commitments in a market, it can raise capital on more favorable terms and conditions.

         Gabriel has raised $302.2 million of equity financing primarily from a group of private equity investment funds with extensive experience in financing telecommunications companies. Gabriel has also secured commitments from a group of lenders to provide an expanded $245 million senior secured credit facility. For a description of the intended use of proceeds of this facility, see "-Anticipated Capital Requirements of the Combined Company" on page 43.



         From its inception through June 30, 2000, Gabriel has made capital expenditures totaling $78.0 million for network equipment, software, hardware and other assets necessary for deploying the networks in its initial markets, establishing its network operations control center and providing the operations and other support systems necessary for its business. Gabriel has also used capital to fund its operations and has used excess cash to purchase short-term investments. Gabriel estimates that its capital expenditures during the third and fourth quarters of 2000 will be $35.8 million, including $16.8 million for collocation and other incremental expenditures for its first nine networks, $13.6 million for the six additional networks it currently has under construction and $5.4 million related to its operations support systems and certain corporate expenditures.

         The actual amount and timing of Gabriel's future capital requirements may differ materially from its estimates as a result of, among other things

         -   the cost of the construction of its networks,

         - a change in or inaccuracy of its development plans or projections that leads to an alteration in the schedule or targets of its roll-out plans,

         -   the demand for its services,

         - regulatory and technological developments, including new opportunities in the telecommunications industry,

         -   an inability to access credit markets, and

         -   the consummation of acquisitions.

         Gabriel's costs of deploying its networks and operating its business, as well as its revenues, will depend on a variety of factors, including

         -   its ability to meet its roll-out schedules,

         - the extent of price and service competition for telecommunications services in its markets,

         - its ability to develop, acquire and integrate the necessary operations support systems,

         - the number of customers and the services for which they subscribe and the time required to provision those customers,

         -   the nature and penetration of new services that it may offer, and

         - the impact of changes in technology and telecommunication regulations.

As such, actual costs and revenues may vary from expected amounts, possibly to a material degree, and such variations may affect Gabriel's future capital requirements.

         As of June 30, 2000, Gabriel had $78.9 million of cash and short-term investments and $70.0 million of undrawn financing available under its existing senior secured credit facility. Giving pro forma effect to the $245 million commitment discussed above, Gabriel would have $225.0 million of undrawn financing available under the proposed expanded facility. As of June 30, 2000, the borrower under this facility, a wholly owned finance subsidiary of Gabriel, had borrowed $20 million at an interest rate of 10.12% per annum.

         In April 2000, Gabriel received approximately $69.5 million from the private placement of its Series B preferred stock from existing investors. Gabriel expects to receive by the end of 2000 approximately $135 million upon the issuance of additional Series B preferred stock to these investors pursuant to their outstanding subscription obligations under Gabriel's Series B preferred stock purchase agreement.

         Gabriel's operations resulted in a net loss for the period from inception in June 1998 through December 31, 1998 and for the year ended December 31, 1999 and, accordingly, were insufficient to cover expenses by $567,000 million and $17.3 million, respectively. Gabriel's operations resulted in a net loss for the six months ended June 30, 1999 and for the six months ended June 30, 2000 and accordingly, were insufficient to cover expenses by $11.3 million and $20.5 million, respectively.



QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         At December 31, 1999 and June 30, 2000, the carrying value of Gabriel's debt obligations was $20.0 million and the weighted average interest rate on its debt obligations was 10.12% and 10.96%, respectively. Because the interest rates on Gabriel's senior credit facility are at floating rates, it is exposed to interest rate risks. If market interest rates had been 1% higher, Gabriel's interest expenses for 1999 and the first six months of 2000 would have been increased by $8,000 and $118,000, respectively. The annualized effect on interest expense in 2000 would be $236,000.

         Gabriel has not, in the past, used financial instruments in any material respect as hedges against financial and currency risks or for trading. However, as Gabriel expands its operations, it may begin to use various financial instruments, including derivative financial instruments, in the ordinary course of business, for purposes other than trading. These instruments could include letters of credit, guarantees of debt and interest rate swap agreements. Gabriel does not intend to use derivative financial instruments for speculative purposes.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, as subsequently amended by SFAS No. 138, is effective on a prospective basis for interim periods and fiscal years beginning January 1, 2001. This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging securities. Gabriel does not anticipate that adoption of this standard will have a material effect on its financial statements.

         In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101. This bulletin provides interpretive guidance on the recognition, presentation and disclosure of revenue that must be applied to financial statements no later than the second fiscal quarter of 2000. Gabriel does not believe that adoption of this bulletin will have a material impact on its consolidated financial position or results of operations.

                                   TRIVERGENT


OVERVIEW


         From its inception in October 1997 through April 1999, TriVergent's business strategy was to target residential customers for the resale of local and long distance voice services. These customers were solicited largely through direct mail using an incentive check, generally for $20, to switch to TriVergent's resold services. This check (when cashed) served as authorization for transferring the service from their existing telecommunications service providers to TriVergent. In March 1999, TriVergent changed its business strategy to become a single source, web-based communications company serving small and medium-sized businesses in the southeastern United States. As a result, in April 1999, with the exception of its prepaid business, TriVergent discontinued marketing its resale voice services and began to implement its new business strategy. To implement this new strategy, TriVergent began to



         - acquire a significant number of BellSouth central office collocations,

         -        deploy voice and data switches,

         -        build data centers,

         -        develop electronic operations support systems and

         - acquire data management expertise through the acquisition of Internet-related companies.



         TriVergent's historical financial statements for the period ended June 30, 2000 reflect its financial and operating performance under its former business strategy and reflect minimal revenues from its new business strategy.




         TriVergent expects its revenues from resale services to decline to immaterial amounts by 2002. TriVergent anticipates that, in the future, the majority of its revenues will come from the sale of its Broadband Bundle, which includes high-speed Internet access, web site design, web hosting, and local and long distance voice services. The Broadband Bundle is sold for a single price based on the customer selected bandwidth capacity and number of access lines. TriVergent will also continue to sell prepaid local telephone services, primarily through local check cashing businesses. TriVergent expects this business to continue but not to grow.


         To date, TriVergent has experienced significant operating losses and negative cash flow, substantially from the resale business. Under TriVergent's new business strategy, it does not anticipate achieving positive cash flow in any of its target markets during the initial development, construction and expansion of its telecommunications services until it establishes a sufficient revenue-generating customer base. TriVergent estimates that it will take approximately 24 months before a typical target market becomes cash flow positive. As a result, TriVergent expects to experience significant operating losses and negative cash flow as it expands operations into its initial markets.


         TriVergent's business plan provides for five Nortel DMS 100/500 switch sites and 18 asynchronous transfer mode switch sites to cover its initial 14 markets. TriVergent estimates that the total cost to build out a typical market is approximately $10 million. Fixed costs associated with the buildout of a particular market include:


         - securing collocation facilities. TriVergent anticipates fixed costs of a typical collocation facility will be approximately $440,000. This includes nonrecurring initial set up fees payable to BellSouth and the costs associated with the switching and ancillary equipment located there, including a small asynchronous transfer mode switch, which would cost approximately $50,000.


         - purchasing necessary voice and data switching equipment. Switch costs associated with each Nortel DMS 100/500 switch site are approximately $4.5 million and include approximately $3.5 million for the cost of a Nortel DMS 100/500 switch and the related equipment. An asynchronous transfer mode switch site costs approximately $1.5 million, which includes $750,000 for the cost of the switch and related equipment.

         - leasehold improvements to switch sites. These costs are approximately $1.0 million for each of the Nortel DMS 100/500 switches and $750,000 for asynchronous transfer mode switches.


         TriVergent acquires local telephone services on a wholesale basis from BellSouth and other incumbent telephone companies, both for the resale and prepaid businesses. To provide its Broadband Bundle, TriVergent has an interconnection agreement with BellSouth for its network and collocation facilities. Except for some initial nonrecurring charges, TriVergent pays for these facilities on a monthly basis. TriVergent also has agreements with Global Crossing, a long haul telecommunications provider, to provide it with long distance services both for the resale business and Broadband Bundle service offering. TriVergent is charged for long distance services as used but has annual minimum usage commitments which could result in underutilization charges if TriVergent fails to meet these commitments. TriVergent also has an agreement with Global Crossing for the purchase of transmission capacity to connect its switches, for which TriVergent paid $14 million in March 2000. TriVergent will amortize this cost over the 20-year life of the contract. It will also pay monthly maintenance charges related to this capacity agreement.

         To accelerate its new business strategy, TriVergent has acquired five data communications and Internet companies in two of its target markets, with customer bases that TriVergent hopes to migrate to its Broadband Bundle, which are

         - Carolina Online, Inc., a Greenville, South Carolina provider of Internet access to 7,000 customers, acquired in March 1999, for a total purchase price of $1.8 million, consisting of $490,000 in cash and 545,833 shares of common stock,

         - DCS, Inc., a Greenville, South Carolina data integrator and equipment provider, acquired in July 1999, for a total purchase price of $1.0 million, consisting of $368,898 in cash and assumption of debt, and 262,959 shares of common stock,


         - Ester Communications, Inc., a Wilmington, North Carolina provider of voice and data equipment and services to 3,000 small business customers, acquired in February 2000, for a total purchase price of $4.5 million, consisting of $2.3 million in cash and 587,755 shares of common stock,

         - Information Services and Advertising Corporation, a Wilmington, North Carolina provider of Internet services to 1,200 customers, acquired in February 2000, for a total purchase price of $800,000, consisting of $300,000 in cash and 117,647 shares of common stock, and

         - InterNetMCR, Inc., a Greensboro, North Carolina based Internet service provider which serves approximately 2,800 businesses and consumers, acquired in June 2000, for a total purchase price of $1.66 million, consisting of $460,000 in cash and 196,000 shares of common stock.

         While there were no significant revenues from these Internet and equipment services in 1999 or in the six months ended June 30, 2000, TriVergent expects to have revenue in future periods from these businesses.


FACTORS AFFECTING RESULTS OF OPERATIONS

REVENUES


         TriVergent's revenues through June 30, 2000 consisted primarily of revenues from the resale of local and long distance voice services to residential customers and to a lesser extent from prepaid local telephone services. There were minimal revenues in this period from the sale of TriVergent's Broadband Bundle or data center services. Through June 30, 2000, TriVergent's revenues were derived from


         - resale of local and long distance telephone services to residential customers,

         -    prepaid local telephone services,

         -    dial-up Internet access services from Carolina Online, and

         - small amounts of cabling equipment revenues from the local area and wide area network equipment business of DCS.

         In the future, TriVergent expects to continue to receive revenue from these sources, although revenues associated with the residential resale business will decline substantially.


         With the change in business strategy, TriVergent expects to generate most of its future revenues from sales of its services over its own network facilities to small and medium-sized businesses. TriVergent expects the increasing portion of its revenues will come from


         - the Broadband Bundle product, which includes high-speed Internet access, web site design, web hosting and maintenance, and local and long distance telephone voice services,

         - long distance services in excess of the 100 minutes per month included in the Broadband Bundle,


         -    renting space for customer servers at the data centers,

         - compensation for terminating calls of other providers' customers to TriVergent's customers over its network, and


         -    installation, equipment sale and cabling services.

COST OF SERVICES


         The cost of services for the residential resale business consists primarily of the purchase of wholesale local telephone services from BellSouth and the purchase of wholesale long distance services from Global Crossing.


         As TriVergent deploys its network and begins selling its Broadband Bundle, it will incur additional costs of services, primarily for

         -    the lease of transmission capacity and customer connections,

         - the recurring costs of transmission capacity purchased from Global Crossing,

         - operating costs, such as rent and personnel costs, associated with the collocation facilities, data centers and TriVergent's own switching sites, and

         - payments to other carriers to terminate TriVergent's customers' calls on their networks.

         TriVergent leases lines from the incumbent telephone company in each market to connect its customers with its collocation and switching facilities. TriVergent also leases transmission lines from other communications companies, including incumbent telephone companies, to connect its switching and collocation facilities.

         TriVergent has an agreement with Global Crossing for the resale and transmission of long distance services on a per minute basis which contains minimum volume commitments. In the event it fails to meet these minimum volume commitments, TriVergent may be obligated to pay under-utilization charges. Similarly, in the event TriVergent underestimates its need for transmission capacity, it may be required to obtain capacity through more expensive means. Transmission capacity costs will increase as customers' long distance calling volume increases, and TriVergent expects these costs to be a significant portion of the cost of long distance services.

         TriVergent expects switch site lease costs and collocation costs to be a significant part of the ongoing cost of services. BellSouth and other incumbent telephone companies typically charge both a start-up fee and a monthly recurring fee for use of collocation sites in their central offices. The primary expense associated with providing Internet access to TriVergent's customers is the cost of interconnecting its network with a national Internet service provider.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         TriVergent's selling, general and administrative expenses include selling and marketing costs, billing, corporate administration, human resources and network maintenance.

         For the residential resale business, TriVergent incurred costs associated with its direct mailing and direct marketing agency commissions. TriVergent will no longer incur these costs since it is no longer marketing these services. The incentive checks used to solicit the residential customer resale business were recognized as a marketing expense as service was initiated and will no longer be incurred in the future. For the remaining resale customers and the new businesses, TriVergent will continue to incur costs associated with provisioning, customer care, information technology, regulatory and facilities rental costs.

         For TriVergent's Broadband Bundle services it will incur additional selling, general and administrative costs related to

         - its direct sales force, as well as commissions for its independent sales agents,

         - increased provisioning, customer care, information technology and other personnel costs,

         -    the new network engineering department,

         -    outsourcing reciprocal compensation and access billings,

         -    increased general administrative overhead, and

         -    advertising and public relations.

         TriVergent expects its selling and marketing costs to increase significantly as it expands its operations. TriVergent will employ a large direct sales force in most markets it enters with the Broadband Bundle. To attract and retain a highly qualified sales force, TriVergent is offering its sales personnel a compensation package emphasizing base salaries, commissions and stock options. In addition to the direct sales force, TriVergent expects to make significant use of independent sales agents in each market to sell its broadband products. Sales agents are compensated with monthly residual payments based upon the monthly billings of customers they service.

         TriVergent is also developing an integrated information system and procedures for operations support systems and other back office systems to enter, schedule, provision and track a customer order from point of sale to the installation and testing of service. This system will also include or interface with trouble management, inventory, billing, collection and customer care service systems. TriVergent also expects billing costs to increase as the number of customers and call volume increase.


         TriVergent expects that other costs and expenses, including the costs associated with the maintenance of its network, administrative overhead and office leases, will grow significantly as it expands its operations and that administrative overhead will be a large portion of these expenses during the development phase of its business. However, TriVergent expects these expenses to decrease as a percentage of its revenue as it builds its customer base.


PROVISION FOR UNCOLLECTIBLE ACCOUNTS

         TriVergent's provision for uncollectible accounts, particularly in 1999, reflected the poor credit quality of its residential resale customers. The direct mail solicitation, which offered local and long distance services at a discount from BellSouth's rates, attracted a number of consumers who were poor credit risks and about whom TriVergent had no credit information. In addition, due to the lag time between the transfer of billing information from BellSouth to TriVergent, many of its customers received their initial bill after several months of service. As a result, customers received one large bill for several months of service causing a decrease in customer satisfaction that resulted in higher than anticipated defaults and loss of business. TriVergent believes that its 1999 provision for uncollectible accounts has adequately reflected these problems and that its remaining residential resale business will not require unusual uncollectible provisions in future periods.


DEPRECIATION AND AMORTIZATION


         TriVergent's depreciation and amortization expense includes depreciation of switch related equipment and equipment collocated in BellSouth's central offices, network infrastructure equipment, information systems, furniture and fixtures and amortization of initial nonrecurring charges from BellSouth for its collocation facilities. It also includes, for a portion of 1999 and the six months ended June 30, 2000, amortization of goodwill in connection with the acquisitions of Carolina Online, Inc. and DCS, Inc. These acquisitions were accounted for using the purchase method of accounting. The amount of the purchase price in excess of the fair value of the net assets acquired will be amortized over a 10-year period. TriVergent expects its depreciation and amortization expense to increase as it continues to make capital expenditures and consummate acquisitions which are accounted for using the purchase method of accounting.


INCOME TAXES

         TriVergent has not generated any taxable income to date and does not expect to generate taxable income in the next few years. TriVergent's net operating loss carryforwards will be available to offset future taxable income, if any, through the year 2019, but its use may be limited by Section 382 of the Internal Revenue Code. Therefore, TriVergent has not recorded a net deferred tax asset relating to these net operating loss carryforwards.

RESULTS OF OPERATIONS


SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999


REVENUES


         Revenues for 2000 and 1999 consisted primarily of residential customer billings for the resale of local and long distance voice services, Internet access and sale of telecommunications equipment. These total revenues were $8.6 million for 2000 compared to $13.8 million for 1999, a decrease of $5.2 million. This decrease was primarily due to a decline in the number of residential customers, which was partially offset by the increase in revenue from Internet access and sale of telecommunications equipment due to acquisitions.


COST OF SERVICES


         Cost of services for 2000 and 1999 consisted primarily of the charges from local and long distance providers for wholesale voice telephone services and network operating expense. These costs were $8.7 million for 2000 compared to $9.6 million for 1999, an decrease of $0.9 million. This decrease was primarily due to the decreased number of residential customers subscribing to TriVergent's services.


SELLING, GENERAL AND ADMINISTRATIVE EXPENSES


         Selling, general and administrative expenses were $20.2 million for 2000 compared to $13.4 million for 1999, an increase of $6.8 million. This increase was primarily due to additional personnel to support the broadband services TriVergent is developing and sales and marketing expenses associated with transitioning TriVergent's distribution channel to direct sales rather than media and direct mail.

PROVISION FOR UNCOLLECTIBLE ACCOUNTS


         Provision for uncollectible accounts was $0.4 million for 2000 compared to $5.8 million for 1999, a decrease of $5.4 million. This decrease was primarily due to a reduction in residential customers with poor credit quality.


DEPRECIATION AND AMORTIZATION


         TriVergent's depreciation and amortization expense was $4.7 million for 2000 compared to $0.5 million in 1999, an increase of $4.2 million. The increase was primarily due to an increase in network equipment deployed in providing broadband services to business customers.


INTEREST INCOME


         Interest income, earned from the temporary investment of proceeds from the sale of TriVergent preferred stock in investment grade securities, was $1.0 million for 2000 compared to $0.1 million in 1999.


INTEREST EXPENSE


         Interest expense was $1.9 million for 2000 compared to $0.6 million in 1999, and was primarily interest on debt issued to finance purchases of network equipment.


YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

REVENUES

         Revenues for 1999 and 1998 consisted primarily of residential customer billings for the resale of local and long distance voice services. These total revenues were $25.0 million for 1999 compared to $5.3 million for 1998, an increase of $19.7 million. This increase was primarily due to the addition of new residential customers and growth in sales to existing residential customers.

COST OF SERVICES

         Cost of services for 1999 and 1998 consisted primarily of the charges from local and long distance providers for wholesale voice telephone services. These costs were $17.7 million for 1999 compared to $3.8 million for 1998, an increase of $13.9 million. This increase was primarily due to the increased number of residential customers subscribing to TriVergent's services and other increased costs resulting from the addition of network operating personnel and the expansion of our network.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses were $23.5 million for 1999 compared to $12.2 million for 1998, an increase of $11.3 million. This increase was primarily due to expenses associated with sales growth and additional personnel, including additional personnel to support the broadband services TriVergent is developing.

PROVISION FOR UNCOLLECTIBLE ACCOUNTS


         Provision for uncollectible accounts was $7.3 million for 1999 compared to $2.0 million for 1998, an increase of $5.3 million. This increase was primarily due to the relatively poor credit quality of TriVergent's initial residential customers and to billing delays described above under the heading "Factors Affecting Results of Operations of TriVergent -- Provision for Uncollectible Accounts."


DEPRECIATION AND AMORTIZATION

         TriVergent's depreciation and amortization expense was $1.3 million for 1999 compared to $0.2 million for 1998, an increase of $1.1 million. This increase was primarily due to increased capital expenditures for leasehold improvements and computers and other equipment related to increased personnel and to the amortization of goodwill related to two acquisitions during 1999 for a portion that year, plus depreciation for a full 12 months for equipment acquired in 1998.


INTEREST INCOME


         Interest income, earned from the temporary investment of proceeds from the sale of TriVergent preferred stock in investment grade securities, was $0.8 million for 1999 compared to $0.1 million in 1998.


INTEREST EXPENSE

         Interest expense was $1.5 million for 1999 compared to $13,000 in 1998, and was primarily interest on debt issued to finance purchases of network equipment and interest on the Series 1999 Subordinated Notes.

INCEPTION THROUGH DECEMBER 31, 1997

         During the period from TriVergent's inception at October 29, 1997 through the end of 1997, it was in the development stage of operations and did not generate any revenue. TriVergent's principal activities during this period consisted of the following

         -    hiring management and other key personnel,

         -    raising capital,

         -    procuring governmental authorizations,

         -    acquiring equipment and facilities,

         - developing, acquiring and integrating operations support and other back office systems, and

         -    negotiating interconnection agreements.


This development stage continued through June 1998.


LIQUIDITY AND CAPITAL RESOURCES

         The development of the Broadband Bundle business, the deployment and start-up of switching facilities for that business and the establishment of reliable operations support systems will require significant capital to fund the following

         -    capital expenditures,

         -    the cash flow deficits generated by operating losses,

         -    working capital needs, and

         -    debt service.

TriVergent's principal capital expenditure requirements will include the purchase and installation of switches and the development and integration of operations support systems. To fund TriVergent's business strategy, it expects to use a combination of stock, debt and funds from operations.

EQUITY AND PREFERRED FINANCING

         TriVergent's equity and preferred financing has consisted of approximately $137 million provided by institutional investors and management. Of this amount, approximately $130 million was for preferred stock, including $67 million received in February and March 2000. The remainder was for common stock.

CREDIT FACILITIES


         In January 2000, TriVergent entered into a senior credit facility with a group of commercial banks which permits it to borrow up to $120 million, subject to various conditions, through December 31, 2007. The senior credit facility is comprised of an $80 million term loan facility and a $40 million revolving credit facility. Any borrowings under the term loan facility must be completed by December 31, 2000. Under the revolving credit facility, $20 million will not be available unless specified financial results are achieved for the third quarter of 2000. As of June 30, 2000, $25 million was outstanding under the term loan facility at an effective interest rate of 11.28% per annum.

         TriVergent also has a credit facility with Nortel under which it may borrow up to $45 million by March 31, 2001, subject to various conditions. Repayments of principal will begin after March 31, 2001. As of June 30, 2000, $7.8 million was outstanding under the Nortel credit facility at an effective interest rate of 11.53% per annum.. Borrowings under this facility require the consents of the lenders under the senior credit facility.


CASH FLOWS


         TriVergent has incurred significant operating and net losses since its inception. TriVergent expects to experience increasing operating losses and negative cash flow as it expands its operations and builds its customer base. As of June 30, 2000, TriVergent had an accumulated deficit of $65.5 million. Net cash used in operating activities was $30.0 million for the first six months of 2000. As of December 31, 1999, TriVergent had an accumulated deficit of $38.4 million. Net cash used in operating activities was $11.1 million for 1998 and $20.0 million for 1999. The net cash used for operating activities during 1999 and the first six months of 2000 was primarily due to net losses.

         Net cash provided by financing activities was $76.9 million in the first six months of 2000. This included $66.3 million from issuances of preferred and common stock and a net increase in the term loan of $15 million. Net cash provided by financing activities was $13.9 million for 1998 and $72.6 million for 1999. Net cash provided by financing activities for 1999 included $49.8 million from issuances of TriVergent's preferred stock, $17.8 million from a term loan and warrants and $10.5 million from private placements of notes and warrants.

         Net cash used in investing activities was $49.8 million in the first six months of 2000. Capital expenditures were $49.5 million and cash paid for acquisitions amounted to $3.0 million, partially offset by proceeds of $2.7 million on sale of investment. Net cash used in investing activities was $1.5 million for 1998 and $38.8 million for 1999. Capital expenditures were $35.0 million, and cash paid for acquisitions and investments amounted to $3.8 million, for 1999. Capital expenditures were $1.5 million for 1998. TriVergent expects that its capital expenditures will be substantially higher in future periods in connection with the purchase of equipment necessary for the construction and expansion of its network and the construction of new markets.

         At June 30, 2000 and December 31, 1999, respectively, TriVergent had purchased approximately $50 million and $25 million, respectively, of Nortel switching equipment and services under a total current commitment of approximately $100 million. In March 2000, TriVergent purchased transmission capacity from Global Crossing for $14 million.


CAPITAL REQUIREMENTS


         To expand and develop its business, TriVergent will need a significant amount of additional financing. At June 30, 2000, TriVergent had cash and cash equivalents of $12.3 million and available unused borrowing capacity under its credit facilities of $132 million. TriVergent estimates that its current business plan, including future capital expenditures, operating losses associated with the roll out of its network in the initial target markets by December 31,

2001 and working capital needs, will require approximately $436 million, until the time TriVergent anticipates these markets will become cash flow positive.


         The actual amount and timing of TriVergent's future capital requirements may differ materially from estimates as a result of the demand for TriVergent's services and regulatory, technological and competitive developments, including additional market developments and new opportunities in the industry and other factors. TriVergent may also require additional financing in order to take advantage of unanticipated opportunities, to effect acquisitions of businesses, to develop new services or to otherwise respond to changing business conditions or unanticipated competitive pressures. Sources of additional financing may include commercial bank borrowings, vendor financing and the private or public sale of equity or debt securities. TriVergent's ability to obtain additional financing is uncertain. It cannot assure you that it will be able to raise sufficient debt or equity capital on terms that it considers acceptable, if at all. If TriVergent is unable to obtain adequate funds on acceptable terms, its ability to deploy and operate its network, fund its future expansion plans or respond to competitive pressures would be significantly impaired.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


         At June 30, 2000, the carrying value of TriVergent's debt obligations was $32.8 million and TriVergent's capital lease obligations were $1.4 million. At December 31, 1999, the carrying value of TriVergent's debt obligations was $17.2 million and capital lease obligations were $1.4 million. The weighted average interest rate on its debt obligations at June 30, 2000 and December 31, 1999 was 11.4% and 10.95%, respectively. Because the interest rates on TriVergent's senior credit facility are at floating rates, TriVergent is exposed to interest rate risks. If market interest rates had been 1% higher in the first six months of 2000 and 1999, TriVergent's interest expense for that period would have been increased by $227,000 and $52,000, respectively.

         TriVergent has not, in the past, used financial instruments in any material respect as hedges against financial and currency risks or for trading. However, as TriVergent expands its operations, it may begin to use various financial instruments, including derivative financial instruments, in the ordinary course of business, for purposes other than trading. These instruments could include letters of credit, guarantees of debt and interest rate swap agreements. TriVergent does not intend to use derivative financial instruments for speculative purposes. Interest rate swap agreements would be used to reduce its exposure to risks associated with interest rate fluctuations and are required by the credit facility. In March 2000, TriVergent entered into an interest rate collar agreement with a $60 million notional amount related to its borrowings under the credit agreement. By their nature, these instruments involve risk, including the risk of nonperformance by counterparties, and TriVergent's maximum potential loss may exceed the amount recognized in its balance sheet. TriVergent would attempt to control its exposure to counterparty credit risk through monitoring procedures and by entering into multiple contracts.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, as subsequently amended, is effective on a prospective basis for interim periods and fiscal years beginning January 1, 2001. This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging securities. TriVergent does not anticipate that adoption of this standard will have a material effect on its financial statements.


         In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101. This bulletin provides interpretive guidance on the recognition, presentation and disclosure of revenue that must be applied to financial statements no later than the second fiscal quarter of 2000. TriVergent does not believe that its adoption of this bulletin will have a material impact on its consolidated financial position or results of operations.

                              THE COMBINED COMPANY

OVERVIEW



         As of June 30, 2000, on a pro forma basis giving effect to the merger, the combined company


         -    was operating in 15 markets in nine states,

         -    had 13 additional markets in six states under construction,

         - had approximately 15,820 access lines sold to approximately 1,850 customers,

         - had approximately 10,121 access lines installed on its networks, and

         -    was serving approximately 1,055 customers.

Management of the combined company expects that the combined company will generate revenues primarily from the provision of local, long distance and Internet access services, both separately and as part of bundled service offerings. The combined company's cost of communication services will be comprised primarily of the same components of the costs of services that Gabriel and TriVergent have incurred in the provision of their services over their own network facilities. Management of the combined company expects that its selling, general and administrative expenses and depreciation and amortization expense will increase as the combined company expands its networks. The combined company's revenues and costs will also depend significantly on management's ability to successfully integrate the businesses of Gabriel and TriVergent.

ANTICIPATED CAPITAL REQUIREMENTS

         The combined company expects to experience significant operating losses and negative cash flow as it expands its operations, constructs and develops its networks and grows its customer base. Management estimates that expansion to its targeted 40 markets would require at least $175 million of additional capital.

         Collectively, as of June 30, 2000, Gabriel and TriVergent had made capital expenditures of approximately $183 million and incurred operating losses of approximately $91 million for the 28 markets which they currently have in operation and under development. Management estimates that approximately $325 million in capital expenditures will be necessary to complete the build-out of its targeted 40 markets and approximately $240 million will be necessary to fund operations in these markets until they can generate positive free cash flow. The combined company will have total invested and committed equity and debt capital of approximately $690 million, consisting of

         - equity capital of approximately $167.2 million invested by Gabriel stockholders,

         - equity capital of approximately $141.8 million invested by TriVergent stockholders,

         - committed equity capital of approximately $135.0 million, which holders of Gabriel Series B preferred stock are contractually obligated to invest in additional shares of Series B preferred stock, upon notice from Gabriel, no later than December 31, 2000, and

         - debt capital of up to $245 million under Gabriel's expanded bank credit facility, of which approximately $170 million is expected to be available at the effective time of the merger.

The combined company's available equity and debt capital is more than sufficient to provide all the necessary capital for the combined company's initial 28 markets currently in operation and under development, including capital to fund initial operating losses of those markets. Management of the combined company intends to continue Gabriel's financing plan of obtaining the funding required for additional markets to reach positive free cash flow prior to committing to the development of those markets.

         Gabriel is currently negotiating the terms of its definitive agreements for the expanded $245 million secured credit facility referred to above with the group of lenders that have committed to provide this facility. Gabriel and

TriVergent intend that the $245 million secured credit facility be in place at or prior to the effective time of the merger. One of the conditions to closing the merger is that each company's bank lenders and Nortel consent to the merger. Management of the combined company intends to use a portion of the proceeds of the new facility to repay all outstanding borrowings under the existing secured credit facilities of Gabriel and TriVergent. However, these negotiations are ongoing, and Gabriel cannot be certain at this time of the actual amount of financing that will be available to the combined company or the terms of any financing.

                                   THE MERGER


BACKGROUND OF THE MERGER


         As part of its business strategy, Gabriel from time to time considers opportunities to acquire other businesses and enter into strategic relationships to accelerate its market penetration and expand the scope of its product and service offerings. In early April 2000, Gabriel identified TriVergent as an attractive acquisition candidate based on the comparable product and customer focus of the two companies and their contiguous geographic footprint. At that time, Mr. David L. Solomon, the chairman and chief executive officer of Gabriel, contacted Mr. Charles S. Houser, the chairman and chief executive officer of TriVergent, to initiate discussions regarding a possible strategic combination of the two companies.


         On April 13, 2000, TriVergent and Gabriel entered into an agreement pursuant to which each company agreed to make information available to the other on a confidential basis. Representatives of each company then proceeded with their due diligence and evaluation of the other's current operations and planned future developments.

         At a regular meeting of the Gabriel board of directors on April 18, 2000, at which all of the directors were present, Mr. Solomon discussed with the Gabriel board a possible combination of Gabriel with TriVergent. Mr. Solomon reported that Gabriel had retained Salomon Smith Barney Inc. as Gabriel's financial advisor in connection with any possible transaction with TriVergent.


         At a regular meeting of the board of directors of TriVergent on April 19, 2000, at which a quorum was present, the board discussed various strategic advantages relating to a possible business combination with Gabriel such as expansion into contiguous geographic service territories with virtually little market overlap between markets currently served by Gabriel and TriVergent. The board reviewed a written analysis of Donaldson Lufkin & Jenrette Securities Corporation, which TriVergent had engaged to represent it in the proposed transaction, regarding the possible financial benefits of the possible combination of the two companies, such as enhanced access to capital.


         Between April 19, 2000 and May 10, 2000, Mr. Solomon and Mr. Houser continued to discuss the possibility of a merger of the two companies and considered various factors, including each company's market development plans and financial projections, network architecture and footprint, management team, board composition and outside investors.

         On May 9, 2000 and May 10, 2000, Salomon Smith Barney reviewed with Gabriel management certain financial information relating to Gabriel and the proposed combined company. On May 10, 2000, Mr. Solomon and Mr. Houser reached an agreement in principle that the two companies would enter into a stock-for-stock merger with Gabriel's security holders holding 54% of the equity of the combined company on a fully diluted basis and TriVergent's security holders holding 46% of the equity of the combined company on a fully diluted basis. On May 11, 2000, Gabriel delivered to TriVergent a proposed draft letter of intent setting forth the proposed transaction structure and economic and other terms of the proposed merger.


         On May 9, 2000 and May 10, 2000, Donaldson Lufkin & Jenrette reviewed with TriVergent management certain financial information relating to TriVergent and the proposed combined company. The TriVergent board of directors met on May 11, 2000 to consider proceeding with the proposed merger based on the agreement in principle reached by Mr. Houser and Mr. Solomon. At this meeting, Donaldson Lufkin & Jenrette presented the benefits of the transaction, its preliminary due diligence findings and the preliminary relative values of each company and the combined entity. Mr. Houser addressed issues including the proposed board composition, management, headquarters location, name, sales and product strategy, target customers and implications to employees under TriVergent's employee incentive plan. The TriVergent board unanimously voted to authorize TriVergent management to proceed with the negotiation of a definitive agreement.


         On May 16, 2000, at a regular meeting of the board of directors of Gabriel, at which all directors were present, the Gabriel board of directors met to consider the proposed merger. At this meeting, the Gabriel board considered presentations from management and Salomon Smith Barney regarding the proposed transaction and the draft letter of intent. The Gabriel board authorized Mr. Solomon to proceed with the negotiation of a definitive agreement consistent with the proposed letter of intent and the agreement in principle reached with Mr. Houser.

         Concurrently with the due diligence process, representatives of Gabriel and TriVergent engaged in several telephone conferences to discuss the proposed letter of intent and, in the alternative, proceeding directly to the drafting and negotiation of a definitive agreement. On May 23, 2000, Gabriel provided to TriVergent a first draft agreement and plan of merger, and on May 24, 2000, May 25, 2000 and May 26, 2000, Gabriel delivered to TriVergent proposed drafts of the Gabriel charter amendment and other documents relating to the merger. During the period from May 23, 2000 through June 8, 2000, representatives of TriVergent and Gabriel, including Cravath, Swaine & Moore and Bryan Cave LLP, counsel to TriVergent and Gabriel, respectively, completed their due diligence reviews and negotiated the remaining terms of the proposed merger documents.


         On June 8, 2000, at a special meeting of the board of directors, at which all of the directors were present, the Gabriel board met to consider the proposed merger. At the meeting, Mr. Solomon reported on the discussions with TriVergent, including the terms of the merger and the proposed exchange ratio. Mr. John P. Denneen, the executive vice president - corporate development and legal affairs, secretary and a director of Gabriel, presented a summary of the terms of the merger agreement. Salomon Smith Barney advised the Gabriel board of directors that, as of June 8, 2000, in the opinion of Gabriel's financial advisor, the consideration to be paid in the merger was fair, from a financial point of view, to Gabriel, subject to the assumptions and limitations set forth in Salomon Smith Barney's written opinion. See "Opinion of Gabriel's Financial Advisor" beginning on page 53. Following discussion, the Gabriel board of directors, by unanimous vote, approved, and recommended that the stockholders of Gabriel approve, the merger agreement, the Gabriel charter amendment and the other transactions contemplated by the merger agreement.

         On June 8, 2000, the board of directors of TriVergent held a special meeting at which Mr. Charles S. Houser, chief executive officer of TriVergent, reported on the discussions with Gabriel, including the terms of the merger, the proposed exchange ratio and the 46% equity interest of the combined company, on a fully diluted basis, to be received by the TriVergent stockholders. A representative of Donaldson, Lufkin & Jenrette presented a summary of the terms of the merger agreement and explained the calculation of the proposed exchange ratio. Mr. Houser discussed the strategic and financial advantages of the merger and answered questions regarding the terms of the merger. A representative of Donaldson, Lufkin & Jenrette delivered its written opinion to the TriVergent board of directors that as of June 8, 2000, in the opinion of Donaldson, Lufkin & Jenrette, based on and subject to the assumptions, limitations and qualifications included in the written opinion, the 46%, subject to adjustment pursuant to the merger agreement, equity interest of the combined company, on a fully diluted basis, to be received by the TriVergent stockholders was fair to the stockholders as a whole from a financial point of view. See "Opinion of TriVergent's Financial Advisor" beginning on page 49. Following this discussion, the TriVergent board of directors, by unanimous vote, approved the merger agreement and the other transactions contemplated thereby. TriVergent also engaged First Union as a financial advisor in connection with the transaction.


         On June 9, 2000, representatives of Gabriel and TriVergent met in Atlanta, Georgia and executed the merger agreement. On June 13, 2000, Gabriel and TriVergent issued a joint press release announcing the execution of the merger agreement.

THE BOARDS' REASONS FOR THE MERGER

         The TriVergent board of directors believes that the merger is fair to and in the best interests of TriVergent and its stockholders and has unanimously approved the merger. The Gabriel board of directors believes that the merger is fair to and in the best interests of Gabriel and also has unanimously approved the merger.


         In reaching its decision to approve the merger, the board of directors of TriVergent consulted with its management team and outside financial and legal advisors and carefully considered the following factors:



         - the opportunity for TriVergent to expand into contiguous geographic service territories creating, with Gabriel, a super regional competitor in the changing telecommunications industry,

         - the significant additional capital requirements of the successful implementation of the long range business goals of each company, the enhanced access to capital a merger with Gabriel provided and the belief that the merger would provide significant reduction in administrative and operating expenses,

         - the belief that Gabriel and TriVergent share similar business strategies of bundling local and long distance services with data and internet services on a single monthly bill,

         - the complementary network architectures and operational support systems of Gabriel and TriVergent coupled with the belief that the two companies' operations could be integrated efficiently and effectively.

         - the similar network deployment strategies of the two companies to pursue the cost effective delivery of telecommunications services,

         - the similar business strategy of targeting small and medium-sized business customers,

         - the pursuit of similar customer support and sales strategies of employing locally based direct sales teams and the opportunity to leverage TriVergent's relationships with authorized agents in the Midwest,

         - the depth of experience of the Gabriel management team in the telecommunications industry,


         - the various background data and analyses reviewed by TriVergent's outside financial and legal advisors and management, as well as the opinion of Donaldson, Lufkin & Jenrette that, as of the date of the opinion, based on and subject to the assumptions, limitations and qualifications included in the opinion the 46% equity interest of the combined company, on a fully diluted basis, to be received by the TriVergent stockholders is fair to the stockholders as a whole from a financial point of view,

         - the terms and conditions of the merger agreement and the likelihood that the conditions to the merger will be satisfied, and

         - the willingness of TriVergent's management and institutional investors to support the merger.

         In reaching its decision to approve the merger, the board of directors of Gabriel consulted with its management team and outside financial and legal advisors and carefully considered a variety of factors including


         - the businesses, operations, prospects and strategic direction of Gabriel and TriVergent, including:

           - their shared focus on small to medium-sized business customers in second and third tier markets,

           - their complementary geographic footprints and network architectures,

           - their pursuit of similar smart-built network deployment strategies,

           - their comparable bundled product and service offerings and focus on meeting all the data and voice communications requirements of their customers,

           - their similar sales and marketing strategies,

           - their highly complementary, advanced, automated billing, sales management, inventory, electronic bonding and surveillance systems, and

           - the significant telecommunications industry experience and entrepreneurial experience of their management teams,

         - the significant additional capital required for the successful implementation of the long-range business plans of both companies, including the risks of obtaining the capital required for TriVergent's largely unfunded long-range plan,

         - the belief that a merger of Gabriel with TriVergent could create significant synergies for the combined company, including perceived opportunities for savings in general, administrative and operating expenses and network equipment costs,

         - the belief that a merger with TriVergent would allow Gabriel to expand its operations into the contiguous nine state BellSouth region with a similar smart build strategy and product offerings and create a stronger competitor in the changing telecommunications industry,


         - the various background data and analyses reviewed by Gabriel's outside financial and legal advisors and management, as well as the opinion of Salomon Smith Barney that the consideration to be paid in the merger is fair to Gabriel from a financial point of view,

         - the terms and conditions of the merger agreement and the likelihood that the conditions to the merger will be satisfied, and

         - the willingness of Gabriel's management and institutional investors to support the merger.

APPROVAL OF BOARD AND STOCKHOLDERS

         GABRIEL

         The Gabriel board of directors has unanimously approved the merger agreement and believes that the terms of the merger agreement are fair to, and that the merger is in the best interests of, Gabriel.

         On June 9, 2000, the holders of more than two-thirds of the outstanding shares of Gabriel common and preferred stock agreed to vote their shares to approve or consent to the acquisition of TriVergent by Gabriel by means of the merger and the amendment and restatement of the amended and restated certificate of incorporation of Gabriel. Under Delaware law and the terms of Gabriel's amended and restated certificate of incorporation, these approvals are sufficient to approve the acquisition of TriVergent by Gabriel by means of the merger and to approve the amendment and restatement of the amended and restated certificate of incorporation of Gabriel. Accordingly, Gabriel is not soliciting proxies or consents from the Gabriel stockholders in connection with the merger or the charter amendment.

         TRIVERGENT

         The TriVergent board of directors has unanimously approved the merger agreement and believes that the terms of the merger agreement are fair to, and that the merger is in the best interests of, TriVergent and its stockholders.

         On June 9, 2000, the holders of more than ninety percent of the outstanding shares of TriVergent Series A and Series B preferred stock and more than two-thirds of the outstanding shares of TriVergent Series C preferred stock and common stock agreed to vote their shares in favor of or consent to the merger. Under Delaware law and the terms of TriVergent's certificate of incorporation, these approvals are sufficient to approve the merger agreement and the transactions contemplated by the merger agreement. Accordingly, TriVergent is not soliciting proxies or consents from TriVergent stockholders in connection with the merger.

OPINION OF TRIVERGENT'S FINANCIAL ADVISOR

         INTRODUCTION


         TriVergent asked Donaldson, Lufkin & Jenrette Securities Corporation, in its role as financial advisor to TriVergent, to render an opinion to the TriVergent board as to the fairness to the stockholders of TriVergent as a whole, from a financial point of view, of the percentage equity interest in the combined entity that they will be entitled to at the effective time of the merger - 46% calculated on a fully diluted basis, using the treasury stock method and including the $6.00 warrants and $10.25 warrants, subject to adjustment pursuant to the merger agreement, which we refer to in this section as the "fully diluted equity interest."

         On June 8, 2000, Donaldson, Lufkin & Jenrette delivered to the TriVergent board a written opinion to the effect that, as of such date, and subject to and based on the assumptions, limitations and qualifications set forth in the opinion, the fully diluted equity interest was fair to the stockholders of TriVergent as a whole from a financial point of view. A copy of the June 8, 2000 Donaldson, Lufkin & Jenrette opinion is attached to this information statement/prospectus as Annex C. YOU SHOULD READ THIS OPINION FOR THE PROCEDURES FOLLOWED, THE MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW MADE BY DONALDSON, LUFKIN & JENRETTE. The opinion is based on economic, market, regulatory, financial and other conditions as they existed on, and on the information made available to Donaldson, Lufkin & Jenrette as of, June 8, 2000. Although later events may affect the conclusion reached in its opinion, Donaldson, Lufkin & Jenrette does not have any obligation to update, revise or reaffirm its opinion.

         Donaldson, Lufkin & Jenrette prepared its opinion for the TriVergent board. The opinion addresses only the fairness from a financial point of view of the fully diluted equity interest to the stockholders of TriVergent as a whole. Donaldson Lufkin & Jenrette has expressed no opinion as to


         - the prices at which Gabriel common stock and preferred stock would actually trade in the future,

         - the merits of the merger relative to other business strategies considered by the TriVergent board,

         - the decision of the TriVergent board to proceed with the merger, or

         - the fairness of the consideration to be received by an individual class of securityholders of TriVergent.


         The fully diluted equity interest was determined in arms length negotiations between TriVergent and Gabriel in which Donaldson, Lufkin & Jenrette advised TriVergent.


         The TriVergent board selected Donaldson, Lufkin & Jenrette to act as its financial advisor for the merger because Donaldson, Lufkin & Jenrette is an internationally recognized investment banking firm with substantial expertise in the telecommunications industry and in mergers and acquisitions. Donaldson, Lufkin & Jenrette, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

         INFORMATION REVIEWED AND ASSUMPTIONS MADE

         In arriving at its June 8, 2000 opinion, Donaldson, Lufkin & Jenrette reviewed

         - drafts of the merger agreement and exhibits to the merger agreement,

         - financial and other information that was publicly available or furnished to Donaldson, Lufkin & Jenrette by TriVergent and Gabriel, including information provided during discussions with their managements,

         - certain financial projections for the years 2000 through 2009 of TriVergent and Gabriel prepared by their managements,

         - a comparison of various financial data of TriVergent and Gabriel with other companies whose securities are traded in public markets, and


         - the prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as it deemed appropriate for purposes of rendering its opinion.

         Donaldson, Lufkin & Jenrette did not nor was it requested to solicit the interest of any other party in acquiring TriVergent. For its opinion, Donaldson, Lufkin & Jenrette relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources or that was provided to it by TriVergent or Gabriel or their respective representatives, or that was otherwise reviewed by Donaldson, Lufkin & Jenrette. Donaldson, Lufkin & Jenrette assumed that all financial projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of TriVergent and Gabriel as to the future operating and financial performance of TriVergent and Gabriel. Donaldson, Lufkin & Jenrette did not make any independent evaluation of the assets or liabilities of TriVergent or Gabriel, or an independent verification of the information reviewed by Donaldson, Lufkin & Jenrette, respectively. Donaldson, Lufkin & Jenrette did not consider the impact of regulatory changes on TriVergent and Gabriel. Donaldson, Lufkin & Jenrette relied as to all legal matters, including that the merger will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, on advice of counsel to TriVergent or Gabriel.

         FINANCIAL ANALYSES

         The following is a summary of the financial analyses made by Donaldson, Lufkin & Jenrette in connection with its June 8, 2000 opinion and its presentation to the TriVergent board on June 8, 2000. No company or transaction used in the analyses described below is directly comparable to TriVergent or the contemplated transaction. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected company or transaction data. The analyses performed by Donaldson, Lufkin & Jenrette are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.


         Private Financings. Donaldson, Lufkin & Jenrette compared the valuations implied by the prices at which TriVergent and Gabriel had completed recent rounds of private financing. TriVergent's most recent round of private financing took place during February and March 2000 when it raised approximately $67 million through the issuance of convertible preferred stock which, based on the number of shares of common stock into which it is convertible, implied a valuation of $4.25 per share for TriVergent common stock. Gabriel's most recent round of private financing took place during April 2000 when it obtained approximately $204.5 million of commitments to purchase its convertible preferred stock which, based on the number of shares of common stock into which it is convertible, implied a valuation of $7.00 per share for Gabriel common stock. The implied exchange ratio based on each companies recent private round of financing is shown in the table below:


         IMPLIED VALUATIONS FROM RECENT ROUNDS OF PRIVATE FINANCING
-------------------------------------------------------------------
               TRIVERGENT               GABRIEL        IMPLIED EXCHANGE RATIO
-----------------------------------------------------------------------------
            $4.25 per share          $7.00 per share           0.6

The ratio of these valuations would imply an exchange ratio of 0.6 compared to the then proposed exchange ratio of 1.1005.

         Publicly Traded Comparable Competitive Local Telephone Company Analysis. Donaldson, Lufkin & Jenrette analyzed selected historical and projected operating information, stock market data and financial ratios for the following publicly traded competitive local telephone companies:

         - Allegiance Telecom, Inc.,
         - Choice One Communications, Inc.,
         - CoreComm Ltd.,
         - CTC Communications Corp.,
         - Focal Communications Corp.,
         - Mpower Communications Corp.,
         - Net2000 Communications Inc.,
         - Network Plus Corp.,
         - Pac-West Telecomm Inc. and
         - US LEC Corp.


Donaldson, Lufkin & Jenrette chose the comparable competitive local telephone companies based on their industry, "smart-build" strategy and growth characteristics. Donaldson, Lufkin & Jenrette calculated the multiple of each company's total enterprise value, based on its current market price, to the selected research analysts' estimates of revenues for such company for 2001. The enterprise value of a company is equal to the value of its fully-diluted common equity plus debt and the liquidation value of outstanding preferred stock, if any, minus cash and the value of certain other assets, including minority interests in other entities. The table below sets forth the results of these analyses:



RATIO OF ENTERPRISE
      VALUE TO:             RANGE               MEAN                  MEDIAN
----------------------------------------------------------------------------
2001 Estimated           2.2x - 12.4x           5.2x                   3.6x
Revenue



Based on the median of 3.6x, Donaldson, Lufkin & Jenrette derived a range of ratios to apply to TriVergent's estimated 2001 revenues of 2.5x to 3.5x. For Gabriel, Donaldson, Lufkin & Jenrette derived a slightly higher range of ratios to apply to Gabriel's estimated 2001 revenues of 3.0x to 4.0x. In determining the appropriate revenue multiples, Donaldson, Lufkin & Jenrette considered each of the following: each company's financial projections, current funding position, and management reputation and experience in the public financial markets. These ranges of enterprise value to 2001 revenue ratios implied equity value per share ranges for both TriVergent and Gabriel as shown in the table below:



 IMPLIED EQUITY VALUE PER SHARE RANGES
--------------------------------------
            TRIVERGENT                   GABRIEL         IMPLIED EXCHANGE RATIO
-------------------------------------------------------------------------------
           $5.93 - $8.13              $6.03 - $6.86             1.0 - 1.2


         These implied equity values implied an exchange ratio of 1.0 to 1.2 compared to the then proposed exchange ratio of 1.1005.



         Discounted Cash Flow Analysis. Donaldson, Lufkin & Jenrette performed a discounted cash flow analysis of Gabriel and TriVergent using projections and assumptions provided by the managements of Gabriel and TriVergent. In a discounted cash flow analysis a valuation is determined based on the sum of the present values of a business' projected cash flows for a period of years and the present value of the business at the end of that period, which is referred to as the terminal value. In its discounted cash flow analysis, Donaldson, Lufkin & Jenrette took the projected cash flows for the next 9 1/2 years and estimated the value of TriVergent and Gabriel at the end of that period based on a multiple of EBITDA at the end of the period. The following assumptions were used in calculating discounted cash flow values:

         - Discounted cash flow projection period from July 1, 2000 through December 31, 2009,

         - Discount rate of 13.0% to 15.0% for each of TriVergent and Gabriel, respectively, and

         - Terminal value was computed by using ranges of 10.0x to 12.0x projected 2009 EBITDA for TriVergent and 9.5x to 11.5x projected 2009 EBITDA for Gabriel.


These assumptions implied values which are summarized in the table below:


  IMPLIED EQUITY VALUE PER SHARE RANGES
---------------------------------------
           TRIVERGENT                     GABRIEL        IMPLIED EXCHANGE RATIO
--------------------------------------------------------------------------------
                  $16 - $19               $17 - $20          0.94 - 0.95


         The implied range of exchange ratios based on these implied equity values was 0.94 to 0.95 compared to the then proposed exchange ratio of 1.1005.


         Contribution Analysis. Donaldson, Lufkin & Jenrette analyzed the revenue projections for TriVergent and Gabriel and the relative contribution of each to the combined entity. This analysis indicated, among other things, that for the years 2000 through 2004, TriVergent would contribute between 55.7% and 67.4% of the combined entity's revenues. Donaldson, Lufkin & Jenrette took into consideration TriVergent's and Gabriel's net cash to derive TriVergent's and Gabriel's implied ownership percentages. The analysis is summarized in the table below:



                                  CONTRIBUTION                         IMPLIED OWNERSHIP
                      --------------------------------------    -----------------------------------     IMPLIED
                         TRIVERGENT           GABRIEL           TRIVERGENT           GABRIEL         EXCHANGE RATIO
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
2000 Estimated              58.5%              41.5%               43.1%              56.9%              0.9766
Revenue

2001 Estimated              67.4%              32.6%               51.5%              48.5%              1.3731
Revenue

2002 Estimated              67.0%              33.0%               51.1%              48.9%              1.3507
Revenue

2003 Estimated              60.7%              39.3%               45.1%              54.9%              1.0605
Revenue

2004 Estimated              55.7%              44.3%               40.7%              59.3%              0.8870
Revenue



         The analysis implied an exchange ratio range of 0.9 to 1.4 compared to the then proposed exchange ratio of 1.1005.


         This summary is not a complete description of Donaldson, Lufkin & Jenrette's analyses. Instead, it summarizes the material elements of the presentation made by Donaldson, Lufkin & Jenrette to the TriVergent board on June 8, 2000. The preparation of Donaldson, Lufkin & Jenrette's opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, Donaldson, Lufkin & Jenrette's opinion is not readily susceptible to summary description.

         Each of Donaldson, Lufkin & Jenrette's analyses was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. Donaldson, Lufkin & Jenrette did not form a conclusion as to whether any individual analysis, considered by itself, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Donaldson, Lufkin & Jenrette considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Donaldson, Lufkin & Jenrette did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Furthermore, different professionals within Donaldson, Lufkin & Jenrette involved in the delivery of the opinion may have given different weight to different analyses. For this reason, Donaldson, Lufkin & Jenrette believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses performed by Donaldson, Lufkin & Jenrette are not necessarily indicative of actual, past or future results or values, which may be significantly more or less favorable than suggested by these analyses.

         ENGAGEMENT LETTER


         TriVergent engaged Donaldson, Lufkin & Jenrette to act as its principal financial advisor in connection with the merger with Gabriel. Under the engagement letter, TriVergent agreed to pay Donaldson, Lufkin & Jenrette a fee of $500,000 at the time Donaldson, Lufkin & Jenrette notified the Board of Directors of TriVergent that it was prepared to deliver Donaldson, Lufkin & Jenrette's opinion. TriVergent agreed to pay Donaldson, Lufkin & Jenrette additional cash compensation in an amount equal to $3.75 million less the amount paid by TriVergent for Donaldson, Lufkin & Jenrette's opinion, payable in cash at consummation of the merger.


         TriVergent also agreed to reimburse Donaldson, Lufkin & Jenrette for out-of-pocket expenses. TriVergent also agreed to indemnify Donaldson, Lufkin & Jenrette and related persons against various liabilities in connection with its engagement, including liabilities under federal securities laws. The SEC has taken the position that indemnification under the federal securities laws may not be enforceable if it is found to be against public policy.

         Donaldson, Lufkin & Jenrette has performed investment banking and other services for TriVergent in the past, including acting as lead manager of its proposed initial public offering. Donaldson, Lufkin & Jenrette may also provide investment banking services for TriVergent or Gabriel in the future.

OPINION OF GABRIEL'S FINANCIAL ADVISOR

         Gabriel retained Salomon Smith Barney to act as its financial advisor in connection with the merger. Pursuant to Salomon Smith Barney's engagement letter, dated April 13, 2000, Salomon Smith Barney rendered an opinion to Gabriel's board of directors on June 8, 2000 to the effect that, based upon and subject to the considerations set forth in the opinion, as of such date, the consideration to be paid in the merger was fair, from a financial point of view, to Gabriel.


         Annex D to this information statement/prospectus contains the full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken. GABRIEL'S STOCKHOLDERS ARE URGED TO READ THE SALOMON SMITH BARNEY OPINION CAREFULLY AND COMPLETELY.


         Although Salomon Smith Barney evaluated the fairness, from a financial point of view, of the consideration to be paid in the merger, the consideration was determined by Gabriel and TriVergent through arms-length negotiations. Neither Gabriel nor its board of directors imposed any limitations with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

         In the process of rendering its opinion, Salomon Smith Barney reviewed, among other things:

         - a draft of the merger agreement,

         - publicly available business and financial information concerning TriVergent, and

         - internal information, including financial forecasts and other information and data regarding Gabriel and TriVergent, provided to or otherwise discussed with Salomon Smith Barney by the managements of Gabriel and TriVergent.

         Salomon Smith Barney reviewed the financial terms of the merger in relation to, among other things, the historical and projected earnings and other operating data of Gabriel and TriVergent and the historical and projected capitalization and financial condition of Gabriel and TriVergent. Salomon Smith Barney also evaluated the pro forma financial impact of the merger on Gabriel. Salomon Smith Barney also conducted other analyses and examinations and considered other information and financial, economic and market criteria as it deemed appropriate.

         In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. Salomon Smith Barney also relied upon the assurances of management of both Gabriel and TriVergent that they were not aware of any facts that would make any of the information reviewed by Salomon Smith Barney inaccurate or misleading. Management of Gabriel and TriVergent have advised Salomon Smith Barney that the financial forecasts and other information and data provided to or otherwise reviewed by, or discussed with, Salomon Smith Barney were reasonably prepared based on the best currently available estimates and judgments of the managements of Gabriel and TriVergent as to the future financial performance of Gabriel and TriVergent. Salomon Smith Barney expressed no view with respect to these forecasts and other information and data or the assumptions on which they were based. Salomon Smith Barney assumed, with Gabriel's consent, that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Gabriel or TriVergent nor did Salomon Smith Barney make any physical inspection of the properties or assets of Gabriel or TriVergent. Salomon Smith Barney also assumed that the final terms of the merger agreement would not vary materially from those in the draft reviewed by Salomon Smith Barney and that the merger will be consummated in a timely fashion and in accordance with the terms of the merger agreement without waiver of any of the conditions precedent to the merger contained in the merger agreement.


         Salomon Smith Barney's opinion relates to the relative values of Gabriel and TriVergent. Salomon Smith Barney did not express any opinion as to what the value of any of the Gabriel common stock, Gabriel preferred stock or Gabriel options or warrants actually will be when issued in the merger. Nor did Salomon Smith Barney express any opinion with respect to the allocation of the consideration to be paid in the merger. Salomon Smith Barney was not requested to consider, and the Salomon Smith Barney opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Gabriel or the effect of any other transaction in which Gabriel might engage. Salomon Smith Barney's opinion necessarily was based upon information available and disclosed to Salomon Smith Barney as of the time it rendered its opinion.


         SALOMON SMITH BARNEY'S ADVISORY SERVICES AND OPINION WERE PROVIDED FOR THE INFORMATION OF GABRIEL'S BOARD OF DIRECTORS IN ITS EVALUATION OF THE PROPOSED MERGER AND DID NOT CONSTITUTE A RECOMMENDATION OF THE MERGER TO GABRIEL OR A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE ON ANY MATTERS RELATING TO THE PROPOSED MERGER.

         The following is a summary of analyses performed by Salomon Smith Barney in the course of evaluating the fairness of the consideration to be paid in the merger. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to June 2, 2000, and is not necessarily indicative of current or future market conditions. The summary of certain of the financial analyses includes information presented in tabular format. IN ORDER TO UNDERSTAND FULLY THE FINANCIAL ANALYSES USED BY SALOMON SMITH BARNEY, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE ARE NOT A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES.


         Contribution Analyses. Using annualized results for the month ended March 31, 2000 and management projections provided by TriVergent and Gabriel, respectively, Salomon Smith Barney performed analyses of the relative contribution of each of TriVergent and Gabriel to the combined company with respect to certain financial and operating data. Based on the relative contribution of TriVergent and Gabriel with respect to each category of data, Salomon Smith Barney derived the implied ownership interest in the combined company of the current common and preferred stockholders of each of TriVergent and Gabriel. The purpose of this analysis was to draw a comparison between this implied ownership interest and the percentage ownership of the combined company that the current Gabriel stockholders are expected to have following the merger.

         In the course of these analyses, certain information used by Salomon Smith Barney with respect to TriVergent was on a pro forma basis to reflect pending and recently completed transactions involving TriVergent.

In performing these analyses, Salomon Smith Barney did not take into account any anticipated cost savings, revenue enhancements or other similar potential effects of the merger.


         These analyses are set forth in the following table.


                                                         TRIVERGENT          GABRIEL          TRIVERGENT       GABRIEL IMPLIED
                                                        CONTRIBUTION       CONTRIBUTION    IMPLIED OWNERSHIP      OWNERSHIP
   ANNUAL REVENUES
      Latest Month Annualized                               71.5%              28.5%             55.0%              45.0%
      Estimated 2000                                        58.5               41.5              46.0               54.0
      Estimated 2001                                        67.4               32.6              52.1               47.9
      Estimated 2002                                        66.8               33.2              51.7               48.3
      Estimated 2003                                        60.4               39.6              47.4               52.6

   ON-NET ACCESS LINES
      As of March 31, 2000                                   2.9%              97.1%              7.9%              92.1%
      Estimated as of December 31, 2000                     49.8               50.2              40.0               60.0
      Estimated as of December 31, 2001                     67.4               32.6              52.1               47.9
      Estimated as of December 31, 2002                     65.7               34.3              51.0               49.0
      Estimated as of December 31, 2003                     63.3               36.7              49.3               50.7

   NET PROPERTY, PLANT AND EQUIPMENT
      As of March 31, 2000                                  53.9%              46.1%             42.9%              57.1%
      Estimated as of December 31, 2000                     64.8               35.2              50.4               49.6
      Estimated as of December 31, 2001                     52.1               47.9              41.6               58.4
      Estimated as of December 31, 2002                     47.5               52.5              38.5               61.5
      Estimated as of December 31, 2003                     41.6               58.4              34.4               65.6


         Salomon Smith Barney derived a range for the implied ownership of the Gabriel stockholders in the combined company of 49.6% to 55.6% based on the data in the table above. Salomon Smith Barney noted that the expected pro forma fully diluted equity interest in the combined company of the current common and preferred stockholders of Gabriel expected to result from the merger is 54%, which is within the derived range. This analysis therefore supported the conclusion that the consideration to be paid in the merger was fair, from a financial point of view, to Gabriel.

         Comparable Company Analysis. Salomon Smith Barney reviewed publicly available financial and operating information for nine competitive local telephone companies:


         - Allegiance Telecom, Inc.,

         - Choice One Communications Inc.,

         - CTC Communications Group, Inc.,

         - Focal Communications Corporation,

         - Mpower Holding Corporation,

         - Net2000 Communications, Inc.,

         - Network Plus Corp.,

         - Pac-West Telecomm, Inc. and

         - US LEC Corp.


Salomon Smith Barney considered the business segments in which these companies operate to be reasonably similar to certain of the business segments in which TriVergent and Gabriel operate, but noted that none of these companies has the same management, makeup, size or combination of businesses as TriVergent or Gabriel. The purpose of this analysis was to use certain financial and operating data of comparable competitive local telephone companies to derive an implied value of the equity securities of each of Gabriel and TriVergent. Based on those implied equity values, Salomon Smith Barney could derive the implied ownership percentage of Gabriel's stockholders in the combined company and compare that implied ownership percentage with the pro forma fully diluted equity interest in the combined company of the current Gabriel stockholders expected to result from the merger.

         In performing this analysis, Salomon Smith Barney derived the adjusted firm value of each of the comparable competitive local telephone companies. Adjusted firm value was calculated as the sum of the value of:


         - all shares of common stock assuming the exercise of all in-the-money options, warrants and convertible securities, less the proceeds from such exercise, plus
         - non-convertible indebtedness, plus
         - non-convertible preferred stock, plus
         - minority interests, plus
         - out-of-the-money convertible securities, minus
         - certain assets not related to the company's core businesses, minus
         - investments in unconsolidated affiliates and cash.


         For each of the comparable competitive local telephone companies, Salomon Smith Barney derived the ratio of adjusted firm value to each of:


         - revenue for 2000, based on an annualization of revenue for the latest quarter for which results were available,
         - estimated revenue for 2000,
         - estimated revenue for 2001,
         - estimated revenue for 2002,
         - estimated growth-adjusted revenue for 2000,
         - estimated growth-adjusted revenue for 2001,
         - estimated growth-adjusted revenue for 2002,
         - net property, plant and equipment, and
         - number of access lines.


Estimated growth-adjusted revenue for any year is the estimated revenue for that year multiplied by the estimated compound annual growth rate over the next two succeeding years. With respect to the comparable competitive local telephone companies, Salomon Smith Barney used revenue estimates contained in publicly available research reports published by various investment banks.


         The following tables set forth the results of these analyses:


RATIO OF ADJUSTED
FIRM VALUE TO:                                            RANGE                 MEAN              MEDIAN
Revenue (1)                                             3.3x - 47.2x            18.7x              16.1x
2000 Estimated Revenue                                  3.7x - 23.0x            11.7x              10.9x
2001 Estimated Revenue                                  2.3x - 12.1x             5.5x               4.0x
2002 Estimated Revenue                                   1.6x - 7.3x             3.3x               2.7x
2000 Estimated Growth-Adjusted Revenue                  6.9x - 29.5x            13.6x              11.9x
2001 Estimated Growth-Adjusted Revenue                  4.0x - 20.3x            10.0x               9.5x
2002 Estimated Growth-Adjusted Revenue                  2.7x - 16.0x            7.6x                6.9x
Net Property, Plant and Equipment                       6.3x - 18.5x            10.5x               9.3x
Access Lines                                          $3,701 - $35,576         $14,728            $12,839

---------------
(1) Based on an annualization of revenue for the latest quarter for which results were available.

         Based upon this analysis and using projected financial information provided by the management of TriVergent and Gabriel, respectively, Salomon Smith Barney derived ranges of implied firm value and the implied value of the equity securities of TriVergent and Gabriel as set forth in the following table. Salomon Smith Barney derived the implied value of the equity securities of each company by adjusting that company's implied firm value by subtracting debt and minority interests and adding cash, marketable securities held by the company and the proceeds expected to be received from the exercise of options and warrants.



                                                     TRIVERGENT                     GABRIEL
                                                                  (IN MILLIONS)
RANGE OF IMPLIED FIRM VALUE                   $450.0    --       $550.0       $300.0   --      $375.0
RANGE OF IMPLIED EQUITY VALUE                 $501.7    --       $601.7       $523.0   --      $598.0


         Based on the derived value of the equity securities of each company, Salomon Smith Barney derived an implied range of the ownership of Gabriel's stockholders in the combined company of 46.5% to 54.5%. Salomon Smith Barney noted that the 54% equity interest in the combined company of the current Gabriel stockholders expected to result from the merger is within that range, which supported the conclusion that the consideration to be paid in the merger was fair, from a financial point of view, to Gabriel.

         Discounted Cash Flow Analysis. Salomon Smith Barney used a discounted cash flow methodology to derive ranges of firm value and the implied value of the equity securities of each of TriVergent and Gabriel. The purpose of this analysis was to derive the value of each company's equity securities by considering the value today of the company's expected future cash flows over a certain number of years and the company's "terminal" value at the end of that period. By doing that, Salomon Smith Barney could then compare the ownership percentage of Gabriel's stockholders in the combined company implied by those equity values with the expected pro forma fully diluted equity interest in the combined company of the current Gabriel stockholders expected to result from the merger.

         In this analysis, Salomon Smith Barney assumed a weighted average cost of capital ranging from 13.5% to 17.5% to derive for each of TriVergent and Gabriel the present value as of June 30, 2000 of projected free cash flows for the ten fiscal years from 2000 through 2009 plus each company's terminal value at the end of fiscal 2009. Terminal values for each company were based on a range of 8.0x to 12.0x projected earnings before interest, taxes, depreciation and amortization, or EBITDA, for 2009. In particular, Salomon Smith Barney focused on the results obtained by utilizing a weighted average cost of capital ranging from 14.5% to 16.5% and terminal values ranging from to 9.0x to 11.0x projected EBITDA for 2009. Salomon Smith Barney derived the implied value of the equity securities of each company by adjusting that company's implied firm value by subtracting debt and minority interests and adding cash, marketable securities held by the company and the proceeds expected to be received from the exercise of options and warrants.

         In deriving ranges of firm value and equity value for TriVergent, Salomon Smith Barney performed the discounted cash flow analysis using both management projections provided by TriVergent and management projections adjusted to reflect more conservative near-term growth of TriVergent's business, more conservative access line growth and a more rapid shift away from resale revenues than were reflected in TriVergent's management projections.

         In deriving ranges of firm value and equity value for Gabriel, Salomon Smith Barney performed the discounted cash flow analysis using both management projections provided by Gabriel and management projections adjusted to reflect more conservative near-term revenue growth, more rapidly declining prices and lower margins than were reflected in Gabriel's management projections.

         Based upon this analysis, Salomon Smith Barney derived the ranges of firm value and the implied value of the equity securities of TriVergent and Gabriel as set forth in the following table:

                                                      TRIVERGENT                               GABRIEL
                                                      ----------                               -------
                                          MANAGEMENT                               MANAGEMENT
                                             CASE                  ADJUSTED CASE      CASE             ADJUSTED CASE
                                          ----------               -------------      ----             -------------
                                                                             (IN MILLIONS)
RANGE OF IMPLIED FIRM VALUE                $710 - $1,078        $583 - $875       $885 - $1,320       $748 - $1,127
RANGE OF IMPLIED EQUITY VALUE              $762 - $1,130        $635 - $927      $1,108 - $1,543      $971 - $1,350

         Based on the range of the implied equity value of each company, Salomon Smith Barney derived ranges of the implied equity ownership of Gabriel's stockholders in the combined company of 49.5% to 67.0% under the management case and 51.2% to 68.0% under the adjusted case. Salomon Smith Barney noted that the 54% equity interest in the combined company of the current Gabriel stockholders expected to result from the merger is within those ranges, which supported the conclusion that the consideration to be paid in the merger was fair, from a financial point of view, to Gabriel.


         The preceding discussion is a summary of the material financial analyses performed by Salomon Smith Barney in the course of evaluating the fairness of the consideration to be paid in the merger. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Salomon Smith Barney, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the comparable companies analyses summarized above, Salomon Smith Barney selected comparable public companies on the basis of various factors, including the size and similarity of the line of business; however, no company utilized as a comparison in these analyses is identical to TriVergent or Gabriel. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or public trading value of the subject companies to which TriVergent and Gabriel are being compared. In its analyses, Salomon Smith Barney made numerous assumptions with respect to TriVergent, Gabriel, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of TriVergent and Gabriel. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of TriVergent, Gabriel, the Gabriel board of directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates. Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the exchange ratio in the merger. The opinion of Salomon Smith Barney was only one of the factors taken into consideration by Gabriel's board of directors in making its determination to approve the merger agreement and the merger.

         Salomon Smith Barney is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Gabriel selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's international reputation and Salomon Smith Barney's familiarity with Gabriel. In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of both Gabriel and TriVergent for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Gabriel and TriVergent and their respective affiliates.


         Pursuant to Salomon Smith Barney's engagement letter, Gabriel agreed to pay Salomon Smith Barney fees for its services rendered in connection with the merger in the amounts of $250,000, which was payable when the merger agreement was executed, and $3.0 million, which will become payable when the merger is completed.

Gabriel has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its counsel, and to indemnify Salomon Smith Barney against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.


INTERESTS OF TRIVERGENT DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

         INTRODUCTION. Some of the members of TriVergent's board of directors and executive officers may have interests in the merger that are different from or in addition to the interests of stockholders of TriVergent generally. These additional interests relate to, among other things, the effect of the merger on employment and benefit arrangements to which directors and executive officers are parties or under which they have rights. These interests, to the extent material, are described below. The TriVergent board of directors was aware of these interests and considered them, among other things, prior to approving the merger agreement.


         EMPLOYMENT AGREEMENTS. TriVergent has entered into employment agreements with the following members of senior management of TriVergent that contain vesting provisions that are triggered by a change in control of
TriVergent:


         Name                                  Position
         ----                                  --------
         Charles S. Houser                     Chief Executive Officer
         G. Michael Cassity                    President and Chief Operating Officer
         J. W. Adams                           Senior Vice President of Network Engineering
         Shaler P. Houser                      Senior Vice President of Corporate Development and Strategy
         Ronald N. Kirby                       Senior Vice President of Network Customer Operations
         G. Randolph McDougald                 Senior Vice President of Marketing
         Clark H. Mizell                       Senior Vice President and Chief Financial Officer
         Riley M. Murphy                       Senior Vice President of Law, General Counsel and Secretary
         Vincent M. Oddo                       Senior Vice President and Chief Information Officer
         Russell W. Powell                     Senior Vice President of Sales
         Judith C. Slaughter                   Senior Vice President of Customer Operations

         Except for the agreement with Mr. Cassity, these agreements provide that:

         - if employment is terminated by TriVergent, other than for cause, prior to and in connection with a change in control, which would include the merger, the employee is entitled to salary and benefits for the balance of the term of the agreement;

         - if the employee is terminated after a change in control, the employee is entitled to salary and benefits for periods ranging from 12 to 24 months following the change in control; and

         - the employee will receive an additional amount, on an after-tax basis, to compensate for any taxes imposed by the U.S. federal income tax laws in relation to the termination payments.

         Mr. Cassity's employment agreement provides that if he resigns for "good reason," as defined in the agreement, prior to a change in control, he is entitled to salary, bonus and benefits for the greater of one year from termination or two years after the date of the employment agreement. If he resigns for good reason after a change in control, he is entitled to salary, bonus, $50,000 in discretionary funds and benefits for the greater of one year from termination or three years after the date of the employment agreement. In addition, Mr. Cassity's employment agreement provides for a liquidity bonus upon the sale of TriVergent equal to $500,000 if the consideration paid for TriVergent is between $500 million and $750 million or $750,000 if the consideration paid for TriVergent is at least $750 million. Based on the merger consideration, Mr. Cassity will not be entitled to this liquidity bonus as result of the merger.


         By letter agreement, all but two members of TriVergent's senior management with employment agreements have agreed that the merger shall not be treated as a change of control under their employment agreements and that the merger shall not be treated as an event resulting in the acceleration of exercise rights under their options granted under the TriVergent employee incentive plan. In exchange for this agreement, these persons will receive a three year, rather than a five year, vesting schedule from the date of the original grant for their options. In addition, their options may fully vest and become fully exercisable in accordance with their terms if any of the following occurs within one year following the effective time of the merger:

         - a diminution or reduction of such holder's responsibilities, position, authority, duties or compensation from those in effect immediately prior to the effective time of the merger,

         - a relocation of 50 miles or more of such employee's work location or

         - a termination of the employment of such employee without cause.


         INDEMNIFICATION. All rights of indemnification from liabilities existing in favor of the current and former directors, officers, employees and agents of TriVergent and its subsidiaries as provided in their certificates of incorporation and by-laws will be assumed by the surviving corporation in the merger, and will continue in full force and effect in accordance with the terms of the certificate of incorporation and by-laws of the surviving corporation.


         EFFECTS OF THE MERGER ON EMPLOYEE INCENTIVE PLAN. Under the terms of TriVergent's employee incentive plan, the merger would cause all options outstanding under the plan to become fully vested and immediately exercisable. However, as discussed above, by letter agreement, officers and employees of TriVergent holding in the aggregate 73.31% of options outstanding as of the date of the merger agreement have agreed that the merger shall not be treated as an event resulting in an acceleration of exercise rights under the TriVergent employee incentive plan.


         OTHER MERGER AGREEMENT PROVISIONS. The merger agreement also contains the following additional provisions applicable to TriVergent senior management, including:


         - following the effective time of the merger, Gabriel has agreed to maintain existing TriVergent employee benefits or replace TriVergent benefits with comparable Gabriel benefits provided that, in the aggregate, the terms offered to the TriVergent employees are no less favorable than the aggregate benefits provided to similarly situated employees of Gabriel and all pre-existing condition limitations, to the extent such limitations did not apply to a pre-existing condition under the benefit plans of TriVergent, will be waived with respect to these participants and their eligible dependents;


         - Gabriel has agreed to recognize, for TriVergent employees, credit for years of service with TriVergent or any of the TriVergent subsidiaries prior to the merger for purposes of eligibility and vesting to the extent that service was recognized under the benefit plans of TriVergent;

         - Gabriel has agreed to honor the employment agreements of TriVergent's current executive officers and employees; and

         - Gabriel or the surviving corporation in the merger will offer employment on mutually agreeable terms to all employees of TriVergent employed as of the effective time of the merger.


INTERESTS OF GABRIEL DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

         No members of Gabriel's board of directors or executive officers of Gabriel have any interests in the merger that are different from or in addition to the interests of stockholders of Gabriel generally.


ACCOUNTING TREATMENT


         Gabriel and TriVergent intend to account for the merger using the "purchase" method of accounting for financial reporting and accounting purposes, in accordance with generally accepted accounting principles. After the merger, the consolidated results of operations of TriVergent will be included in the consolidated financial statements of Gabriel. The aggregate merger consideration will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of TriVergent acquired will be recorded first as identifiable intangible assets and then, to the extent unallocated, as an unidentified intangible asset or "goodwill." A final determination of the intangible asset lives and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. See "Unaudited Pro Forma Condensed Combined Financial Statements of Gabriel and TriVergent" on page 21.

U.S. FEDERAL INCOME TAX CONSEQUENCES

         GENERAL. The following is a description of the material U.S. federal income tax consequences of the merger to holders of shares of TriVergent preferred stock, common stock, options and warrants as well as the distribution of warrants to purchase Gabriel common stock to holders of shares of Gabriel preferred stock. To the extent indicated below, the following sets forth the respective opinions of Bryan Cave LLP, counsel to Gabriel, and Cravath, Swaine & Moore, counsel to TriVergent.

         This description, including the respective opinions, is based upon current law and is subject to the qualifications contained therein. The description assumes that the holders hold their TriVergent stock, options or warrants or Gabriel preferred stock as capital assets within the meaning of
Section 1221 of the Internal Revenue Code.

         This description does not purport to address all aspects of U.S. federal income taxation that may be relevant to a particular holder of TriVergent stock, options or warrants or Gabriel preferred stock. In particular, it does not apply to holders entitled to special treatment under U.S. federal income tax law, including, without limitation, dealers in securities, tax-exempt organizations, banks or other financial institutions, trusts, insurance companies, persons that hold TriVergent stock, options or warrants or Gabriel preferred stock as part of a straddle, a hedge against currency risk or as a constructive sale or conversion transaction, persons that have a functional currency other than the United States dollar, investors in pass-through entities and foreign persons, including foreign individuals, partnerships and corporations. This description also does not describe tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

         Further, this description does not purport to address the U.S. federal income taxation of holders of TriVergent stock or Gabriel preferred stock who acquired such securities as compensation or holders of TriVergent warrants who acquired such warrants other than pursuant to the borrowing of money from such holders by TriVergent.

         HOLDERS OF TRIVERGENT STOCK, OPTIONS AND WARRANTS AND GABRIEL PREFERRED STOCK ARE URGED TO CONSULT THEIR TAX ADVISOR AS TO SPECIFIC TAX CONSIDERATIONS OF THE MERGER AND DISTRIBUTION OF THE GABRIEL WARRANTS, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.


         CONSEQUENCES OF THE MERGER. In the opinions of Bryan Cave LLP, counsel to Gabriel, and Cravath, Swaine & Moore, counsel to TriVergent, under current law


         - the merger will qualify as a "reorganization" within the meaning of
           Section 368(a) of the Internal Revenue Code,

         - Gabriel, TriVergent and Triangle Acquisition, Inc. will each be a "party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code, and


         - no income, gain or loss will be recognized by Gabriel, TriVergent or Triangle Acquisition, Inc. as a result of the merger.


         The opinions of Bryan Cave LLP and Cravath, Swaine & Moore are on file with the SEC as exhibits to the registration statement of which this information statement/prospectus is a part. These opinions are subject to qualifications set forth herein and assume that the merger is consummated in accordance with the terms of the merger agreement and as described in this information statement/prospectus. These opinions also assume that the




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


representations and assumptions set forth in certificates of officers of Gabriel and TriVergent are true, correct and complete as of the date hereof and will be true, correct and complete at the effective time of the merger. These opinions are based on the Internal Revenue Code, Treasury regulations promulgated thereunder and in effect as of the date hereof, current administrative rulings and practice, and judicial precedent, all of which are subject to change, possibly with retroactive effect. Any change in law or failure of the factual representations and assumptions to be true, correct and complete in all material respects could alter the tax consequences discussed herein.


         The parties will not request and the merger is not conditioned upon a ruling from the Internal Revenue Service as to any of the U.S. federal income tax consequences of the merger or the distribution of the Gabriel warrants. As a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions set forth in this discussion.

         CONSEQUENCES TO HOLDERS OF TRIVERGENT STOCK, OPTIONS AND WARRANTS. This section sets forth the opinion of Cravath, Swaine & Moore, counsel to TriVergent, as to the material U.S. federal income tax consequences of the merger to holders of TriVergent stock, options and warrants.

         Exchange of TriVergent Common Stock. Holders of TriVergent common stock who exchange their TriVergent common stock for Gabriel common stock in the merger will not recognize gain or loss, except with respect to cash, if any, they receive instead of a fractional share of Gabriel common stock. Each holder's aggregate tax basis in the Gabriel common stock received in the merger will be the same as his or her aggregate tax basis in the TriVergent common stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share interest in Gabriel common stock for which cash is received. The holding period of the Gabriel common stock received in the merger will include the holding period of the TriVergent common stock surrendered in the merger.

         Exchange of TriVergent Compensatory Options. Holders of options to acquire TriVergent common stock who acquired such options pursuant to the TriVergent Corporation Employee Incentive Plan will not recognize income, gain or loss on the exchange of such options for options to acquire Gabriel common stock.


         Exchange of TriVergent Warrants. Holders of warrants to acquire TriVergent common stock who acquired such warrants pursuant to the borrowing of money from such holder by TriVergent will not recognize income, gain or loss on the exchange of such warrants for warrants to acquire Gabriel common stock. Holders who otherwise acquired warrants to acquire TriVergent common stock should consult their tax advisor as to specific tax considerations of the exchange for warrants to acquire Gabriel common stock.


         Exchange of TriVergent Preferred Stock. Holders of TriVergent preferred stock who exchange their TriVergent preferred stock for Gabriel preferred stock and Gabriel warrants in the merger will not recognize gain or loss, except with respect to cash, if any, they receive instead of a fractional share of Gabriel preferred stock. Each holder's aggregate tax basis in the Gabriel preferred stock and Gabriel warrants received in the merger will be the same as his or her aggregate tax basis in the TriVergent preferred stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share interest in Gabriel preferred stock for which cash is received. The aggregate tax basis will be allocated between the Gabriel preferred stock and the Gabriel warrants in proportion to the respective fair market values of the preferred stock and warrants. The holding period of the Gabriel preferred stock and Gabriel warrants received in the merger will include the holding period of the TriVergent preferred stock surrendered in the merger. If the Gabriel warrants lapse unexercised, the holder will recognize capital loss with respect to the warrants to the extent of the tax basis allocated thereto.


         Assuming the fair market value of the Gabriel warrants distributed is less than 15% of the fair market value of the Gabriel preferred stock, it is possible that no basis would be allocated to the Gabriel warrants unless the holder files an election to so allocate under applicable regulations, as discussed below. In that event, even if the election is made, if the Gabriel warrants were to lapse unexercised, the holder would not recognize any loss with respect to the warrants. Rather, any tax basis would be allocated back to the Gabriel preferred stock.


         Distribution of Additional Shares of TriVergent Preferred Stock or TriVergent Common Stock As Payment of Preferred Holders' Accrued and Unpaid Dividends. The distribution by TriVergent prior to the effective time of the merger of shares of TriVergent preferred stock or TriVergent common stock to holders of TriVergent preferred stock as payment of accrued and unpaid dividends may be a taxable dividend to the extent of TriVergent's or Gabriel's current or accumulated earnings and profits. It is expected that neither TriVergent nor Gabriel will have earnings and profits at the time of the distribution or for the taxable year.

         ADDITIONAL CONSEQUENCES TO HOLDERS OF TRIVERGENT STOCK. This section sets forth additional U.S. federal income tax consequences of the merger to holders of TriVergent stock.


         Cash in Lieu of Fractional Shares; Dissenter's Rights. Each holder of TriVergent common stock or TriVergent preferred stock who receives cash


         - in lieu of a fractional share of Gabriel common or Gabriel preferred stock or


         - as a result of the exercise of the right to dissent from the merger, assuming thereafter that, directly or indirectly, the holder owns no Gabriel capital stock,

will recognize gain or loss equal to the difference between the amount of cash received and the holder's allocable tax basis in stock exchanged for cash. That gain or loss generally will constitute capital gain or loss. It will constitute long-term gain or loss if the holder has held the TriVergent common stock or TriVergent preferred stock for more than 12 months at the effective time of the merger.


         Backup withholding. Noncorporate holders of TriVergent common stock or TriVergent preferred stock may be subject to backup withholding at a rate of 31% on cash payments received upon exercise of dissenter's rights or received in lieu of fractional shares of Gabriel common stock or Gabriel preferred stock. Backup withholding will not apply, however, to a holder of TriVergent common stock or TriVergent preferred stock who


         - furnishes a correct taxpayer identification number and certifies under penalty of perjury that he or she is not subject to backup withholding on the substitute Form W-9 or any successor form included in the letter of transmittal to be delivered to holders of TriVergent common stock or TriVergent preferred stock following consummation of the merger,

         - provides a certification of foreign status on Form W-8 or any successor form, or


         - is otherwise exempt from backup withholding.

Any amount withheld under these rules will be credited against the holder's U.S. federal income tax liability.

         CONSEQUENCES TO HOLDERS OF GABRIEL PREFERRED STOCK. This section sets forth the opinion of Bryan Cave LLP, counsel to Gabriel, as to the material U.S. federal income tax consequences of the distribution of the Gabriel warrants to the holders of Gabriel preferred stock.


         The distribution of the Gabriel warrants should be treated as a nontaxable distribution made in connection with a recapitalization reorganization. The amendment to the Gabriel articles of incorporation which increases the per share liquidation preference of the Gabriel preferred stock and adds an 8% accrual thereto should constitute such a recapitalization. A warrant distribution in connection with a recapitalization reorganization is not taxable unless the distribution is pursuant to a plan to periodically increase a shareholder's proportionate interest in the assets or earnings and profits of the corporation. Because the distribution of warrants to holders of Gabriel preferred stock is calculated according to such holder's proportion of invested capital in Gabriel and TriVergent as of the effective time, the distribution should not be pursuant to such a plan. Each holder's aggregate tax basis should be allocated between the Gabriel preferred stock and the Gabriel warrants in proportion to the respective fair market values of the preferred stock and warrants. The holding period of the Gabriel warrants will include the holding period of the Gabriel preferred stock on which such warrants are distributed. If the warrants lapse unexercised, the holder will recognize capital loss with respect to the warrants to the extent of the tax basis allocated thereto.

         It is possible, assuming the fair market value of the Gabriel warrants distributed is less than 15% of the fair market value of the Gabriel preferred stock, that no basis would be allocated to the Gabriel warrants. However, the holder may file an election to so allocate under applicable regulations. If this election were made, such electing holder's tax basis would be allocated between the Gabriel preferred stock and warrants in proportion to their respective fair market values. In the event of such an election, if the Gabriel warrants were to lapse unexercised, the holder will not recognize any loss with respect to such warrants. Rather, any tax basis will be allocated back to the Gabriel preferred stock.

         The Internal Revenue Service might take the position that the distribution of the Gabriel warrants constituted a taxable distribution or was pursuant to a plan to periodically increase a shareholder's proportionate interest in the assets or earnings and profits of Gabriel. In such case, a recipient of the Gabriel warrants would recognize a dividend, taxable as ordinary income, in an amount equal to the fair market value of the Gabriel warrants. The amount recognized as a dividend would be limited to the extent of the current or accumulated earnings and profits of Gabriel. To the extent that the amount of the distribution exceeds the earnings and profits of Gabriel, the distribution of the Gabriel warrants would be treated first as a tax-free return of capital to the extent of the holder's tax basis in the Gabriel preferred stock, and thereafter as capital gain. Gabriel does not anticipate having any current or accumulated earnings and profits at the time of the distribution or for the taxable year. Each holder would have a tax basis in the warrants received equal to the fair market value of the warrants on the date of their distribution and a holding period that begins on the day following the date of distribution of the Gabriel warrants. If the Gabriel warrants lapse unexercised, the holder will recognize capital loss with respect to the warrants to the extent of the tax basis allocated thereto.

         Upon a sale of the Gabriel warrants, the holder will recognize gain or loss, if any, in an amount equal to the difference between the proceeds of such sale and the tax basis, if any, allocated to such warrants. If the warrants are exercised, the tax basis allocated to the warrants will be added to the tax basis in the Gabriel common stock that the holder will receive as a result of exercising the warrants. Upon exercise of the warrants, the holder would have a holding period for the Gabriel common stock that begins on the day following the date of exercise.

         ADJUSTMENT OF CONVERSION PRICE OF GABRIEL PREFERRED STOCK. Section 305 of the Internal Revenue Code treats as a distribution, taxable as a dividend to the extent of the issuing corporation's current or accumulated earnings and profits, certain actual or constructive distributions of stock with respect to stock, stock rights or convertible securities. Certain adjustments in the conversion ratio of stock, stock rights or convertible securities are considered distributions of stock. For example, Treasury regulations treat holders of preferred stock or stock rights as having received such a constructive distribution where the conversion price of such preferred stock or stock rights is adjusted to reflect certain taxable distributions with respect to the stock into which such preferred stock or stock rights is convertible or exercisable. Adjustment of the conversion rates at which the Gabriel preferred stock can be converted could cause the holders thereof to be viewed as having received a deemed distribution taxable as a dividend whether or not such holders exercise their conversion rights. An adjustment to the number of shares of Gabriel common stock to be issued on the exercise of a warrant may also be deemed to be a constructive distribution from Gabriel.

         THE TAX LAWS ARE COMPLEX, AND THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF TRIVERGENT STOCK, OPTIONS OR WARRANTS OR GABRIEL PREFERRED STOCK MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN. ACCORDINGLY, HOLDERS OF TRIVERGENT STOCK, OPTIONS AND WARRANTS AND GABRIEL PREFERRED STOCK ARE URGED TO CONSULT THEIR PERSONAL TAX ADVISOR CONCERNING THE APPLICABILITY TO THEM OF THE FOREGOING DISCUSSION, AS WELL AS OF ANY OTHER TAX CONSEQUENCES OF THE MERGER.


REGULATORY MATTERS


         UNITED STATES ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules, the merger may not be completed unless waiting period requirements have been satisfied. On June 15, 2000, Gabriel and TriVergent each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the FTC. The required waiting period under the Hart-Scott-Rodino Act expired on July 10, 2000. However, at any time before or after the effective time of the merger, the Antitrust Division, the FTC or others could take action under the antitrust laws. These parties may take action seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of Gabriel or TriVergent.

There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

         FCC. TriVergent also must receive the approval from the FCC for transfer of control of its Section 214 international long distance authorization. TriVergent has already filed an application seeking this approval.


         STATE PUBLIC UTILITY COMMISSIONS. TriVergent also must receive the approval of the merger from various state public utility commissions. TriVergent has already filed applications seeking these approvals.

         GENERAL. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. We cannot assure you that

         - Gabriel or TriVergent will be able to satisfy or comply with such conditions,

         - compliance or non-compliance will not have adverse consequences for Gabriel or TriVergent after completion of the merger, or

         - the required regulatory approvals will be obtained within the time frame contemplated by Gabriel or TriVergent and referred to in this document or on terms that will be satisfactory to Gabriel and TriVergent.


          See "The Merger Agreement - Conditions to Completion of the Merger."


APPRAISAL RIGHTS

         Under Delaware law, holders of shares of TriVergent common stock and preferred stock are entitled to exercise appraisal rights if they


         - are holders of issued and outstanding shares of common stock or preferred stock immediately prior to the effective time of the merger,

         - have not voted in favor of the merger nor consented thereto in writing and

         - have properly demanded their appraisal rights.


Shares to which appraisal rights are applicable will not be converted into the right to receive the merger consideration unless and until such time as these shares become ineligible for appraisal.

         TriVergent stockholders who have not consented to the merger in writing will receive, within 10 days of the effective date of the merger, notice that the merger has been approved by written consent and that he or she is entitled to appraisal rights. The notice will attach a copy of Section 262 of the General Corporation Law of the State of Delaware pertaining to the appraisal rights of TriVergent stockholders and will include the effective date of the merger.

         Within 20 days of the mailing of the notice, any TriVergent stockholder who is entitled to appraisal rights must notify the surviving corporation of the merger in writing if he or she is demanding appraisal of his or her shares. Within 120 days of the effective date of the merger, any TriVergent stockholder who has not consented to the merger and who has made a written demand for appraisal may file a petition with the Delaware Court of Chancery demanding a determination of the value of the stock of all TriVergent stockholders entitled to appraisal.

         Also within 120 days of the effective date of the merger and upon written request, any TriVergent stockholder demanding appraisal rights may request a statement from the combined company setting forth the aggregate number of shares not voted in favor of or consenting to the merger and with respect to which demands for appraisal have been received and the aggregate numbers of holders of these shares. This statement will be mailed within 10 days of the combined company's receipt of the request for the statement or within 10 days after expiration of the period for delivery of demands, whichever is later.

         Within 60 days of the effective date of the merger, any TriVergent stockholder may withdraw his or her demand for appraisal and accept the merger consideration and other terms of the merger by providing written notice to the combined company.

RESALE OF GABRIEL COMMON STOCK AND GABRIEL PREFERRED STOCK

         This information statement/prospectus does not cover resales of Gabriel common stock or preferred stock received by any person upon completion of the merger or upon conversion of Gabriel preferred stock or exercise of any Gabriel warrants or options issued in connection with the merger. No person is authorized to make any use of this information statement/prospectus in connection with any such resale.

OWNERSHIP OF GABRIEL FOLLOWING THE MERGER


Based on the exchange ratio of 1.0949, TriVergent common and preferred stockholders will receive 13,205,764 shares of Gabriel common stock and 38,506,555 shares of Gabriel preferred stock, respectively. This will represent 44.2% of all of the outstanding shares of common and preferred stock of the combined company. Holders of TriVergent options and warrants will receive Gabriel options and warrants exercisable for 11,624,996 shares of Gabriel common stock in the merger at the exchange ratio of 1.0949. Based on those numbers, following the merger, former holders of TriVergent common and preferred stock, options and warrants would own approximately 47.2% of the shares of Gabriel stock, on a fully diluted basis without regard to the Gabriel $6.00 warrants and $10.25 warrants. Assuming those warrants are exercised in full, TriVergent stock and option and warrant holders would own approximately 45.7% of the shares of Gabriel stock, on a fully diluted basis.


MATERIAL RELATIONSHIPS BETWEEN GABRIEL AND TRIVERGENT


         As of the date of this information statement/prospectus, neither Gabriel nor TriVergent is aware of any past, present or proposed material relationship between Gabriel or any of its directors, executive officers or affiliates, on the one hand, and TriVergent or any of its directors, executive officers or affiliates, on the other hand, except as contemplated by the merger agreement and except that some of the same financial institutions that are lenders to TriVergent are also lenders to Gabriel.

================================================================================
                              THE MERGER AGREEMENT


         The following is a description of the material terms of the merger agreement, a copy of which is attached as Annex A to this information statement/prospectus. Gabriel and TriVergent encourage you to read the entire merger agreement for details of the merger and the terms and conditions of the merger agreement. The merger agreement is a legal document governing the merger and related transactions, and in the event of any discrepancy between the terms of the merger agreement and the following description, the merger agreement will control.


STRUCTURE OF THE MERGER

         Gabriel and TriVergent entered into the merger agreement on June 9, 2000. Under the terms of the merger agreement, at the closing, TriVergent will be merged with and into Triangle Acquisition, Inc., a newly formed Delaware corporation and wholly owned subsidiary of Gabriel. Triangle will survive the merger as a wholly owned subsidiary of Gabriel and be renamed TriVergent Corporation. The merger will take place pursuant to the General Corporation Law of the State of Delaware. Upon completion of the merger, TriVergent will cease to exist, but the business of TriVergent will then be continued by Triangle as a wholly owned subsidiary of Gabriel. In connection with the merger, the certificate of incorporation and by-laws of the surviving corporation will be amended. The directors and executive officers of Gabriel and the surviving corporation will be those provided for in the merger agreement.


         If the merger is completed, holders of TriVergent common stock, preferred stock, warrants or options will no longer hold any interest in TriVergent other than through their interest in shares of Gabriel common stock, preferred stock, warrants or options, respectively. They will become stockholders or option or warrant holders of Gabriel and their rights will be governed by Gabriel's amended and restated certificate of incorporation and by-laws and by the laws of the State of Delaware. See "Comparison of Rights of Stockholders of Gabriel and TriVergent" beginning on page 140 for information about the relative rights of stockholders of Gabriel and TriVergent.


EFFECTIVE TIME OF THE MERGER


         The merger will become effective upon the filing of the signed certificate of merger with the Secretary of State of Delaware, or at a later time as may be specified in that document, in accordance with the laws of Delaware. The merger agreement provides that the contracting parties will cause the certificate of merger to be filed as soon as practicable after


         -   all required regulatory approvals have been obtained or taken and

         - all other conditions to the consummation of the merger have been satisfied or waived.

         There can be no assurance that the conditions to the merger will be satisfied. Moreover, the merger agreement may be terminated by either Gabriel or TriVergent under various conditions as specified in the merger agreement. Therefore, there can be no assurance as to whether or when the merger will become effective.

ISSUANCE OF TRIVERGENT STOCK IN LIEU OF PAYMENT OF ACCRUED AND UNPAID DIVIDENDS IMMEDIATELY PRIOR TO THE MERGER


         The merger agreement provides that immediately prior to the effective time of the merger, TriVergent will issue 814,210 additional shares of TriVergent preferred stock, or to the extent there are not sufficient authorized shares of TriVergent preferred stock, TriVergent common stock, at a price of $7.6888 per share, in payment in full of all accrued and unpaid dividends on each series of TriVergent preferred stock as of August 31, 2000, as set forth in the merger agreement. These additional shares will be deemed outstanding for purposes of determining the exchange ratio at the effective time of the merger in accordance with the merger agreement. Holders of TriVergent preferred stock will not be entitled to any dividends, and no dividends on any series of TriVergent preferred stock will be deemed to have accrued during or been payable for any period of time after August 31, 2000.

WHAT SECURITYHOLDERS WILL RECEIVE IN THE MERGER


         COMMON STOCK. TriVergent common stockholders will be entitled to receive 1.0949 shares of Gabriel common stock for each share of TriVergent common stock. We refer to the number of shares of Gabriel stock into which one share of TriVergent stock is converted as the "exchange ratio." The exchange ratio is subject to appropriate adjustment in the event of any stock changes and issuances prior to the effective time of the merger.


         PREFERRED STOCK. TriVergent preferred stockholders will be entitled to receive Gabriel preferred stock in exchange for shares of TriVergent preferred stock. TriVergent preferred stockholders will be entitled to receive Gabriel preferred stock as follows


         - 1.0949 shares of Gabriel Series C-1 preferred stock for each share of TriVergent Series A preferred stock,

         - 1.0949 shares of Gabriel Series C-2 preferred stock for each share of TriVergent Series B preferred stock, and

         - 1.0949 shares of Gabriel Series C-3 preferred stock for each share of TriVergent Series C preferred stock.


The Series C-1, C-2 and C-3 preferred stock will each be a new series of Gabriel preferred stock and will have terms which are substantially identical to the Series A, A-1 and B preferred stock, respectively, except as to the respective conversion prices and liquidation preferences for each series, which liquidation preferences will include a preferred return of 8% per annum from the date as of which the accrued dividends on the TriVergent preferred stock will have been paid.


         GABRIEL $6.00 AND $10.25 WARRANTS. Each of the holders of TriVergent preferred stock and each of the holders of Gabriel preferred stock will receive warrants to purchase Gabriel common stock as follows. A holder of Gabriel or TriVergent preferred stock will receive

         - warrants to purchase Gabriel common stock at an exercise price of $6.00 per share for a period of one year following the effective time of the merger. We refer to these warrants as the "one-year warrants," and

         - warrants to purchase Gabriel common stock at an exercise price of $10.25 per share for a period of two years following the effective time of the merger. We refer to these warrants as the "two-year warrants."

The number of one-year warrants that a particular holder of Gabriel or TriVergent preferred stock will be entitled to receive will be calculated based upon that investor's total invested capital as follows:


         -    the number 8,000,000 will be multiplied by a fraction


              - the numerator of the fraction will equal the "total invested capital" of the holder immediately prior to the effective time of the merger. "Total invested capital" means the total dollar amount invested in shares of TriVergent preferred stock or Gabriel preferred stock as of the effective time of the merger, as shown on the books and records of TriVergent or Gabriel, as the case may be, not including any accrued and unpaid dividends which were invested in shares of TriVergent stock immediately prior to the effective time of the merger as provided in the merger agreement, and

              - the denominator of the fraction will equal the sum of the total invested capital of all holders of preferred stock in both TriVergent and Gabriel at the effective time of the merger and the "total committed capital" of all holders of shares of Series B preferred stock of Gabriel as of the effective time of the merger. "Total committed capital" means the total dollar amount committed to be invested in shares of Gabriel Series B preferred stock as of the effective time of the merger as provided in the "Gabriel Series B Purchase Agreement," as defined in the merger agreement.



The number of two-year warrants that a particular holder of Gabriel or TriVergent preferred stock will be entitled to receive will be calculated based upon that investor's total invested capital by multiplying 5,000,000 by the same fraction.

         After the effective time of the merger and at the time that a holder of Gabriel Series B preferred stock that has committed to make a further investment in additional shares of Gabriel Series B preferred stock purchases these shares, that holder will receive additional Gabriel warrants allocated to the additional dollar amount invested as determined in accordance with the formula described above.

         The exercise of any one-year warrants by a holder thereof is deemed to be an exercise of all of the one-year warrants and two-year warrants held by that holder. Gabriel, however, will not be obligated to issue any of the shares of common stock that may be purchased upon such deemed exercise of the one-year and two-year warrants until the holder has fully complied with the terms and conditions of the warrant agreement, including, but not limited to, the full payment of the purchase price prior to the expiration date of the warrants.


         FRACTIONAL SHARES. No fractional shares of Gabriel common stock or Gabriel preferred stock will be issued in the merger. Instead, if you would otherwise be entitled to receive a fraction of a share, you will receive cash equal to the product of the fraction multiplied by $7.00.


         OPTIONS AND WARRANTS. Holders of outstanding and unexercised warrants and options exercisable for shares of TriVergent common stock will be entitled to receive warrants or options, as the case may be, to acquire on the same terms and conditions, warrants or options, as the case may be, to purchase the number of shares of Gabriel common stock determined by multiplying the number of shares of TriVergent common stock subject to the warrants or options by the exchange ratio, at an exercise price per share of Gabriel common stock equal to the exercise price per share of the warrants or options divided by the exchange ratio. For example, a holder of an option to purchase 10,000 shares of TriVergent common stock at $2.40 per share would receive in exchange for this option, at the 1.0949 exchange ratio, an option to purchase 10,949 shares of Gabriel common stock at $2.20 per share.


         The merger agreement provides additional terms relating to the conversion of options including:


         - The Gabriel options issued to any TriVergent employee holding TriVergent options constituting "incentive stock options," as defined by Section 422 of the Internal Revenue Code, or nonqualified stock options granted pursuant to the TriVergent Corporation Employee Incentive Plan who acknowledges that the merger and the other transactions contemplated by the merger agreement shall not be treated as an event resulting in an acceleration of the exercise rights of the employee's options will contain a three year vesting schedule from the date of original grant, versus the five years currently provided for in the TriVergent options, and the employee's options may fully vest and become fully exercisable in accordance with their terms if one of the following three events occurs within one year of the merger:

              - a diminution or reduction of the employee's responsibilities, position, authority, duties or compensation from those in effect immediately prior to the effective time of the merger;

              - a relocation of 50 miles or more of the employee's work location; or

              - a termination of the employment of the employee without cause.


         - Gabriel will take all corporate action necessary to assume and adopt, at the effective time, the relevant plan under which the TriVergent options were granted and to make sufficient reservation for issuance of Gabriel common stock; and

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



         - Gabriel and TriVergent will deliver, to those who should receive these items, this information statement/prospectus and a form of agreement providing for the acknowledgment by the option holder that the merger shall not result in the acceleration of exercise rights under any TriVergent option.

         The number of shares of Gabriel common stock, preferred stock, warrants or options to be issued in the merger will not increase or decrease due to fluctuations in the value of these securities. In the event that the value of Gabriel common stock decreases or increases prior to the effective time of the merger, the value of Gabriel common stock to be received by TriVergent stockholders in the merger would correspondingly decrease or increase. TriVergent does not have "walk-away" rights and cannot terminate the merger agreement because the value of Gabriel stock declines.


AMENDMENT OF GABRIEL CHARTER

         At the effective time, Gabriel's amended and restated certificate of incorporation will be amended to, among other things, state the terms of the new Series C-1, C-2 and C-3 preferred stock, increase the authorized shares of common stock and preferred stock to 400,000,000 and 200,000,000, respectively, and to add a preferred return to the liquidation preferences of each series of Gabriel preferred stock from the original issue date of the Series A, A-1 and B preferred stock and from the date as of which dividends cease to accrue on the TriVergent preferred stock, in the case of the Series C-1, C-2 and C-3 preferred stock.

         The proposed amended and restated certificate of incorporation of Gabriel reduces the per share initial public offering price that will trigger automatic conversion of the Gabriel preferred stock from $20.00 per share to $12.00 per share, in each case, with aggregate proceeds of at least $50 million.

EXCHANGE OF TRIVERGENT STOCK CERTIFICATES; OTHER AGREEMENTS

         Upon consummation of the merger, certificates representing outstanding shares of TriVergent common stock or TriVergent preferred stock will no longer represent any rights with respect to such stock but will be deemed to represent only the right to receive the merger consideration into which such certificates are convertible. No dividends, distributions or voting rights will apply to outstanding certificates until the certificates and the applicable letters of transmittal are surrendered and delivered.

         However, under Delaware law if a holder of shares of TriVergent common or TriVergent preferred stock has not voted for or consented to adoption of the merger agreement and if appraisal rights have been properly demanded, then such shares will not be converted into the right to receive the merger consideration until such time as the holder of such shares becomes ineligible for such appraisal.

         As soon as practicable after the effective time, Gabriel will mail to each holder of record of a certificate representing outstanding shares of TriVergent common stock or preferred stock a letter of transmittal with instructions to be used by the stockholder in exchanging certificates which, prior to the merger, represented shares of TriVergent common or preferred stock.


         The merger agreement provides that, by execution and delivery of a letter of transmittal, each TriVergent stockholder will agree to become a party to Gabriel's stockholders' agreement and registration rights agreement. In addition, by such execution, delivery, surrender and exchange, persons identified to Gabriel as employees of TriVergent will agree to acquire the Gabriel securities subject to the restrictions contained in, and such person will become a party to, the shareholders agreement by and among Gabriel and its employee stockholders. These agreements are described in "Description of Gabriel Capital Stock" beginning on page 133 below.


         Upon the surrender of a TriVergent common or preferred stock certificate together with a duly executed letter of transmittal and the other documents that may be reasonably required, the holder of such certificate will be entitled to receive a certificate representing the number of whole shares of Gabriel common stock, or preferred stock and warrants, as the case may be. Moreover, after such surrender and exchange, such record holder of the Gabriel securities will be entitled to receive any dividends or other distributions declared on such securities following the effective time of the merger, without interest.


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


VOTING AND CONSENT AGREEMENTS

         On June 9, 2000, concurrently with the execution and delivery of the merger agreement, holders of the TriVergent and Gabriel preferred stock and common stock entered into voting agreements, pursuant to which they agreed, among other things, to consent to or vote their shares of preferred stock and common stock of either TriVergent or Gabriel, as the case may be, in favor of the merger agreement and the transactions contemplated by the merger agreement.

         Adoption of the merger agreement requires the affirmative vote or consent of the holders of at least two-thirds of the total votes entitled to be cast by holders of TriVergent common stock and TriVergent preferred stock, voting together as a single class. In addition, adoption of the merger agreement requires the affirmative vote or consent of

         - holders of at least 75% of the outstanding shares of TriVergent Series A preferred stock and the consent of Richland Ventures II, L.P. and First Union Capital Partners, Inc.,

         - holders of a majority of the outstanding shares of TriVergent Series B preferred stock, and

         - holders of a majority of the outstanding shares of TriVergent Series C preferred stock if the consideration to be received by them in the merger is valued at greater than $7.00 per share or consent of the holders of more than two-thirds of the shares of TriVergent Series C preferred stock if the consideration to be received by them in the merger is valued at less than or equal to $7.00 per share.

         Holders of more than ninety percent of the outstanding shares of TriVergent Series A and Series B preferred stock and more than two-thirds of the outstanding shares of TriVergent common and Series C preferred stock have agreed to vote in favor of or consent to the adoption of the merger agreement.

         Approval and adoption of the Gabriel charter amendment requires the affirmative vote or consent of the holders of

         - at least two-thirds of the outstanding shares of Gabriel common stock, Gabriel Series A preferred stock, Gabriel Series A-1 preferred stock and Gabriel Series B preferred stock, voting together as a class, and

         - at least two-thirds of each series of Gabriel preferred stock, voting as separate classes.

         Approval of the acquisition of TriVergent by Gabriel pursuant to the merger agreement requires the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Gabriel common and preferred stock, voting together as a class.

         Holders of a sufficient number of shares of each class of Gabriel stock have agreed to vote in favor of or consent to the adoption of the Gabriel charter amendment and the acquisition of TriVergent by Gabriel pursuant to the merger agreement.

EMPLOYEES AND EMPLOYEE BENEFIT PLANS

         Gabriel has agreed that, after the effective time of the merger, it will


         - maintain existing TriVergent employee benefits or replace TriVergent benefits with comparable Gabriel benefits provided that, in the aggregate, the terms offered to the TriVergent employees are no less favorable than the aggregate benefits provided to similarly situated employees of Gabriel and all pre-existing condition limitations, to the extent these limitations did not apply to a pre-existing condition under the benefit plans of TriVergent, shall be waived with respect to TriVergent benefit plan participants and their eligible dependents,

         - recognize, for TriVergent employees, credit for years of service with TriVergent or any of the TriVergent subsidiaries prior to the merger for purposes of eligibility and vesting to the extent their prior service was recognized under the benefit plans of TriVergent,


         - honor the employment agreements of TriVergent's current executive officers and employees, and

         - offer or cause the surviving corporation to offer employment on mutually agreeable terms to all employees of TriVergent employed as of the effective time of the merger.

REPRESENTATIONS AND WARRANTIES


         The merger agreement contains a number of representations and warranties with respect to the past and current conduct of each of the respective businesses of TriVergent and Gabriel. The representations and warranties of Gabriel and TriVergent are parallel in all material respects and terminate at the effective time of the merger. These representations and warranties relate to

         - the corporate organization and good standing of Gabriel, TriVergent and their respective subsidiaries,

         - the capital structure of Gabriel and TriVergent and their respective subsidiaries,

         - the authorization, execution, delivery, performance and enforceability of the merger agreement and related transactions,

         - the absence of conflicts under articles or certificates of incorporation or by-laws, contracts and laws,

         - the receipt of required consents or approvals and the absence of violations of any instruments or law,

         -    the absence of material litigation,

         - the provision and preparation and accuracy of financial statements,

         - the absence of events or changes that would have a material adverse effect or other specified events or changes,

         -    compliance with laws,

         - holding of all material permits and other authorizations required in connection with the operation of the businesses of Gabriel and TriVergent,

         - the provision of a complete list of material contracts and the validity, binding nature and absence of material breaches of such contracts,

         -    tax, employee benefit and labor matters,

         -    the absence of material undisclosed liabilities,

         - compliance with all applicable environmental laws and absence of events which may give rise to environmental liability,

         -    intellectual property matters,

         -    title to and condition of material personal property,

         - the inapplicability of anti-takeover or business combination statutes to TriVergent, and

         - receipt by Gabriel and TriVergent of fairness opinions from its financial advisors.


COVENANTS


         TriVergent and Gabriel also have agreed not to take actions specified in the merger agreement without the prior written consent of the other party during the interim between signing the merger agreement and effective time of the merger. These actions are

         - the conduct of their respective businesses outside the ordinary course of business,

         - the issuance of additional equity securities other than under specified exceptions,

         - the incurrence of additional debt or other obligations not provided for in the current business plan of each company, other than, in each case, liabilities or obligations which are not in excess of $1 million in the aggregate, and

         - the solicitation, initiation, encouragement or recommendation of any other acquisition proposal.


In addition, Gabriel agreed that, no later than the effective time of the merger, it would request the purchasers of its Series B preferred stock to satisfy approximately one-half of their remaining Series B preferred stock subscription obligations in accordance with the Series B preferred stock purchase agreement. Gabriel also agreed that, no later than November 30, 2000, it would request each of these purchasers to satisfy the balance of their respective Series B preferred stock subscription obligations. Pursuant to the terms of the Gabriel Series B preferred stock purchase agreement, each purchaser is required to satisfy its subscription obligation within 35 days after receiving these requests from Gabriel, and in any event no later than December 31, 2000.


CONDITIONS TO COMPLETION OF THE MERGER


         Each party's obligations to effect the merger is subject to the satisfaction or waiver of the following material conditions:

         - Stockholder Approval. The requisite stockholder approvals necessary to effect the merger and the amendment to the Gabriel charter will have been obtained.

         - No Injunction or Action. No legal action will have been taken and remained effective by any court or other governmental authority, which prohibits or prevents the consummation of the merger.

         - Third-Party Consents and Governmental Approvals. All consents, as set forth on schedules to the merger agreement, of any governmental authority required for the consummation of the merger and the transactions contemplated by the merger agreement will have been obtained. In addition, each of Gabriel and TriVergent will have received consents for the consummation of the transactions contemplated by the merger agreement from third parties who have contractual rights to consent to the merger, including TriVergent's bank lenders.

         - Hart-Scott-Rodino Act. The waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 will have expired or earlier termination thereof will have been granted without any material legal action that remained effective by applicable governmental authorities. The waiting period expired on July 10, 2000.


         - Securities laws. The registration statement on Form S-4, of which this information statement/prospectus is part, will have been declared effective, no stop order or proceeding suspending the effectiveness of the registration statement will have been issued or threatened, and Gabriel will have received all state securities law authorizations necessary to consummate the transactions contemplated by the merger agreement.

         - Representations, Warranties and Performance. There will have been no material breaches in the representations or warranties of the other party set forth in the merger agreement. In addition, the other party to the merger agreement will have performed and complied with all of its covenants and agreements in the merger agreement in all material respects and satisfied in all material respects all of the conditions required by the merger agreement.

         - Tax Opinions. Each party will have received an opinion of counsel, based on customary representations contained in certificates, to the effect that, if conducted as indicated in the merger



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


              agreement, the merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code.

         - Option Holder Agreements. TriVergent will have delivered, or cause to be delivered, to Gabriel, agreements, that have been duly executed and delivered in accordance with the merger agreement and any supporting documentation as may be reasonably requested by Gabriel. These documents will evidence the acknowledgment and agreement of holders of TriVergent options representing not less than 85% of all TriVergent options held by holders of TriVergent options to purchase at least 7,500 shares of TriVergent common stock, excluding holders identified on a schedule to the merger agreement, that the merger will not be treated as a change of control resulting in the acceleration of exercise rights under their options.


         Gabriel and TriVergent cannot assure you that all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

TERMINATION

         The merger agreement may be terminated, whether before or after approval by the stockholders of TriVergent or Gabriel, by notice as provided in the merger agreement, at any time prior to the effective time of the merger,

         - by mutual written consent of TriVergent and Gabriel, duly authorized by the board of directors of each,

         -    by either TriVergent or Gabriel if


              - the merger shall not have been consummated on or before October 31, 2000, or any other date as may be agreed to by TriVergent and Gabriel; provided, that, no party may terminate the merger agreement for this reason if that party's breach of the agreement has caused or resulted in the failure of the merger to occur on or before that date,


              - any of the conditions specified in the merger agreement to both parties' or that party's obligations under the merger agreement becomes incapable of satisfaction prior to October 31, 2000, or


              - the other party has breached or failed to perform, in any material respect, any of its material covenants or agreements contained in the merger agreement, subject to cure periods contained in the agreement.

         In the event the merger agreement is terminated as described above, the merger will be deemed abandoned and no party will be liable to another in connection with the termination, except for liability for breach of the merger agreement and except for any provisions relating to confidentiality, fees and expenses and termination, which will survive any termination.


WAIVER AND AMENDMENT

         The merger agreement may be amended, modified or supplemented only by a written agreement among TriVergent, Gabriel and Triangle.

EXPENSES; GOVERNING LAW

         Each of Gabriel and TriVergent will bear its own expenses it incurs in connection with the merger whether or not the merger and the transactions contemplated by the merger agreement are consummated. The merger agreement is governed by the laws of the State of Delaware.


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



                              THE GABRIEL BUSINESS


         Gabriel Communications, Inc. is a rapidly growing integrated communications and applications services provider. Gabriel offers its services through its own facilities. Gabriel offers integrated communications products and services, including


         -    local voice and data services,

         -    domestic and international long distance services,

         - dedicated, high speed Internet access, web page hosting and domain name services, and

         - unified voice, e-mail and fax messaging and other advanced data services.


Gabriel targets its services primarily to small to mid-sized businesses, which it believes represent approximately two-thirds of the business market for telecommunications services and are generally underserved by the incumbent telephone company.

         Gabriel's mission is to be the leading integrated communications solutions provider in selected U.S. markets, continuously redefining the way Gabriel's customers communicate. In order to accomplish its objective, Gabriel is deploying advanced, data-focused networks that enable it to provide its customers with customized solutions for all of their voice, data, fax and video communications requirements.

         Gabriel offers its customers the convenience of meeting all of their communications needs through one provider, with a single consolidated monthly bill. Gabriel intends to distinguish itself as the leading provider of integrated business communications solutions and services in selected U.S. markets by providing

         - a comprehensive suite of integrated voice, data, DSL, Internet and browser-based products, services and applications,

         - timely customer service initiation and changes, customized, accurate billing and 24/7 network surveillance through its advanced, integrated operations support systems, and

         - personalized, responsive customer service through its locally based sales forces and customer support personnel.

         Gabriel was founded in June 1998 by a management team led by the late Robert A. Brooks, a founder of several successful telecommunications companies, including, most recently, Brooks Fiber Properties and CenCom Cable. Gabriel's chairman and chief executive officer, David L. Solomon, is an experienced telecommunications entrepreneur who most recently has served as a board member and advisor to Diginet Americas, Inc. and executive vice president and chief financial officer of Brooks Fiber. Gabriel's president and chief operating officer and co-founder, Gerard J. Howe, has over 20 years of experience in the telecommunications industry, including, most recently, Brooks Fiber and SBC CableComms, U.K.


         Since its inception in June 1998, Gabriel's principal activities have consisted of

         -    developing its business plans,

         -    hiring management and other key personnel,

         - designing its network architecture, operations support systems and other back office systems,

         -    raising capital,

         - acquiring equipment and facilities and deploying its network operations control center,




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

         -    negotiating interconnection agreements,

         -    securing regulatory authorizations,

         -    commencing operations in its initial markets and

         -    rolling out its bundled product offerings.

BUSINESS STRATEGY

         Gabriel's strategic business plan includes the following components:


         OFFER A COMPREHENSIVE, BUNDLED SUITE OF VOICE AND DATA PRODUCTS AND SERVICES. Gabriel's integrated network platforms allow for the delivery of a wide range of integrated telecommunications products and services. Gabriel markets a comprehensive set of local and long distance voice services, as well as dedicated, high speed Internet access and other basic and enhanced data services supporting its customers' external and internal communications needs. Gabriel bundles its local, long distance and Internet services to meet all of the communications needs of its customers and provides its customers a single, consolidated monthly bill. Gabriel's network technology also allows it to offer innovative ways, such as its unified messaging and remote access services, for customers to better manage their telecommunications requirements.

         PRIMARILY TARGET SMALL TO MEDIUM-SIZED BUSINESS CUSTOMERS IN SECOND AND THIRD TIER MARKETS. Gabriel is primarily targeting small to medium-sized business customers because it believes these customers are increasingly seeking integrated, cost-effective communications solutions delivered by a single service provider. Gabriel believes these businesses generally are underserved by the incumbent telephone companies largely because the incumbent providers devote greater marketing focus on more profitable, larger businesses. In addition, under the current regulatory environment, the incumbent providers generally cannot offer long distance service in their regions and, thus, cannot bundle local, long distance, data and Internet services. Gabriel also believes that these providers often choose not to cannibalize their revenue bases with new products and services that competitive providers are offering. Gabriel believes that its targeted business customers are subjected to the cost and complexity of utilizing multiple service providers, including local dial tone providers, long distance carriers, Internet service providers and equipment integrators. Gabriel also believes that small and medium-sized businesses are increasingly demanding high-speed data and Internet services that provide them with access to critical business information and enable them to communicate more effectively with employees, customers, vendors and business partners. Gabriel is primarily targeting second and third tier markets because it believes these markets are also generally underserved by the incumbent telephone companies, who devote greater marketing focus to larger markets. While competition from other facilities-based competitive local telephone companies and integrated communications providers is growing in many of these markets, Gabriel believes that its ability to provide a comprehensive bundled suite of voice and data products and services over its advanced, data-focused networks helps distinguish Gabriel from many of the other competitive local telephone companies and integrated communications providers in its markets.


         DEPLOY NETWORKS IN A CAPITAL EFFICIENT MANNER. The recent significant advancements in technology, coupled with changes in regulations, permit Gabriel to more efficiently deploy the strategic elements of its networks and lease those elements which are not essential or cost-effective for it to own or control. Gabriel takes advantage of these opportunities in two ways:


                  DEPLOY PACKET-SWITCHED NETWORKS THAT ACCOMMODATE INTEGRATED HIGH SPEED DATA AND VOICE TRANSMISSIONS. Gabriel's networks currently utilize both asynchronous transfer mode packet-switching and traditional Class 5 voice-switching platforms at their core. Circuit-based switches, which traditionally have been used in the public telephone network, establish a dedicated channel for each communication, such as a telephone call for voice or fax, maintain the channel for the duration of the call, and disconnect the channel at the conclusion of the call. Packet-based switches, on the other hand, format the information to be transmitted into a series of shorter digital messages called "packets," consisting of a portion of the complete message plus the addressing information to identify the destination and return address. Packet switch-based networks can commingle packets from several communications sources together simultaneously onto a single channel, which allows for more efficient network utilization and the



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


         transmission of more information through a given communications channel. Asynchronous transfer mode, or "ATM," is a packet-switching technology that was specifically developed to allow simultaneous switching and transmission of integrated voice and data traffic at varying rates of transmission. Gabriel's network architecture allows it to efficiently use various transmission access elements to provide integrated voice and data services over a single network platform.

                  Gabriel has initially deployed Class 5 voice switches to support a complete range of voice services and the interfaces to the public switched telephone network necessary for voice transmission. The public switched telephone network is the worldwide voice telephone network accessible to all persons with telephones and access privileges. Electronic interfaces are hardware and software links connecting different equipment and technologies that facilitate the transfer of voice or data transmissions to and from the public switched telephone network. Gabriel has been working closely with equipment vendors to support their efforts to develop "next-generation" equipment that will allow Gabriel to offer a complete range of voice services without the need for voice switches. Gabriel's network architecture, which is designed to accommodate the high-speed transmission of data with packet-switching technology at its core, allows it to efficiently accommodate the increasing demands placed on telecommunications networks by Internet and other data-focused applications without the congestion and bottlenecking that the incumbent telephone companies are experiencing on their circuit-switched networks. Gabriel's data-focused, packet-switched networks also allow it to use network capacity more efficiently by handling peak demand more effectively and avoiding network congestion, and provide it the flexibility to deliver new and advanced, integrated voice and data services that meet Gabriel's customers' changing communications and business applications needs.

              OBTAIN ACCESS TO ALL TARGETED BUSINESS CUSTOMERS IN EACH MARKET. Initially, Gabriel has leased unbundled network and customer access elements and various dedicated circuits from the incumbent telephone company in each of its markets to provide access to its customers. This has allowed Gabriel to

         - avoid the time-consuming and costly process of overbuilding the incumbent telephone company's network,


         -    reduce time to market, and

         - provide access to the total addressable targeted customer base in each market.


         To further reduce its transmission costs and enable it to cost-effectively address smaller business customers, Gabriel is constructing approximately 190 collocation sites within incumbent telephone company central offices in its initial markets, other than Nashville. The equipment in Gabriel's collocation sites enables Gabriel to provide its voice and data products and services over unbundled loops, DSL and other customer access facilities, which it believes are less costly than leased dedicated transmission facilities. Leased dedicated transmission facilities are non-switched, point-to-point telecommunications lines leased from a telecommunications provider and dedicated to, or reserved for use by, a particular user along predetermined routes, in contrast to links which are temporarily established.

         ADD MARKETS ON A REGION BY REGION BASIS. Gabriel is rolling out its networks and services in selected markets on a region by region basis, to enable it to focus on compliance with the procedures of the incumbent telephone company serving each region for order processing and provisioning of facilities. Gabriel has entered into interconnection agreements with Southwestern Bell in Missouri, Kansas, Oklahoma and Arkansas, with Ameritech in Illinois, Indiana and Ohio, with Cincinnati Bell in Ohio and Kentucky, and with GTE and BellSouth in Kentucky. Gabriel is currently negotiating additional interconnection agreements with BellSouth in Tennessee and GTE in Oklahoma. Gabriel is certified as a competitive local telephone company in Missouri, Kansas, Arkansas, Oklahoma, Illinois, Indiana, Ohio, and Kentucky, and has applied for certification in Tennessee and Texas.

         PURSUE STRATEGIC BUSINESS RELATIONSHIPS AND ACQUISITIONS. In order to capitalize on the increasing convergence of telecommunications technologies and services and the competitive dynamics in the evolving telecommunications industry, Gabriel intends to continue to pursue relationships with potential strategic business partners to complement its business and allow it to accelerate its market penetration, expand the scope of its product and service offerings and acquire additional experienced personnel. In December 1999, Gabriel invested $2 million in convertible preferred stock of Tachion Networks, Inc., and agreed to cooperate with Tachion in the design and testing of its "next generation" switching equipment. In March 2000, Gabriel acquired a 50% interest in WebBizApps, a provider of outsourced web-enabled business applications and information technology services to small and medium-sized businesses. Other potential strategic partners include telecommunications providers in other markets, other applications service providers, suppliers of database hosting services, Internet service providers, cable operators, electric utilities and other complementary service providers. Gabriel believes these relationships can help it in various ways, including expanding the product and geographic scope of its business, obtaining access to needed transmission capacity and equipment, leveraging its sales channels and expanding its customer base.

         USE DIRECT, LOCAL SALES AND MARKETING PERSONNEL. Gabriel has assembled an experienced direct sales force to market to its targeted customer base through face-to-face, personal interaction. Gabriel also has established agency relationships with value added resellers to support the marketing efforts of its direct sales force in each of its markets. Gabriel believes this approach gives it a competitive advantage over the incumbent telephone companies in smaller markets, where the incumbent telephone companies generally do not have a significant local presence. Gabriel believes that its sales force's personal, local interaction with its customers helps it establish strong customer relationships, grow its customer base and reduce churn. Gabriel also supports its sales force through local promotions and advertising.

         LEVERAGE ADVANCED OPERATIONS SUPPORT SYSTEMS. Gabriel's advanced, automated operations support systems and procedures are designed to provide rapid and high quality throughput of customer and service order activity, customized accurate billing and a superior level of customer service. Operations support systems are systems required to enter, schedule, provision and track a customer's order from the point of sale to the installation and testing of service and include trouble management, inventory, billing, collection and customer service systems. Throughput means the actual amount of useful and non-redundant information that is transmitted to or processed by an automated system. Gabriel's operations support systems provide it with complete business automation with the scalability to permit it to leverage its investment as Gabriel grows its business. Gabriel's management team has extensive experience in the design and management of operations support systems. Gabriel has established relationships with key third-party vendors, who have helped Gabriel to implement critical portions of its operations support system modules developed to its specifications. These critical information systems not only automate Gabriel's customer care, provisioning and billing processes but also serve as critical operational and reporting tools designed to highlight the status of all of its network facilities, service order activity and customer account activity. The databases created by these information systems are designed to allow Gabriel to track its performance on all key operational standards. Gabriel believes its operations support systems, by allowing it to provide superior, timely customer service, customized, accurate billing and real-time system monitoring and reporting, is critical to its business success.

         ESTABLISH ELECTRONIC BONDING WITH THE INCUMBENT TELEPHONE COMPANIES IN EACH MARKET. To improve the efficiency of its customer service initiation processes, Gabriel is aggressively pursuing electronic bonding with the incumbent telephone companies in each of its markets. Electronic bonding refers to the on-line and real-time connection of Gabriel's operations support systems with those of another carrier. Gabriel believes electronic bonding allows it to reduce its costs, efficiently process customer orders and improve its customer care because it is able to more readily identify any problems with a customer's service order. Without electronic bonding with the incumbent telephone companies, the service initiation process must be accomplished via fax and e-mail to the incumbent telephone companies. This process creates numerous opportunities for errors and delays in provisioning. Electronic bonding reduces errors and decreases the time required to install and initiate customer service. Gabriel established electronic bonding with Southwestern Bell, Ameritech and NeuStar's local number portability database during the first half of 2000 and expects to commence electronic bonding with additional incumbent telephone companies and other trading partners during the second half of 2000.


         AGGRESSIVELY IMPLEMENT NEW PRODUCTS AND SERVICES. Gabriel leverages the flexible capabilities of its networks to deliver to its customers a wide range of innovative products and services that provide comprehensive business solutions that complement their communications requirements. Gabriel currently provides a comprehensive bundled suite of local voice and data services, domestic and international long distance services, dedicated, high-speed Internet access, web page hosting, domain name services, unified voice, e-mail and fax messaging, and other advanced data services. During 2000, Gabriel is rolling out a variety of new products and services, including digital subscriber line, or "DSL," Internet access, web design, remote access, e-commerce solutions and voice conferencing. Gabriel also offers other business applications services which may be hosted on servers in its data center to complement its product and service offerings, including a variety of browser-based business applications and enterprise planning solutions for human resources, sales, corporate communications, project and accounting management, and other business functions.


         LEVERAGE THE SIGNIFICANT TELECOMMUNICATIONS INDUSTRY EXPERIENCE OF THE GABRIEL MANAGEMENT TEAM. Gabriel's management team has significant telecommunications industry and entrepreneurial experience in emerging telecommunications companies. Gabriel's Chairman and Chief Executive Officer, David L. Solomon, was instrumental in the business development and success of Brooks Fiber as its chief financial officer and executive vice president. Gerard
J. Howe, president and chief operating officer, has more than 20 years of operational and financial experience in the telecommunications industry. The members of Gabriel's management team have extensive experience in telecommunications network management, provisioning, billing, customer service, operations support system design and implementation, sales, marketing, finance, and legal and regulatory affairs, including significant entrepreneurial experience in emerging telecommunications companies.


GABRIEL'S NETWORK ARCHITECTURE AND TECHNOLOGY


         Telecommunications technology has evolved considerably in the past several years as a result of the increased demand for data services, which has been driven in large part by the significant growth in Internet usage. The incumbent telephone companies' traditional circuit-switched networks are becoming increasingly congested as they try to cope with traffic demands for data transmission services which often exceed the capacity of their networks. Gabriel believes that the transmission of data places significant pressure on traditional circuit-switched infrastructures, which were designed primarily to handle voice transmissions. This creates significant business opportunities for competitive providers who deploy networks specifically designed to handle both voice and data transmissions and can accommodate the increasing demand for high speed data transmission services, make more efficient use of their network capacity, and enable them to provide packaged solutions to their customers.

         Gabriel's network architecture provides a flexible platform on which to offer basic and enhanced services. Gabriel's broadband network platforms allow it to provide its customers with customized solutions for all of their voice, data, fax and video communications requirements, including dedicated high speed access to the Internet and other enhanced services applications. Gabriel installs advanced ATM and traditional Class 5 circuit switching platforms and related equipment in each of its markets in a Gabriel-leased hub facility. Gabriel's voice switches are connected to the incumbent telephone company tandem switch and long distance carriers' points of presence through leased fiber trunks to provide voice services. Points of presence typically refer to the physical locations where a long distance telephone company electronically communicates and exchanges traffic with the network of a local telephone company. High speed, fiber-based connections are placed between its ATM switches and Internet service providers for Internet data traffic.

         Gabriel's networks are designed to be transmission agnostic, meaning Gabriel can utilize a variety of transmission facilities to reach its customers through leased or owned transmission capacity, including dedicated access facilities, unbundled loops and wireless transmission. Initially, Gabriel has been leasing dedicated transmission capacity from incumbent telephone companies and competitive local telephone companies in order to connect customers to its switching platforms. With this leased transmission capacity, Gabriel was able to quickly enter its initial markets, reduce its up-front investments in facilities and cost-effectively access the entire customer base in each of its markets. Gabriel is now collocating its access equipment within incumbent telephone company central offices to allow it to deliver its services over unbundled loops, DSL and other customer access facilities.


         At its customer sites, Gabriel connects its leased transmission facilities to a customer premise device that Gabriel owns, which allows for added features and functionality and the efficient use of its leased facilities for the transmission of voice and data traffic. This customer premise equipment is purchased as needed to provision individual customers who have contracted for its services.

         The following diagram represents Gabriel's current network layout, including equipment in incumbent telephone company central offices and at customer premises.



                          GABRIEL NETWORK ARCHITECTURE


         [DIAGRAM OF GABRIEL'S CURRENT NETWORK LAYOUT, INCLUDING EQUIPMENT IN INCUMBENT LOCAL EXCHANGE CARRIER CENTRAL OFFICES AND AT CUSTOMER PREMISES, APPEARS ON TOP PORTION OF THIS PAGE WITH CAPTION, "NETWORK ARCHITECTURE."]



Gabriel's Class 5 voice switches provide the functionality to support basic voice services as well as advanced features such as call forwarding, caller ID, etc. The Class 5 switches also provide the needed interfaces to the public switched telephone network using standard interfaces such as the SS7 signaling network, as well as interfaces to other telecommunications service providers such as 911 emergency agencies and operator services providers. Gabriel has installed nine ATM data switches and seven voice switches in its nine operational networks and is deploying seven additional ATM switches and two additional voice switches to support the six additional networks currently under construction.


         Gabriel expects that, by the end of 2000, equipment will be available that will include fully integrated data and voice routing in a single switching platform. This platform will include asynchronous transfer mode switching, complete voice functionality and signaling interfaces necessary to switch traffic to and from the public switched telephone network. At that point, Gabriel expects to be able to eliminate the need to install additional Class 5 circuit switches in its networks, further reducing its capital requirements and operating costs. The switching equipment developed by Gabriel's strategic partner, Tachion Networks, known as the Fusion 5000(TM) Collapsed Central Office, includes a signaling gateway that will allow packet-switching network elements and service providers to interface directly to the public switched telephone network. This switching equipment will also support various legacy protocols without the need for separate circuit switches and signaling interfaces. This equipment incorporates industry-standard interfaces and combines the features of both asynchronous transfer mode packet-switching and circuit switching networks in a single network platform.


         The key components and characteristics of Gabriel's "next-generation" networks will include


         - a single switch installed in its hub site that combines transmission, switching, routing and signaling technologies into the same network platform,

         - the capability to deliver a flexible range of high quality voice and data services over a packet-switched network and add new services quickly and efficiently,

         - enhanced feature servers that support web-based access to services not currently available from traditional circuit-switched telephone companies, and


         - integrated access devices that combine multiple service connections, such as voice or local area network, into a single data stream connected to the packet-switched network hub elements. A local area network is a short-distance data communications network used to link computers and peripheral devices under some form of standard control.


         Gabriel believes this new network architecture will allow it to further reduce its capital requirements and simplify its network operations by delivering bundled voice and data services without deploying multiple overlay networks. Gabriel is taking an active role in directing the development efforts of Tachion Networks and other equipment suppliers to support this "next-generation" network architecture.


HOW GABRIEL DEPLOYS ITS NETWORKS

         Gabriel is constructing its networks using what is generally referred to as a "smart build" approach. In contrast to the traditional network build-out strategy, under which carriers install their own telecommunications switch and construct their own fiber optic networks in each market to reach customers, Gabriel installs its own switch and then leases the transmission elements of the network from the incumbent telephone companies or other providers. This strategy specifically involves

         - leasing existing incumbent telephone company connections throughout a local market area, also called the "local loop," which connect customers to the central offices or "hubs" of an incumbent telephone company network, and

         - leasing dedicated trunks or circuits from the incumbent telephone companies or other fiber-based competitive local telephone companies.


This enables Gabriel to reach the entire customer base in its markets without having to build network connections to each individual customer.


         Initially, Gabriel has not constructed its own fiber optic networks. Gabriel's network hubs are connected to a single incumbent telephone company central office. From this central office, Gabriel leases dedicated transmission facilities to connect to end user customers. At the customer site, the leased facility is connected to customer premise equipment that is owned by Gabriel. The customer premise equipment allows for added features and functionality, the commingling of voice and data traffic and the efficient use of the leased facilities.

         To reduce its transmission costs and enable it to cost-effectively address smaller business customers, Gabriel is constructing approximately 190 collocation sites within the incumbent telephone company central offices in its initial markets, other than Nashville. This build-out coincides with Gabriel's roll-out of DSL product offerings. Gabriel's plans contemplate collocation in approximately 125 central offices by year-end 2000, with the balance to be completed in 2001. In its initial markets, these collocations will give it access to over 2.4 million business lines, or approximately 75% of the business lines in these markets. Gabriel plans to build additional collocation sites as it expands into additional markets. The equipment in its collocation sites will enable it to provide its voice and data products and services over unbundled loops, DSL and other customer access facilities, which Gabriel believes are less costly than leased dedicated transmission capacity. The equipment in its collocation sites will also eliminate the need for customer premise equipment in some customer applications because it will incorporate some of the features and functions of the customer premise equipment Gabriel is currently using.


         Once traffic volume justifies further investment, Gabriel may lease unused fiber to which it can connect its electronic transmission equipment or construct its own fiber networks. This unused fiber is known as "dark fiber" because it is leased without the electronic equipment required to transmit traffic over the fiber. Gabriel believes that dark fiber will be readily available in most of its markets.


         Gabriel believes that its smart-build approach offers a number of advantages over the network build-out strategy of the fiber-based competitive local telephone company by allowing Gabriel to

         - accelerate its market entry by nine to 18 months through eliminating or at least deferring the need for city franchises, rights-of-way and building access permits,


         - reduce its initial capital expenditures in each market, allowing Gabriel to focus its capital resources on the critical areas of network equipment, sales, marketing, and operations support systems, instead of constructing extensive fiber optic transmission facilities to reach its customers,

         - improve its return on capital by generating revenue with a smaller capital investment,


         - defer capital expenditures for additional network assets until the time when revenue generated by customer demand justifies such expenditures, and


         - address business customers throughout its target markets and not just in those areas reachable by owned fiber transmission facilities.



GABRIEL'S PRODUCTS AND SERVICES


         As each of its switching platforms becomes operational in a market, Gabriel offers and provides customers in that market a broad array of integrated telecommunications products and services. Gabriel currently offers the following voice and data services on a stand-alone or bundled basis:



 TYPE OF SERVICE                             WHAT GABRIEL PROVIDES
------------------                           ---------------------
     LOCAL SWITCHED               Gabriel offers a full complement of local
                                  switched services, including local dial tone,
                                  911, directory assistance and
                                  operator-assisted calling. Gabriel also offers
                                  local number portability and expanded local
                                  area calling plans that are generally
                                  unavailable from the incumbent telephone
                                  company.

     ADVANCED LOCAL FEATURES      The advanced software and equipment on its
                                  networks also allows Gabriel to offer advanced
                                  local features to supplement its local
                                  switched services, including

                                  -    three-way calling,
                                  -    speed dialing,
                                  -    call waiting,
                                  -    call forwarding,
                                  -    caller ID,
                                  -    last number redial,
                                  -    caller call-back,
                                  -    priority call,
                                  -    local and long distance account codes,
                                  -    900 number blocking,
                                  -    hunting, which refers to a service that rolls over calls to lines that are not busy,
                                  -    calling number delivery, also referred to as automatic number identification and dialed number identification service,
                                  -    direct inward dialing,
                                  -    voice conferencing,

 TYPE OF SERVICE                             WHAT GABRIEL PROVIDES

                                  -    remote network access, and
                                  -    web-based account access.

     LONG DISTANCE                Gabriel provides a full range of domestic, international and toll-free long distance services, including

                                  -    "one-plus" outbound calling,
                                  -    inbound toll free,
                                  -    directory assistance,
                                  -    calling cards, and
                                  -    time-of-day routing and other enhanced features.

                                  Gabriel purchases these services wholesale from long distance carriers for resale to its customers.

     DEDICATED ACCESS             Gabriel offers private line, dedicated
                                  access services to customers who desire high
                                  capacity transmission connections to
                                  interconnect multiple locations.

     INTERNET Gabriel offers dedicated, high speed Internet access services, including DSL Internet access, as well as e-mail, web page hosting and domain name services.

     ADVANCED DATA SERVICES       Gabriel offers high speed, digital packet-switched transmission services, such as wide area network interconnection and virtual private networks.  Data services include high-speed data file transfer, data network linking and other enhanced services that use a variety of voice, data and digital interface standards, including unified voice mail, e-mail and fax messaging.  Gabriel also offers integrated services digital network and primary rate interface services, which are services based on international standards that allow two-way, simultaneous voice and data transmission in digital formats over the same transmission line and thereby reduce costs for end-users and result in more efficient use of available facilities,


         Gabriel plans to introduce additional products and services during the second half of 2000, including web design and e-commerce solutions.


         To complement its local, long distance and Internet services, Gabriel offers comprehensive business solutions to customers interested in integrating many of their critical business applications with their internal and external communications capabilities. In March 2000, Gabriel invested $4.5 million in WebBizApps, a joint venture with Solutech, Inc., a leading consulting and training company specializing in building e-business solutions. WebBizApps provides small and medium-sized businesses a comprehensive suite of tools to unify their employees and streamline their company operations, all delivered via an "any time, anywhere" Internet platform. Unlike traditional client-server applications that are designed to run on a company's local area network, these web-enabled tools run on Internet Information Server and Microsoft SQL7.0 databases. WebBizApps' products and features allow businesses to cost-effectively lease commonly used business applications over the Internet using the Microsoft Internet Explorer 5.0 browser or through the Palm VII personal organizer or the Sprint PCS Wireless Internet Access telephone.


         WebBizApps' applications include modules with associated management reports, charts and features for:

         -    employee time and expense reporting,

         -    contact and sales channel management,

         -    employee database management,

         -    internal and external corporate communications,

         -    project tracking, and

         -    fixed asset accounting.

         WebBizApps also offers templates for creating brochureware marketing web sites and for basic business-to-consumer web sites. Gabriel believes these business applications will further enhance its ability to leverage its broadband network platforms and deliver its customers comprehensive solutions for all of their data and voice communications requirements.

GABRIEL'S CURRENT MARKETS


         The following table presents information concerning Gabriel's initial 15 markets:



                                              ESTIMATED
                             SWITCH AND      ADDRESSABLE
                              NETWORK          BUSINESS      BUSINESS LINES    APPROXIMATE            INCUMBENT LOCAL
          MSA(1)           OPERATIONAL(2)      LINES(3)      IN SERVICE(4)    POPULATION(5)           EXCHANGE CARRIER
 ---------------------   -----------------  -------------  ----------------  --------------   -------------------------------
  St. Louis, MO                 2Q99           554,315           3,529         2,548,238        Southwestern Bell
  Springfield, MO               3Q99            57,000           1,395           296,345        Southwestern Bell
  Kansas City, MO               3Q99           295,069           1,825         1,800,000        Southwestern Bell
  Wichita, KS                   3Q99            85,053           1,088           512,965        Southwestern Bell
  Little Rock, AR               4Q99            89,376             850           548,352        Southwestern Bell
  Tulsa, OK                     1Q00           120,268             726           756,493        Southwestern Bell
  Oklahoma City, OK             1Q00           168,865             410         1,026,657        Southwestern Bell
  Indianapolis, IN              2Q00           373,128               4         1,492,297        Ameritech
  Akron, OH                     2Q00           164,271              30           680,142        Ameritech
  Cincinnati, OH                3Q00           308,236              --         1,597,352        Cincinnati Bell; Sprint/United
  Columbus, OH                  3Q00           315,990              --         1,447,646        Ameritech
  Dayton, OH                    3Q00           147,087              --           950,661        Ameritech
  Louisville, KY                3Q00           156,504              --           991,765        BellSouth
  Lexington, KY                 3Q00            77,209              --           441,073        GTE
  Nashville, TN(6)              4Q00           186,091              --         1,117,178        BellSouth

         ------------------------

(1)      Metropolitan Statistical Areas.
(2) Quarter during which the network became or is planned to become commercially operational, as the case may be.

(3) Addressable business lines are the access lines used by businesses in a particular market and capable of being served by a provider. Management considers addressable business lines an indicator of the size of the market that Gabriel may serve. These numbers are estimates based upon business line information obtained annually from PNR and Associates, Inc., which maintains a database of the number of business access lines in the respective markets, and increased based on an assumed annual growth rate of 7%, which is based on historical growth rate information available from the FCC.
(4)      As of July 31, 2000.

(5)      Populations are based on 1996 U.S. Census Data.
(6)      Market also targeted by TriVergent.




         In total, these markets have approximately 3.1 million business access lines which will be addressable from Gabriel's initial 15 networks. As of June 30, 2000, Gabriel was serving a total of approximately 805 customers with a total of approximately 9,185 access lines connected to its own networks.

GABRIEL'S OPERATIONS SUPPORT SYSTEMS

         To effectively serve its customers and manage its business, Gabriel is implementing advanced operations support systems which have been designed to automate its critical business functions. Gabriel has either acquired these systems from, or developed them with, third party vendors with proven software and extensive knowledge of these systems.

         Gabriel's operations support system platforms

         -   are scalable,
         -   may be employed either centrally or in more than one location, and
         - automate many of the functions that previously required multiple manual entries of customer information to accomplish order entry, provisioning, switch administration, customer care and billing.


The legacy systems previously used by incumbent telephone companies and other providers were not only labor-intensive but also created numerous opportunities for errors in provisioning services and billing, delays in installation, poor customer service, and significant added expenses due to duplicated efforts and the need to correct service and billing problems.

         To initiate service for a customer, Gabriel must interface with the systems of the incumbent telephone companies and wholesale long distance providers. Gabriel is aggressively pursuing "electronic bonding," the online and real-time connection of its operations support systems with those of other carriers, with the incumbent telephone companies in each of its targeted markets. These electronic interfaces allow Gabriel to create service requests online, leading to faster installations of customer orders through a reduction in errors associated with manually inputting orders received via fax or e-mail. Gabriel expects electronic bonding to improve productivity by decreasing the period between the time of sale and the time a customer's line is installed and provisioned over its network. Gabriel activated electronic bonding with Southwestern Bell, Ameritech and NeuStar's local number portability database during the first half of 2000. It expects to establish electronic bonding with additional incumbent telephone companies and other trading partners during the second half of 2000.


         The diagram on the following page identifies the various elements of the operations support systems Gabriel is implementing:

  [DIAGRAM SETTING FORTH OPERATIONS SUPPORT SYSTEM APPLICATIONS AND ASSOCIATED
    VENDORS FOR BUSINESS, SERVICE, NETWORK AND ELEMENT MANAGEMENT FUNCTIONS,
       WITH SHADING OF APPLICATIONS "IN PROCESS," APPEARS ON THIS PAGE.]


                                 [] IN PROCESS


         Gabriel's operations support system platforms are designed to integrate all of its essential business applications, covering such functions as

         - entering, scheduling, provisioning and tracking of customer service orders,
         - real-time trouble-shooting, 24/7 network surveillance and network inventory,
         -    accurate, customized billing,
         - customer "self-service" capabilities, including web-based bill payment and customer service,

         - electronic bonding with incumbent telephone companies and other business partners,

         -    sales force management applications,
         -    customer relationship management,
         - credit verification, electronic funds transfer, and credit and debit card processing, and
         -    financial and operational reporting.


         To date, Gabriel has implemented its billing, customer relationship management, sales, network surveillance, service tracking, maintenance, trouble ticketing, and financial and operational reporting systems. Gabriel expects to complete implementation and integration of all of the principal elements of its operations support systems by the end of the fourth quarter of 2000.



         Gabriel's operations support system platforms allow it to issue a single billing statement for all of its local, long distance and Internet services. Gabriel's customized, "user friendly" billing statement provides its customers with more enhanced billing detail and is easier to read and understand. Gabriel's billing system has the ability to handle multiple hierarchies for commercial accounts and accommodate a variety of output media, including paper, electronic datafile, web site access and diskette. Gabriel's operations support system platforms also allow it to access customer usage statistics on a real-time basis and to make such usage data available to its customers through its web site.

SALES AND MARKETING


         To support its strategy of gaining early entry into its markets, Gabriel establishes a local sales force in each market. Gabriel believes that rapidly establishing a broad, local market presence and brand name recognition across its customer base is critical to its success in its markets. Gabriel has assembled an experienced direct sales force to market and sell its services through face-to-face interaction with its targeted customers. Gabriel believes this approach provides it with a competitive advantage over the incumbent telephone companies in smaller markets, where the incumbent telephone companies generally do not have a significant local presence, and reflects one of Gabriel's core values: personalized, responsive customer service.


         Gabriel believes that its sales force's personal, local interaction with its customers helps it establish strong customer relationships, grow its customer base and reduce churn. Gabriel also believes that a personalized, responsive approach is more effective with smaller businesses, which typically do not have management personnel focusing on their telecommunications requirements. Gabriel targets small to medium-sized business customers who typically have up to 250 employees and use up to 50 access lines. As of June 30, 2000, Gabriel's average customer had approximately 10 access lines.


         Gabriel establishes sales offices serving, and recruits its local managers from, each of its local markets. Each local sales office has a sales manager, who manages an average of eight sales account executives and support staff. Gabriel uses quota-based commission plans and incentive programs to reward and retain its top sales performers and to encourage building and maintaining strong customer relationships. As of June 30, 2000, Gabriel had 126 full-time sales employees operating out of local sales offices in its initial 10 markets.


         Gabriel also supports its direct sales force through indirect channels such as its value-added reseller relationships, media campaigns and local promotions. Through its value-added reseller program, Gabriel has established relationships with resellers who sell Gabriel-branded products and services. In addition to developing media and other promotional campaigns, Gabriel's marketing department supports the company's sales efforts by performing competitive product and service analyses through the review of other providers' tariffs and offerings.

EMPLOYEES

         As of June 30, 2000, Gabriel had approximately 400 full-time employees, including approximately 150 sales and sales support personnel, of whom approximately 75 were quota-bearing direct sales persons. None of Gabriel's employees is represented by a labor union or subject to a collective bargaining agreement. Gabriel has not experienced any work stoppages due to labor disputes and believes that its relations with its employees are good.

LEGAL PROCEEDINGS

         Gabriel is not a party to any pending legal proceedings that it believes would, individually or in the aggregate, have a material adverse effect on its financial condition or results of operations.

FACILITIES


         Gabriel is headquartered in Chesterfield, Missouri, and leases offices and space in a number of locations, primarily for sales offices and network equipment installations. The table below lists its leased facilities and number of collocation sites secured, as of June 30, 2000:



                                                                           APPROXIMATE       NUMBER OF COLLOCATION
LOCATION                              PURPOSE         LEASE EXPIRATION    SQUARE FOOTAGE         SITES SECURED
--------                              -------         ----------------    --------------         -------------
Chesterfield, Missouri             Headquarters          3/31/2002             50,600                   --

St. Louis, Missouri              Hub Site Facility       7/27/2009              6,143                   16
                                  Switch Location
Springfield, Missouri            Hub Site Facility       4/15/2009             13,660                   2
                                  Switch Location
Kansas City (Lenexa), Kansas     Hub Site Facility       3/31/2009              7,452                   20
                                  Switch Location


Wichita, Kansas                  Hub Site Facility       2/18/2009              7,500                   4
                                  Switch Location
Little Rock, Arkansas            Hub Site Facility        4/9/2009              7,200                   6
                                  Switch Location
Tulsa, Oklahoma                  Hub Site Facility       8/28/2009              8,592                   5
                                  Switch Location
Oklahoma City, Oklahoma          Hub Site Facility       10/31/2009             6,161                   14
                                  Switch Location
Akron, Ohio                      Hub Site Facility        2/1/2010              7,261                   8
                                  Switch Location
Dayton, Ohio                     Hub Site Facility       1/17/2010              7,814                   11
                                  Switch Location
Cincinnati, Ohio                 Hub Site Facility        2/1/2010              7,980                   15
                                  Switch Location
Columbus, Ohio                   Hub Site Facility       5/30/2010              4,600                   14
                                  Switch Location
Lexington, Kentucky              Hub Site Facility        4/1/2010              8,438                   0
                                  Switch Location
Louisville, Kentucky             Hub Site Facility       3/20/2010              7,690                   0
                                  Switch Location
Indianapolis, Indiana            Hub Site Facility        1/1/2009              7,921                   12
                                  Switch Location


                             THE TRIVERGENT BUSINESS


         TriVergent is a broadband telecommunications company offering automated web site design and web hosting, high-speed data and voice services. TriVergent's principal product is its Broadband Bundle, which provides automated web site design and web hosting, high-speed data and Internet access and local and long distance voice services. The Broadband Bundle is sold for a single price based on the customer's selected bandwidth capacity and number of access lines. TriVergent believes it is the only company providing this all-inclusive bundle in its markets. To complement its Broadband Bundle, TriVergent plans to offer industrial-grade or high end computer monitoring centers or carrier-grade data centers, for dedicated web hosting and bandwidth connectivity, in many of its target markets by the end of 2001. TriVergent also offers network and data integration services, such as dedicated server collocation, and local area network and wide area network solutions, as well as on-premise voice and data equipment, hubs, routers and cabling services.

         As part of its Broadband Bundle, TriVergent offers a proprietary web site design service that enables its customers to design and maintain their own web sites. TriVergent's customers can edit their web sites and update e-mail addresses through a secure on-line, interactive control panel 24 hours a day without contacting TriVergent's customer care representatives. The Broadband Bundle also includes high-speed Internet connectivity, unlimited local service and 100 minutes of long distance usage per line, as well as web hosting. TriVergent believes this affordable, scalable solution enables its small and medium-sized business customers to take advantage of web related and connectivity services more typically utilized by larger companies. TriVergent also intends to release a new version of its web site design service in the fourth quarter of 2000, which will allow customers to develop e-commerce applications and conduct transactions using their web sites.

         As of June 30, 2000, TriVergent had 14 markets in operation or under construction in four southeastern states with 3.5 million addressable business lines and 936 business lines in service. TriVergent expects to construct additional markets in these states during 2001. TriVergent believes its networks will ultimately cover over 90% of the business access lines in its target markets.

         At June 30, 2000, TriVergent had

         -    secured 269 central office collocation sites,

         - installed voice and data equipment in 32 of these collocation sites, with 144 others under construction, and

         - deployed four Nortel DMS 100/500 digital switches and four Nortel asynchronous transfer mode switches in its switching sites and 77 asynchronous transfer mode switches in its unified collocation facilities.

         TriVergent's network is designed to include six voice switches complemented by asynchronous transfer mode switches in each market. TriVergent's network design supports its Broadband Bundle, combining data and voice service to its customers. As of June 30, 2000, TriVergent had four voice switches installed and expects to install two more by the end of 2000 which will complete the voice switch deployment necessary to cover all of its currently planned markets. TriVergent anticipates migrating to a soft switch platform in the future, which platform is designed to be compatible with its current network. TriVergent's collocation facilities are connected using redundant routes, which are multiple network routes or paths, to its asynchronous transfer mode switches which then transmit the data to one of its host switches. TriVergent believes this method of network deployment allows it to build its target markets faster, use less capital and reduce ongoing circuit costs.

         TriVergent believes the soft switch design, once implemented, will enhance the functionality and efficiencies of its existing voice and data switches by allowing it to

         - effectively switch voice and data traffic on its asynchronous transfer mode network,

         -     extend its network to reach additional customers, and

         -     lower transmission costs.

         TriVergent intends to construct data centers in many of its markets to house its asynchronous transfer mode switches and provide dedicated and shared web hosting services to its customers. Because many of the traditional data service providers have targeted only the largest cities in the Southeast, TriVergent believes the market for data centers in small and medium-sized cities in this region is currently underserved. TriVergent expects to house its data centers in 1,500 to 5,000 square foot facilities connected directly to its asynchronous transfer mode switch. These carrier-grade data centers will include auxiliary battery and diesel power restoration, fire suppression, security clearance and access to customers' workstations. TriVergent's data centers will provide access to its Internet backbone, allowing it to provide a complete solution that includes web hosting and high-speed Internet connections. TriVergent intends to be the first to market this service in many of its target markets.


         TriVergent is authorized to provide local and long distance services in Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. It also is authorized to provide long distance services in New York, New Jersey, Pennsylvania, Texas, Illinois, Indiana, Minnesota, Colorado and California. TriVergent has a region-wide interconnection agreement with BellSouth and one with GTE for Florida.

         TriVergent's management team is led by Charles S. Houser, its chairman and chief executive officer, who has had a distinguished career in the telecommunications industry, including serving as


         - chairman and chief executive officer of Corporate Telemanagement Group, Inc., a switch-based long distance carrier that was acquired by LCI International, Inc. in 1995,

         - president and chief executive officer of Tel/Man, Inc., a switch-based long distance carrier that was acquired by SouthernNet in 1988,


         - chief operating officer of SouthernNet, Inc., a switch-based long distance carrier that was acquired by MCI in 1989, and


         -        chairman and chief executive officer of Teleco, Inc.


Mr. Houser has also served on the board of directors of LDDS Communications, CompTel, Corporate Telemanagement Group, Tel/Man, and Teleco and was chairman of the Telecommunications Resellers Association. He also presently serves on the board of directors of Ibasis.


BUSINESS STRATEGY

         TriVergent's current business strategy is to:

         OFFER A COMPLETE, BROADBAND BUNDLED INTERNET COMMUNICATIONS SOLUTION. TriVergent's Broadband Bundle is a complete Internet communications solution that includes automated web site design and web hosting, with local and long distance telephone service for a single monthly price based upon the number of access lines and transmission speed selected by the customer. When customers purchase the Broadband Bundle, TriVergent becomes, in effect, their Internet and telecommunications manager. TriVergent believes that bundling services in this manner allows its customers to receive a high level of service and enables TriVergent to leverage its sales force to generate higher revenues per account executive. TriVergent believes it is the only company in its region that provides a single bundle of Internet access, automated web site design and web hosting, and local and long distance telephone services to its customers.

         TARGET SMALL AND MEDIUM-SIZED BUSINESSES IN THE SOUTHEASTERN UNITED STATES. TriVergent targets small and medium-sized businesses in the southeastern United States that it believes have been underserved by the incumbent telephone companies in these markets. In particular, TriVergent attempts to sell its services to businesses that cannot afford to maintain a communications staff, but that have increasingly complex telecommunications and Internet needs. When targeting these businesses, TriVergent offers its customers a high bandwidth, fixed price and flexible communications solution. With its Broadband Bundle, TriVergent believes it is able to provide all of the services a typical small and medium-sized business needs to have a presence on the worldwide web.

         CAPITALIZE ON FIRST-TO-MARKET ADVANTAGE IN BUNDLED SERVICES. TriVergent has been the first communications service provider in its initial seven markets to offer a full suite of data and telecommunications services as a single bundle. This bundle includes automated web site design and web hosting, high-speed data and Internet access and local and long distance voice services. TriVergent believes it can maintain its first-to-market advantage by continuing to offer product innovations. For example, TriVergent intends to release a new version of its web site design service in the fourth quarter of 2000, which will allow customers to develop e-commerce applications and conduct transactions using their web sites. With a first-to-market advantage, TriVergent believes it will be able to capture larger portions of its target markets before its competitors can provide comparable services.


         TriVergent intends to maintain a first-to-market advantage by providing carrier-grade data center space in 12 of its initial 18 markets. These carrier-grade data centers will include auxiliary battery and diesel power restoration, fire suppression, security clearance and access to customers' workstations. TriVergent will provide its customers with either dedicated or shared data service and broadband connections. TriVergent data centers will provide access to its Internet backbone allowing TriVergent to provide a complete solution that includes web hosting and high-speed Internet connectivity.


         LEVERAGE DIRECT AND INDIRECT DISTRIBUTION CHANNELS. TriVergent uses both a direct sales force and authorized agents to distribute its products and services. TriVergent believes that the key to its success will be finding direct sales people and authorized agents with strong community relationships and technical backgrounds. In most markets, TriVergent will have a locally-based direct sales force that uses a consultative approach to offer clients a full range of sophisticated, cost-effective Internet, data and voice solutions. A consultative approach means that a TriVergent sales person meets with a prospective customer to discuss the telecommunications and data requirements for the customer's particular business. The sales person then analyzes the customer-specific information to recommend alternatives to address those requirements. For example, the sales person may describe the trade off between transmission speed and price, as well as explore the capabilities of the web site design product for that customer's business applications.


         CAPITALIZE ON THE NUMBER AND SIZE OF COLLOCATIONS. TriVergent believes the number and size of its collocations will allow TriVergent to accommodate future access line growth in its target markets both rapidly and cost-effectively. With 269 central office collocation sites secured, TriVergent believes it will have one of the broadest collocation footprints for converged voice and data services in the BellSouth region.

         TriVergent is deploying integrated voice and data switches within each of its collocation sites. By designing its collocations in this manner, TriVergent is able to allocate the overhead costs associated with deploying collocations across multiple products and revenue streams. This unified collocation architecture can be extended to support emerging applications as customer requirements dictate.

         IMPLEMENT SCALABLE AND INTEGRATED BACK OFFICE SYSTEMS. TriVergent is developing an integrated strategy for its operations support systems and other back-office systems that it believes will implement more advanced technologies and will provide superior customer service and significant competitive advantages in terms of accuracy, efficiency, and capacity to process customer orders. In December 1999, TriVergent initiated its back office system by installing the Metasolv Total Business Solutions provisioning system and the Daleen BillPlex billing system. These systems, which are integrated and readily expandable, will enable TriVergent to reduce its operating costs and shorten its provisioning times by minimizing data entries and the potential for errors. TriVergent also plans to implement electronic bonding with BellSouth's and other carriers' customer support and local service request systems using DSET's gateway software.

RECENT ACQUISITIONS

         To accelerate its business strategy, TriVergent has acquired several companies with a customer base to which it believes it can successfully market its Broadband Bundle including:

         - In March 1999, TriVergent acquired Carolina Online, Inc., a regional Internet service provider headquartered in Greenville, South Carolina. Carolina Online currently provides Internet access to approximately 7,000 business and residential customers.

         - In July 1999, TriVergent acquired DCS, Inc., a data integrator and equipment provider headquartered in Greenville, South Carolina.

         - In February 2000, TriVergent acquired Ester Communications, Inc., a provider of voice and data equipment and services. Ester has 3,000 small business customers to which it provides equipment and services, including local exchange and long distance services through agency arrangements with various network providers.


         - In February 2000, TriVergent also acquired Information Services and Advertising Corporation, a regional Internet service provider headquartered in Wilmington, North Carolina that currently has approximately 1,200 Internet access customers.

         - In June 2000, TriVergent acquired InterNetMCR, Inc., a Greensboro, North Carolina based Internet service provider. InterNetMCR serves approximately 2,800 businesses and consumers in the greater Greensboro, North Carolina market.

TriVergent currently has no definitive understandings relating to any other acquisitions.

PRODUCTS AND SERVICES

         Through its Broadband Bundle, TriVergent offers a complete package of communications services, including automated web design and web hosting, high-speed data and Internet access and local and long distance voice services. These services are offered for a single monthly price based on the number of access lines and transmission speeds selected by the customer. Each Broadband Bundle also includes ancillary features such as call waiting, hunting and three-way calling, as well as 100 minutes per month of long distance usage per telephone line.

BUNDLED SERVICES

         TriVergent's Broadband Bundle includes the following:

         Broadband Access -- TriVergent provides high speed Internet access at speeds up to 1.544 megabits.

         Web Page Design -- TriVergent's web site design software system allows its customers to produce template-driven web pages. TriVergent's customers have unlimited use of this software through its control panel function that enables them to access their web site 24 hours a day to maintain and update information, such as adding e-mail accounts.

         Web Hosting -- TriVergent provides web hosting services for all customers that sign up for the Broadband Bundle. TriVergent provides each customer with up to 24 megabytes of storage for its web site. Customers have the ability to utilize more storage capacity for an additional fee through TriVergent's control panel.

         Local Exchange Telephone Services -- TriVergent provides local exchange telephone service and the ancillary services typically provided by incumbent telephone companies, such as call waiting, caller ID and hunting.

         Long Distance Telephone Service -- TriVergent provides traditional long distance telephone services and the ancillary services, such as calling cards, 800 numbers, account codes, online billing and various management reports. For the basic fee, TriVergent provides each customer with 100 minutes of long distance service per month. Customers who exceed the basic bundle are billed for overage on a per-minute basis.


         Data Centers -- During the third quarter of 2000, TriVergent began offering managed server services in its initial data facilities. These services include the provision and use of vertical rack space, cabinet units, and secure cages for collocations and services on NT and UNIX platforms with guaranteed bandwidth.


         TriVergent offers its services on a bundled basis where its customers pay a fixed price, based on the number of access lines and desired access speed, for all of its services whether the customer takes one or all of the services offered.

OTHER SERVICES

         Network Equipment -- TriVergent also provides voice and data networking design, equipment sales and installation, including routers and hubs from Cisco Systems, BayStack, NetGear and 3Com. This equipment allows customers to integrate digital subscriber line service with current or new local area networks.

         Cabling Services -- TriVergent also provides inside wiring services to customers on a custom basis, including cable drops, telephone drops and other wire-based installation services.

PLANNED SERVICES

         TriVergent plans to release new versions of its software that will permit greater utilization of the Internet. These services will revolve around customer content, delivered over its high-speed platforms, as well as scalable e-commerce initiatives for product transactions through TriVergent's web site design software.


         Web Page e-commerce -- TriVergent expects to release an update to its web architecture software in the fourth quarter of 2000 that will have a catalogue feature allowing customers to develop a catalogue of their products and services on their web page, as well as e-commerce, shopping cart functions and credit card billing, which will be enhanced to include online verification and settlement capabilites by the second quarter of 2001.

         Broadband Internet Portal -- TriVergent plans to release by the first quarter of 2001 a custom Internet portal application with broadband capabilities, including video streaming. This application will include local news, sports and weather, along with access to online pay-per-view events.

         Remote Local Area Network Access Services -- TriVergent believes that the desire of businesses to have their employees access e-mail and conduct business electronically from outside their offices will increase the demand for high-speed digital communications for remote local area network access. TriVergent plans to offer these services by the first quarter of 2001.

         Virtual Private Network Services -- TriVergent intends to combine its broadband access services with its virtual private network equipment to provide clients with high-speed and secure connections to their corporate local area network and the Internet by the first quarter of 2001. Virtual private networks enable customers to have a flexible, cost-effective solution that supports both telecommuters and site-to-site connections. TriVergent's virtual private network services will provide its clients with the convenience of an always-on high speed connection and high speed Internet access.


SALES AND MARKETING

         TriVergent uses both a direct sales force and authorized agents to distribute its products and services. In most markets TriVergent will have a locally-based sales force that uses a consultative selling approach to offer clients a full range of sophisticated, cost-effective Internet and data and voice solutions. Most of TriVergent's sales teams will be led by a sales manager and will include from six to 40 account executives responsible for the acquisition and retention of customers in those markets. To support its sales force TriVergent has a central office staff that includes service order coordinators, client development representatives and technical consultants. TriVergent's sales staff is assisted by a support staff that maintains competitive pricing information, develops proposals and assists in post sales account management. In addition to TriVergent internal sales staff at June 30, 2000, TriVergent's agent sales force consisted of 52 authorized agents.

         TriVergent's authorized agents include interconnect dealers and data integrators. TriVergent provides its agents with a training program and marketing literature to help its agents become familiar with its Broadband Bundle. Agents typically sell TriVergent's services into existing customer bases using TriVergent's brand name. TriVergent provides the sales support, proposals, customer care, billing and collection functions. Agents are compensated with monthly residual commissions, based entirely on production. TriVergent intends to capitalize on prior relationships with many of the agents formerly associated with Corporate Telemanagement Group to sell its services. Corporate Telemanagement Group, where a number of TriVergent's senior executives were previously employed, achieved $100 million in aggregate revenues over approximately five years largely through utilizing authorized agents, such as telecommunications equipment vendors, consultants and systems integrators, to sell its switched long distance services.


TRIVERGENT'S CURRENT MARKETS

         The following tables list TriVergent's markets currently in operation and under construction and related information, including the number of secured collocation sites, the estimated number of addressable business lines and the number of business lines in service, for each market:


OPERATIONAL MARKETS -- Markets in which TriVergent currently offers the Broadband Bundle:




                                              ESTIMATED                                           DATA CENTERS
                               INITIAL       ADDRESSABLE                     COLLOCATION     -----------------------
                               SERVICE         BUSINESS     BUSINESS LINES      SITES        ESTIMATED       OPENING
        MARKET                   DATE          LINES(1)     IN SERVICE(2)      SECURED       SQ. FEET         DATE
  ------------------             ----          --------     -------------      -------       --------         ----
  Greenville/
  Spartanburg, SC                1Q00          143,671           1,190           9            1,500           3Q00
  Atlanta, GA                    1Q00          824,065              88          18            1,000           3Q00
  Greensboro, NC                 1Q00          116,685              70           5            1,500           3Q00
  Burlington, NC                 1Q00           22,710              13           2               --            --
  Winston-Salem, NC              1Q00           90,621              19           4               --            --
  Wilmington, NC                 2Q00          437,427              18           3            1,500           3Q00



MARKETS UNDER CONSTRUCTION -- Markets in which TriVergent is currently constructing facilities to offer the Broadband Bundle:



                                                        ESTIMATED                          DATA CENTERS
                                          INITIAL      ADDRESSABLE    COLLOCATION    ----------------------
                                          SERVICE        BUSINESS        SITES       ESTIMATED      OPENING
              MARKET                       DATE         LINES (1)       SECURED      SQ. FEET         DATE
        ------------------                 ----         ---------       --------     --------         ----
        Miami/Ft. Lauderdale, FL           3Q00          724,849           36          1,500          3Q00
        Charlotte, NC                      3Q00          278,152           11          1,500          3Q00
        Raleigh, NC                        3Q00          233,186           7           2,500          3Q00
        Nashville, TN(3)                   3Q00          186,091           13          2,500          3Q00
        Columbia, SC                       4Q00           84,282           5           2,500           (4)
        Jacksonville, FL                   3Q00          190,406           16          2,500          3Q00
        Knoxville, TN                      4Q00          110,734           5           2,500           (4)
        Charleston, SC                     4Q00           82,805           7           2,500          4Q00


-------------------------


         (1) The addressable business lines referenced in the above tables are TriVergent's estimates based upon business line information obtained annually from PNR and Associates, Inc., which maintains a database of the number of business access lines in the respective markets, and increased based on an assumed annual growth rate of 7%, which is based on historical growth rate information available from the FCC.
         (2)  As of July 31, 2000.
         (3)  Market also targeted by Gabriel.
         (4)  Not yet determined.


NETWORK INFRASTRUCTURE

TriVergent is deploying a unified voice and data network that allows it to provide all services included in the Broadband Bundle. The planned network will consist of six Nortel DMS 100/500 digital switches that are connected together through transmission capacity purchased from long haul telecommunications service providers. TriVergent currently has four of these switches installed and expects to install the other two by the end of 2000. The six Nortel switches will provide the primary voice switching functions for all of TriVergent's planned markets throughout the southeastern United States. TriVergent is also deploying asynchronous transfer mode switch sites in most of its markets. TriVergent plans to connect these switch sites with multiple redundant routes from various long haul providers. The final step in TriVergent's unified network is to connect its unified collocation facilities with the small asynchronous transfer mode switch sites. This will be accomplished through the lease of redundant DS-1 and DS-3 or OC-3 routes from BellSouth or alternative fiber optic network providers. DS-1 and DS-3 or OC-3 circuits are standard North American telecommunications industry digital signal formats, which are distinguishable by the information carrying capacity, or "bandwidth," of the circuit, measured in millions of bits of information, or megabits, per second. DS-1 service has bandwidth or capacity to carry 1.544 megabits per second and DS-3 or OC-3 service has bandwidth or capacity to carry 44.736 megabits per second.



         TriVergent anticipates in the future migrating to the soft switch platform, which it expects to be compatible with its current network. TriVergent's collocation facilities are typically secured in caged-in areas which contain both voice and data equipment. TriVergent believes these unified collocation facilities will enable it to transmit integrated voice and data traffic over a standard copper pair or leased unbundled network element, thus significantly increasing the potential revenue per line in relation to voice-only or data-only equipped collocations.


INFORMATION SYSTEMS

         TriVergent is deploying its integrated operations support systems and other back-office systems that it believes will provide superior customer service and significant competitive advantages in terms of accuracy, efficiency, and capacity to process customer orders. TriVergent has already installed the Metasolv Total Business Solution provisioning system and the Daleen BillPlex billing system. Once TriVergent successfully installs its seamless end-to-end back office system, it expects that customer orders will be entered a single time, with the information then shared between the various components of TriVergent's information systems. TriVergent expects to have its operations support systems and other back office systems fully integrated by the third quarter of 2000.

         TriVergent believes that its planned single entry system will be superior to many existing systems, which generally require multiple entries of customer information. Multiple information entry can result in billing problems, service interruptions and delays in installation. TriVergent's single entry process should be less labor intensive and reduce the margin for error. In addition, the sales to billing interval should be significantly shortened.


         The diagram on the following page identifies the various elements of the operations support systems TriVergent is implementing:

ORDER ENTRY AND PROVISIONING

         Order entry involves the initial loading of customer data into TriVergent's information systems. TriVergent utilizes the Metasolv Total Business Solutions provisioning system software for this purpose. TriVergent's sales executives are able to take orders and upload them via the web to credit and provisioning representatives who enter the initial customer information into the Total Business Solutions system. When the Total Business Solutions system is fully integrated with the capabilities of the DSET electronic bonding gateways, orders can be submitted to business partners electronically, thereby minimizing implementation time, coordination complexities and installation costs.

         In addition to cost benefits associated with electronic installation of access lines and inventory management system, the Metasolv system should improve TriVergent's internal processes in various other ways through its "workflow" management capabilities. The system routes tasks to the appropriate employee groups, tracks order progress and is capable of alerting operations personnel of any "jeopardy" situations. The system is designed to allow sales executives or customer care coordinators to maintain installation schedules and notify customers of any potential delays. Once an order has been completed, the Metasolv system electronically updates its billing system to initiate billing of installed services.

ELECTRONIC BONDING

         TriVergent is implementing integrated interfaces with some BellSouth systems for the electronic exchange of order information utilizing the DSET gateway software. While it is currently necessary to submit local service requests for a customer by sending the incumbent telephone company a fax or e-mail or by remote data entry, the electronic interfaces which TriVergent is in the process of implementing will link its operations support systems directly to BellSouth's system, so that it will be able to process these requests on an automated basis. Once fully installed and implemented, TriVergent will be able to confirm receipt of service requests and the availability of facilities on-line and in real-time. Due to issues relating to BellSouth's internal operations support systems, TriVergent expects to experience some difficulties with the electronic interfaces, which may require some manual intervention. Other incumbent telephone companies in TriVergent's region are just beginning to develop automated interfaces on a limited basis. TriVergent anticipates establishing similar connections with other incumbent telephone companies.

BILLING SYSTEM

         For billing, TriVergent utilizes the Daleen BillPlex system, which provides its customers with a consolidated invoice for all of its services. Customer telecommunications usage generates billing records that are automatically transmitted from the switch to the billing systems. These records are then processed by the billing software that calculates usage costs, integrates fixed monthly charges and assembles bills. For those customers who request electronic billing, TriVergent can provide the invoice and call detail records in electronic form over the web. The Daleen system allows TriVergent to add advanced features such as discounts based on call volume or number of lines or amount of bandwidth ordered. It will also allow TriVergent to calculate complex local, state and federal taxation and discrete billing options by type of service ordered.

CUSTOMER CARE AND TROUBLE MANAGEMENT

         TriVergent has entered into a service agreement with Nortel to assist it in the continuous monitoring and operation of TriVergent's switch network. In the third quarter of 2000, TriVergent expects to begin performance of all of the network management functions in-house upon completion of its new network operations center. TriVergent's back office system and trouble management system will allow customer care representatives to call a customer while simultaneously accessing that customer's service profile. It will also enable TriVergent's customer care personnel to track customer problems proactively, assign repair work to the appropriate technical teams and provide employees and management access to comprehensive reports on the status of service activity. The network management system is also designed to identify failures and intervene before significant service interruptions or service degradations occur.

INTELLECTUAL PROPERTY

         TriVergent regards its products, services and technology as proprietary and attempts to protect them with copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. TriVergent also generally enters into confidentiality or license agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite its precautions, TriVergent may not be able to prevent misappropriation or infringement of its proprietary information, products, services and technology.

         TriVergent's logo and some titles and logos of its services mentioned in this information statement/prospectus are either its service marks or service marks that have been licensed to it. Each trademark, trade name or service mark of any other company appearing in this information statement/prospectus belongs to its holder.

EMPLOYEES

         At June 30, 2000, TriVergent had approximately 540 full-time employees, including approximately 135 sales and sales support personnel. TriVergent also hires temporary employees and independent contractors as needed. In connection with its growth strategy, TriVergent anticipates hiring a significant number of additional personnel in sales and other areas of its operations by the end of 2000. TriVergent's employees are not unionized, and it believes its relations with its employees are good. TriVergent's success will significantly depend on its ability to continue to attract and retain qualified employees.

LEGAL PROCEEDINGS

         From time to time TriVergent becomes engaged in legal proceedings that occur in the normal course of business. There are no pending legal proceedings that TriVergent believes would individually or in the aggregate, have a material adverse effect on its business or financial condition.

FACILITIES

         TriVergent is headquartered in Greenville, South Carolina and leases offices and space in a number of locations, primarily for sales offices and network equipment installations. The table below lists its leased facilities, other than collocation facilities, as of June 30, 2000:




                                                                                   APPROXIMATE
                        LOCATION               PURPOSE       LEASE EXPIRATION    SQUARE FOOTAGE
                        --------               -------       ----------------    --------------
                    Greenville, SC
                       Ivey Square          Office Space
                        1st floor                            January 2004             9,600
                        3rd floor                            August 2003             13,075
                       Landmark             Office space
                        5th & 7th floors                     December 2010           75,839
                        8th floor                            August 2010             11,209
                        6th floor                            July 2009               11,209
                        20th floor                           December 2010            5,605
                        14th floor                           October 2010            11,209
                       Wachovia             Office space
                        4th floor                            October 2000             7,333
                        7th floor                            September 2000          12,858
                       Augusta Road         Equipment        February 2003            9,000
                                            warehouse
                    Atlanta, GA             Sales office     December 2004            4,500
                                            Switch site      July 2009                6,400
                    Greensboro, NC          Sales office     January 2005             4,800
                                            Switch site      October 2009             4,500
                    Jacksonville, FL        Sales office     January 2005             4,700
                                            Switch site      May 2010                 6,600
                    Miami, FL               Sales office     August 2005              6,989
                                            Switch site      July 2009               13,500
                    Charleston, SC          Sales office     June 2005                3,700
                                            Switch site      August 2010              5,000
                    Charlotte, NC           Sales office     May 2005                 4,363
                                            Switch site      April 2010               9,314
                    Wilmington, NC          Sales office     July 2005               12,122
                                            Switch site      June 2010                5,000
                    Nashville, TN           Sales office     August 2005              5,700
                                            Switch site      June 2010                8,645
                    Raleigh, NC             Sales office     July 2005                5,023
                                            Switch site      August 2010              6,000
                    Knoxville, TN           Sales office     August 2005              4,582
                    Columbia, SC            Sales office     August 2005              2,400


    TriVergent believes that its leased facilities are adequate to meet its current needs and that additional facilities are available to meet its development and expansion needs in existing markets and markets currently under construction.

                                   COMPETITION


OVERVIEW


         The combined company will operate in a highly competitive environment and neither TriVergent nor Gabriel currently has a significant market share in any of their respective markets. Further, the continuing trend toward business alliances in the telecommunications industry and the further reduction of regulatory and technological barriers to entry, will likely give rise to significant new competition.


         While there are many competitors in the broadly defined telecommunications market, the combined company will focus its attention on actual and near-term potential competitors in the geographic areas and market segments in which it offers and plans to offer service. Current and potential competitors and their strengths and weaknesses are summarized below. Gabriel and TriVergent perform competitor analyses as part of its market evaluation process prior to entering each of its targeted markets.

EXISTING COMPETITORS


         INCUMBENT TELEPHONE COMPANIES. In each of the markets in which the combined company will operate, the incumbent telephone company will be its principal competitor. Incumbent telephone companies currently dominate the combined company's targeted markets with an approximate 95% market share. Incumbent telephone companies benefit from favorable regulations and have long standing customer relationships, brand name recognition, significant financial, technical and marketing resources and, subject to regulatory approval, the ability to lower prices or engage in substantial volume or term discounts. In addition, incumbent telephone companies have existing fiber optic networks and switches. Management of the combined company believes it can compete with incumbent telephone companies by focusing on the communications requirements of small and medium-sized business customers and by providing high quality, market-driven products and services with responsive customer service at prices below those charged by the incumbent telephone companies.

         Each of TriVergent and Gabriel believes that the incumbent telephone company in each of its markets in operation and under construction controls more than 90% of the business access lines in the central offices where TriVergent or Gabriel, as the case may be, collocates its equipment. As a result, TriVergent and Gabriel must purchase or lease a significant portion of their underlying network from the incumbent telephone company, which is currently BellSouth in TriVergent markets and Southwestern Bell or Ameritech in Gabriel markets. Some of the network components that TriVergent and Gabriel purchase or lease from the incumbent telephone company include unbundled network elements, inside wiring and transmission services. This significant reliance on a primary competitor is burdensome and typically time consuming. See "Regulation" beginning on page 102 for a discussion of the regulatory requirements that apply to the incumbent telephone companies' provision of unbundled network elements and other services to other providers such as TriVergent and Gabriel.

         The combined company will face significant competition from Southwestern Bell, Ameritech and BellSouth in the local services business in its markets. These large, entrenched companies currently offer digital subscriber line and other data services as well as Internet services. Each of these incumbent companies competes aggressively to retain as much of its dominant market share as possible. Each has significantly more capital, technological and management resources and poses a significant competitive threat to the combined company's success.

         LONG DISTANCE TELEPHONE COMPANIES. AT&T, WorldCom and Sprint are among the long distance telephone companies that are now offering bundled local and long distance services to their existing and prospective customers. Some of these long distance carriers have entered the local service market primarily through acquisitions of local service providers, such as AT&T's purchase of Teleport Communications Group and WorldCom's acquisitions of MFS Communications Company and Brooks Fiber Properties. Management of the combined company believes that although these long distance companies have acquired significant local footprints, they are not primarily focused on the provision of local services in second and third tier markets. Instead, they have continued to focus on their primary service offering, long distance, and are attempting to leverage their customer relationships to offer basic local services. Management of the combined company believes that its advanced network platforms, integrated product and service offerings and local sales presence will position it to distinguish itself from the long distance telephone companies in its targeted markets.

         COMPETITIVE LOCAL TELEPHONE COMPANIES. The combined company will face significant competition from facilities-based competitive local telephone companies in markets in which it offers and plans to offer its products and services. The principal facilities-based competitive local telephone company competitors that provide local services in Gabriel's and TriVergent's existing markets include

         -        Adelphia Business Solutions,
         -        Birch Telecom,
         -        Business Telecom, Inc.,
         -        e.spire Communications,
         -        ICG Communications,
         -        ITC DeltaCom,
         -        Intermedia Communications,
         -        KMC Telecom,
         -        Logix Communications,
         -        McLeodUSA,
         -        NewSouth Communications,
         -        NEXTLINK Communications,
         -        Time Warner Communications and
         -        US LEC.


         Management of the combined company believes that additional competitors may also develop plans to enter its existing and target markets in the future.

RECENT AND POTENTIAL NEW COMMUNICATIONS PROVIDERS


         In addition to the incumbent telephone companies, long distance carriers and competitive local telephone companies, the combined company will face potential competition from other recent and potential entrants in local service markets. These non-traditional providers include


         -        cable television operators,

         -        electric utilities,

         -        fixed and mobile wireless and PCS operators, and

         -        Internet service providers.


         CABLE TV OPERATORS. Management of the combined company expects cable television operators will attempt to leverage their broadband networks to deploy local telecommunications services to their existing, largely residential, customer base. In addition to technology and network architecture issues, cable operators must overcome the public perception of historically poor levels of customer service and high prices. Management of the combined company believes that, because the strength of these entities is in the footprint of their existing facilities, their primary focus is and will continue to be the residential market and that they will position themselves as a low cost, high bandwidth alternative to the incumbent telephone company with bundled local, long distance, Internet access and cable television product offerings.


         ELECTRIC UTILITIES. Electric utilities have a large customer base, and many have fiber networks that could be used to provide telecommunications services. Many electric utilities have increased their installation of fiber optic cable to augment their current core services. Unlike cable television operators, electric utilities have extensive networks covering both business and residential customers. Electric utilities also have the advantage of having existing customer relations, access to rights of way, building access and, in most cases, regional political influence. Disadvantages include inexperience in telecommunications, a generally poor record in diversification investments, little experience in competitive markets, and stringent regulatory and capital market limitations on the use of rate base capital.


         WIRELESS OPERATORS. Cellular and PCS operators may also be a source of competitive local telephone service, using available bandwidth on their networks to provide access in traditional landline applications. With the significant capital outlays made by wireless operators for license fees as well as equipment purchases to build their network infrastructures, management of the combined company expects that, in the near term, these companies will continue to focus their marketing and operational efforts on the wireless mobile market. Moreover, management of the combined company believes that these wireless operators will largely be users of competitive local telephone company services to transmit their calls among radio/transmitter sites and generally avoid the traditional local services market.

         INTERNET SERVICE PROVIDERS. Management of the combined company believes that Internet service providers may try to expand their scope of operations to provide more traditional telecommunications services to complement their Internet access services and leverage their subscriber bases. Management of the combined company believes Internet service providers will initially focus on the long distance market, in which it is easier to administer and provision quality customer service, and eventually may vertically integrate to provide full service local telecommunications or be acquired by existing local or long distance telecommunications providers to allow the acquiring companies to further their own vertical integration into the Internet access market.

                                   REGULATION

         The combined company's telecommunications services business is subject to federal, state and local regulation.


FEDERAL REGULATION

         The FCC regulates interstate and international telecommunications services, including the use of local telephone facilities to originate and terminate interstate and international calls. Gabriel and TriVergent provide such services on a common carrier basis. The FCC imposes extensive regulations on common carriers that have some degree of market power, like the incumbent local telephone companies. However, the FCC to date has imposed less regulation on common carriers, such as Gabriel and TriVergent, that lack significant market power. The FCC requires Gabriel and TriVergent to receive and maintain authorizations to provide and resell telecommunications services between the United States and international points.

         Under the Telecommunications Act of 1996, any entity, including cable television companies and electric and gas utilities, may enter any telecommunications market, subject to conditions in the Telecommunications Act and reasonable state regulation of safety, quality and consumer protection. Because implementation of the Telecommunications Act is subject to numerous federal and state policy rulemaking proceedings, legislative initiatives and judicial review, there is still uncertainty as to what impact the Telecommunications Act and any additional legislation will have on the combined company in the future.

         The Telecommunications Act is intended to increase competition. The Telecommunications Act opens the local services market by requiring incumbent local telephone companies to permit interconnection to their networks and imposing on incumbent local telephone companies or, in some areas, all local telephone companies other obligations, including:

         - INTERCONNECTION. All local telephone companies must permit their competitors to interconnect with their facilities. Incumbent local telephone companies are required to permit interconnection at any technically feasible point within their networks, on nondiscriminatory terms, and at prices based on cost, which may include a reasonable profit. At the option of the carrier seeking interconnection, the incumbent local telephone company must offer to collocate the requesting carrier's equipment in the incumbent local telephone company's premises, except where the incumbent local telephone company can demonstrate space limitations or other technical impediments to collocation.

         - UNBUNDLED ACCESS. All incumbent local telephone companies are required to provide nondiscriminatory unbundled access to FCC and state telecommunications regulatory commission-defined network elements, which include network facilities, equipment, features, functions, and capabilities, at any technically feasible point within their networks, on nondiscriminatory terms, and at prices based on cost, which may include a reasonable profit.

         - ACCESS TO RIGHTS-OF-WAY. All local telephone companies are required to permit competing carriers access to poles, ducts, conduits and rights-of-way at regulated prices.

         - RECIPROCAL COMPENSATION. All local telephone companies are required to complete calls originated by other local telephone companies under reciprocal compensation arrangements at prices based on costs or otherwise negotiated by the parties.

         - RESALE. All local telephone companies must permit resale of their telecommunications services without unreasonable restrictions or conditions. In addition, incumbent local telephone companies are required to offer wholesale versions of all retail services to other telecommunications carriers for resale at discounted rates, based on the costs avoided by the incumbent local telephone company in the wholesale offering.

         - NUMBER PORTABILITY. All local telephone companies must permit users of telecommunications services to retain existing telephone numbers without impairment of quality, reliability or convenience when switching from one telecommunications carrier to another.

         - DIALING PARITY. All local telephone companies must provide equal access to competing providers of telephone exchange service and toll service, and they must also provide nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listing, with no unreasonable dialing delays.

         Incumbent local telephone companies are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the state regulatory commission. Where an agreement has not been reached, incumbent local telephone companies remain subject to interconnection obligations established by the FCC and state telecommunication regulatory commissions.

INTERCONNECTION AND UNBUNDLED ACCESS

         In August 1996, the FCC established rules implementing the incumbent local telephone company interconnection obligations described above. On July 18, 1997, the Eighth Circuit vacated portions of the FCC's decision and narrowly interpreted the FCC's power to prescribe and enforce rules implementing the Telecommunications Act. On January 25, 1999, the United States Supreme Court reversed the Eighth Circuit decision and reaffirmed the FCC's broad authority to issue rules implementing the Telecommunications Act, although it did vacate a rule determining which network elements the incumbent local telephone companies must provide to competitors on an unbundled basis.

         On November 5, 1999, the FCC released a ruling in response to the Supreme Court's decision that detailed three significant changes affecting the incumbent local telephone companies' obligations to provide unbundled network elements to competitors. First, the FCC indicated that the incumbent local telephone companies no longer were required to provide access to operator and directory assistance services. However, the FCC expanded the definitions of two previously defined unbundled network elements so that the incumbent local telephone companies are now required to provide unbundled access to portions of local loops and dark fiber optic loops and transport. The FCC also ruled that the incumbent local telephone companies are no longer required to provide access to unbundled local circuit switching for customers with four or more lines that are located in the densest parts of the top 50 metropolitan statistical areas in the country, provided that they provide access to combinations of loop and transport network elements known as "enhanced extended links." Neither TriVergent nor Gabriel has plans to utilize the circuit switching network element but may incorporate the use of enhanced electronic links in their affected networks to reduce costs. Fifteen of the networks in operation or under construction by Gabriel or TriVergent are in the top 50 metropolitan statistical areas. The United States Telecom Association has appealed the FCC's November 5 order, and neither Gabriel, TriVergent nor the combined company can predict the outcome of that appeal or other proceedings that might arise from the FCC's 1999 orders on remand from the Supreme Court.

      On July 18, 2000, the Eighth Circuit issued a decision on remand from the Supreme Court's reversal of its 1997 decision. In the July 18 decision, the Eighth Circuit vacated parts of the FCC's interconnection pricing standard included in the local competition rules adopted in August 1996. Those rules had required state commissions to base the rates that incumbent local telephone companies charge to competitive local telephone companies for interconnection and for the use of unbundled network elements on the costs that would be incurred by the incumbent carriers using the most efficient technology available, rather than the technology actually used by the incumbent carrier and furnished to the competitive carrier. The Eighth Circuit held that the FCC should have based such rates on the cost of the incumbent carrier's actual facilities. Although it is not clear to what extent, or how quickly, this decision will be reflected in state commission-approved interconnection agreements, the pricing standard required by the court could result in higher interconnection and unbundled element rates, which could make it more difficult for competitive carriers such as Gabriel and TriVergent to compete profitably with the incumbent local telephone companies.

         On December 9, 1999, the FCC released an order requiring the incumbent carriers to offer "line sharing" arrangements that will permit competitors to offer DSL service over the same copper wires used by the incumbent to provide voice service, and several incumbent providers have entered into line sharing agreements with DSL providers that will compete with the combined company. The specific prices and terms of particular line sharing arrangements will be determined by negotiation or by future decisions of state utility commissions, and cannot be predicted at this time. The FCC's ruling also has been challenged in court by the United States Telecom Association. The combined company expects, however, that this order will allow competing carriers to offer DSL services at a significantly lower cost than is now possible.

         On March 31, 1999, the FCC established rules addressing how incumbent local telephone companies must allow competitive local telephone companies like Gabriel and TriVergent to collocate in the incumbent carriers' central offices. The FCC required the incumbent telephone companies to allow competitors to collocate equipment that is "used or useful" for either interconnection or access to unbundled network elements. In March 2000, the United States Court of Appeals for the District of Columbia Circuit vacated portions of the FCC's March 1999 collocation ruling. The court concluded that, in requiring the incumbents to provide collocation for equipment that is "used and useful" for interconnection or access to unbundled elements, the FCC had applied an overbroad interpretation of the relevant statutory language, which requires incumbent carriers to provide collocation only for equipment that is "necessary for interconnection or access." The appeals court did not identify the specific types of equipment that would be considered necessary but remanded the portion of the FCC's order as to the definition of "necessary" to the FCC for reconsideration. Similarly, the court decided that the FCC must reconsider its reasons for requiring incumbent local telephone companies, under its collocation rules, to give competitors the option of collocating equipment in any unused space within the incumbent local telephone company's premises, to the extent technically feasible, and prohibiting incumbent local telephone companies from requiring competitors to collocate in isolated space separate from the incumbent local telephone company's own equipment. The appeals court did preserve portions of the FCC's collocation rules, however, including "cageless" collocation and collocation cost allocation provisions.


         On August 10, 2000, the FCC released an order reconsidering its March 1999 collocation ruling that strengthened its collocation requirements in some respects, including a new requirement that an incumbent carrier provide physical collocation space within 90 calendar days of a competitor's request, with exceptions, and allow competitors to construct "adjacent structures" on land owned or controlled by the incumbent carrier if there is no space left inside the central office. Competitive providers like TriVergent and Gabriel hope to utilize these adjacent structures to collocate their equipment and interconnect with remote terminals of the incumbent telephone companies, thereby increasing the addressable market for their DSL services. The FCC also requested further comment on the issues remanded by the D.C. Circuit's ruling. Until the remanded issues are resolved, incumbent local telephone companies may attempt to restrict the scope of their collocation obligations, at least as to those matters that were not explicitly addressed in the FCC's August 10 reconsideration order. This could delay the implementation, or otherwise limit the scope, of the functionality and equipment that the combined company and other competitive local telephone companies plan to collocate in incumbent local telephone company premises. However, neither Gabriel nor TriVergent has experienced any significant problems in obtaining and building out any collocation sites, as a result of the uncertainties created by these rulings.

         While these court and FCC proceedings were pending, Gabriel and TriVergent have entered into interconnection agreements with a number of incumbent local telephone companies through negotiations or adoption of another competitive local telephone company's approved agreements. These agreements remain in effect, although in some cases one or both parties may be entitled to demand renegotiation of particular provisions based on intervening changes in the law. However, it is uncertain whether the combined company will be able to obtain renewal or renegotiation of these agreements on favorable terms when they expire, particularly with regard to the types of equipment it can collocate at an incumbent's premises and the rates it will be charged for interconnection and access to unbundled network elements.

INCUMBENT TELEPHONE COMPANIES' PROVISION OF LONG DISTANCE SERVICES

         The Telecommunications Act codifies the incumbent local telephone companies' equal access and nondiscrimination obligations and preempts inconsistent state regulations. The Telecommunications Act also contains special provisions that replace prior antitrust restrictions that prohibited the regional Bell operating companies, including Southwestern Bell, Ameritech and BellSouth, from providing long distance services and engaging in telecommunications equipment manufacturing. The Telecommunications Act permits the regional Bell operating companies to enter the long distance service market outside their local service areas immediately upon its enactment. Further, the Telecommunications Act permits a regional Bell operating company to enter the long distance market in its in-region states upon FCC approval, if it satisfies several procedural and substantive requirements, including:


         - a showing that the regional Bell operating company has entered into interconnection agreements or, under some circumstances, has offered to enter into such agreements in those states in which it seeks long distance relief,

         - satisfaction by these interconnection agreements of a 14-point "checklist" of competitive requirements, and

         - a showing that the regional Bell operating company's entry into long distance markets is in the public interest.

         Verizon and Southwestern Bell recently received permission from the FCC to begin providing in-region long distance services in New York and Texas, respectively, and Verizon's approval for New York recently was upheld by the D.C. Circuit. Southwestern Bell has recently filed petitions in Missouri and Arkansas, two of Gabriel's markets, and it is likely that Southwestern Bell, Ameritech and BellSouth will petition and receive approval to offer long distance services in additional states. This may have an unfavorable effect on the combined company's business. Gabriel and TriVergent are legally able to offer their customers both long distance and local services, which the regional Bell operating companies in the combined company's markets currently may not do. This ability to offer "one-stop shopping" gives the combined company a marketing advantage that it would no longer enjoy if Southwestern Bell, Ameritech and BellSouth are permitted to offer in-region long distance services. The other incumbent local telephone companies, including Sprint and Cincinnati Bell already may do so.

INTERSTATE ACCESS CHARGES

         In three orders released on December 24, 1996, May 16, 1997, and May 31, 2000, the FCC made major changes in the interstate access charge structure. In the 1996 order, the FCC removed restrictions on incumbent local telephone companies' ability to lower access prices and relaxed the regulation of new switched access services in those markets where there are other providers of access services. If this increased pricing flexibility is not effectively monitored by federal regulators, it could have a material adverse effect on the combined company's ability to compete in providing interstate access services.

         In the 1997 order, the FCC announced and began to implement its plan to bring interstate access rate levels more in line with costs. Pursuant to this plan, the FCC has adopted rules that grant incumbent local telephone companies subject to price cap regulation increased pricing flexibility upon demonstrations of increased competition or potential competition in relevant markets. The FCC elaborated on these access pricing flexibility rules in an order released on August 27, 1999. The manner in which the FCC implements this approach to lowering access charge levels could have a material effect on the combined company's access charge revenues and on its ability to compete in providing interstate access services. Several parties appealed the 1997 order and on August 19, 1998, the 1997 order was affirmed by the U.S. Court of Appeals for the Eighth Circuit.

         In the 2000 order, the FCC adopted several proposals to further reform access charge rate structures, relying heavily on a proposal submitted by a coalition of long distance companies and incumbent local telephone companies referred to as "CALLS." These and related actions will result in significant changes to access charge rate structures and rate levels. As incumbents' access rates are reduced, the combined company may experience downward market pressure on its own access rates. The impact of these new changes will not be fully known until they are fully implemented.

         In August 1999, the FCC asked for comment on claims by some long distance carriers that competitive local telephone companies were charging those carriers excessively high rates for access to competitive local telephone company customers. Specifically, the FCC asked whether it should regulate competitive local telephone company access charges to ensure that these charges are not unreasonable. More recently, two coalitions of competitive local telephone companies asked the FCC to prevent AT&T from withdrawing its long distance services from customers of those local telephone companies. These FCC proceedings are pending. Although we are unable to predict the outcome of these proceedings, a decision by the FCC to regulate the level of competitive local telephone company access charges could result in lower competitive local telephone company access charges and decrease the revenues some competitive carriers, such as Gabriel and TriVergent, receive from providing access services. Notably, AT&T and Sprint have disputed and refused payment of switched access charges billed by certain competitive local telephone companies at rates which exceed the incumbent local telephone company tariffed rate levels. Since TriVergent currently charges switched access rates which exceed the access rates charged by incumbent local telephone companies, it is possible that one or more long distance carriers will dispute its charges as well.


RECIPROCAL COMPENSATION FOR CALLS TO INTERNET SERVICE PROVIDERS

         A number of incumbent local telephone companies throughout the country, including Southwestern Bell, Ameritech and BellSouth, have been contesting whether the obligation to pay reciprocal compensation should apply to telephone calls received by end users who provide Internet access services. These end users are commonly known as Internet service providers or "ISPs," who have large amounts of incoming calls. As interpreted by the FCC, the Telecommunications Act requires that, where a subscriber of one local telephone company places a local call that must be handed off to a second local telephone company for delivery to the called party, the first carrier must pay reciprocal compensation to the second carrier for terminating the call. The incumbent local telephone companies claim that calls made to ISPs are interstate in nature and that calls to ISPs therefore should be exempt from reciprocal compensation arrangements applicable to local calls carried by two local telephone companies. Competitive local telephone companies have contended that interconnection agreements providing for reciprocal compensation contain no exception for local calls to ISPs and reciprocal compensation is therefore applicable. In response to carriers' requests for clarification, the FCC, on February 25, 1999, declared that, while Internet traffic is jurisdictionally mixed, it is largely interstate in nature. The FCC also found that the reciprocal compensation requirement in the Telecommunications Act does not apply to calls to ISPs. The FCC did not, however, determine whether calls to ISPs are subject to reciprocal compensation in any particular instance. In this regard, the FCC concluded that carriers are bound by their existing interconnection agreements, as interpreted by state commissions, and thus are subject to reciprocal compensation obligations to the extent provided in their interconnection agreements or as determined by state commissions. Concurrent with its decision, the FCC opened a rulemaking proceeding to adopt an appropriate prospective inter-carrier compensation mechanism for calls to ISPs.

         In March 2000, the U.S. Court of Appeals for the D.C. Circuit vacated the FCC's February 1999 ruling, finding that the FCC order did not include a satisfactory explanation for its holding that calls to ISPs are not subject to the Telecommunications Act's reciprocal compensation provisions. The FCC currently is seeking comment on the impact of the Court's ruling and then may either clarify its former decision or adopt a new one. We are unable to predict the outcome of that proceeding. Until then, we expect that incumbent local telephone companies will continue to challenge reciprocal compensation payments in cases before state regulators. To the extent that state commissions are persuaded to find that interconnected calls to ISPs are not subject to reciprocal compensation obligations, the revenues of the combined company could be negatively affected, since it would not receive reciprocal compensation on calls terminated on its networks to its ISP customers in those states. However, at present, no significant portion of Gabriel's or TriVergent's revenues are attributable to calls terminated to ISPs and TriVergent has signed an agreement with BellSouth that provides that BellSouth will pay reciprocal compensation on ISP-bound traffic at agreed rates through 2002.


DETARIFFING


         In November 1996, the FCC ordered non-dominant long distance carriers, like Gabriel and TriVergent, to cease filing tariffs for domestic long distance services. The FCC's order required mandatory detariffing for long distance services and gave interstate long distance service providers nine months to withdraw federal tariffs and move to contractual relationships with their customers. This order subsequently was stayed by a federal appeals court.

         In March 1999, the FCC adopted further rules that, while still maintaining mandatory detariffing, required long distance carriers to make specific public disclosures on the services providers' Internet web sites of their rates, terms and conditions for domestic interstate services. The effective date of these rules also was delayed until an appeals court could rule on the appeal of the FCC's detariffing order. On April 8, 2000, the United States Court of Appeals for the D.C. Circuit upheld the FCC's mandatory detariffing decision. The FCC subsequently issued a notice establishing a nine-month transition to mandatory detariffing. By January 31, 2001, carriers must cancel all tariffs for interstate domestic long distance services. After that date, the prices, terms and conditions pursuant to which domestic providers offer service to customers will be governed by contract, and service providers will have to rely more heavily on individually negotiated agreements with customers. The transition to contracts contemplated by this FCC rule change may require significant resources to implement. Manpower and cash expenditures associated with such a transition may negatively impact the combined company.

         In June 1997, the FCC allowed non-dominant local service providers to withdraw their tariffs for interstate access services provided to long distance carriers. More recently, the FCC initiated proceedings to consider whether such local service providers, such as Gabriel and TriVergent, should be required to withdraw their interstate access services tariffs. We are unable to predict the outcome of this proceeding.

         The FCC continues to require that service providers obtain authority to provide services between the United States and foreign points and file tariffs for international services.

UNIVERSAL SERVICE SUBSIDIES


         On May 8, 1997, the FCC released an order establishing a significantly expanded federal universal service subsidy regime. For example, the FCC established new subsidies for telecommunications and information services provided to qualifying schools and libraries. The FCC also expanded the federal subsidies for local telephone services provided to low-income consumers. Providers of interstate telecommunications service, such as Gabriel and TriVergent, must pay for a portion of these programs. The combined company's share of these federal subsidy funds will be based on its share of certain defined telecommunications end user revenues. Currently, the FCC is assessing such payments on the basis of a provider's revenue for the previous year. The FCC recently adopted rules for subsidizing service provided to consumers in high cost areas, which may result in further substantial increases in the overall cost of the subsidy program. Gabriel and TriVergent estimate that their contribution liability for 2000 will be immaterial. With respect to subsequent periods, however, the combined company is currently unable to quantify the amount of subsidy payments that it will be required to make or the effect that these required payments will have on its financial condition.

STATE REGULATION

         To provide intrastate services, the operating subsidiaries of the combined company will be required to have certificates of public convenience and necessity from state regulatory agencies and to comply with state requirements for telecommunications utilities, including state tariffing requirements.


         State agencies will require the combined company to file periodic reports, pay various fees and assessments, and comply with rules governing quality of service, consumer protection and other issues. Although the specific requirements vary from state to state, state regulations tend to be more detailed than FCC regulations because of the strong public interest in the quality of basic local service. The combined company intends to comply with all applicable state regulations, and as a general matter does not expect that these requirements of industry-wide applicability will have a material adverse effect on its business. However, no assurance can be given that the imposition of new regulatory burdens in a particular state will not affect the profitability of the combined company's services in that state.


LOCAL REGULATION

         Gabriel's and TriVergent's networks are subject to numerous local regulations such as building codes and licensing. Such regulations often vary on a city by city and county by county basis. If the combined company decides in the future to install its own fiber optic transmission facilities, it will need to obtain rights-of-way over private and publicly owned land.

                   MANAGEMENT OF GABRIEL FOLLOWING THE MERGER

         The following table sets forth the persons who will be the executive officers and directors of Gabriel upon completion of the merger.



NAME                                      AGE     POSITION(S)
----                                      ---     -----------
EXECUTIVE OFFICERS
David L. Solomon                          41      Chief Executive Officer, Chairman and Director
G. Michael Cassity                        50      President and Chief Operating Officer and Director
Gerard J. Howe                            44      President - Strategic Initiatives
John P. Denneen                           60      Executive Vice President - Corporate Development and Legal
                                                  Affairs, and Secretary
Marguerite A. Forrest                     45      Senior Vice President - Human Resources and Administration and
                                                  Assistant Secretary
Michael E. Gibson                         41      Senior Vice President and Chief Financial Officer
Shaler P. Houser                          30      Senior Vice President - Corporate Development and Strategy

NON-MANAGEMENT DIRECTORS
Charles S. Houser                         56      Vice Chairman and Director
Watts Hamrick                             40      Director
Michael R. Hannon                         39      Director
William Laverack, Jr.                     42      Director
Byron D. Trott                            40      Director
Jack Tyrrell                              53      Director

------------------

         Gabriel's board of directors is classified into three classes of three board seats each. The terms of Messrs. Cassity, Hamrick and Laverack will expire in 2001, the terms of Messrs. Trott and Tyrrell will expire in 2002 and the terms of Messrs. Hannon, Houser and Solomon will expire in 2003. There will be one vacancy in the class of 2002.


         The board of directors has an executive committee, a finance committee, an audit committee and a compensation committee. Directors are not compensated for their services as directors, but non-employee directors are reimbursed for expenses incurred in connection with board and committee meetings attended. Upon completion of the merger, the board of directors will reappoint committee members and the chairmen of the finance, audit and compensation committees.


EXECUTIVE OFFICERS

         DAVID L. SOLOMON, Chief Executive Officer, Chairman and a director of Gabriel and the combined company, is an experienced telecommunications entrepreneur. He served as Executive Vice President and Chief Financial Officer of Brooks Fiber from 1994 until its acquisition by WorldCom in 1998. During this period, he played a major role in its capital raising and growth activities, raising more than $1.5 billion of debt and equity and completing numerous acquisitions. Prior to joining Gabriel in December 1999, Mr. Solomon served as an advisor to Diginet Americas, Inc., a competitive telecommunications provider with operations throughout South America, and he also serves as a director of that company. Mr. Solomon is also an investment director and founder of Meritage Private Equity Fund, L.P., a private investment fund specializing in communications network and services companies. Prior to joining Brooks Fiber, he was a partner of KPMG LLP, where he gained more than 13 years' public company accounting and financial experience. He is a member of the American Institute and Tennessee Society of CPAs.

         G. MICHAEL CASSITY, President and Chief Operating Officer of the combined company, became TriVergent's President and Chief Operating Officer and a director in March 2000. Prior to joining TriVergent, Mr. Cassity served as Vice President and Chief Procurement Officer of BellSouth Corporation, Vice President of Network Operations for BellSouth's northern states, Vice President of BellSouth's Strategic Management unit and Vice President of Organization Planning and Development. Prior to becoming an officer at BellSouth, Mr. Cassity served in numerous positions including network operations, human resources, strategic planning, financial management, corporate and community affairs and regulatory vice president for Tennessee.


         GERARD J. HOWE, President and Chief Operating Officer and a director and co-founder of Gabriel and President - Strategic Initiatives and of the combined company, has more than 20 years of operational and management experience in the telecommunications industry. Mr. Howe also currently serves as a director of Gabriel. Prior to joining Gabriel, Mr. Howe was Senior Vice President of Finance at Brooks Fiber, where he oversaw the company's financial operations. Prior to joining Brooks Fiber, Mr. Howe spent 18 years with SBC Communications (Southwestern Bell) and held a number of executive positions in operations, finance, regulatory and information processing. From 1993 to 1995, Mr. Howe served as an executive and director of SBC CableComms, U.K., a UK-based cable television/telephony business in its formative stages of development. During his tenure in the UK, Mr. Howe was responsible for all aspects of financial operations, corporate development, human resources and regulatory and legislative affairs. Prior to his assignment in the UK, Mr. Howe served as Vice President, Chief Financial Officer and a director of Southwestern Bell Yellow Pages.


         JOHN P. DENNEEN, Executive Vice President - Corporate Development and Legal Affairs and Secretary of Gabriel and the combined company, has more than 30 years' experience in U.S. and international corporate and business law with particular emphasis on securities transactions, mergers and acquisitions, corporate finance and joint ventures. Mr. Denneen is also currently a director of Gabriel. Prior to joining Gabriel in August 1999, Mr. Denneen was a senior partner of Bryan Cave LLP, a leading international law firm, for over 12 years, where he headed the legal teams that assisted Brooks Fiber in issuing more than $1.5 billion of debt and equity securities and completing numerous acquisitions, concluding with its $3 billion merger with WorldCom, Inc. While at Bryan Cave LLP, Mr. Denneen also represented several other competitive telecommunications providers in connection with their capital raising activities.

         MARGUERITE A. FORREST, Senior Vice President - Human Resources and Administration and Assistant Secretary of Gabriel and the combined company, brings more than 20 years of professional management, operational and technical experience in the communications industry. Most recently, Ms. Forrest served as Vice President and Assistant Secretary for Brooks Fiber. She was a member of the start-up management team since that corporation was founded in 1993, charged with the responsibilities for human resources, corporate administration and shareholder communication. Previous management and technical experience included responsibility for drafting and system design activities for Cencom Cable Associates, Group W Cablevision and Telcom Engineering, Inc.


         MICHAEL E. GIBSON, Senior Vice President and Chief Financial Officer of the combined company, is highly experienced in financial operations in the telecommunications industry. Mr. Gibson is currently Senior Vice President - Finance and Corporate Development of Gabriel. Most recently, Mr. Gibson has been employed as a financial advisor to telecommunications start-up companies, playing a major role in negotiating and closing over $250 million of debt/equity financing during 1999. He served as Vice President and Treasurer of Brooks Fiber from that company's inception in 1993 until its acquisition by WorldCom in 1998. Mr. Gibson oversaw all activities related to financial operations, planning and analysis, including acquisitions, treasury, SEC reporting and risk management. Prior to joining Brooks Fiber, Mr. Gibson served as a finance director for Cencom Cable for five years, with responsibility for budgeting, financial planning, accounting, payment processing and human resources. Prior to joining Cencom Cable, Mr. Gibson was an audit manager at Arthur Andersen & Co., gaining extensive experience in providing auditing and business advisory services mainly to telecommunications and cable television companies.

         SHALER P. HOUSER, Senior Vice President - Corporate Development and Strategy of the combined company, is a co-founder, Senior Vice President of Corporate Development and Strategy and director of TriVergent. Mr. Houser has nine years of experience in the telecommunications industry. Prior to co-founding TriVergent in 1997, Mr. Houser was Senior Vice President and co-founder of Seruus Ventures, LLC. From 1991 to 1996, Mr. Houser served in various capacities, including product development, business development, international development and carrier sales, at Corporate Telemanagement Group and its successor parent company, LCI International, both long distance companies. Shaler P. Houser is Charles S. Houser's son.

NON-MANAGEMENT DIRECTORS


         CHARLES S. HOUSER, vice chairman of the combined company and a co-founder and chairman of the board of directors and chief executive officer of TriVergent, has more than 17 years of experience in the telecommunications industry as an investor and a senior manager. In 1996 and 1997, Mr. Houser was a principal and co-founder of Seruus Ventures, LLC and Seruus Telecom Fund LP, both venture capital firms specializing in telecommunications companies. From 1989 to 1996, Mr. Houser was chairman and chief executive officer of Corporate Telemanagement Group, Inc., a long distance company that merged with LCI International Inc. in 1995. From 1987 to 1989, Mr. Houser was president of The Consilium Group, Inc., a venture capital firm. From 1983 to 1987, he was president and in 1986 became chief executive officer of Tel/Man, Inc., a long distance company that merged with SouthernNet, Inc., where he also served as chief operating officer. Mr. Houser serves on the board of directors of Seruus Ventures, LLC; Seruus Telecom Fund, L.P.; Teleco, Inc., a national telecommunications equipment distributor and manufacturer; iBasis, Inc., an Internet-based communications carrier; and from 1981 until March 2000, Summit Financial Corporation, a Greenville, South Carolina-based bank holding company.

         WATTS HAMRICK has been a director of TriVergent since October 1998. Mr. Hamrick has been a senior vice president with First Union Capital Partners, an equity and mezzanine capital investment group of First Union Corp., since March 1995. Mr. Hamrick joined First Union Capital Partners in 1988. Prior to joining First Union Capital Partners, Mr. Hamrick was a senior tax consultant at Price Waterhouse in New York. Mr. Hamrick was nominated to serve on TriVergent's board by First Union Capital Partners, which is entitled to nominate one member of TriVergent's board under TriVergent's stockholders' agreement.

         MICHAEL R. HANNON, a director of Gabriel since May 2000, has been a general partner of Chase Capital Partners, a general partnership with approximately $7.5 billion under management, since January 1988. Chase Capital Partners invests in a wide variety of international private equity opportunities including management buyouts, growth equity, and venture capital situations, and its chief limited partner is The Chase Manhattan Corporation, one of the largest bank holding companies in the United States. At Chase Capital Partners, he focuses on the media/telecom and financial services industry. Mr. Hannon is currently a director of Formus Communications, Entercom Communications, Financial Equity Partners and Telecorp PCS, Inc.

         WILLIAM LAVERACK, JR., a director of Gabriel since December 1998, has been a general partner of Whitney & Co. since 1993. Previously, he was with Gleacher & Co., Inc. and Morgan Stanley & Co., Incorporated. He is a director of TeleCorp PCS, Inc., HOB Entertainment, Inc., PRAECIS Pharmaceuticals, Inc., NeuroMetrix, Inc., and Ariat International, Inc.

         BYRON D. TROTT, a director of Gabriel since October 1998, is a managing director of Goldman, Sachs & Co. responsible for its Midwest Region and co-head of its Chicago office. He joined Goldman, Sachs & Co. in 1982 and became vice president in 1987 and a partner in 1994.

         JACK TYRRELL has been a director on TriVergent's board since October 1998. Currently a managing partner at Richland Ventures, Mr. Tyrrell has been a founding partner of five venture capital funds since 1985. Mr. Tyrrell serves on the boards of Genus.net, PRIMIS, Aperture Credentialing, Media1st.com, TriVergent Communications, First Insight, Darwin Networks and National Health Investors. Mr. Tyrrell has served on the boards of Regal Cinemas, Premier Parks, Oxford Health Plans, Medaphis and Regent Communications. Mr. Tyrrell was nominated to serve on TriVergent's board by Richland Ventures II, L.P., which is entitled to nominate one member of TriVergent's board under TriVergent's stockholders' agreement.

EXECUTIVE COMPENSATION


         The following table sets forth all compensation awarded, earned or paid during fiscal 1999 to or by TriVergent and Gabriel's chief executive officers and the persons whose fiscal 1999 salary and bonus exceeded $100,000 and who would have constituted the four most highly compensated executive officers of the combined company during 1999. We refer to these officers as the "named executive officers."



                           SUMMARY COMPENSATION TABLE



                                                                                              LONG-TERM
                                                   ANNUAL COMPENSATION                       COMPENSATION
                                                   -------------------                       ------------
                                                                                   SECURITIES
                                                                                   UNDERLYING          ALL OTHER
          NAME AND                                                                 OPTIONS AND       COMPENSATION
     PRINCIPAL POSITION             YEAR       SALARY($)       BONUS($)(2)        WARRANTS(#)(4)         ($)
  ------------------------       ----------   ----------    -------------        --------------     ------------
  Robert A. Brooks,                 1999       200,000             100,000            150,000(3)            --
    Chief Executive Officer of
    Gabriel(1)

  David L. Solomon,                 1999         --                  --              1,550,000(3)           --
    Chief Executive Officer of
    Gabriel (1)

  Charles S. Houser,                1999       62,188               7,500             480,000(5)            --
    Chief Executive Officer of
    TriVergent(4)

  Gerard J. Howe,                   1999       175,000             35,000             125,000(3)            --
    President and Chief
    Operating Officer

  Shaler P. Houser,                 1999       156,380             18,000             50,000(5)           4,752(6)
    Senior Vice President of
    Corporate Development
    and Strategy

  Marguerite A. Forrest,            1999       120,000             24,000             50,000(3)             --
    Senior Vice President -
    Human Resources and
    Administration and
    Assistant Secretary

------------------

(1) Robert A. Brooks served as chief executive officer of Gabriel until December 13, 1999. David L. Solomon was elected vice chairman and chief executive officer of Gabriel effective December 13, 1999.

(2) Represents bonuses earned in the reported year, which were paid in the following year. The payment of bonuses is at the discretion of the compensation committee of the board of directors.
(3) Represents shares of Gabriel common stock subject to compensatory stock options and warrants granted during 1999.

(4) Charles S. Houser joined TriVergent as chief executive officer on May 13, 1999, and the compensation disclosed is for the period from that date through December 31, 1999.

(5) Represents shares of TriVergent common stock subject to compensatory stock options and warrants granted during 1999.
(6) Reflects matching contributions made under TriVergent's 401(k) plan on behalf of Mr. Houser.

         The following table sets forth information regarding option grants with respect to common stock made by TriVergent and Gabriel to the named executive officers during the fiscal year ended December 31, 1999.


                        OPTION GRANTS IN LAST FISCAL YEAR



                                                      INDIVIDUAL GRANTS
                                                      -----------------
                                  NUMBER OF                                                  POTENTIAL REALIZABLE
                                  SECURITIES        PERCENT OF                                  VALUE AT ASSUMED
                               OF THAT COMPANY     TOTAL OPTIONS                             ANNUAL RATES OF STOCK
                                 UNDERLYING          GRANTED TO                                PRICE APPRECIATION
                               OPTIONS/WARRANTS    EMPLOYEES OF      EXERCISE                  FOR OPTION/WARRANT
                                   GRANTED         THAT COMPANY        BASE                         TERM(3)
                                                                      PRICE     EXPIRATION      ---------------
            NAME                       (#)             IN 1999      ($/SH)(1)    DATE             5%          10%
            ----                       ---             -------      ---------    ----             --          ---
    GABRIEL

    Robert A. Brooks                  150,000(4)       5.50%          2.40      12/13/09        226,402        573,747

    David L. Solomon                1,000,000(4)      36.66%          2.40      12/13/09      1,509,347      3,824,982
                                      550,000(5)      20.16%          3.00      12/13/09      1,037,676      2,629,675


    Gerard J. Howe                    125,000(4)       4.58%          2.40      12/13/09        113,201        286,874

    Marguerite A. Forrest              50,000(4)       1.83%          2.40      12/13/09         75,467        191,249

    TRIVERGENT

    Charles S. Houser                 400,000(6)       15.0%          3.75       8/13/09         75,000        150,000
                                       40,000(6)        1.5%          3.75      11/13/09          7,500         15,000
                                       40,000(6)        1.5%          3.75      12/15/09          7,500         15,000

    Shaler P. Houser                   50,000(6)        1.9%          3.75      12/15/09          9,375         18,750


----------------------------------

(1) The exercise base price was set at the respective board's determination of the fair market value of common stock of Gabriel or TriVergent, as the case may be, on the date of grant.


(2) The plans pursuant to which the options were granted provide for earlier expiration dates upon the option holder's termination of employment.


(3) The dollar amounts under the 5% and 10% columns were calculated as required by the rules of the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the common stock of Gabriel, TriVergent or the combined company. The amounts shown reflect differences between the appreciation and the exercise price at the assumed annual rates of appreciation through the tenth anniversary of the dates of grant.
(4) All options vest in one-third increments on the first, second and third anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.
(5) Warrants are fully vested.
(6) All options vest with respect to 20% of the underlying shares on each of the first five anniversaries following the grant date and expire on the tenth anniversary of the date of grant. Pursuant to letter agreements entered into by such officers in connection with the merger, one-third of the underlying shares will vest on each of the first three anniversaries of the grant date.

         The following table sets forth information regarding aggregate option exercises during the fiscal year ended December 31, 1999 and the number and value of exercisable and unexercisable options to purchase Gabriel common stock or TriVergent common stock, as the case may be, held by the named executive officers as of December 31, 1999.




               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES





                                                                NUMBER OF
                                                               SECURITIES
                                                                 OF THAT
                                                                 COMPANY                          VALUE OF
                                                               UNDERLYING                        UNEXERCISED
                                        SHARES                 UNEXERCISED                      IN-THE-MONEY
                                      ACQUIRED ON              OPTIONS AT                        OPTIONS AT
                  NAME               EXERCISE (#)           DECEMBER 31, 1999                 DECEMBER 31, 1999
          -------------------        ------------    ------------------------------    ------------------------
                                                      EXERCISABLE    UNEXERCISABLE      EXERCISABLE  UNEXERCISABLE
          GABRIEL (1)

          Robert A. Brooks                --              --               150,000         --              --
          David L. Solomon                --              --             1,000,000         --              --
          Gerard J. Howe                  --              --               125,000         --              --
          Marguerite A. Forrest           --              --               125,000         --              --
                                                                            50,000         --              --

          TRIVERGENT (2)

          Charles S. Houser               --              --               480,000         --              --
          Shaler P. Houser                --             160,000           690,000      $  216,000      $  864,000


------------------------------

(1) Based on the fair market value of Gabriel's common stock on December 31, 1999 of $2.40 per share, as determined by Gabriel's board of directors, there were no in-the-money Gabriel options at December 31, 1999.


(2) Calculated based on a price of $3.75 per share, the fair market value of TriVergent's common stock on December 31, 1999 as determined by TriVergent's board of directors, minus the per share exercise price, multiplied by the number of shares underlying the option.

GABRIEL STOCK PLAN

         The Gabriel Communications, Inc. 1998 Stock Incentive Plan, as amended, provides for grants to selected employees, outside directors, consultants and advisers of up to 9,000,000 shares of common stock subject to awards in the form of awards of

         -        incentive and nonqualified stock options,

         -        stock appreciation rights,

         -        restricted stock and restricted stock units,

         -        performance stock and performance units,

         -        phantom stock, and

         - stock acquired through a stock purchase program or granted under merit awards.


         As of August 15, 2000, options to purchase a total of 4,800,700 shares at exercise prices ranging from $2.40 to $5.60 per share were outstanding, of which options to purchase a total of 144,387 shares at $2.40 per share are exercisable within the next 60 days. Options to purchase 1,380,000 shares at $5.60 per share were granted on June 8, 2000 subject to the merger becoming effective. All options vest in one-third increments on the first, second and third anniversaries of the dates of grant.


         The plan is administered by Gabriel's compensation committee of its board of directors and will remain in effect until terminated by Gabriel's board of directors. However, no incentive stock options may be granted under the plan after November 15, 2007. Gabriel's board, in its sole discretion, has the authority to determine the terms and provisions of all awards under the plan, subject to specific limitations set forth in the plan and applicable law. In the event that any options or awards granted under the plan terminate, expire or are canceled, new options or awards may be granted with respect to the shares covered by such options or awards. However, to the extent that options or awards granted under the plan are exercised or become vested, the stock available for grant under the plan is reduced.


         The plan contains standard anti-dilution provisions to take into account stock dividends, stock splits, recapitalizations, reorganizations, mergers, split ups and similar matters. The plan also provides that in the event of a change in control, as defined in the plan, outstanding awards may become immediately exercisable. Moreover, the plan provides that each participant granted an award shall sign a written agreement as set forth in the plan. Generally, awards under the plan are not transferable except by will or by the laws of descent and distribution. Awards under the plan are forfeited if the participant's affiliation or employment is terminated for cause or for any reason other than death, disability or retirement.


         Incentive stock options granted under the plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. These options are subject to the various provisions of the Internal Revenue Code, including specific rules regarding the exercise price of incentive stock options. Only employees of Gabriel may be granted incentive stock options. Non-incentive stock options are not so limited.

         Stock appreciation rights under the plan may be in tandem with an option or may be limited stock appreciation rights that only entitle the participant to receive a cash payment in connection with a change in control. Restricted stock awards and units are subject to conditions, including vesting, as established by Gabriel's board. Performance stock awards and performance units are subject to the terms set forth by the board including the achievement of any goals specified by the board. The plan also allows the board to establish one or more stock purchase programs, to award stock in its discretion as a merit award and to issue phantom stock awards in which an amount of stock or cash may be awarded based on the value of the underlying shares, solely on earnings or appreciation, or both.

TRIVERGENT STOCK PLAN


         The TriVergent Corporation Amended and Restated Employee Incentive Plan was most recently amended and restated on June 21, 2000. Under the plan, TriVergent may issue stock options, bonus stock awards and restricted stock awards to its employees and may issue non-qualified options, which are described below, to other persons selected by the board. The plan is administered by the TriVergent board of directors and terminates on January 12, 2008, subject to the board's right to terminate it at an earlier date. The plan provides for a maximum of ten million shares of TriVergent common stock to be issued thereunder. As of August 23, 2000, TriVergent had granted options to purchase 9,532,756 shares of common stock under the plan. No bonus stock or restricted stock awards have been granted. In the event that any options or awards granted under the plan terminate, expire or are canceled, new options or awards may be granted with respect to the shares covered by these options or awards. However, to the extent that options or awards granted under the plan are exercised or become vested, the stock available for grant under the plan is reduced. The plan contains standard antidilution provisions to account for stock dividends, stock splits, recapitalizations, reorganizations, mergers, split ups and similar matters.

         Options granted under the employee option plan may be either qualified options or non-qualified options. Qualified options are options that meet the requirements of Section 422 of the Internal Revenue Code and are also known as "incentive stock options."

         The exercise price of a qualified option granted to an individual who owns shares possessing more than 10% of the total combined voting power of all classes of TriVergent stock will be at least 110% of the fair market value of a share of common stock on the date of grant. The exercise price of a qualified option granted to an individual other than a 10% owner will be at least 100% of the fair market value of a share of TriVergent common stock on the date of grant, as determined by the most recent valuation of the common stock made for general stock transaction purposes. The exercise price of a non-qualified option will be 100% of the fair market value, determined as described above, of a share of TriVergent common stock or, subject to the board's authority, either less or more than fair market value, but not less than 85% of the fair market value. Qualified options, bonus stock awards and restricted stock awards may be granted only to TriVergent employees. Non-qualified options may be granted to employees and other persons selected by the board. Of the total options granted through August 15, 2000, 5,485,260 were qualified options and 4,047,496 were non-qualified options.

         Both qualified and non-qualified options are evidenced by written stock option agreements in such form as may be determined by the board. The term, vesting schedule and exercise price of stock options are determined by the board, subject to the exercise price limitations discussed above; however, substantially all options to date have a ten-year term and vest 20% per year over the first five years of the term and have a fair market value exercise price. In the event of a change in control, all outstanding options become immediately exercisable. A change in control includes a sale of substantially all of TriVergent's assets, a merger of TriVergent and another company where TriVergent is not the surviving corporation, the acquisition of beneficial ownership of more than 50% of the voting securities of TriVergent by any person and a substantial change in board composition. However, a change in control does not include any transactions contemplated by the merger agreement with respect to any options or bonus or restricted stock awards granted on or after June 9, 2000. Therefore, the merger will not accelerate in the vesting of these options.

         Prior to an initial public offering of TriVergent common stock, all shares issued pursuant to the exercise of stock options are subject to TriVergent's right to buy back such shares within six months after the optionee's employment with TriVergent is terminated for any reason. The purchase price for the repurchased shares is the most recent evaluation of TriVergent common stock which has been made for general stock transaction purposes unless the board determines that an appraisal by an independent appraiser should be made. All shares issued pursuant to stock options are also subject to TriVergent's right of first refusal and may not be sold, assigned or otherwise transferred unless first offered to TriVergent on the same terms and conditions.

         The TriVergent board may impose such conditions and restrictions upon the exercise of options as it may deem advisable. However, special rules apply to qualified options. The plan provides that if an employee dies while still a TriVergent employee, qualified stock options granted under the plan may be exercised after his death only to the extent that they were exercisable at death and then for a period not to exceed the lesser of the remaining term of the option and nine months after the employee's death. Except where employment is terminated for reasons other than the death of the employee, qualified options are exercisable after the employee ceases to be a TriVergent employee, for a period that does not exceed the lesser of the remaining term of the qualified option and 90 days following employee's termination.

         Options are generally exercisable only by the employee to whom they are granted and are not assignable other than by will or by the laws of descent and distribution. Grants of tandem stock options are prohibited. Also, qualified and non-qualified options may not be granted under any sort of arrangement where the exercise of one affects the right to exercise the other.


EMPLOYMENT AGREEMENTS

GABRIEL EMPLOYMENT AGREEMENTS


         Gabriel has entered into employment agreements with the following individuals who will also serve as executive officers of the combined company:


         -        David L. Solomon, its Chairman and Chief Executive Officer;

         -        Gerard J. Howe, its President-Strategic Initiatives;

         - John P. Denneen, its Executive Vice President - Corporate Development and Legal Affairs and Secretary;

         - Marguerite A. Forrest, its Senior Vice President - Human Resources and Administration and Assistant Secretary; and

         - Michael E. Gibson, its Senior Vice President and Chief Financial Officer.

         The terms of these agreements will expire on December 31, 2002, with respect to Mr. Solomon, and on varying dates ranging from August 15, 2002 to August 15, 2003 for the other officers, unless sooner terminated or extended. As compensation for their respective services, each officer will receive an annual base salary at a rate determined by Gabriel's compensation committee, which may be increased but not decreased. Each employee is also eligible for an annual performance bonus at varying maximum percentages of his or her annual base salary. These percentages are 100% for Mr. Solomon and range from 40% to 50% for the other officers. During 2000, Mr. Solomon's annual bonus will be at least 50% of his annual base salary and payable in shares of Gabriel common stock valued at $3.00 per share. During subsequent years, his annual bonus may be paid, at his option, in any combination of cash or shares of our common stock, provided that the stock portion of the bonus does not exceed 50% of the bonus.

         In addition, pursuant to his employment agreement, Mr. Solomon purchased 425,000 shares of our common stock at $2.40 per share. He was also granted a warrant to purchase, at any time until December 12, 2009, 550,000 shares of common stock at $3.00 per share and a ten year option to purchase 1,000,000 shares of common stock at $2.40 per share. Mr. Solomon's stock option vests one-third on each of the first, second and third anniversaries of his employment.


         Mr. Solomon's employment agreement provides that, following a sale of Gabriel or upon change of control or liquidation events during the term of his employment and prior to December 13, 2001, in which the consideration received by Gabriel stockholders is less than $6.00 per share, on an as-converted common equivalent basis, Mr. Solomon may elect to terminate his employment and Gabriel will, in such event, pay him $2,500,000. Upon termination of the employment of any of the above-named employees, he or she will be eligible, depending on the reason for termination, for the salary and lump sum payments, if any, described below:


         - if his or her employment is terminated by death or incapacity, the employee will receive his or her then current annual base salary for the remainder of the month and for an additional 12 months and a lump sum payment of the maximum bonus for which he or she was eligible in the year in which the termination occured,

         - if the employee is terminated without "good cause," as defined in the agreements, he or she will receive his or her salary for the remainder of the year and an amount equal to two times, in the case of Mr. Solomon, Mr. Denneen and Mr. Howe, and one times in the case of the other officers, of his or her then current annual base salary,

         - if the employee is terminated upon a "change of control," as defined in the agreements, he or she will receive an amount equal to three times, in the case of Mr. Solomon, Mr. Denneen and Mr. Howe, and two times in the case of the other officers, of his or her then current annual base salary and the maximum bonus for which he or she was eligible for that year,

         - if the employee is terminated with "good cause" or if the employee resigns for serious personal reasons, he or she shall receive only the salary and benefits accrued through the termination date,

         If any such payment would be subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such tax, the employee would also be entitled to receive an additional payment, net of income and excise taxes, to compensate him or her for such tax, interest and penalties. In the event of a termination without "good cause" or upon a "change of control," Gabriel would be obligated to continue the employee's benefits for the remainder of the employment period then provided for in his or her agreement.


TRIVERGENT EMPLOYMENT AGREEMENTS


         TriVergent has entered into employment agreements with Charles S. Houser as chief executive officer on September 17, 1999, with G. Michael Cassity as president and chief operating officer on March 6, 2000, and with Shaler P. Houser as senior vice president of corporate development on July 20, 1999. Pursuant to these agreements, each employee is paid an initial annual base salary, which may be increased but not decreased, a bonus at the board's discretion and additional benefits. These agreements contain standard confidentiality and non-disclosure provisions, and standard provisions providing for assignment of any intellectual property created by each employee in his or her capacity as an officer of TriVergent.

         Messrs. C. Houser's and S. Houser's employment agreements have rolling terms of two years. TriVergent may fix the term at any time. The agreement may be terminated immediately if the employee is terminated for "cause," as defined in the agreement. The definition of "cause" differs depending on whether it is considered before or after a "change in control," as defined in the agreement. After a "change in control," the standard for cause is more difficult to achieve, and there are increased rights to cure. If the agreement is terminated due to the employee's death or disability, he or she, or his or her estate, as the case may be, is entitled to compensatory payments for the remainder of the term. If TriVergent terminates the agreement prior to a "change in control" for any reason other than for cause after it fixes the term, the employee is entitled to receive the compensation and benefits payable under the agreement for the remainder of the term. If the employee terminates the agreement because TriVergent materially breaches the agreement or there is an "involuntary termination," as defined in the agreement, he is entitled to severance payments of 24 months, immediate vesting of his options, and other benefits. The employee is entitled to have his severance payments grossed up for tax purposes if his termination occurs after a "change in control."


         Mr. Cassity's employment agreement will remain in effect until terminated by

         -        death,
         -        disability,
         - termination for cause, in which case TriVergent may terminate the agreement immediately,

         -        resignation for "good reason," as defined in the agreement or

         - termination without cause or resignation without good reason, in either case, between 180 and 90 days prior to the third anniversary of the agreement and each subsequent anniversary.


If the agreement is terminated due to Mr. Cassity's death or disability, he, or his estate, is entitled to compensatory payments for one year. If Mr. Cassity resigns for good reason before a change in control, he will receive compensatory payments for the greater of one year or two years after the effective date. If Mr. Cassity resigns for good reason after a change in control, he will receive compensatory payments for the greater of one year or three years after the effective date. In either case, he will be entitled to immediate vesting of his options and other benefits. Mr. Cassity's employment agreement does not provide for any tax "gross up" of severance payments if his employment is terminated after a change in control.

         Each of Messrs. C. Houser, S. Houser and Cassity has agreed that the merger will not be treated as a "change in control" for purposes of his employment agreement. Mr. Charles Houser has agreed to serve as Vice Chairman of the board of directors of Gabriel following the effective time of the merger.


TRIVERGENT NONCOMPETITION AGREEMENTS


         TriVergent has entered into substantially identical, standard noncompetition agreements with each of its executive officers that preclude such officer from participating in, or in any respect being associated with, any telecommunications business that competes with it within any metropolitan statistical service area in which it provides services on the date of the termination of the officer's employment. This period of noncompetition is applicable during such officer's employment and for the two year period following termination of his or her employment. The applicable officer may, however, be a passive investor owning less than 5% of a competing business. The agreement prohibits the solicitation of TriVergent's employees or customers and contains standard confidentiality provisions with respect to proprietary and confidential information. The agreement also contains provisions that treat as TriVergent's property all property, including intellectual property, created by the officer during his or her employment that relates to TriVergent's business.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GABRIEL

STOCK PURCHASES


         Since Gabriel's inception, some of the executive officers and directors of Gabriel who will serve as executive officers or directors of the combined company have purchased shares of Gabriel's common and preferred stock. Gabriel entered into a stockholders' agreement and a registration rights agreement with each purchaser of Gabriel stock. In addition, each employee of Gabriel who purchased Gabriel stock is also party to a shareholders agreement by and among Gabriel and its employee stockholders. These agreements are described in "Description of Gabriel Capital Stock" beginning on page 133 below

         The executive officers of Gabriel have made the following investments in Gabriel:

         o David L. Solomon purchased 425,000 shares of Gabriel common stock for $2.40 per share and receive ten-year warrants to purchase 550,000 shares of Gabriel common stock for $3.00 per share in January 2000 and purchased and committed to purchase an aggregate of 75,000 shares of Gabriel Series B preferred stock for $7.00 per share in April 2000;

         o Gerard J. Howe purchased 450,000 shares of Gabriel common stock for $0.50 per share and received ten-year warrants to purchase 70,000 shares of Gabriel common stock for $3.00 per share in August 1998 and purchased and committed to purchase an aggregate of 75,000 shares of Gabriel Series B preferred stock for $7.00 per share in April 2000;

         o John P. Denneen purchased 30,000 shares of Gabriel common stock for $0.50 per share in September 1999, purchased 100,000 shares of Gabriel common stock for $2.40 per share and received ten-year warrants to purchase 70,000 shares of Gabriel common stock for $3.00 per share in October 1999 and purchased and committed to purchase an aggregate of 75,000 shares of Gabriel Series B preferred stock for $7.00 per share in April 2000;

         o Marguerite A. Forrest purchased 300,000 shares of Gabriel common stock for $0.50 per share and received ten-year warrants to purchase 30,000 shares of Gabriel common stock for $3.00 per share in August 1998 and purchased and committed to purchase an aggregate of 205,514 shares of Gabriel Series B preferred stock for $7.00 per share in April 2000; and

         o Michael E. Gibson purchased 100,000 shares of Gabriel common stock for $2.40 per share and received ten-year warrants to purchase 50,000 shares of Gabriel common stock for $3.00 per share in May 2000.

Institutions affiliated with non-management directors of Gabriel have made the following investments in Gabriel:

         o institutions affiliated with Goldman, Sachs & Co., of which Byron D. Trott is a managing director, purchased 840,000 shares of Gabriel common stock for $0.50 per share in August 1998 and 6,535,621 shares of Gabriel Series A preferred stock for $3.00 per share pursuant to Gabriel's November 1998 securities purchase agreement and purchased and committed to purchase an aggregate of 7,500,000 shares of Gabriel Series B preferred stock for $7.00 per share pursuant to Gabriel's March 2000 securities purchase agreement;

         o institutions affiliated with Whitney & Co., of which William Laverack Jr. is a general partner, purchased 5,000,000 shares of Gabriel Series A preferred stock for $3.00 per share pursuant to Gabriel's November 1998 securities purchase agreement and purchased and committed to purchase an aggregate of 6,107,143 shares of Gabriel Series B preferred stock for $7.00 per share pursuant to Gabriel March 2000 securities purchase agreement; and

         o institutions affiliated with Chase Capital Partners, of which Michael R. Hannon is a general partner, purchased 1,666,667 shares of Gabriel Series A preferred stock for $3.00 per share pursuant to Gabriel's November 1998 securities purchase agreement and purchased and committed to purchase an aggregate of 3,857,143 shares of Gabriel Series B preferred stock for $7.00 per share pursuant to Gabriel's March 2000 securities purchase agreement.

TRIVERGENT

STOCK PURCHASES


         Since TriVergent's inception, some of the executive officers and directors of TriVergent who will serve as executive officers or directors of the combined company have purchased shares of TriVergent's capital stock. Each purchase of preferred stock was made pursuant to a preferred stock purchase agreement containing representations, warranties and covenants typical of transactions of this type. In these transactions, TriVergent and the purchasers entered into registration rights agreements and a stockholders' agreement, the parties to which have agreed to terminate these agreements upon completion of the merger.


         In October 1997, Charles S. Houser and Shaler P. Houser purchased 1,200,000 and 1,900,000 shares of TriVergent's common stock, respectively, for $0.125 per share. Janie P. Houser, Jennifer L. Houser, and Seruus Ventures, LLC purchased 600,000, 100,000 and 200,000 shares of TriVergent's common stock, respectively, for $0.098 per share. Russell Powell purchased 800,000 shares of TriVergent's common stock for $0.005 per share. Janie P. Houser is the wife of Charles S. Houser and the mother of Shaler P. Houser. Jennifer L. Houser is the daughter of Charles S. Houser and the sister of Shaler P. Houser. Seruus Ventures, LLC is a Greenville, South Carolina-based venture capital firm of which Charles S. Houser and Shaler P. Houser are principals.

         In March 1998, Seruus Telecom Fund, L.P. purchased 750,000 shares of TriVergent's common stock for $1.00 per share. Charles S. Houser and Shaler P. Houser are principals of Seruus Capital Partners, LLC, which is the manager of Seruus Telecom Fund, L.P.


         In May 1998, Shaler P. Houser, Charles S. Houser, Seruus Telecom Fund, L.P., the Houser Charitable Remainder Unitrust of which Charles S. Houser and Janie P. Houser are trustees, and Jennifer L. Houser purchased 4,000, 55,114, 111,110, 44,444 and 44,446 shares of TriVergent's common stock, respectively, for $2.25 per share.

         In October 1998, TriVergent sold 2,083,334 shares of its Series A preferred stock to each of Richland Ventures II, L.P. and First Union Capital Partners for $2.40 per share. In December 1998, TriVergent sold Charles S. Houser, the Houser Charitable Remainder Unitrust and Willou & Co. 41,667, 41,667 and 416,670 shares of its Series A preferred stock, respectively, for $2.40 per share. Messrs. Jack Tyrrell and Watts Hamrick, who will serve as directors of the combined company, are a managing partner of Richland Ventures and a senior vice president with First Union Capital Partners, respectively.

         In July 1999, TriVergent sold Richland Ventures II, L.P., Richland Ventures III, L.P., an affiliate of Richland Ventures II, L.P., First Union Capital Partners, Inc., Jack Tyrrell, Charles S. Houser and the Houser Charitable Remainder Unitrust 666,666, 2,666,667, 1,466,667, 20,000, 166,666 and
66,666 shares of its Series B preferred stock, respectively, at $3.75 per share.

         In February 2000, TriVergent sold Richland Ventures II, L.P., Richland Ventures III, L.P. and First Union Capital Partners, Inc., 588,235, 1,035,295 and 1,176,471 shares of its Series C preferred stock, respectively for $4.25 per share.

         In March 2000, TriVergent sold Jack Tyrrell and G. Michael Cassity 51,765 and 212,940 shares of its Series C preferred stock, respectively, for $4.25 per share. Mr. Cassity will serve as president and chief operating officer of the combined company.


         In April 1998, TriVergent issued Charles S. Houser a warrant for 100,000 shares of its common stock with an exercise price of $2.25 per share as consideration for a personal guaranty of a $1,000,000 line of credit from a commercial bank.


         In connection with the purchase of its Series 1999 notes, TriVergent issued the following warrants:

         - warrants for 9,000 shares of its common stock with an exercise price of $2.00 per share to each of Charles S. Houser and the Houser Charitable Remainder Unitrust in March 1999; and

         - warrants for 18,000 shares of its common stock with an exercise price of $2.00 per share to each of Richland Ventures II, L.P. and First Union National Bank in April 1999.


Charles S. Houser, the Houser Charitable Remainder Unitrust, Richland Ventures II, L.P. and First Union National Bank each purchased an aggregate principal amount of its Series 1999 notes equal to $250,000, $250,000, $500,000 and $500,000 respectively.


RELATED PARTY TRANSACTIONS

         On November 13, 1998, TriVergent entered into an arrangement with Seruus Ventures, LLC, an investment services firm, to provide investment-related services to TriVergent. During 1998 and 1999, TriVergent paid $13,788 and $61,448, respectively, to Seruus Ventures under this arrangement. Charles S. Houser and Shaler P. Houser are principals of Seruus Ventures, LLC.




         In connection with G. Michael Cassity's employment, TriVergent loaned Mr. Cassity $749,998 at an interest rate of 8.12% per year, with the principal on such loan being due and payable on the earlier of March 6, 2003 and sixty days after the termination of Mr. Cassity's employment with TriVergent. TriVergent, in its sole discretion, may extend the maturity date of the note one or more times by a period of one year. Interest is payable annually in arrears. The proceeds of this loan were used to purchase TriVergent's preferred stock.


         In June 2000, TriVergent engaged First Union Securities, Inc., an affiliate of First Union Capital Partners, to provide financial advice in connection with the merger. In connection therewith, TriVergent paid First Union Securities, Inc. a fee of $400,000.

                  ACTION BY STOCKHOLDERS TO APPROVE THE MERGER

         The holders of more than ninety percent of the outstanding shares of TriVergent Series A and Series B preferred stock and more than two-thirds of the outstanding shares of TriVergent Series C preferred stock and common stock have agreed to consent to or vote their shares in favor of the merger. The holders of more than two-thirds of the outstanding shares of Gabriel common and preferred stock also have agreed to consent to or vote their shares in favor of the merger and the amended and restated certificate of incorporation of Gabriel provided for in the merger agreement. Under Delaware law and the terms of TriVergent's certificate of incorporation and Gabriel's amended and restated certificate of incorporation, these approvals are sufficient to approve the merger and the transactions contemplated by the merger agreement. As a result, no vote or meeting will be held in order to consider the merger, but we will circulate consents to approve the adoption of the merger by TriVergent and Gabriel stockholders and adoption of the amended and restated certificate of incorporation by Gabriel stockholders.

TRIVERGENT


         As of August 15, 2000, there were 12,061,160 shares of TriVergent common stock outstanding, 4,711,672 shares of TriVergent Series A preferred stock outstanding, 13,866,663 shares of TriVergent Series B preferred stock outstanding and 15,776,471 shares of TriVergent Series C preferred stock outstanding.


         Adoption of the merger agreement requires the affirmative vote or consent of the holders of at least 2/3 of the total votes entitled to be cast by holders of TriVergent common stock and TriVergent preferred stock, voting together as a single class. In addition, adoption of the merger agreement requires the affirmative vote or consent of

         - holders of at least 75% of the outstanding shares of TriVergent Series A preferred stock and the consent of Richland Ventures II, L.P. and First Union Capital Partners, Inc.,

         - holders of a majority of the outstanding shares of TriVergent Series B preferred stock, and

         - holders of a majority of the outstanding shares of TriVergent Series C preferred stock if the consideration to be received by them in the merger is valued at greater than $7.00 per share or by holders of more than two-thirds of the shares of TriVergent Series C preferred stock if the consideration to be received by them in the merger is valued at less than or equal to $7.00 per share.


         Each share of TriVergent common stock and each share of TriVergent preferred stock is entitled to one vote. Each share of TriVergent preferred stock is entitled to one vote when voting as a separate class and is entitled to such number of votes equal to the number of shares of TriVergent common stock into which the share of preferred stock is then convertible when voting together with holders of common stock. Holders of TriVergent stock at the time TriVergent circulates consents, or receives the requisite consents, will be entitled to consent to the merger.


         Holders of a sufficient number of shares of each class of TriVergent stock have agreed to give their written consent in favor of the adoption of the merger agreement. As a result, no vote will be held and TriVergent will circulate consents in order to approve the merger. YOU ARE NOT BEING ASKED TO PROVIDE A PROXY OR CONSENT AT THIS TIME, AND YOUR VOTE IS NOT NEEDED TO APPROVE THE MERGER.


GABRIEL


         As of August 15, 2000, there were 6,058,200 shares of Gabriel common stock outstanding, 26,850,000 shares of Gabriel Series A preferred stock outstanding, 3,125,000 shares of Gabriel Series A-1 preferred stock outstanding and 9,930,294 shares of Gabriel Series B preferred stock outstanding.


         Approval and adoption of the Gabriel charter amendment and the merger agreement requires the affirmative vote or consent of the holders of

         - at least two-thirds of the outstanding shares of Gabriel common stock, Gabriel Series A preferred stock, Gabriel Series A-1 preferred stock and Gabriel Series B preferred stock, voting together as a class, and

         - at least two-thirds of each series of Gabriel preferred stock, voting as separate classes.


         Each share of Gabriel common stock and Gabriel preferred stock is entitled to one vote per share, and holders of Gabriel common stock and each series of Gabriel preferred stock vote together as one class. Holders of Gabriel stock at the time Gabriel circulates consents, or receives the requisite consents, will be entitled to consent to the merger.

         Holders of a sufficient number of shares of each class of Gabriel stock have agreed to consent to the adoption of the Gabriel charter amendment and to the acquisition of TriVergent by Gabriel pursuant to the merger agreement. Under Delaware law and the provisions of Gabriel's amended and restated certificate of incorporation, these consents are sufficient to approve and adopt the Gabriel charter amendment and to approve the acquisition of TriVergent by Gabriel pursuant to the merger agreement. ACCORDINGLY, YOU ARE NOT BEING ASKED TO PROVIDE A PROXY OR CONSENT AT THIS TIME, AND YOUR VOTE IS NOT NEEDED TO APPROVE THE CHARTER AMENDMENT OR THE MERGER.

                          VOTING SECURITIES OF GABRIEL


         The following table sets forth information regarding the beneficial ownership of Gabriel's voting securities as of August 15, 2000 by


         - each of Gabriel's directors who will serve as a director of the combined company,


         - each of the named executive officers of the combined company who are Gabriel stockholders,

         - each person or entity who is known by Gabriel to beneficially own 5% or more of Gabriel's voting securities, and

         - all of Gabriel's directors and executive officers as a group.


         Unless otherwise indicated below, the individuals listed below maintain a mailing address of c/o Gabriel Communications, Inc., 16090 Swingley Ridge Road, Suite 500, Chesterfield, Missouri 63107. Unless otherwise indicated below, to Gabriel's knowledge, each person or group identified possesses sole voting and investment power with respect to the shares beneficially owned by that person or group, subject to community property laws where applicable.

         The number of shares and percentages are determined on the basis of


         - 6,058,200 shares of common stock,
         - 26,850,000 shares of Series A preferred stock,
         - 3,125,000 shares of Series A-1 preferred stock,
         - 9,930,294 shares of Series B preferred stock, all outstanding as of August 15, 2000 and
         - treating shares issuable pursuant to options or warrants that are exercisable currently or within 60 days of August 15, 2000, as owned by the person holding those securities and as outstanding for computing the percentage ownership of that person, but not the percentage ownership of any other person.

As of the date of this information statement/prospectus, all shares of preferred stock are convertible into common stock on a one-for-one basis.

                                                                               PERCENTAGE OF
          BENEFICIAL OWNER                               VOTING SECURITIES   VOTING SECURITIES
          (INCLUDES RELATED ENTITIES)
          ---------------------------------------------- ------------------- -------------------
          Goldman, Sachs & Co. affiliates (1)               10,006,667            21.77%
          Whitney & Co. (2)                                  7,035,714            15.31%
          Brooks Investments, L.P. (3)                       4,500,000             9.79%
          Meritage Private Equity Fund L.P.(6)               4,257,857             9.26%
          The Centennial Funds (4)                           3,814,286             8.30%
          Telecom Partners II, L.P.(5)                       3,571,428             7.77%
          Chase Venture Capital Associates, L.P. (7)         2,952,381             6.42%
          David L. Solomon (8)                               1,000,000             2.15%
          Gerard J. Howe (9)                                   545,000             1.18%
          Marguerite A. Forrest (10)                           398,505               *
          William Laverack, Jr. (11)                         7,035,714            15.31%
          Byron D. Trott                                         -                   -
          Michael R. Hannon (12)                             2,952,381             6.42%
          Directors and executive officers,
             as a group(13)                                 13,341,008            28.46%

            ---------------
             *less than 1%

(1) Includes (i) 572,260 shares of common stock, 4,541,748 shares of Series A preferred stock and 1,703,155 shares of Series B preferred stock beneficially owned by GS Capital Partners III, L.P., (ii) 157,321 shares of common stock, 1,248,579 shares of Series A preferred stock and 468,217 shares of Series B preferred stock beneficially owned by GS Capital Partners III Offshore, L.P., (iii) 26,419 shares of common stock, 209,674 shares of Series A preferred stock and 78,628 shares of Series B preferred stock beneficially owned by Goldman, Sachs & Co. Verwaltungs GmbH, (iv) 64,526 shares of common stock and 512,113 shares of Series A preferred stock beneficially owned by Stone Street Fund 1998, L.P., (v) 19,474 shares of common stock and 154,553 shares of Series A preferred stock beneficially owned by Bridge Street Fund 1998, L.P., (vi) 150,000 shares of Series B preferred stock owned by Stone Street Fund 2000 LP; and (vii) 100,000 shares of Series B preferred stock beneficially owned by Bridge Street Special Opportunities Fund 2000, LP. Goldman, Sachs & Co. maintains a mailing address at 85 Broad Street, New York, NY 10004.
(2) Includes (i) 4,882,353 shares of Series A preferred stock and 2,035,714 shares of Series B preferred stock beneficially owned by J.H. Whitney III, L.P., and (ii) and 117,647 shares of Series A preferred stock beneficially owned by Whitney Strategic Partners III, L.P. Mr. William Laverack, Jr. is a general partner of Whitney & Co. and shares but disclaims beneficial ownership in these shares. Whitney & Co. and Mr. Laverack maintain a mailing address at 177 Broad Street, Stamford, CT 06901.
(3) Includes (i) 2,000,000 shares of common stock, 1,333,333 shares of Series A preferred stock and 761,905 shares of Series B preferred stock beneficially owned by Brooks Investments, L.P., and (ii) 333,333 shares of Series A preferred stock and 71,429 shares of Series B preferred stock beneficially owned by RAB Partnership, L.P. Brooks Investments, L.P. and RAB Partnership, L.P. maintain a mailing address at 16650 Chesterfield Grove Road, S110, Chesterfield, MO 63005.
(4) Includes (i) 3,333,333 shares of Series A preferred stock beneficially owned by Centennial Fund V, L.P., and (ii) 100,000 shares of Series A preferred stock beneficially owned by Centennial Entrepreneurs Fund V, L.P. and (iii) 380,943 shares of Series B preferred stock beneficially owned by Centennial Fund V, L.P. The Centennial Funds maintains a mailing address at 1428 Fifteenth Street, Denver, Colorado 80202.
(5) Represents 3,333,333 shares of Series A preferred stock and 238,095 shares of Series B preferred stock. Telecom Partners II, L.P. maintains a mailing address at 4600 S. Syracuse Street, S 1000, Denver, Colorado 80237.
(6) Includes (i) 2,740,000 shares of Series A-1 preferred stock and 1,002,057 shares of Series B preferred stock beneficially owned by Meritage Private Equity Fund L.P., (ii) 335,000 shares of Series A-1 preferred stock and 112,514 shares of Series B preferred stock beneficially owned by Meritage Private Equity Parallel Fund L.P., and
         (iii) 50,000 shares of Series A-1 preferred stock and 18,286 shares of Series B preferred stock beneficially owned by Meritage Entrepreneurs Fund, LP. Meritage Private Equity Fund, L.P. maintains a mailing address at 1600 Wynkoop, S300, Denver, Colorado 80202. Mr. David L. Solomon is an investment director of Meritage Private Equity Fund, L.P. and may share but disclaims beneficial ownership in these shares.
(7) Includes (i) 1,666,667 shares of Series A preferred stock and (ii) 1,285,714 shares of Series B preferred stock. Mr. Michael R. Hannon is a general partner of Chase Capital Partners and shares but disclaims beneficial ownership in these shares. Chase Venture Capital Associates, L.P. and Mr. Hannon maintain a mailing address at 380 Madison Avenue, 12th floor, New York, NY 10017.
(8) Includes 425,000 shares of common stock and 25,000 shares of Series B preferred stock beneficially owned by Mr. Solomon and 550,000 shares of common stock issuable upon exercise of currently exercisable warrants. Does not include the 3,125,000 shares of Series A-1 preferred stock or 112,514 shares of Series B preferred stock beneficially owned by Meritage Private Equity Fund, L.P., a private investment fund for which Mr. Solomon serves as an investment director and member of the general partner, or the 3,333,333 shares of Series A preferred stock or 761,905 shares of Series B preferred stock beneficially owned by Brooks Investments, L.P., in which Mr. Solomon is an investor.
(9) Includes (i) 25,000 shares of Series B preferred stock; (ii) 70,000 shares of common stock issuable upon exercise of currently exercisable warrants; and (iii) 450,000 shares of common stock of which 410,000 shares are owned by Gerard J. Howe, 20,000 shares of which are owned by Heather H. Howe and Thomas P. Erickson, Trustees of Catherine B. Howe Irrevocable Trust U/T/A dated November 17, 1998 in which Gerard J. Howe may be deemed to share investment and voting power and 20,000 shares of which are owned by Heather H. Howe and Thomas P. Erickson, Trustees of Margaret A. Howe Irrevocable Trust U/T/A dated November 17, 1998 in which Gerard J. Howe may be deemed to share investment and voting power. Mr. Howe disclaims beneficial ownership in these latter 40,000 shares.

(10) Includes shares owned by the MAF Revocable Trust and includes 30,000 shares issuable upon exercise of currently exercisable warrants and 68,505 shares of Series B preferred stock. Does not include the 3,333,333 shares of Series A preferred stock or the 761,905 shares of Series B preferred stock beneficially owned by Brooks Investments, L.P., in which Ms. Forrest is an investor, or the 333,333 shares of Series A preferred stock or the 71,429 shares of Series B preferred stock owned by RAB Partnership, in which Ms. Forrest has an interest.
(11) Includes all shares attributable to Whitney & Co on the basis that Mr. Laverack is a general partner of Whitney & Co. See footnote 2. Mr. Laverack disclaims beneficial ownership of those shares.
(12) Includes all shares attributable to Chase Venture Capital Associates, L.P. on the basis that Mr. Hannon is a General Partner of Chase Capital Partners. See footnote 7. Mr. Hannon disclaims beneficial ownership of those shares.
(13) Includes (i) 56,666 shares of common stock issuable upon exercise of currently exercisable options, (ii) 860,000 shares of common stock issuable upon exercise of currently exercisable warrants, (iii) 2,270,000 shares of common stock, (iv) 6,666,667 shares of Series A preferred stock, including 5,000,000 attributed to Mr. Laverack through Whitney & Co and 1,666,667 attributed to Mr. Hannon through Chase Venture Capital Associates, L.P., and (v) 3,487,675 shares of Series B preferred stock, including 2,035,714 shares attributed to Mr. Laverack through Whitney & Co. and 1,285,714 shares attributed to Mr. Hannon through Chase Venture Capital Associates, L.P..

                         VOTING SECURITIES OF TRIVERGENT


         The following table sets forth information regarding the beneficial ownership of TriVergent common stock, including preferred stock on an as converted basis, as of August 15, 2000, by

         - each of TriVergent's directors who will serve as a director of the combined company,
         - each of the named executive officers of the combined company who are TriVergent stockholders,
         - each person or entity who is known by TriVergent to beneficially own 5% or more of TriVergent's voting securities, and
         - all of TriVergent's directors and executive officers as a group.


         Unless otherwise indicated below, each entity or person listed below maintains a mailing address of c/o State Communications, Inc., 301 North Main Street, Suite 2000, Greenville, SC 29601. Unless otherwise indicated below, to TriVergent's knowledge, each person or group identified possesses sole voting and investment power with respect to the shares beneficially owned by that person or group, subject to community property laws where applicable.

         The numbers of shares and percentages are determined on the basis of


         - 12,061,160 shares of common stock,
         - 4,711,672 shares of Series A preferred stock,
         - 13,866,663 shares of Series B preferred stock,
         - 15,776,471 shares of Series C preferred stock, all outstanding on August 15, 2000 and
         - treating shares issuable pursuant to options or warrants that are exercisable currently or within 60 days of August 15, 2000, as owned by the person holding those securities and as outstanding for computing the percentage ownership of that person, but not the percentage ownership of any other person.

                                                                          PERCENT OF
          BENEFICIAL OWNER                            VOTING SECURITIES   VOTING SECURITIES
          ------------------------------------------- ------------------- ---------------------
          DIRECTORS AND EXECUTIVE OFFICERS
          Charles S. Houser                           7,519,280 (1)                     16.21%
          G. Michael Cassity                             294,118                             *
          Shaler P. Houser                            2,150,669 (2)                      4.63%
          Jack Tyrrell                                7,062,510 (3)                     15.22%
          Watts Hamrick                               4,744,472 (4)                     10.22%

          ALL DIRECTORS & EXECUTIVE OFFICERS AS A
          GROUP (15 PEOPLE)                           21,771,049                        46.90%

          5% OWNERS (NOT INCLUDED ABOVE)
          Houser Group                                7,519,280 (5)                     16.20%
          Moore Group                                 7,686,276 (6)                     16.56%
          Richland Group                              7,062,510 (7)                     15.22%
          First Union Group                           4,744,472 (8)                     10.22%
          Boston Millennia Group                      2,760,785 (9)                      5.95%
          Toronto Dominion Capital (USA), Inc.        2,352,941                          5.07%

----------------------------------------
* Denotes less than one percent.


(1) Includes shares directly owned by Charles S. Houser, 117,000 shares issuable upon the exercise of options and warrants exercisable within 60 days of August 15, 2000, and shares that might be construed as beneficially owned by Mr. Houser. See note 5 for a description of the latter of these shares. Mr. Houser disclaims beneficial ownership of such shares.

(2) Includes only shares directly owned by Shaler P. Houser and 320,000 shares issuable upon the exercise of options and warrants exercisable within 60 days of August 15, 2000. See note 5 for a description of other shares that might be construed as beneficially owned by Mr. Houser.

(3)  Includes 7,062,510 shares beneficially owned by the Richland Group. See note 7 below. Mr. Tyrrell disclaims beneficial ownership of all of these shares.

(4) Includes 2,083,334 shares beneficially owned by First Union Merchant Banking, 1998-II, LLC and 2,661,138 shares beneficially owned by First Union Merchant Banking, 1999-II, LLC. Mr. Hamrick disclaims beneficial ownership of all of these shares. See note 8 below.


(5) The following table sets forth common stock beneficial ownership information with respect to all members of the Houser family and entities controlled by members of the Houser family:


                                                                                       NUMBER OF
                                                                                        SHARES
                                                                                      BENEFICIALLY
         NAME                                    RELATIONSHIP                            OWNED
         ----                                    ------------                         ------------
         Charles S. Houser                                                             1,157,349
         Shaler P. Houser                        Charles S. Houser's son               2,150,669
         Charles L. Houser                       Charles S. Houser's son               1,575,000
         Seruus Telecom Fund, L.P.               Charles. S and Shaler P. Houser are
                                                 principals                              861,110
         Janie P. Houser                         Charles S. Houser's wife                549,098
         Houser Enterprises, L.P.                Family Limited Partnership              360,000
                                                 Shaler P. Houser, general partner
         Melissa Houser                          Charles L. Houser's wife                240,000
         Seruus Ventures, LLC                    Charles S. and Shaler P. Houser         150,000
                                                 are principals
         Jennifer L. Houser                      Charles S. Houser's daughter             92,000
         Houser Charitable Remainder             Charles S. and Janie P. Houser are      161,777(10)
           Unitrust                              trustees
         Irrevocable Trust FBO Jennifer L.       Trust for Charles S. Houser's
           Houser                                daughter                                 50,000
         Investment Co. of Florida, FBO          Trust for Charles S. Houser              44,446
           Charles S. Houser
         Mr. & Mrs. Robert L. Sims               Charles L. Houser's parents-in-law       35,000
         Charles S. Houser Family Trust          Estate Planning Trust                 13,333.33
           Agreement I
         Charles S. Houser Family Trust          Estate Planning Trust                 13,333.33
           Agreement II
         Charles S. Houser Family Trust          Estate Planning Trust                 13,333.33
           Agreement III
         Nicole Houser                           Shaler P. Houser's wife                  26,000
         Charles Davis Houser                    Shaler P. Houser's minor son              6,831
         Charles Davis Houser Trust              Trust for Shaler P. Houser's son          4,000
         David R. Houser                         Charles S. Houser's brother               5,000
         John R. Houser                          Charles S. Houser's brother               5,000
         Morton Houser                           Charles S. Houser's brother               5,000
         Sue M. Houser                           Charles S. Houser's mother                5,000
                                                                                       ---------
                  Total                                                                7,519,280
                                                                                       =========


------------------------
    * Denotes less than one percent.

     Each person listed above disclaims beneficial ownership of all shares not shown on the table as being directly owned by that person. The number of shares shown as beneficially owned by the Houser Charitable Remainder Unitrust includes 9,000 shares issuable upon exercise or warrants. The numbers of shares shown as beneficially owned by Charles S. Houser, Shaler
     P. Houser and Charles L. Houser include 117,000, 320,000, and 80,000 shares, respectively, issuable upon exercise of options which are exercisable within 60 days of August 15, 2000.


(6) Includes 1,850,981 shares owned by Moore Overseas Technology Venture Fund, LDC, 1,850,981 owned by Moore Technology Venture Fund, LLC, 1,992,157 shares owned by Moore Global Investments, Ltd., 1,992,157 shares owned by Remington Investment Strategies, L.P. All of the foregoing entities are affiliates.

(7) Includes 3,701,962 shares owned by Richland Ventures III, L.P., 3,204,901 shares owned by Richland Ventures II, L.P. and 18,000 shares issuable upon exercise of warrants held by Richland Ventures II, L.P., 71,765 shares owned by John R. Tyrrell, 28,236 shares owned by Portia B. Ortale, 11,765 shares owned by the Laura Farish Chadwick Management Trust, 11,765 shares owned by The Chadwick 1998 Children's Trust, 5,882 shares owned by Patrick
     S. Hale, 5,882 shares owned by Mark Eric Isaacs, 1,176 shares owned by Linda Swafford and 1,176 shares owned by Beverly Ann Schrichte. All of the foregoing entities and individuals are affiliates.

(8) Includes 18,000 shares issuable upon exercise of warrants held by First Union Capital Partners, Inc.


(9) Includes 606,670 shares owned by Boston Millennia Partners, 37,448 shares owned by Boston Millennia Associates I Partnership and 26,667 owned by Leon Seynave.


(10) Includes 9,000 shares issuable upon exercise of warrants held by Houser Charitable Remainder Unitrust.

                    VOTING SECURITIES OF THE COMBINED COMPANY

         The following table sets forth information regarding the beneficial ownership of the combined company's voting securities as of August 15, 2000 on a pro forma basis assuming that the merger had been completed as of that date by

         - each of the persons who will serve as directors of the combined company,

         - the named executive officers,

         - each person or entity, to the best of Gabriel's knowledge, who will beneficially own 5% or more of the combined company's voting securities, and

         - all of combined company's directors and executive officers as a group.

         The individuals listed below maintain the mailing addresses described in the sections captioned "Voting Securities of Gabriel" or "Voting Securities of TriVergent," as the case may be. Unless otherwise indicated below, to Gabriel's knowledge, each person or group identified possesses sole voting and investment power with respect to the shares beneficially owned by that person or group, subject to community property laws where applicable.

         The percentages set forth in the table below were determined on the basis of

         - 19,263,964 shares of common stock,

         - 26,850,000 shares of Series A preferred stock,

         - 3,125,000 shares of Series A-1 preferred stock,

         - 9,930,294 shares of Series B preferred stock,

         - 5,320,416 shares of Series C-1 preferred stock,

         - 15,628,288 shares of Series C-2 preferred stock,

         - 17,557,721 shares of Series C-3 preferred stock,

The foregoing numbers of shares reflect

         - the shares of Gabriel common and preferred stock outstanding as of August 15, 2000,

         - the shares of TriVergent common and preferred stock outstanding as of August 15, 2000 multiplied by the exchange ratio of 1.0949,

         - the additional shares of Gabriel preferred stock issuable in exchange for shares of TriVergent preferred stock deemed to have been issued in lieu of accrued and unpaid dividends, which we refer to in the footnotes below as "additional shares of preferred stock," and

         - shares issuable pursuant to options or warrants, including the one-year and two-year warrants issuable pursuant to the merger agreement, that are exercisable currently or within 60 days of August 15, 2000, as owned by the person holding those securities and as outstanding for computing the percentage ownership of that person, but not the percentage ownership of any other person. As of the date of this information statement/prospectus, all shares of preferred stock are convertible into common stock on a one-to-one basis.


             BENEFICIAL OWNER                                                      PERCENTAGE OF
             (INCLUDES RELATED ENTITIES)                  VOTING SECURITIES      VOTING SECURITIES
             ------------------------------------------ ----------------------- ---------------------
             Goldman, Sachs & Co. affiliates (1)             12,209,048                 12.22%
             Whitney & Co. (2)                                8,790,028                  8.84%
             Richland Ventures III, L.P. (3)                  8,686,869                  8.82%
             Houser Group (4)                                 8,275,986                  8.42%
             Brooks Investments, L.P. (5)                     5,183,498                  5.27%
             Meritage Private Equity Fund L.P. (15)           5,245,133                  5.32%
             Moore Group (16)                                 9,540,811                  9.68%


             First Union Group (17)                           5,805,412                  5.91%
             Charles S. Houser (6)                            8,275,986                  8.42%
             Watts Hamrick (7)                                5,805,412                  5.91%
             Michael R. Hannon (8)                            3,924,468                  4.02%
             William Laverack, Jr. (9)                        8,790,028                  9.00%
             Byron D. Trott                                   -                          -
             Jack Tyrell (10)                                 8,686,869                  8.82%
             David L. Solomon  (11)                           1,015,947                  1.03%
             Gerard J. Howe (12)                                560,947                  *
             Shaler P. Houser (13)                            2,354,767                  2.42%
             Marguerite A. Forrest (14)                         442,206                  *
             G. Michael Cassity (18)                            353,355                  *
             Directors and executive officers,
                as a group (19)                              40,634,265                 39.25%

---------------
*less than 1%

(1) See note 1 on page 124. Also includes 2,202,381 warrants issuable pursuant to the merger agreement.

(2) See note 2 on page 125. Also includes 1,754,314 warrants issuable pursuant to the merger agreement.

(3) See note 7 on page 125. Also includes 743,485 warrants and 210,642 shares of additional preferred stock issuable pursuant to the merger agreement.

(4) See note 5 on page 125. Also includes 32,652 warrants and 10,714 shares of additional preferred stock issuable pursuant to the merger agreement.

(5) See note 3 on page 125. Also includes 683,498 warrants issuable pursuant to the merger agreement.

(6) See note 1 on page 124. Also includes 32,632 warrants and 10,474 shares of additional preferred stock issuable pursuant to the merger agreement.

(7) See note 4 on page 125. Also includes 470,853 warrants and 139,836 additional shares of preferred stock issuable pursuant to the merger agreement.

(8) See note 12 on page 126. Also includes 972,087 warrants issuable pursuant to the merger agreement.

(9) See note 11 on page 126. Also includes 1,754,314 warrants issuable pursuant to the merger agreement.

(10) See note 3 on page 125. Also includes 743,485 warrants and 210,642 shares of additional preferred stock issuable pursuant to the merger agreement.

(11) See note 8 on page 125. Also includes 15,947 warrants issuable pursuant to the merger agreement.

(12) See note 9 on page 125. Also includes 15,947 warrants issuable pursuant to the merger agreement.

(13)     See note 2 on page 125.

(14) See note 10 on page 126. Also includes 43,701 warrants issuable pursuant to the merger agreement.

(15) See note 6 on page 125. Also includes 987,276 warrants issuable pursuant to the merger agreement.

(16) See note 6 on page 125. Also includes 911,326 warrants and 213,781 shares of additional preferred stock issuable pursuant to the merger agreement.

(17) See note 8 on page 125. Also includes 470,853 warrants and 139,836 additional shares of preferred stock issuable pursuant to the merger agreement.

(18) Also includes 3,834 additional shares of preferred stock issuable pursuant to the merger agreement.

(19) See note 13 on page 126 and TriVergent directors and executive officers as a group on page 127. Also includes 3,610,941 warrants and 364,787 additional shares of preferred stock issuable pursuant to the merger agreement.

                      DESCRIPTION OF GABRIEL CAPITAL STOCK


     The following is a description of the material terms of the capital stock of Gabriel under the amended and restated certificate of incorporation of Gabriel which will be in effect immediately after the merger is completed. The following also describes relevant provisions of Gabriel's by-laws and the General Corporation Law of the State of Delaware, which we refer to as Delaware law. The terms of Gabriel's amended and restated certificate of incorporation, Gabriel's by-laws and Delaware law are more detailed than the general information provided below. You should carefully consider the actual provisions of those documents. If you would like to read Gabriel's existing amended and restated certificate of incorporation or by-laws, these documents are on file with the SEC as exhibits to the registration statement of which this information statement/prospectus is a part. The amended and restated certificate of incorporation of Gabriel, as proposed to be amended, is attached as Annex B to this information statement/prospectus. Additional information regarding Gabriel's capital stock is contained below under the heading "Comparison of Rights of Stockholders of Gabriel and TriVergent."



GENERAL

     Gabriel's authorized capital stock will consist of 400,000,000 shares of common stock, par value $.01 per share, and 200,000,000 shares of preferred stock, par value $0.01 per share. Of the preferred stock,


     - 26,850,000 shares will be designated as Series A preferred stock,

     - 3,125,000 shares will be designated as Series A-1 preferred stock,

     - 32,500,000 shares will be designated as Series B preferred stock,

     - 6,000,000 shares will be designated as Series C-1 preferred stock,

     - 16,500,000 shares will be designated as Series C-2 preferred stock, and

     - 18,500,000 shares will be designated as Series C-3 preferred stock.


     As of August 15, 2000, there were 6,058,200 shares of common stock, 26,850,000 shares of Series A preferred stock, 3,125,000 shares of Series A-1 preferred stock and 9,930,294 shares of Series B preferred stock outstanding, all of which were fully paid and nonassessable. Gabriel is issuing the Series C-1, C-2 and C-3 preferred stock to holders of TriVergent Series A, B and C preferred stock, respectively, in exchange for TriVergent preferred stock in connection with the merger.


AMENDMENTS TO EXISTING PROVISIONS OF CERTIFICATE OF INCORPORATION


     In addition to designating the new Series C-1, C-2 and C-3 preferred stock to be issued to holders of TriVergent preferred stock, Gabriel is proposing to amend its amended and restated certificate of incorporation to


     - increase the authorized amount of common stock from 200,000,000 to 400,000,000 shares and the authorized amount of preferred stock from 100,000,000 to 200,000,000 shares,

     - modify the liquidation preferences of the Series A, A-1 and B preferred stock to provide for a preferred annual rate of return of 8.0% from the dates of original issuance in the event of liquidation of Gabriel, as more fully described below, and

     - change the per share offering price triggering the automatic conversion provisions of the Series A, Series A-1 and Series B preferred stock into common stock in the event of firm commitment, underwritten public offering of common stock from $20.00 per share to $12.00 per share, in each case with aggregate proceeds of at least $50 million, as more fully described below.

COMMON STOCK

     VOTING RIGHTS. Each holder of common stock is entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of the shares of common stock, along with the holders of any series of preferred stock entitled to vote with the holders of common stock, will vote together as a single class on all matters as to which such holders are entitled to vote.

     DIVIDENDS. No cash dividends may be declared or paid upon the common stock so long as any Series A, Series A-1, Series B, Series C-1, Series C-2 or Series C-3 preferred stock is outstanding. At such point as there are no shares of Series A, Series A-1, Series B, Series C-1, Series C-2 or Series C-3 preferred stock outstanding, holders of common stock will be entitled to receive dividends or other distributions declared by the board of directors. The right of the board of directors to declare dividends, however, is subject to the availability of sufficient funds under Delaware law to pay dividends.

     LIQUIDATION RIGHTS. In the event of the dissolution of Gabriel, common stockholders will share ratably in the distribution of all assets that remain after Gabriel pays all of its liabilities and satisfies its obligations to the holders of any preferred stock, as described below.


     PREEMPTIVE AND OTHER RIGHTS. Except as provided under the stockholders' agreement described below, holders of common stock have no preemptive rights to purchase or subscribe for any stock or other securities of Gabriel. In addition, there are no conversion rights or redemption or sinking fund provisions with respect to the common stock.


PREFERRED STOCK

     The board of directors is authorized to issue shares of preferred stock from time to time, without stockholder approval, in one or more series. Subject to the requirements under Delaware law, the board has the authority to fix the designations, preferences and rights of additional preferred stock, including the following


     - the designation and number of shares up to the maximum authorized by the amended and restated certificate of incorporation,


     - dividend rates and preferences,

     - voting rights,

     - conversion and exchange rights,

     - terms of redemption, including redemption prices,

     - sinking fund provisions,

     - liquidation rights and preferences, and

     - any other relative powers, preferences and rights.

Any of these terms could have an adverse effect on the availability of earnings for distribution to the holders of Gabriel stock or for other corporate purposes. The voting rights of holders of any preferred shares could adversely affect the voting power of Gabriel's other stockholders and could have the effect of delaying, deferring or impeding a change of control of Gabriel.

     VOTING RIGHTS. On all matters submitted to a vote of stockholders, each holder of Series A, Series A-1, Series B, Series C-1, Series C-2 and Series C-3 preferred stock will be entitled to cast one vote per share of common stock into which the shares of Series A, Series A-1, Series B, Series C-1, Series C-2 and

Series C-3 preferred stock held by the holder are then convertible. The holders of the Series A, Series A-1, Series B, Series C-1, Series C-2 and Series C-3 preferred stock and common stock will vote together as a single class, unless otherwise required by Delaware law.

     DIVIDENDS. No cash dividends may be declared or paid upon the Series A, Series A-1, Series B, Series C-1, Series C-2 or Series C-3 preferred stock.

     CONVERSION RIGHTS. Each outstanding share of the Series A, Series A-1, Series B, Series C-1, Series C-2 and Series C-3 preferred stock will be convertible at any time at the option of the holder into that number of whole shares of common stock as is equal to the stated liquidation preference for the particular series of preferred stock divided by an initial conversion price of

     - $3.00, with respect to the Series A preferred stock,

     - $4.00 with respect to the Series A-1 preferred stock,

     - $7.00, with respect to the Series B preferred stock,

     - $2.19 with respect to the Series C-1 preferred stock,

     - $3.41 with respect to the Series C-2 preferred stock and

     - $3.87 with respect to the Series C-1 preferred stock, as the case may be.


     We refer to the initial conversion price and the conversion price, as it may be adjusted in accordance with anti-dilution provisions of the preferred stock, as the conversion price. The Series A, Series A-1, Series B, Series C-1, Series C-2 and Series C-3 preferred stock also will be automatically converted into common stock at the then-effective applicable conversion price in the event of a firm commitment, underwritten public offering of common stock registered under the Securities Act of 1933, subject to limited exceptions and to the following conditions:


     - the public offering price per share of the common stock, prior to underwriters' discounts and expenses, must be at least $12.00, as adjusted for any common stock dividends, combinations or splits; and

     - the offering must generate aggregate proceeds to Gabriel and any selling stockholders, prior to underwriters' discounts and expenses, of at least $50 million.


     The conversion price is subject to customary adjustments for stock dividends, for combinations or subdivisions of common stock and as a result of any capital reorganization or reclassification. The conversion price is also subject to adjustment for any issuance or sale of shares of common stock or any securities convertible into or exchangeable for shares of common stock without consideration or for consideration per share of less than the then-existing conversion price, except for issuances


     - upon conversion of shares of Series A, Series A-1, Series B, Series C-1, Series C-2 or Series C-3 preferred stock,

     - to officers, directors, employees, consultants or advisers of Gabriel pursuant to stock option or stock purchase plans, warrants or agreements from time to time approved by the board of directors,


     - upon the issuance or exercise of the warrants issued or to be issued under and pursuant to the terms of merger agreement and referred to as the "$6.00 Warrants" and the "$10.25 Warrants," as a dividend or distribution on Series A, Series A-1, Series B, Series C-1, Series C-2 or Series C-3 preferred stock, or


     - in connection with board-approved acquisitions.


     REDEMPTION PROVISIONS. Gabriel may not redeem the Series A, Series A-1, Series B, Series C-1, Series C-2 or Series C-3 preferred stock at any time, except pursuant to the terms of an agreement between Gabriel and the holder or holders of such stock.


     LIQUIDATION RIGHTS. In the event of the liquidation, dissolution or winding up of the business of Gabriel, the holders of Series A, Series A-1, Series B, Series C-1, Series C-2 or Series C-3 preferred stock will be entitled to receive, prior to and in preference to any distribution to the holders of common stock, a liquidation preference for




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each share in an amount equal to $3.00, $4.00, $7.00, $2.19, $3.41 and $3.87 per share, respectively. These liquidation preference amounts will be adjusted for any stock dividends, combinations or splits with respect to Gabriel's capital stock. These series of preferred stock will also be entitled to the greater of

     - an amount equal to a preferred return, for each share of such series of preferred stock, on the respective initial liquidation preference amount of 8% per annum, with such return to begin accruing as of the original issue date of the Series A, Series A-1 and Series B preferred stock and as of August 1, 2000 for the Series C-1, Series C-2 and Series C-3 preferred stock, or


     - an amount such holders would have received if they had converted their preferred stock into common stock immediately prior to the liquidation.

     After receiving the per share liquidation preference holders of the Series A, Series A-1, Series B, Series C-1, Series C-2 or Series C-3 preferred stock will have no right or claim to Gabriel's remaining assets and funds, if any.


OUTSTANDING OPTIONS AND WARRANTS

     The Gabriel Communications, Inc. 1998 Stock Incentive Plan provides for grants to selected employees, outside directors, consultants and advisers of awards with respect to up to 10,000,000 shares of common stock in the form of


     - incentive and nonqualified stock options,

     - stock appreciation rights,

     - restricted stock and restricted stock units,

     - performance stock and performance units,

     - phantom stock, and

     - stock acquired through a stock purchase program or granted under merit awards.


As of August 15, 2000, options to purchase a total of 4,800,700 shares of common stock at exercise prices ranging from $2.40 per share to $5.60 per share were outstanding, of which options to purchase a total of 144,387 shares at $2.40 per share were exercisable within the next 60 days. Options to purchase 1,380,000 shares at $5.60 per share were granted on June 8, 2000 subject to the proposed merger becoming effective.

         As of August 15, 2000, eight of Gabriel's senior executive officers held warrants to purchase a total of 930,000 shares at an exercise price of $3.00 per share, 670,000 of which were granted under the 1998 Stock Incentive Plan. A total of 260,000 of these warrants expire on October 31, 2008, 70,000 of these warrants expire on July 31, 2009, 550,000 of these warrants expire on December 12, 2009 and 50,000 of these warrants expire on May 16, 2010.

         GABRIEL OPTIONS AND WARRANTS TO BE ISSUED IN THE MERGER


         Gabriel will issue to each of the holders of TriVergent preferred stock, including those converted, and each of the holders of Gabriel preferred stock


     - one-year warrants to purchase shares of Gabriel common stock which will be exercisable at an exercise price of $6.00 per share for a period of one year following the effective time of the merger, and

     - two-warrants to purchase shares of Gabriel common stock which will be exercisable at an exercise price of $10.25 per share for a period of two years following the effective time of the merger.


The number of one-year warrants that a particular holder of Gabriel or TriVergent preferred stock will be entitled to receive will be calculated based upon each investor's total invested capital as follows:

     - The number 8,000,000 will be multiplied by a fraction



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     - the numerator of the fraction will equal the "total invested capital" of such holder immediately prior to the effective time of the merger. "Total invested capital" means the total dollar amount invested in shares of TriVergent preferred stock or Gabriel preferred stock as of the effective time of the merger, as shown on the books and records of the TriVergent or Gabriel, as the case may be, not including any accrued and unpaid dividends which were invested in shares of TriVergent preferred stock immediately prior to the effective time of the merger as provided in the merger agreement, and


     - the denominator of the fraction will equal the sum of the total invested capital of all holders of preferred stock in both TriVergent and Gabriel at the effective time of the merger and the "total committed capital" of all holders of shares of Series B preferred stock of Gabriel as of the effective time of the merger. "Total committed capital" means the total dollar amount committed to be invested in shares of Gabriel Series B preferred stock as of the effective time of the merger as provided in the "Gabriel Series B Purchase Agreement," as defined in the merger agreement. Total committed capital will not exceed $135,024,120.


The number of two-year warrants that a particular holder of Gabriel or TriVergent preferred stock will be entitled to receive will be calculated based upon each investor's total invested capital by multiplying 5,000,000 by the same fraction.


   The exercise of any one-year warrants by a holder thereof is deemed to be an exercise of all of the one-year warrants and two-year warrants held by that holder. Gabriel, however, will not be obligated to issue any of the shares of common stock that may be purchased upon such deemed exercise of the one-year and two-year warrants until the holder has fully complied with the terms and conditions of the warrant agreement, including, but not limited to, the full payment of the purchase price prior to the expiration date of the warrants.

STOCKHOLDERS' AGREEMENT

   All Gabriel stockholders are parties to, and all holders of TriVergent stock who receive Gabriel stock in the merger will become parties to, stockholders' agreement by and among Gabriel and its stockholders. The stockholders' agreement provides the holders rights and sets forth restrictions on their shares. These rights and restrictions will exist until Gabriel completes an initial public offering pursuant to which all shares of its preferred stock are automatically converted into shares of Gabriel common stock pursuant to the terms of its amended and restated certificate of incorporation. A copy of the stockholders' agreement has been filed with the SEC as an exhibit to the registration statement of which this information statement/prospectus is a part.

   PREEMPTIVE RIGHTS. The stockholders' agreement affords preemptive rights to the holders of Gabriel's common stock and preferred stock. Subject to exceptions, if Gabriel issues or sells any equity securities, or securities convertible into or containing any options or rights to acquire any equity securities, Gabriel will first offer to sell to the stockholders who are parties to the agreement an aggregate of 80% of those securities. Within 35 days of receiving notice of such offer from Gabriel, each stockholder may then purchase an amount of the offered securities based on the percentage of all outstanding stock of Gabriel then held by the stockholder, on a fully diluted basis. Each stockholder will be entitled to purchase all or part of the offered securities at the same price and on the same terms as the securities are offered to any other person. If the stockholders do not fully subscribe to all of the offered securities, then Gabriel will reoffer the unsubscribed securities to the stockholders who have elected to purchase their full allotment and who elect to purchase any of such securities within 10 days of receiving notice of such reoffer. After the expiration of the 35-day period and, if applicable, the 10-day period, Gabriel may sell any unsubscribed securities to other purchasers on terms no more favorable than those offered to the stockholders.

   RESTRICTIONS ON TRANSFER. In the event a holder of preferred stock desires to sell or otherwise transfer any of its shares of preferred stock or any shares of stock issued upon conversion of or with respect to such stock, the selling stockholder must first offer the shares to Gabriel and the other stockholders. If terms cannot be agreed upon with Gabriel or the other stockholders in 30 days, the selling stockholder may then offer the shares to a third party, but at terms no less favorable to the selling stockholder than those terms offered to Gabriel and the other stockholders. Such restrictions will not apply to transfers to "affiliates," transfers pursuant to a "public sale" or a




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"capital transaction," as each of these terms is defined in the stockholders agreement, or transfers pursuant to a distribution to a stockholder's partners, members or stockholders.


   In the event that any stockholder or group of stockholders elects to sell 51% or more of the stock then issued and outstanding and has received a bona fide written offer for the purchase of such stock, the stockholder or group of stockholders must notify Gabriel and the other stockholders in writing of its intention to sell. Each other stockholder may elect to participate in the intended sale by delivering written notice to the selling stockholder or group of stockholders and Gabriel not more than 25 days after the original notice from the selling stockholder(s). Each selling stockholder and participating stockholder will be entitled to sell its pro rata portion of the number of shares to be purchased, based upon the number of shares owned by all of the selling and participating stockholders, on the same terms and at the same price offered to the selling stockholder(s).

   SUPERMAJORITY VOTE REQUIREMENT. The affirmative vote of the holders of 66-2/3% of the outstanding common stock and preferred stock of Gabriel, voting as a single class, is required for the authorization of any additional class of capital stock or an increase in the number of shares of authorized capital stock. This supermajority vote is also required for approval of the sale of Gabriel, whether by merger, consolidation, sale of stock or assets or otherwise.


REGISTRATION RIGHTS AGREEMENT

   All Gabriel stockholders are parties to, and all holders of TriVergent stock who receive Gabriel stock in the merger will become parties to, registration rights agreement by and among Gabriel and its stockholders. Pursuant to the registration rights agreement, holders of common and preferred stock have rights to register under the Securities Act the common stock they own or which are issuable upon conversion of their shares of preferred stock. A copy of the registration rights agreement has been filed with the SEC as an exhibit to the registration statement of which this information statement/prospectus is a part.


   DEMAND REGISTRATION. Holders of not less than 20% of the total number of outstanding shares of preferred stock or common stock, including common stock issuable upon conversion of preferred stock or issuable upon the exercise of any outstanding warrants or options, may demand that Gabriel register the resale of the number of shares of stock that holders then desire to sell. Holders may make this demand at any time after the earlier of November 18, 2002 or the effective date of Gabriel's initial public offering of common stock. In any request for a demand registration prior to Gabriel's initial public offering, the proposed public offering price must be at least $12.00 per share and the proposed aggregate proceeds to the stockholders and Gabriel must be at least $50,000,000. In addition, at such time as we are eligible to utilize SEC Form S-3 or any successor form thereto, holders of not less than 10% of the total number of outstanding shares of Gabriel's preferred and common stock, including common stock issuable upon conversion of preferred stock or issuable upon the exercise of any outstanding warrants or options, may demand that Gabriel register the resale of the number of shares of its common stock that such holders then desire to sell on SEC Form S-3 or any successor form. In any request for a demand registration on SEC Form S-3 or any successor form thereto, the proposed aggregate public offering price must be at least $5 million.

   PIGGYBACK REGISTRATION. If Gabriel proposes to register any of its equity securities or securities convertible into equity securities under the Securities Act of 1933, other than a registration for an employee plan or an acquisition, the holders of the outstanding preferred stock and common stock will be entitled to notice of the proposed registration and the opportunity to include a resale of their shares of common stock in the registration. The holders of preferred stock must convert their shares of preferred stock to common stock prior to the effectiveness of the registration.


   RESTRICTIONS. In the event the managing underwriter of any underwritten offering initiated by Gabriel for its own account determines that the amount of stock included in any such registration should be limited, the number of shares included by holders may be limited to the amount determined by the managing underwriter. The registration rights agreement contains provisions restricting sales of any equity securities of Gabriel, except securities sold as part of the offering, during the period commencing on the seventh day prior to, and ending on the ninetieth day, or later, if so required by the managing underwriter, following the effective date of any underwritten offering.



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         EXPENSES AND INDEMNIFICATION. The registration rights agreement requires Gabriel, in connection with the first two demand registrations and each piggyback registration, to pay all registration and filing fees and expenses, printing expenses, fees and disbursements of counsel for Gabriel, one counsel representing all of the holders of the stock included in the registration and the accountants for Gabriel and some other expenses. The registration rights agreement also contains customary cross-indemnification by Gabriel and the holders of the stock included in the registration for liabilities arising under the Securities Act of 1933 as a result of any registration.


EMPLOYEE SHAREHOLDERS AGREEMENT


         All employees of Gabriel who own Gabriel common stock are parties to, and TriVergent employees who receive Gabriel common stock in the merger will become parties to, a shareholders agreement, by and between Gabriel and the shareholders named therein. This agreement governs the transfer of the shareholders' shares, the re-purchase by Gabriel of Gabriel shares and contains confidentiality and non-solicitation provisions. A copy of the shareholders agreement has been filed with the SEC as an exhibit to the registration statement of which this information statement/prospectus is a part.


         RESTRICTIONS ON TRANSFER. No shareholder who is party to the shareholders agreement may voluntarily transfer shares of Gabriel common stock until Gabriel has issued an aggregate of $10 million in shares of common stock. After this threshold is met, to sell shares of common stock to a party other than Gabriel, a shareholder must give 30 days written notice. Gabriel will then have a 60 day option to purchase all of the shares, and after this period, the other common shareholders will have a 90 day option to purchase a proportionate number of all of the shares offered. The shareholders may transfer their shares to or for the benefit of family members if the board of directors approves, the consideration does not exceed the original payment for the shares, and other conditions are met.


         Upon an involuntary transfer of a shareholder's shares, i.e. property division in divorce, distribution by bankruptcy trustee, etc., Gabriel and the remaining shareholders will have a 70-day option to purchase all, but not less than all, of the shares transferred. The purchase price for the shares pursuant to an option granted upon an involuntary transfer will be the lesser of

         - the fair market value,

         - the latest price per share at which the shares were traded in an arm's-length transaction, or

         - the price at which the shares are being transferred.

If neither Gabriel nor the common shareholders choose to exercise their options described above, the preferred shareholders will have a 10-day option to purchase all of the shares subject to the option.



         TERMINATION OF EMPLOYMENT. Upon the death of a shareholder, the shareholder's estate has a 180 day option to sell, and Gabriel has a 180 day option to buy, all of the deceased shareholder's shares. Upon the disability of a shareholder, the shareholder has the option to sell, and Gabriel has the option to buy, all of the disabled shareholder's shares. If the shareholder's estate or the disabled shareholder exercises the option on the same day as Gabriel, Gabriel's option controls.


         The purchase price for the shares pursuant to an option granted upon death or disability will be

         - for the shareholder's or shareholder's estate's option to sell, the greater of the fair market value, as determined by the board of directors, or the latest price per share at which the shares were traded in an arm's-length transaction, and


         - for Gabriel's option to purchase, the appraised value of Gabriel divided by the number of issued and outstanding shares owned by the parties to the agreement.



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         Upon the termination of an employee shareholder's employment for any reason other than death or permanent disability, Gabriel will have the option to purchase all of the shareholder's shares. The purchase price for the shares will be

         - upon termination for cause, the lesser of the fair market value, as determined by the board of directors, or the book value per share of Gabriel as determined as of the end of the prior fiscal year, and

         - upon any other termination of employment, the greater of the fair market value, as determined by the board of directors, or the latest price per share at which shares were traded in an arm's length transaction.

         CONFIDENTIALITY AND NONCOMPETITION PROVISIONS. During the period during which a party to the shareholders agreement is a shareholder and for two years following the date on which the shareholder ceases to own Gabriel stock, the shareholder will not divulge any confidential information to anyone or use this confidential information to compete with Gabriel. During this same period, no shareholder may knowingly solicit any material client or customer of Gabriel for the provision of competitive local communications services. In addition, no shareholder may solicit for employment any Gabriel employee during the period which the shareholder owns any Gabriel stock.



CLASSIFIED BOARD OF DIRECTORS AND OTHER ANTI-TAKEOVER CONSIDERATIONS


         Gabriel's by-laws provide for a classified board of directors. One-third of the directors will be elected at each annual meeting of stockholders to serve for three-year terms. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of Gabriel's board of directors. Because the stockholders never elect a majority of the board members at one time, the classified board could delay or prevent the change in control or make removal of Gabriel's management more difficult. In addition, Gabriel's amended and restated certificate of incorporation allows its board to issue, without stockholder approval, preferred stock with terms set by the board. The preferred stock could be issued quickly with terms that delay or prevent the change in control or make removal of Gabriel's management more difficult.


                      COMPARISON OF RIGHTS OF STOCKHOLDERS
                            OF GABRIEL AND TRIVERGENT


         Upon completion of the merger, TriVergent stockholders will become holders of Gabriel stock and their rights will be governed by the General Corporation Law of the State of Delaware, which we refer to as Delaware law, and Gabriel's amended and restated certificate of incorporation and by-laws. The rights of TriVergent stockholders are now governed by the Delaware law and TriVergent's certificate of incorporation and by-laws.

         The following is a description of the material differences between the rights of stockholders of Gabriel and TriVergent. TriVergent stockholders should read carefully the relevant provisions of Delaware law, Gabriel's amended and restated certificate of incorporation and by-laws, and TriVergent's certificate of incorporation and by-laws.


CAPITALIZATION

         GABRIEL

         Gabriel's authorized capital stock is described above under "Description of Gabriel Capital Stock," beginning on page 133.

         TRIVERGENT


         The total number of authorized shares of capital stock of TriVergent consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share, of which 5,500,000 shares have been designated as Series A convertible preferred stock, 15,000,000 shares have




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been designated as Series B convertible preferred stock and 16,500,000 shares have been designated as Series C convertible preferred stock.


VOTING RIGHTS

         GABRIEL

         Each holder of common stock is entitled to cast one vote for each share held of record on all matters submitted to a vote of shareholders, including the election of directors. Holders of common stock have no cumulative voting rights. Each holder of preferred stock is entitled to cast one vote for each share of common stock into which such holder's preferred stock may be converted.

         TRIVERGENT

         Each holder of common stock is entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights. Each holder of preferred stock is entitled to cast one vote for each share of common stock into which such holder's preferred stock may be converted.

NUMBER AND ELECTION OF DIRECTORS


         Under Delaware law, directors are elected at each annual meeting of stockholders unless the certificate of incorporation or by-laws provide otherwise, or if their terms are staggered. The certificate of incorporation may authorize the election of directors by one or more classes or series of shares, and the certificate of incorporation or by-laws may provide for staggered terms for directors. Under Delaware law, stockholders do not have cumulative voting rights for the election of directors unless the certificate of incorporation so provides.


         GABRIEL


         Under Gabriel's by-laws, the number of members of the board of directors of Gabriel is fixed at nine. Under Gabriel's certificate of incorporation and by-laws, at each annual meeting of stockholders, the successors of the class of directors whose term expires at the meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.


         Gabriel's certificate of incorporation does not provide for cumulative voting. Gabriel's certificate of incorporation and by-laws provide for a staggered board of directors consisting of three classes of directors

         TRIVERGENT


         Under TriVergent's certificate of incorporation, the number of members of the board of directors of TriVergent is initially fixed at nine but may be increased or decreased by a resolution adopted by a majority of the board, provided that there must not be more than 24 nor less than three. Directors are elected by a plurality of all votes voting as a single class at each annual meeting of stockholders. TriVergent's certificate of incorporation does not provide for cumulative voting.


VACANCIES ON THE BOARD OF DIRECTORS

         Under Delaware law, unless the certificate of incorporation or by-laws provide otherwise, vacancies on the board of directors may be filled by the stockholders or the directors.

         GABRIEL

         Gabriel's certificate of incorporation and by-laws provide that vacancies and newly created directorships resulting from an increase in the authorized number of directors will be filled by the holders of the majority of stock entitled to vote for the election of directors or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director so elected, except as may be required by law. A



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director elected to fill a vacancy or newly created directorship will serve until the next annual meeting of stockholders and until such director's successor has been elected and qualified.

         TRIVERGENT


         TriVergent's certificate of incorporation provides that, except as otherwise provided by law, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the board may be filled only with a majority of the directors then in office, though less than a quorum, or by the sole remaining director.


REMOVAL OF DIRECTORS

         Under Delaware law, any director may be removed with or without cause by the affirmative vote of the holders of a majority of stock. But, if the board is classified and the certificate of incorporation does not otherwise provide, shareholders may remove directors only for cause. In addition, if the corporation has cumulative voting and less than the entire board is to be removed, no director may be removed without cause if the votes against the director's removal would be enough to elect him if then cumulatively voted at an election of the board.

         GABRIEL

         Gabriel's by-laws provide that any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the stock of Gabriel entitled to vote in the election of directors, voting together as a single class.

         TRIVERGENT

         TriVergent's certificate of incorporation states that directors may only be removed for cause by at least 66 2/3% of the outstanding stock of TriVergent entitled to vote in the election of directors, voting together as a single class.

AMENDMENTS TO CHARTER

         Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the board of directors and the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment. The holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would

         - increase or decrease the aggregate number of authorized shares of such class,

         - increase or decrease the par value of the shares of such class, or

         - alter or change the powers, preferences or special rights of the shares of such class, so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class.

         GABRIEL

         Under Gabriel's certificate of incorporation, the affirmative vote of 66 2/3% of outstanding shares entitled to vote, voting together as a single class, is required for any amendment of provisions of the certificate of incorporation relating to the terms of the common and preferred stock which is inconsistent with the current terms. In addition, Gabriel's certificate of incorporation provides that the number of authorized shares of common stock may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, voting together as a single class.



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         TRIVERGENT

         Under TriVergent's certificate of incorporation, the affirmative vote of 66 2/3% of outstanding shares entitled to vote, voting together as a single class, is required to amend or repeal any provision of the certificate of incorporation relating to the terms of the common and preferred stock which are inconsistent with the current terms. Holders of common stock are not entitled to vote on any amendment to the certificate of incorporation that relates solely to the terms of the preferred stock.


AMENDMENTS TO BY-LAWS


         Under Delaware law, unless a corporation's certificate of incorporation provides otherwise, the stockholders have the power to adopt, amend or repeal the by-laws.

         GABRIEL


         Gabriel's certificate of incorporation allows the directors and stockholders to amend or repeal the by-laws, subject to the rights of the stockholders to adopt by-laws and to amend or repeal by-laws made by the board of directors.


         TRIVERGENT


         Under TriVergent's certificate of incorporation, the affirmative vote of 66 2/3% of outstanding shares entitled to vote, voting together as a single class, and a majority of the directors, is required to amend or repeal the by-laws, subject to the rights of the stockholders to adopt by-laws and to amend or repeal by-laws made by the board of directors.


SHAREHOLDER ACTION

         Delaware law provides that, unless otherwise provided in the certificate of incorporation, any action that could be taken by the stockholders at a meeting may be taken without a meeting if a consent or consents in writing, setting forth the action taken, is signed by the holders of record of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the matter were present and voted. Neither Gabriel's nor TriVergent's certificate of incorporation provides otherwise.


SPECIAL STOCKHOLDER MEETINGS

         Under Delaware law, a special meeting of the stockholders may be called by the board of directors or by other persons authorized by the certificate of incorporation or the by-laws.


         GABRIEL


         Gabriel's by-laws provide that special meetings of the stockholders may be called by any two members of the board of directors or by the chairman of the board of directors.


         TRIVERGENT


         TriVergent's certificate of incorporation provides that special meetings of the stockholders of TriVergent may be called only by the board of directors pursuant to a resolution approved by a majority of the total number of directors which TriVergent would have if there were no vacancies.


LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

         Delaware law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation can eliminate or limit the liability of a director

         - for any breach of a director's duty of loyalty to the corporation or its stockholders,

         - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

         - statutory liability for unlawful payment of dividends or unlawful stock purchase or redemption, or

         - for any transaction from which the director derived an improper personal benefit.


         GABRIEL AND TRIVERGENT


         Each of Gabriel's amended and restated certificate of incorporation and TriVergent's certificate of incorporation provides that, to the fullest extent permitted by law, no director will be personally liable to the respective company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the company.

INDEMNIFICATION OF DIRECTORS

         Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director, against liability incurred in connection with the proceeding if

         - the director acted in good faith and in a manner the director reasonably believed to be in the best interests of the corporation, and

         - with respect to any criminal action or proceeding, had no reasonable cause to believe the director's conduct was unlawful.

         Under Delaware law, a corporation may not indemnify a director in connection with any proceeding in which the director has been adjudged to be liable to the corporation unless and only to the extent that the court in which the proceeding was brought determines that, in view of all the circumstances of the case, the director is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

         Delaware law provides that any indemnification for a director, unless ordered by a court, is subject to a determination that the director has met the applicable standard of conduct. The determination will be made

         - by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or

         - if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or

         - by the stockholders.

         Under Delaware law, a corporation may advance expenses before the final disposition of a proceeding and the director undertakes to repay the amount if it is ultimately determined that the director is not entitled to indemnification. These expenses incurred by former directors may be paid upon the terms and conditions, if any, as the corporation deems appropriate.

         Under Delaware law, to the extent that a present or former director of a corporation has been successful on the merits or otherwise in defense of the proceeding, that person must be indemnified against expenses actually and reasonably incurred in connection with any claim.

         Delaware law gives a corporation the power to purchase and maintain insurance on behalf of any director against any liability asserted against, and incurred in his or her capacity as a director, whether or not the corporation would have the power to indemnify the director against this liability under Delaware law.


         GABRIEL AND TRIVERGENT

         Gabriel's amended and restated certificate of incorporation and TriVergent's certificate of incorporation provide that each will indemnify their directors to the fullest extent allowed by law. Gabriel's amended and restated certificate of incorporation recognizes this right as a contract right that may be enforced in any manner desired by the directors.


DIVIDENDS

         Under Delaware law, dividends may be declared and paid upon stock so long as the corporation's capital is not less than the capital represented by the issued and outstanding stock of all classes with a distribution reference.

         GABRIEL

         No cash dividends may be declared and paid upon Gabriel common stock so long as any Gabriel preferred stock is outstanding. Thereafter, cash dividends may be declared and paid upon the common stock in such amounts and at such times as the board of directors may determine subject to the availability of sufficient funds under Delaware law to make distributions to its stockholders. Holders of Gabriel preferred stock are not entitled to receive cash dividends.

         TRIVERGENT

         Under TriVergent's certificate of incorporation, holders of common stock are entitled to dividends payable in cash, capital stock or otherwise if declared by the TriVergent board and subject to the availability of sufficient funds as required under Delaware law to make distributions to its stockholders.


APPRAISAL RIGHTS

         Under Delaware law, a stockholder of a Delaware corporation is generally entitled to demand an appraisal and to obtain payment of the fair value of his or her shares in the event of a merger or consolidation in which the corporation is to be a party. This right to demand an appraisal does not apply to holders of shares of any class or series of stock which are

         - shares of a surviving corporation and if a vote of the stockholders of that corporation is not necessary to authorize the merger or consolidation,

         - listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., such as The Nasdaq National Market, or

         - held of record by more than 2,000 holders.

         Appraisal rights are available for holders of shares of any class or series of stock of a Delaware corporation if the holders are required by the terms of the merger or consolidation agreement to accept in exchange for their stock anything except

         - shares of stock of the corporation surviving or resulting from the merger or consolidation,

         - shares of stock of any other corporation which, at the effective time of the merger or consolidation, will be listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, such as The Nasdaq National Market, or held of record by more than 2,000 holders,

         - cash instead of fractional shares of the corporations described above, or

         - any combination of the shares of stock and cash instead of fractional shares described above.


PREEMPTIVE RIGHTS

         Delaware law does not provide for preemptive rights to acquire a corporation's unissued stock, but preemptive rights may be provided to stockholders in a corporation's certificate of incorporation.


         GABRIEL AND TRIVERGENT


         Neither Gabriel's amended and restated certificate of incorporation nor TriVergent's certificate of incorporation provides for preemptive rights except for those that may exist by agreement among stockholders of either company.

CONVERSION


         Holders of Gabriel common stock and TriVergent common stock have no rights to convert their shares into any other securities.


PREFERRED STOCK

         Pursuant to the merger, shares of the TriVergent preferred stock will be exchanged for shares of the Gabriel preferred stock. The terms of the Gabriel shares of preferred stock will have terms substantially identical to those of the other series of Gabriel preferred stock, except as to the respective liquidation preferences and conversion prices of each such series. The terms of the Gabriel preferred stock are summarized above under "Description of Gabriel Capital Stock" beginning on page 133.

SHAREHOLDER SUITS

         Under Delaware law and applicable court decisions, a stockholder may file a lawsuit on behalf of the corporation. Delaware law provides that a stockholder must state in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. However, no action may be brought by a stockholder unless he first seeks remedial action on his claim from the corporation's board of directors, unless the demand for redress is excused.

         The board of directors may appoint an independent litigation committee to review a stockholder's request for a derivative action, and the litigation committee, acting reasonably and in good faith, can terminate the stockholder's action subject to a court's review of the committee's independence, good faith and reasonable investigation.

         Under Delaware law, the court in a derivative action may apply a variety of legal and equitable remedies on behalf of the corporation that vary depending on the facts and circumstances of the case and the nature of the claim brought.

         As noted above, Delaware law contains provisions allowing a corporation, through a provision in its restated certificate of incorporation, to limit or eliminate the personal liability of a director to the corporation or its stockholders for breach of a fiduciary duty as a director, except that the provision cannot eliminate or limit the liability of a director in some circumstances, as described above under "-- Limitation of Personal Liability of Directors" beginning on page 145.

VOTE ON EXTRAORDINARY CORPORATE TRANSACTIONS

         Under Delaware law, mergers or consolidations or sales or exchanges of all or substantially all of a corporation's assets, require the affirmative vote of the board of directors, except in limited circumstances. In addition, the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote on the matter may be required. Stockholder consent is not required under the following circumstances:

         - for a corporation which survives a merger and does not issue in the merger more than 20% of its outstanding shares immediately prior to the merger,

         - the merger agreement does not amend in any respect the survivor's certificate of incorporation,

         - each share of the surviving corporation outstanding immediately prior to the merger remains an identical outstanding share of the surviving corporation after the merger, and

         - stockholder approval is not required by the survivor's certificate of incorporation; and

         - for either corporation where one corporation owns 90% of each class of outstanding stock of the other corporation.

BUSINESS COMBINATION RESTRICTIONS

         Gabriel and TriVergent are subject to the anti-takeover provisions in Delaware law. The anti-takeover provisions prohibit business combinations between a Delaware corporation and an interested stockholder, as described below, within three years of the time the interested stockholder became an interested stockholder unless:


         - before that time, the board of directors approved either the business combination or the transaction in which the interested stockholder became an interested stockholder;


         - upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation, excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not permit employees to determine confidentially whether shares held by the plan will be tendered in a tender or exchange offer; or

         - on or following that time, the business combination is approved by the board of directors and the business combination transaction is approved by the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

         The business combination restrictions described above do not apply if:

         - the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the antitakeover provisions in Delaware law;


         - the holders of a majority of the voting stock of the corporation approve an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by the antitakeover provisions, which election will be effective 12 months after the amendment's adoption and will not apply to any business combination with a person who was an interested stockholder at or prior to the time the amendment was approved; or


         - the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on The Nasdaq National Market, or owned by more than 2,000 stockholders.

         The anti-takeover provisions do not apply to a business combination that:

         - is proposed after the public announcement of, and before the consummation or abandonment of

           - a merger or consolidation of the corporation,
           - a sale of 50% or more of the aggregate market value of the assets of the corporation and its subsidiaries determined on a consolidated basis or the aggregate market value of all outstanding shares of the corporation, or
           - a tender or exchange offer for 50% or more of the outstanding shares of the corporation; and

         - is with a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the board of directors; and

         - is approved by a majority of the current directors who were also directors before any person became an interested stockholder during the previous three years.

An "interested stockholder" generally is defined as a person that owns 15% or more of the corporation's outstanding voting stock and the affiliates and associates of that person.

         The term "business combination" includes the following transactions with an interested stockholder

         - a merger or consolidation of the corporation with an interested stockholder,

         - any sale, lease, exchange, mortgage, pledge, transfer or other disposition, except proportionately as a stockholder of the corporation, of assets of the corporation or its subsidiaries having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation and its subsidiaries determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation,


         - any transaction which results in the issuance or transfer by the corporation or any of its subsidiaries of stock of the corporation or the subsidiary to the interested stockholder, except for transactions involving the exercise, conversion or exchange of securities outstanding before the interested stockholder became an interested stockholder and other transactions which do not increase the interested stockholder's proportionate share of any class or series of the corporation's stock,


         - any transaction involving the corporation or any of its subsidiaries which increases the proportionate share of any class or series of stock, or securities convertible into the stock of any class or series, of the corporation or any subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused by the interested stockholder, or

         - any receipt by the interested stockholder of the benefit, except proportionately as a stockholder of the corporation, of any loans, advances, guarantees, pledges or other financial benefits provided by the corporation or its subsidiaries.

                                     EXPERTS


GABRIEL

         The consolidated financial statements and schedule of Gabriel and subsidiaries as of December 31, 1998 and 1999, and for the year ended December 31, 1999 and for the period from June 15, 1998 (inception) to December 31, 1998, included in this information statement/prospectus have been included in this information statement/prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

TRIVERGENT


         The consolidated financial statements of State Communications, Inc. as of December 31, 1998 and 1999, and for the period from October 29, 1997 (date of inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999, have been included in this information statement/prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                                  LEGAL MATTERS

GABRIEL

         Certain legal matters will be passed upon for Gabriel by Bryan Cave LLP, St. Louis, Missouri. In April 2000, LeadingEdge Investors 2000, L.L.C., an investment vehicle comprised of partners of Bryan Cave LLP, purchased and currently beneficially owns approximately 10,714 shares of Series B Preferred Stock of Gabriel through its investment in Brooks Investments, L.P., an existing stockholder of Gabriel. Various regulatory matters in connection with the merger are being passed upon for Gabriel by Morrison & Foerster LLP.

TRIVERGENT

         Certain legal matters will be passed upon for TriVergent by Cravath, Swaine & Moore, New York, New York. Various regulatory matters in connection with the merger are being passed upon for TriVergent by Kelley Drye & Warren LLP, Washington, D.C.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


         This document contains a number of forward-looking statements relating to Gabriel and TriVergent with respect to

         - their financial condition,

         - their results of operations,

         - their business plans,

         - their business strategies, operating efficiencies or synergies, competitive positions and growth opportunities for existing products,

         - the financial and regulatory environment in which they operate,

         - Gabriel's estimated costs to complete or possible future revenues from in-process research and development programs,

         - the likelihood of completion of those programs,

         - the plans and objectives of their management, and

         - other matters.


         We consider any statements that are not historical facts as forward-looking statements. These forward-looking statements, including those relating to the Gabriel and TriVergent business plans and future prospects, revenues and income, including those referenced under the caption "The Merger," are necessarily estimates reflecting the best judgment of the senior management of Gabriel and TriVergent. They involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These differences could be material; therefore, you should evaluate forward-looking statements in light of various important factors, including those set forth or incorporated by reference in this document.


         Important factors that could cause actual results to differ materially from estimates or forecasts contained in the forward-looking statements include, among others

         - the impact of technological change on the combined company's businesses, new entrants and alternative technologies in their respective businesses and their dependence on the availability of transmission facilities,

         - the ability to integrate the operations of the combined company and its acquired businesses, including their respective product lines,

         - regulatory risks, including the impact of the Telecommunications Act of 1996,

         - contingent liabilities,

         - the impact of competitive services and pricing in the combined company's markets,

         - risks associated with debt service requirements and interest rate fluctuations,

         - the combined company's degree of financial leverage, and

         - other risks referenced from time to time in the combined company's filings with the Securities and Exchange Commission.


         Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this document and the other documents incorporated by reference. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this document.


         Gabriel has supplied all information contained in this information statement/prospectus relating to Gabriel, and TriVergent has supplied all information contained in this information statement/prospectus relating to TriVergent.

                              AVAILABLE INFORMATION


         This information statement/prospectus constitutes a part of a registration statement on Form S-4 filed by Gabriel under the Securities Act of 1933, as amended, with respect to the offering of Gabriel securities in connection with the merger. As permitted by the rules and regulations of the SEC, this information statement/prospectus omits some of the information contained in the registration statement. Reference is made to the registration statement for further information with respect to Gabriel and the Gabriel securities. Statements contained in this information statement/prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are materially complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement. Since the prospectus may not contain all the information that you find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement. The registration statement and the exhibits thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp. Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. The Registration Statement and other information filed by us with the SEC are also available at the SEC's World Wide Web site on the internet at http://www.sec.gov.


         All information contained in this information statement/prospectus relating to TriVergent was provided by the management and board of directors of TriVergent. Gabriel assumes no responsibility for the accuracy of this information. All information contained in this information statement/prospectus relating to Gabriel was provided by the management and board of directors of Gabriel. TriVergent assumes no responsibility for the accuracy of this information.


         NO PERSON HAS BEEN AUTHORIZED BY GABRIEL OR TRIVERGENT TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS INFORMATION STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, THIS INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER GABRIEL OR TRIVERGENT. THIS INFORMATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE GABRIEL SECURITIES TO WHICH IT RELATES OR AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, IMPLY OR CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GABRIEL OR TRIVERGENT OR IN THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SUBSEQUENT TO THE DATE HEREOF.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                               ----
GABRIEL COMMUNICATIONS, INC.:
Independent Auditors' Report....................................................................................F-2
Consolidated Balance Sheets as of December 31, 1998 and 1999 and as of June 30, 2000............................F-3
Consolidated Statements of Operations for the period from June 15, 1998 (inception) to December 31, 1998, for the year ended December 31, 1999 and for the six months ended June 30, 1999 and 2000...............F-4
Consolidated Statements of Changes in Stockholders' Equity for the period from June 15, 1998 (inception)
         to December 31, 1998, for the year ended December 31, 1999 and for the six months ended
         June 30, 1999 and 2000.................................................................................F-5
Consolidated Statements of Cash Flows for the period from June 15, 1998 (inception) to December 31, 1998, for the year ended December 31, 1999 and for the six months ended June 30, 1999 and 2000...............F-6
Notes to Consolidated Financial Statements......................................................................F-7

STATE COMMUNICATIONS, INC. (TRIVERGENT):
Report of Independent Auditors.................................................................................F-17
Consolidated Balance Sheets as of December 31, 1998 and 1999 and as of June 30, 2000...........................F-18
Consolidated Statements of Operations for the period from October 29, 1997 (date of inception)
         Through December 31, 1997, for the years ended December 31, 1998 and 1999 and for the six months ended June 30, 1999 and 2000...............................................................F-19
Consolidated Statements of Stockholders' Equity for the period from October 29, 1997 (date of inception)
         Through December 31, 1997, for the years ended December 31, 1998 and 1999 and for the six months ended June 30, 1999 and 2000...............................................................F-20
Consolidated Statements of Cash Flows for the period from October 29, 1997 (date of inception)
         Through December 31, 1997, for the years ended December 31, 1998 and 1999 and for the six months ended June 30, 1999 and 2000...............................................................F-21
Notes to Consolidated Financial Statements.....................................................................F-22


                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Gabriel Communications, Inc.:


We have audited the accompanying consolidated balance sheets of Gabriel Communications, Inc. (a Delaware corporation) and subsidiaries (Gabriel) as of December 31, 1998 and 1999 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from June 15, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999. These consolidated financial statements are the responsibility of Gabriel's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gabriel Communications, Inc. and subsidiaries as of December 31, 1998 and 1999 and the results of their operations and their cash flows for the period from June 15, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999 in conformity with generally accepted accounting principles.



                                             /s/ KPMG LLP
St. Louis, Missouri
February 4, 2000

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                           Consolidated Balance Sheets


                                                                                           DECEMBER 31,                 JUNE 30,
                                                                              ----------------------------------    ---------------
                                   ASSETS                                          1998               1999                2000
                                                                              ---------------    ---------------    ---------------
                                                                                                                       (unaudited)
Current assets:
   Cash and cash equivalents                                                  $    28,682,294    $    63,080,026    $    78,875,562
   Accounts receivable, net of allowance for doubtful accounts
     of $15,602  and $74,258 in 1999 and 2000, respectively                                --            405,354          1,748,496
   Prepaid expenses and other current assets                                            3,463            762,861          1,949,198
                                                                              ---------------    ---------------    ---------------

          Total current assets                                                     28,685,757         64,248,241         82,573,256
                                                                              ---------------    ---------------    ---------------

Property and equipment, net                                                           147,697         33,805,919         76,275,931

Other noncurrent assets:
   Investments                                                                             --          2,000,000          2,000,000
   Other assets, net                                                                       --          2,657,859          2,559,229
                                                                              ---------------    ---------------    ---------------

          Total other noncurrent assets                                                    --          4,657,859          4,559,229
                                                                              ---------------    ---------------    ---------------

          Total assets                                                        $    28,833,454    $   102,712,019    $   163,408,416
                                                                              ===============    ===============    ===============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                           $       139,597    $     1,306,127    $     2,987,263
   Accrued liabilities and other current liabilities                                       --          3,188,697          8,508,809
                                                                              ---------------    ---------------    ---------------

          Total current liabilities                                                   139,597          4,494,824         11,496,072

Long-term debt                                                                             --         20,000,000         20,000,000
                                                                              ---------------    ---------------    ---------------

          Total liabilities                                                           139,597         24,494,824         31,496,072
                                                                              ---------------    ---------------    ---------------

Minority interest                                                                          --                 --          3,951,336

Stockholders' equity:
   Preferred stock - Series A, $.01 par value, 30,200,000 shares authorized; 8,950,000; 26,850,000 and 26,850,000 issued and
     outstanding in 1998, 1999 and 2000, respectively                                  89,500            268,500            268,500

   Preferred stock - Series A-1, $.01 par value, 3,125,000 shares authorized;
     3,125,000 issued and outstanding in 1999 and 2000                                     --             31,250             31,250
   Preferred stock - Series B, $.01 par value, 32,500,000 shares authorized; 9,930,294 issued and outstanding 2000; 19,289,160
      subscribed                                                                           --                 --            292,194
   Common stock, $.01  par value, 60,000,000 shares authorized; 5,200,000;
     5,469,200 and 6,008,200 issued and outstanding in 1998, 1999 and 2000,            52,000             54,692             60,082
     respectively
   Additional paid-in capital                                                      82,819,552         95,726,049        301,127,613
   Treasury stock at cost, 100,000 shares in 2000                                          --                 --           (400,000)
   Accumulated deficit                                                               (567,199)       (17,863,296)       (38,394,516)
                                                                              ---------------    ---------------    ---------------

                                                                                   82,393,853         78,217,195        262,985,123

   Preferred stock subscriptions receivable                                       (53,699,996)                --       (135,024,115)
                                                                              ---------------    ---------------    ---------------

          Total stockholders' equity                                               28,693,857         78,217,195        127,961,008
                                                                              ---------------    ---------------    ---------------

          Total liabilities and stockholders' equity                          $    28,833,454    $   102,712,019    $   163,408,416
                                                                              ===============    ===============    ===============


See accompanying notes to consolidated financial statements.

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES


                      Consolidated Statements of Operations



                                              PERIOD FROM JUNE
                                                  15, 1998
                                               (INCEPTION) TO       YEAR ENDED           SIX MONTHS ENDED JUNE 30,
                                                 DECEMBER 31,       DECEMBER 31,     ----------------------------------
                                                     1998               1999               1999               2000
                                               ---------------    ---------------    ---------------    ---------------
                                                                                       (unaudited)        (unaudited)

Revenue                                        $            --    $       452,597    $         4,007    $     3,267,599

Operating expenses:
   Cost of communication services                           --            495,808              4,581          2,634,251
   Selling, general and administrative                 693,382         16,559,283          4,674,015         17,337,316
   Depreciation and amortization                         5,624          1,955,366            112,622          4,476,127
                                               ---------------    ---------------    ---------------    ---------------

       Total operating expenses                        699,006         19,010,457          4,791,218         24,447,694
                                               ---------------    ---------------    ---------------    ---------------

       Loss from operations                           (699,006)       (18,557,860)        (4,787,211)       (21,180,095)
                                               ---------------    ---------------    ---------------    ---------------

Other income (expense):
   Interest income                                     131,807          1,476,940            549,187          1,859,912
   Interest expense                                         --           (215,177)                --         (1,439,701)
                                               ---------------    ---------------    ---------------    ---------------

       Total other income (expense)                    131,807          1,261,763            549,187            420,211
                                               ---------------    ---------------    ---------------    ---------------

       Net loss before minority                       (567,199)       (17,296,097)        (4,238,024)       (20,759,884)
       interest

Minority interest                                           --                 --                 --            228,664
                                               ---------------    ---------------    ---------------    ---------------

       Net loss after minority interest        $      (567,199)   $   (17,296,097)   $    (4,238,024)   $   (20,531,220)
                                               ===============    ===============    ===============    ===============

Basic and diluted loss per share               $         (0.16)   $         (3.25)   $          (.81)   $         (3.54)
                                               ===============    ===============    ===============    ===============

Weighted average common shares outstanding           3,550,755          5,322,409          5,225,022          5,800,670
                                               ===============    ===============    ===============    ===============



See accompanying notes to consolidated financial statements.

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES


           Consolidated Statements of Changes in Stockholders' Equity


                          PREFERRED STOCK -              Preferred stock -               PREFERRED STOCK -
                              SERIES A                       SERIES A-1                      SERIES B
                  -----------------------------   -----------------------------   -----------------------------
                      SHARES          AMOUNT          SHARES          AMOUNT         SHARES           AMOUNT
                  -------------   -------------   -------------   -------------   -------------   -------------

Balance,
June 15, 1998                --   $          --              --   $          --              --   $          --
(inception)

Net loss for
the period
ended December 31,
1998                         --              --              --              --              --              --

Issuance of
stock                 8,950,000          89,500              --              --              --              --
                  -------------   -------------   -------------   -------------   -------------   -------------

Balance,
December 31,
1998                  8,950,000          89,500              --              --              --              --

Net loss for
the year ended
December 31,                 --              --              --              --              --              --


Issuance of
stock                17,900,000         179,000       3,125,000          31,250              --              --
                  -------------   -------------   -------------   -------------   -------------   -------------

Balance,
December 31,
1999                 26,850,000         268,500       3,125,000          31,250              --              --

Net loss for
the six months
ended June 30,
2000                         --              --              --              --              --              --
(unaudited)

Issuance of stock
(unaudited)                  --              --              --              --      29,219,454         292,194

Purchase of
treasury
stock, at cost               --              --              --              --              --              --
(unaudited)
                  -------------   -------------   -------------   -------------   -------------   -------------

Balance,
June 30, 2000        26,850,000   $     268,500       3,125,000   $      31,250      29,219,454   $     292,194
(unaudited)
                  =============   =============   =============   =============   =============   =============

                                                                                                     PREFERRED
                           COMMON STOCK             Additional                                          STOCK            TOTAL
                   -----------------------------     PAID-IN         TREASURY        ACCUMULATED     SUBSCRIPTIONS    STOCKHOLDERS'
                       SHARES          AMOUNT        CAPITAL          STOCK           DEFICIT         RECEIVABLE        EQUITY
                   -------------   -------------   -------------   -------------    -------------    -------------   -------------

Balance,
June 15, 1998                 --   $          --   $         --    $          --    $          --    $         --    $          --
(inception)

Net loss for
the period
ended December 31,
1998                          --              --              --              --         (567,199)              --        (567,199)

Issuance of
stock                  5,200,000          52,000      82,819,552              --               --      (53,699,996)     29,261,056
                   -------------   -------------   -------------   -------------    -------------    -------------   -------------

Balance,
December 31,
1998                   5,200,000          52,000      82,819,552              --         (567,199)     (53,699,996)     28,693,857

Net loss for
the year ended
December 31,                  --              --              --              --      (17,296,097)              --     (17,296,097)
                                                                                                                              1999

Issuance of
stock                    269,200           2,692      12,906,497              --               --       53,699,996      66,819,435
                   -------------   -------------   -------------   -------------    -------------    -------------   -------------

Balance,
December 31,
1999                   5,469,200          54,692      95,726,049              --      (17,863,296)              --      78,217,195

Net loss for
the six months
ended June 30,
2000                          --              --              --              --      (20,531,220)              --     (20,531,220)
(unaudited)

Issuance of stock
(unaudited)              539,000           5,390     205,401,564              --               --     (135,024,115)     70,675,033

Purchase of
treasury
stock, at cost                --              --              --        (400,000)              --               --        (400,000)
(unaudited)
                   -------------   -------------   -------------   -------------    -------------    -------------   -------------

Balance,
June 30, 2000          6,008,200   $      60,082   $ 301,127,613   $    (400,000)   $ (38,394,516)   $(135,024,115)  $ 127,961,008
(unaudited)
                   =============   =============   =============   =============    =============    =============   =============

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows




                                                         PERIOD FROM
                                                           JUNE 15,
                                                             1998
                                                         (INCEPTION)
                                                         TO DECEMBER       YEAR ENDED
                                                             31,           DECEMBER 31,        SIX MONTHS ENDED JUNE 30,
                                                        --------------    --------------    --------------------------------
                                                             1998              1999              1999              2000
                                                        --------------    --------------    --------------    --------------
                                                                                              (unaudited)       (unaudited)
Cash flows from operating activities:
   Net loss after minority interest                     $     (567,199)   $  (17,296,097)   $   (4,238,024)   $  (20,531,220)
   Adjustments to reconcile net loss after minority
   interest to
     net cash used in by operating activities:
      Depreciation and amortization                              5,624         1,955,366           112,622         4,476,127
      Minority interest                                             --                --                --          (228,664)
      Provision for doubtful accounts                               --            15,602                --            58,656
      Changes in assets and liabilities:
        Increase in accounts receivable                             --          (420,955)           (4,007)       (1,334,406)
        Increase in prepaid expenses and other                  (3,463)       (3,467,002)         (142,952)       (1,315,521)
        assets
        Increase in accounts payable                           139,597         1,166,530           866,818         1,681,136
        Increase in accrued liabilities and other                   --         3,188,697           396,607         5,320,112
        current liabilities
                                                        --------------    --------------    --------------    --------------

         Net cash provided by used in operating               (425,441)      (14,857,859)       (3,008,936)      (11,873,780)
         activities
                                                        --------------    --------------    --------------    --------------


Cash flows from investing activities:
   Purchases of property and equipment                        (153,321)      (35,563,844)      (13,276,716)      (42,285,717)
   Purchase of investments                                          --        (2,000,000)               --                --
                                                        --------------    --------------    --------------    --------------

         Net cash used in investing activities                (153,321)      (37,563,844)      (13,276,716)      (42,285,717)
                                                        --------------    --------------    --------------    --------------

Cash flows from financing activities:
   Net distributions to (from) minority interests                   --                --                --          (320,000)
   Proceeds from long-term debt                                     --        20,000,000                --                --
   Proceeds from issuance of stock                          29,261,056        66,819,435        27,193,435        70,275,033
                                                        --------------    --------------    --------------    --------------

         Net cash provided by provided by financing         29,261,056        86,819,435        27,193,435        69,955,033
         activities
                                                        --------------    --------------    --------------    --------------

         Net increase in cash                               28,682,294        34,397,732        10,907,783        15,795,536

Cash, beginning of period                                           --        28,682,294        28,682,294        63,080,026
                                                        --------------    --------------    --------------    --------------

Cash, end of period                                     $   28,682,294    $   63,080,026    $   39,590,077    $   78,875,562
                                                        ==============    ==============    ==============    ==============

Supplemental disclosures of cash flow information -

   Cash paid during the period for interest             $           --    $      141,944    $           --    $      713,844

  Non-cash contributed assets                           $           --    $           --    $           --    $    4,500,000



See accompanying notes to consolidated financial statements

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

            December 31, 1998 and 1999 and June 30, 2000 (unaudited)

(1)      NATURE OF BUSINESS


         Gabriel Communications, Inc. (Gabriel) was incorporated as a Delaware Corporation in June 1998 for the purpose of being a facilities based provider of integrated voice and data telecommunications services in selected markets in the United States. As of June 30, 2000, Gabriel was operational in seven markets: St. Louis, Kansas City, Springfield, Wichita, Little Rock, Tulsa and Oklahoma City. Gabriel was also in the process of deploying networks in seven other markets: Akron, Indianapolis, Cincinnati, Columbus, Dayton, Louisville and Lexington.


         Until May 1999, Gabriel was in the development stage. From its inception in June 1998 through May 1999, Gabriel's principal activities included developing its business plan, hiring management and other key personnel, designing its planned network architecture and operations support systems, and completing its initial equity financings.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

         The accompanying financial statements have been prepared on the accrual basis of accounting in conformity with generally accepted accounting principles. The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

         INTERIM FINANCIAL STATEMENTS


         The interim financial information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited and has been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.


         CONSOLIDATION


         The accompanying consolidated financial statements include the accounts of Gabriel Communications, Inc., its wholly owned subsidiaries and, for the period ended June 30, 2000, affiliated companies in which Gabriel has a controlling interest and a 50% owned joint venture in which Gabriel exercises management control. Affiliated companies in which Gabriel does not have a significant influence are accounted for using the cost method. All significant intercompany balances and transactions have been eliminated.


         CASH AND CASH EQUIVALENTS

         Excess cash totaling approximately $26.9 million and $46.4 million at December 31, 1998 and 1999, respectively, is invested overnight in money market accounts. Gabriel considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The cost of these investments approximates fair value.

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

            December 31, 1998 and 1999 and June 30, 2000 (unaudited)


         PREPAID EXPENSES AND OTHER CURRENT ASSETS

         Prepaid expenses and other current assets consist of prepaid rent, prepaid insurance, prepaid software maintenance, and facility installation costs. Prepayments are expensed on a straight-line basis over the life of the underlying agreements. Facility installation costs are amortized on a straight-line basis over the life of the customer contracts.

         PROPERTY AND EQUIPMENT

         Property and equipment includes network equipment, leasehold improvements, computer software, computer hardware, office equipment, furniture and fixtures, vehicles, and construction-in-progress. These assets are stated at cost. The cost of construction, additions, and substantial betterments of property and equipment is capitalized. The cost of maintenance and repairs is expensed as incurred. Property and equipment are depreciated using the straight-line method over estimated economic lives as follows:

                                                                    YEARS
                                                                  -----------

                    Network equipment                                5-7
                    Leasehold improvements                            5
                    Computer hardware and software                   3-5
                    Furniture and office equipment                    7
                    Vehicles                                          5

         OTHER ASSETS

         Other assets are stated at cost and include long-term debt origination fees. These fees are being amortized on a straight-line basis over the term of the credit facility.

         INCOME TAXES

         Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         ASSET IMPAIRMENT


         Gabriel management evaluates the recoverability of long-lived assets, including investments, property, and equipment, on a periodic basis. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. There have been no impairments through June 30, 2000.



         STOCK-BASED COMPENSATION

         Gabriel applies the intrinsic value method in accounting for employee stock options and warrants. The financial impact on the net loss as calculated under the fair value method is disclosed in note 7.

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

            December 31, 1998 and 1999 and June 30, 2000 (unaudited)


         REVENUE RECOGNITION

         Revenue is recognized in the month in which service is provided.

         EARNINGS PER SHARE


         Basic and diluted loss per share have been computed using the weighted average number of shares of common stock outstanding. The weighted average number of shares was based on common stock outstanding for basic loss per share and common stock outstanding, assumption of preferred stock conversion and common stock options and warrants for diluted loss per share in periods when such preferred stock conversion, and the common stock options and warrants are not antidilutive.


         SEGMENT INFORMATION

         In 1998, Gabriel adopted Statement of Financial Accounting Standards
         (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information" which requires a "management approach" to segment information. The management approach designates the internal reporting that is used by management for making operating decisions and assessing performance as the source of reportable segments. Gabriel operates in a single industry segment, "Communication Services." Operations are managed and financial performance is evaluated based on the delivery of multiple communications services to customers.

         RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 requires that every derivative be recorded as either an asset or liability in the balance sheet and measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair market value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate and assess the effectiveness of transactions that require hedge accounting. Gabriel is required to adopt SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, an amendment of FASB Statement No. 133," and SFAS No. 138 "Accounting for Certain Derivatives Instruments and Certain Hedging Activities -- an amendment to FASB Statement No. 133" on a prospective basis for interim periods and fiscal years beginning January 1, 2001. Gabriel does not anticipate that adoption SFAS No. 133 will have a material effect on its financial statements.


         In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition." SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB 101 must be applied to financial statements no later than the fourth fiscal quarter of 2000. Gabriel does not believe adoption will have a material impact on the Company's consolidated financial position or results of operations.


(3)      PROPERTY AND EQUIPMENT

         Property and equipment consist of the following:

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

            December 31, 1998 and 1999 and June 30, 2000 (unaudited)


                                                                                                         JUNE 30,
                                                                       1998             1999               2000
                                                                 ---------------   ---------------   ---------------
                                                                                                        (unaudited)

           Network equipment                                     $            --   $    12,259,144   $    24,100,063
           Leasehold improvements                                             --         3,949,354         4,648,344
           Computer hardware                                             100,574         3,561,316         5,372,633
           Computer software                                              34,033         4,371,879        11,736,474
           Furniture and office equipment                                 18,714         1,551,241         2,025,658
           Vehicles                                                           --           192,552           756,340
           Other                                                              --            30,450            42,378
                                                                 ---------------   ---------------   ---------------

                 Property and equipment, in service                      153,321        25,915,936        48,681,890

           Less accumulated depreciation and amortization                  5,624         1,909,495         6,225,200
                                                                 ---------------   ---------------   ---------------

                 Property and equipment, in service, net                 147,697        24,006,441        42,456,690

           Construction-in-progress                                           --         9,799,478        33,819,241
                                                                 ---------------   ---------------   ---------------

                 Property and equipment, net                     $       147,697   $    33,805,919   $    76,275,931
                                                                 ===============   ===============   ===============


         During 1999, 17% of Gabriel's capital expenditures were from a single vendor and were related to network equipment.

(4)      INVESTMENTS

         On December 2, 1999, Gabriel invested $2,000,000 to purchase 583,090 Series B convertible preferred shares of Tachion Networks, Inc. (Tachion), a privately-held "next generation" switch manufacturer. Conversion of such shares would result in Gabriel owning approximately 2% of Tachion.

         On March 21, 2000, Gabriel contributed $3,850,000 in exchange for a 70% interest in a joint venture, GCI Transportation Company, LLC. Brooks International Aviation, L.L.C. contributed cash of $1,650,000 in exchange for a 30% interest in the joint venture.

         On March 22, 2000, Gabriel entered into a joint venture, WebBizApps, L.L.C. Under the terms of the agreement, Gabriel must contribute $4,500,000 in exchange for a 50% interest in the joint venture. Gabriel contributed $3,250,000 in March. The joint venture partner contributed $4,500,000 in assets and received a distribution of $2,000,000.

         The pro forma effect of the above acquisitions on revenues and net loss would be minimal.


(5)      RELATED PARTY TRANSACTIONS


         Gabriel rents office space and obtains certain other services from Brooks Investments, L.P. and Brooks International Aviation, L.L.C. The Chairman of the Board of Gabriel is a majority owner in Brooks Investments, L.P. and Brooks International Aviation, L.L.C. For the period from June 15, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999 and the six months ended June 30, 2000, Gabriel incurred

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

            December 31, 1998 and 1999 and June 30, 2000 (unaudited)



         expenses totaling $25,780, $207,277 and $31,389, respectively. Gabriel had $15,808 in accounts payable at December 31, 1998, no accounts payable at December 31, 1999 and $682 in accounts payable at June 30, 2000 related to Brooks Investments, L.P. and Brooks International Aviation, L.L.C.


(6)      LONG-TERM DEBT

         As of October 28, 1999, Gabriel Communications Finance Company (Borrower), a wholly owned subsidiary of the Company, entered into a $90,000,000 senior secured credit facility primarily to finance capital expenditures and to provide working capital. This facility consists of an $80,000,000 term loan facility and a $10,000,000 revolving credit facility. The term loan facility may be borrowed during an availability period which ends on September 30, 2001. The term loan facility provides that principal payments commence on December 31, 2002 ending with a final payment on September 30, 2007. The revolving credit facility is available until November 9, 2007, subject to a $4,000,000 reduction in availability on the revolving credit facility on June 30, 2007. The credit facility is secured by a pledge of all of the capital stock of the Borrower and Gabriel's other wholly-owned subsidiaries, a security interest in all of the assets of the Borrower and Gabriel's other wholly-owned subsidiaries, and in certain assets of the Company.

         The credit facility contains certain restrictive covenants that, among other things, require the maintenance of certain financial ratios, limit the ability of the Borrower to incur indebtedness, make investments, and pay dividends and limit Gabriel's ability to incur indebtedness. Gabriel and the Borrower were in compliance with all such restrictive covenants at December 31, 1999.


         At December 31, 1999 and June 30, 2000, the Borrower had borrowed $20,000,000 under the term loan facility at an interest rate of 10.12% and 10.96%, respectively. The Borrower incurred $215,177 in interest expense during 1999 and $1,439,701 in interest expense for the six months ended June 30, 2000. The carrying amount of the long-term debt approximates fair value.


(7)      STOCK-BASED COMPENSATION


         Pursuant to Gabriel's 1998 Stock Incentive Plan, Gabriel has granted non-qualified stock options and warrants to employees. Gabriel has also implemented a Stock Purchase Program under the Plan in which selected employees have been afforded the opportunity to purchase shares of common stock at fair market value. No compensation expense has been recognized under the intrinsic method for the stock options and warrants issued. Had compensation expense been determined based on the fair value at the grant date, Gabriel's net loss would have been higher than reported by approximately $27,000, $612,000 and $1,067,800 in 1998, 1999 and 2000, respectively. The fair value of options and warrants granted in 1998, 1999 and 2000 is estimated on the date of grant using the Black-Scholes option-pricing model (excluding a volatility assumption) with the following weighted average assumptions: risk-free interest rate of 5.0%, expected life equal to the term of the respective option or warrant, and no expected dividend yield.

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

            December 31, 1998 and 1999 and June 30, 2000 (unaudited)


         The options issued under the 1998 Stock Incentive Plan have an exercise price of $2.40, $3.20 or $5.60 per share and the warrants have an exercise price of $3.00 per share. Each option and warrant enables the employee to purchase one share of common stock at the exercise price, subject to applicable vesting provisions. The nonqualified stock options and warrants have terms of 10 years from the date of the grant. The nonqualified stock options vest equally upon completion of the first, second, and third full year of service after the date of grant. The warrants are fully vested on the date of issuance.

         Gabriel has authorized the issuance of 10,000,000 shares of common stock under the 1998 Stock Incentive Plan and Stock Purchase Program, of which 1,000,000 shares have been allocated for purchase under the Stock Purchase Program.


         The following is a summary of activity with respect to stock options and warrants under the 1998 Stock Incentive Plan:


                                                                 PERIOD FROM
                                                                JUNE 15, 1998                    SIX MONTHS
                                                                (INCEPTION) TO   YEAR ENDED        ENDED
                                                                 DECEMBER 31,   DECEMBER 31,      JUNE 30,
                                                                     1998           1999            2000
                                                                 ------------   ------------    ------------
                                                                                                 (unaudited)
                  Options and warrants outstanding at
                      beginning of period                                  --         78,000       2,765,500
                  Granted                                              78,000      2,697,950       1,262,450
                  Cancelled                                                --        (10,450)        140,101
                  Exercised                                                --             --              --
                                                                 ------------   ------------    ------------

                  Options and warrants outstanding at end of
                      period                                           78,000      2,765,500       3,887,849
                                                                 ============   ============    ============

                  Options and warrants exercisable at end of
                      period                                               --        645,500         736,616
                                                                 ============   ============    ============



         Gabriel's Stock Purchase Program is intended as an aid to hire and retain management personnel. Only management is eligible to participate in this program. Gabriel issued 269,200 and 539,000 shares of common stock at $2.40 and $3.20 per share under this program during 1999 and the first six months of 2000, respectively.


(8)      STOCKHOLDERS' EQUITY


         Gabriel's authorized common stock consists of 60,000,000 shares, of which 5,469,200 shares were issued and outstanding as of December 31, 1999. Gabriel's authorized preferred stock consists of 82,500,000 shares of preferred stock of which 30,200,000 shares are authorized for Series A Convertible Preferred Stock, 3,125,000 shares are authorized for Series A-1 Convertible Preferred Stock, 32,500,000 are authorized for Series B Convertible Preferred Stock and the remaining 16,675,000 shares are undesignated. The preferred shares outstanding consists of 26,850,000 shares of Series A Convertible Preferred Stock, 3,125,000 shares of Series A-1 Convertible Preferred Stock and 9,930,924 of Series B Convertible Preferred Stock which were issued and outstanding as of June 30, 2000. During 1999, Gabriel received the proceeds from subscriptions for an aggregate of 17,900,000 shares of Series A Convertible Preferred Stock at $3.00 per share, or $53,699,996, and 3,125,000 shares of Series A-1 Convertible Preferred Stock at $4.00 per share, or $12,500,000. On April 19,2000 Gabriel closed a $204.5 million private placement of 29,219,454 shares of Series B Convertible Preferred Stock. At June 30, 2000 9,930,924 shares were outstanding. The remaining 19,289,160 subscribed shares will be called on or before November 30, 2000.

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

            December 31, 1998 and 1999 and June 30, 2000 (unaudited)


         Each share of preferred stock may be converted into one share of common stock at the option of the holder. Additionally, each share of preferred stock automatically converts into one share of common stock upon consummation of a public offering of the common stock at a price of at least $15 per share in which the aggregate proceeds are at least $30 million. In the event of liquidation, dissolution, or winding up Gabriel, holders of shares of the preferred stock are entitled first to receive preferential distributions of $3.00 per share of Series A Convertible Preferred Stock and $4.00 per share of Series A-1 Convertible Preferred Stock and then holders of shares of the common stock are entitled to receive preferential distributions of $0.50 per share; thereafter, the holders of shares of the preferred stock and the common stock share ratably in all distributions until the total amount paid is $175 million; thereafter, the holders of the preferred stock have no right or claim to the remaining assets and funds of Gabriel, if any.

         Holders of shares of the preferred stock are not entitled to receive cash dividends. No cash dividends may be declared and paid to holders of shares of the common stock so long as any shares of the preferred stock are outstanding.

         The shares of the preferred stock are entitled to the number of votes for each share held after taking into consideration conversion features and vote together with shares of the common stock as a single class, except when a separate class vote is required by Delaware law.

         In 1998, Gabriel granted an aggregate of 260,000 founder's warrants with an exercise price of $3.00. The warrants are exercisable for 10 years from the date of grant. Each warrant enables the holder to purchase one share of common stock at the exercise price. The warrants vested upon issuance.

(9)      INCOME TAXES


         No income tax expense or benefit has been recognized. The primary differences between income tax benefit and the amount of tax benefit that would be expected to result by applying the federal statutory rate of 34% to the loss before income taxes for the period from June 15, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999 are as follows:


                                                   PERIOD FROM JUNE
                                                       15, 1998
                                                   (INCEPTION) TO       YEAR ENDED
                                                     DECEMBER 31,      DECEMBER 31,
                                                        1998               1999
                                                  ---------------    ---------------

         Expected federal income tax benefit      $       192,848    $     5,880,673
         State income tax benefit                          17,016            518,521
         Valuation allowance                             (209,864)        (6,399,194)
                                                  ---------------    ---------------

                      Income tax benefit          $            --    $            --
                                                  ===============    ===============

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

            December 31, 1998 and 1999 and June 30, 2000 (unaudited)



         The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1999 are as follows:


                                                          AS OF DECEMBER 31,
                                                      1998               1999
Deferred tax assets:
   Start-up costs and other assets              $       125,000    $       771,633
   Net operating loss carryforward                       84,864          6,806,777
                                                       --------          ---------
             Gross deferred tax assets                  209,864          7,578,410

Less valuation allowance                               (209,864)        (6,609,058)
                                                       --------         ----------
             Total deferred tax assets                       --            969,352
                                                       --------          ---------
Deferred tax liabilities:
   Depreciation and amortization                             --            874,081
   Accrued liabilities                                       --             95,271
                                                       --------          ---------
         Total deferred tax liabilities                      --            969,352
                                                       --------          ---------
         Net deferred tax asset                 $            --    $            --
                                                ===============    ===============

         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable losses and projections for future losses over the periods which the deferred tax assets are deductible, management does not believe it is more likely than not Gabriel will realize the benefits of these deductible differences. Accordingly, a valuation allowance has been established for the excess of the deferred tax assets over deferred tax liabilities.

         At December 31, 1999, Gabriel had net operating loss carryforwards for federal income tax purposes of $18,396,694, which are available to offset future federal taxable income, if any, through 2019.

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

            December 31, 1998 and 1999 and June 30, 2000 (unaudited)


(10)     EARNINGS PER SHARE

         A reconciliation of the number of shares used in the calculation of basic and diluted earnings per share and the calculated amounts of earnings per share follows:



                                                         PERIOD FROM
                                                        JUNE 15, 1998                        SIX MONTHS
                                                       (INCEPTION) TO      YEAR ENDED          ENDING
                                                         DECEMBER 31,      DECEMBER 31,       JUNE 30,
                                                            1999              1999              2000
                                                       --------------    --------------    --------------

        Shares outstanding-- beginning of period
                                                                   --         5,200,000         5,469,200

        Weighted average number of common shares            3,550,755           122,409           331,470
            issued
                                                       --------------    --------------    --------------

        Weighted average number of common shares
            outstanding--                                   3,550,755         5,332,409         5,800,670
            end of period

        Dilutive effect of preferred stock
            conversion and employee stock options                  --                --                --
            and warrants
                                                       --------------    --------------    --------------

        Diluted shares outstanding                          3,550,755         5,332,409         5,800,670
                                                       ==============    ==============    ==============

        Net loss (in thousands)                        $         (567)   $      (17,296)   $      (20,531)
                                                       ==============    ==============    ==============

        Basic and diluted earnings per common          $        (0.16)   $        (3.25)   $        (3.54)
            share
                                                       ==============    ==============    ==============



         In calculating diluted earnings per share for the period ended December 31, 1998, the year ended December 31, 1999 and the six-month period ended June 30, 2000, employee stock options and warrants to purchase 338,000, 3,025,000 and 4,107,999 shares of common stock, respectively, and preferred stock convertible into common shares of 8,950,000, 29,975,000 and 59,194,459, respectively, were outstanding but were not included in the computation of diluted earnings per share due to their antidilutive effect.


 (11)    COMMITMENTS AND CONTINGENCIES

         Gabriel has entered into various operating lease agreements for office space. Rent expense totaled $27,754 for the period from inception to December 31, 1998 and $824,977 for the year ended December 31, 1999. Gabriel has also entered into software maintenance contracts. Future commitments under the noncancelable operating leases and the software maintenance contracts at December 31, 1999 are as follows:

                          GABRIEL COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

            December 31, 1998 and 1999 and June 30, 2000 (unaudited)


                      2000                                               $     1,782,624
                      2001                                                     1,707,468
                      2002                                                       975,869
                      2003                                                       680,569
                      2004                                                       669,222
                      Thereafter                                               3,198,597
                                                                         ---------------

                                                 Total                   $     9,014,349
                                                                         ===============

         Gabriel has also entered into various leases for network facilities. These leases have expirations of one to five years. The network facilities lease expense totaled $326,104 in 1999 and is recorded as cost of communication services.


         During the six months ended June 30, 2000, Gabriel entered into additional noncancelable operating leases. The future minimum rental payments under all leases as of June 30, 2000 are as follows:



                      2000                                               $   2,602,161
                      2001                                                   3,849,594
                      2002                                                   2,026,005
                      2003                                                   1,644,927
                      2004                                                   1,295,090
                      Thereafter                                             6,096,609
                                                                         -------------

                                                 Total                   $  17,514,386
                                                                         =============



(12)     CONTINUED OPERATIONS AND LIQUIDITY

         Gabriel has experienced losses and negative operating cash flows since inception and expects to continue to experience losses and negative operating cash flows until such time as it develops a revenue-generating customer base sufficient to fund expenses. Gabriel expects to achieve positive operating margins over time by increasing the number of revenue-generating customers. Gabriel intends to fund the negative operating cash flows through the debt and equity markets until Gabriel develops a significant revenue-generating customer base.

(13)     SUBSEQUENT EVENTS


         In May 2000, Gabriel secured underwritten commitments from a group of financial institutions, including four of its existing five lenders, to provide an expanded $200 million senior secured credit facility, consisting of a $60 million revolving credit facility and $140 million of term loan facilities. Closing of the expanded credit facility is subject to certain conditions, including completion of definitive documentation.

         On June 9, 2000, the Company and State Communications, Inc. entered into an Agreement and Plan of Merger to combine the two companies to form a regional, facilities-based integrated communications provider. The merger has been unanimously approved by the Boards of Directors of both companies and stockholders holding more than two-thirds of the voting stock of both companies have agreed to approve the merger. Further action regarding the registration statement is pending the contemplated merger with State Communications, Inc.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
State Communications, Inc.:

We have audited the accompanying consolidated balance sheets of State Communications, Inc. as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the period from October 29, 1997 (date of inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of State Communications, Inc. as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the period from October 29, 1997 (date of inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999 in conformity with generally accepted accounting principles.


                                                   /s/ KPMG LLP




Greenville, South Carolina
February 25, 2000

                           STATE COMMUNICATIONS, INC.
                           Consolidated Balance Sheets
            December 31, 1998 and 1999 and June 30, 2000 (unaudited)


                                                                                                                    JUNE 30,
                                                                                1998               1999               2000
                                                                           ---------------    ---------------    ---------------
Assets                                                                                                             (UNAUDITED)

Current assets:
    Cash and cash equivalents                                              $     1,399,204    $    15,236,706    $    12,294,553
    Investments held to maturity                                                        --          2,691,377                 --
    Accounts receivable, net of allowance for uncollectible accounts of $1,976,000 in 1998, $186,000 in 1999 and $423,432 at
      June 30, 2000                                                              2,603,643          1,316,695            840,157
    Stock subscriptions receivable                                               4,208,002                 --                 --
    Prepaid expenses and other current assets                                      222,933            694,829          1,383,014
                                                                           ---------------    ---------------    ---------------
          Total current assets                                                   8,433,782         19,939,607         14,517,724
Property and equipment                                                           1,464,939         45,362,889         95,083,288
    Less accumulated depreciation                                                 (150,595)        (1,305,658)        (5,576,253)
                                                                           ---------------    ---------------    ---------------
          Net property and equipment                                             1,314,344         44,057,231         89,507,035
Goodwill, net of accumulated amortization of $163,214 in 1999
    $263,380 in 2000 and $718,057 at June 30, 2000                                      --          2,283,087          8,575,480
Deferred financing costs and other assets                                          194,275            996,739          7,379,547
                                                                           ---------------    ---------------    ---------------

          Total assets                                                     $     9,942,401    $    67,276,664    $   119,979,786
                                                                           ===============    ===============    ===============
 Liabilities, Redeemable Preferred Stock, and Stockholders' Deficit
Current liabilities:
    Accounts payable                                                       $     1,820,561    $    10,564,550    $     2,200,481
    Accrued expenses                                                             2,684,205          3,498,294          5,369,852
    Current portion of capital lease obligation                                         --            392,086            490,107
                                                                           ---------------    ---------------    ---------------
          Total current liabilities                                              4,504,766         14,454,930          8,060,440
Term loans                                                                              --         17,099,889         32,831,615
Long-term portion of capital lease obligation                                           --          1,042,632            944,611
Note payable to bank                                                                83,382             57,396                 --
                                                                           ---------------    ---------------    ---------------
          Total liabilities                                                      4,588,148         32,654,847         41,836,666
                                                                           ---------------    ---------------    ---------------
Redeemable preferred stock:
    Series A 5.5% cumulative convertible preferred stock $.01 par value;
      10,000,000 shares authorized; 4,711,672 shares issued and
      outstanding in 1998 and 1999; (redemption value of $11,365,876,
      $18,282,174 and $29,900,305 in 1998, 1999 and June 30, 2000)              11,295,468         12,685,163         14,881,229
    Series B 5.5% cumulative convertible preferred stock $.01 par value;
      14,133,329 shares authorized; 13,866,662 shares issued
      and outstanding in 1999; (redemption value of $53,213,327
      and $87,919,398 in 1999 and June 30, 2000)                                        --         53,094,446         58,119,950
    Series C 5.5% cumulative convertible preferred stock $.01 par value;
      15,776,471 shares authorized; 15,776,471 shares issued and outstanding at June 30, 2000; (redemption value of $98,462,535 at
      June 30, 2000)                                                                    --                 --         69,357,333
    Notes receivable from officers                                                      --                 --           (898,750)
                                                                           ---------------    ---------------    ---------------
          Total redeemable preferred stock                                      11,295,468         65,779,609        141,459,762
                                                                           ---------------    ---------------    ---------------

Stockholders' deficit:
    Common stock, $.001 par value, 50,000,000 shares authorized in 1998 and
      100,000,000 in 1999 and at June 30, 2000; 10,324,462, 11,147,920 and
      12,061,160 shares issued in 1998,
      1999 and June 30, 2000, respectively                                          10,324             11,148             12,131
    Additional paid-in-capital                                                   6,811,359          7,466,423          2,339,717
    Accumulated deficit                                                        (12,762,898)       (38,426,743)       (65,459,870)
    Treasury stock, 69,540 common shares in 1999 and June 30,
      2000, at cost                                                                     --           (208,620)          (208,620)
                                                                           ---------------    ---------------    ---------------
          Total stockholders' deficit                                           (5,941,215)       (31,157,792)       (63,316,642)
                                                                           ---------------    ---------------    ---------------
          Total liabilities, redeemable preferred stock, and
            stockholders' deficit                                          $     9,942,401    $    67,276,664    $   119,979,786
                                                                           ===============    ===============    ===============


See accompanying notes to consolidated financial statements.

                           STATE COMMUNICATIONS, INC.
                      Consolidated Statements of Operations
        For the period ended October 29, 1997 (Date of Inception) through
        December 31, 1997 and the years ended December 31, 1998 and 1999 six months ended June 30, 1999 and 2000 (unaudited)




                                               INCEPTION
                                                THROUGH              YEARS ENDED                  SIX MONTHS ENDED
                                              DECEMBER 31,           DECEMBER 31,                     JUNE 30,
                                                 1997            1998            1999           1999            2000
                                             ------------    ------------    ------------    ------------    ------------
                                                                                                     (UNAUDITED)

Revenues                                     $         --    $  5,261,146    $ 25,037,450    $ 13,818,441    $  8,626,845
Cost of services                                       --       3,802,036      17,703,754       9,648,183       8,730,835
                                             ------------    ------------    ------------    ------------    ------------
       Gross profit (loss)                             --       1,459,110       7,333,696       4,170,258        (103,990)
                                             ------------    ------------    ------------    ------------    ------------
Operating expenses:
    Selling, general and administrative           (39,851)    (12,165,893)    (23,523,165)    (13,440,656)    (20,210,473)
    expenses
    Provision for uncollectible accounts               --      (1,976,000)     (7,285,528)     (5,815,916)       (382,095)
    Depreciation and amortization                      --        (150,595)     (1,318,277)       (517,656)     (4,725,273)
                                             ------------    ------------    ------------    ------------    ------------
       Total operating expenses                   (39,851)    (14,292,488)    (32,126,970)    (19,774,228)    (25,317,841)
                                             ------------    ------------    ------------    ------------    ------------
       Operating loss                             (39,851)    (12,833,378)    (24,793,274)    (15,603,970)    (25,421,831)

Interest income (expense):
    Interest income                                    --         123,233         816,057          70,452         986,195
    Interest expense                                   --         (12,902)     (1,468,991)       (571,436)     (1,872,723)
       Interest income (expense), net                  --         110,331        (652,934)       (500,984)       (886,528)
                                             ------------    ------------    ------------    ------------    ------------
       Loss before extraordinary item             (39,851)    (12,723,047)    (25,446,208)    (16,104,954)    (26,308,359)
Extraordinary item-early extinguishment of
debt                                                   --              --        (217,637)             --        (724,768)
                                             ------------    ------------    ------------    ------------    ------------
       Net loss                                   (39,851)    (12,723,047)    (25,663,845)    (16,104,954)    (27,033,127)
Preferred stock accretion                              --         (57,863)     (2,603,040)       (299,877)     (9,737,189)
                                             ------------    ------------    ------------    ------------    ------------
Net loss to common stockholders              $    (39,851)   $(12,780,910)   $(28,266,885)   $(16,404,831)   $(36,770,316)
                                             ============    ============    ============    ============    ============
Net loss per common share, basic and
       dilutive                              $       (.01)   $      (1.37)   $      (2.60)   $      (1.54)   $      (3.12)
                                             ============    ============    ============    ============    ============
Weighted average common shares
       outstanding, basic and dilutive          6,390,476       9,308,771      10,868,729      10,645,897      11,773,102
                                              ============    ============    ============    ============    ============




See accompanying notes to consolidated financial statements.

                           STATE COMMUNICATIONS, INC.
            Consolidated Statements of Stockholders' Equity (Deficit)
                  For the period from October 29, 1997 (Date of
                Inception) through December 31, 1997 and for the
                     years ended December 31, 1998 and 1999
                 and six months ended June 30, 2000 (unaudited)
                 and six months ended June 30, 2000 (unaudited)



                                                                   ADDITIONAL
                                                                     PAID-IN-                                           TOTAL
                                                      COMMON         CAPITAL       ACCUMULATED      TREASURY        STOCKHOLDERS'
                                                       STOCK         AMOUNT          DEFICIT          STOCK       EQUITY (DEFICIT)
                                                    ------------   ------------    ------------    ------------   ----------------

Balance, October 29, 1997
   (date of inception)                              $         --             --              --              --              --
Issuance of common stock,
   6,600,000 shares in initial
   private offering at average                             6,600        698,400              --              --         705,000
   price of $.11 per share

Net loss                                                      --             --         (39,851)             --         (39,851)
                                                    ------------   ------------    ------------    ------------    ------------

Balance, December 31, 1997                                 6,600        698,400         (39,851)             --         665,149

Issuance of common stock,
    1,761,000 shares at
   $1.00 per share                                         1,761      1,759,239              --              --       1,761,000

Issuance of common stock,
   1,963,462 shares at $2.25 per
   share, net of $4,243 issue costs                        1,963      4,411,583              --              --       4,413,546

Net loss                                                      --             --     (12,723,047)             --     (12,723,047)

Accretion of preferred stock                                  --        (57,863)             --              --         (57,863)
                                                    ------------   ------------    ------------    ------------    ------------

Balance, December 31, 1998                                10,324      6,811,359     (12,762,898)             --      (5,941,215)

Issuance of common stock in
   acquisitions, 808,792 shares
   at $2.40 per share                                        809      1,940,292              --              --       1,941,101

Issuance of 14,666 shares of common
   stock at $1.50 and $2.25 per share
   pursuant to exercise of stock options                      15         22,484              --              --          22,499
Issuance of 884,649 common stock
   detachable warrants, net
   of $7,933 issue costs                                      --      1,295,328              --              --       1,295,328

Acquisition of 69,540 shares of
   common stock at $3.00 per share                            --             --              --        (208,620)       (208,620)

Net loss                                                      --             --     (25,663,845)             --     (25,663,845)

Accretion of preferred stock                                  --     (2,603,040)             --              --      (2,603,040)
                                                    ------------   ------------    ------------    ------------    ------------
Balance, December 31, 1999                                11,148      7,466,423     (38,426,743)       (208,620)    (31,157,792)
Issuance of common stock in
   acquisitions, 705,402 shares
   at $4.25 per share (unaudited)                            705      2,997,254              --              --       2,997,959

Issuance of 200 shares of common stock at
   $3.00 per share pursuant to exercise of
   stock options (unaudited)                                   1            599              --              --             600
Issuance of 81,178 shares of
   common stock at $4.25 per share (unaudited)                81        344,926              --              --         345,007

Issuance of common stock in acquisitions, 196,000
   shares at $6.15 per share (unaudited)                     196      1,205,204              --              --       1,205,400

Compensation expense for stock based
   awards (unaudited)                                                    62,500              --              --          62,500

Net loss (unaudited)                                          --             --     (27,033,127)             --     (27,033,127)

Accretion of preferred stock (unaudited)                      --     (9,737,189)             --              --      (9,737,189)
                                                    ------------   ------------    ------------    ------------    ------------

Balance at June 30, 2000 (unaudited)                $     12,131      2,339,717     (65,459,870)       (208,620)    (63,316,642)
                                                    ============   ============    ============    ============    ============



See accompanying notes to consolidated financial statements.

                           STATE COMMUNICATIONS, INC.
                           Consolidated Statements of
                   Cash Flows For the period from October 29,
                    1997 (Date of Inception) through December
                    31, 1997 and the years ended December 31,
                                  1998 and 1999
             and six months ended June 30, 1999 and 2000 (unaudited)



                                                        INCEPTION
                                                         THROUGH                                           SIX MONTHS ENDED
                                                       DECEMBER 31,                                             JUNE 30,
                                                           1997            1998            1999           1999             2000
                                                       ------------    ------------    ------------    ------------    ------------
                                                                                                              (UNAUDITED)
   Cash flows from operating activities:
       Net loss                                        $    (39,851)   $(12,723,047)   $(25,663,845)   $(16,104,954)   $(27,033,127)
       Adjustments to reconcile net loss to net cash
         used in operating activities:
           Provision for uncollectible accounts                  --       1,976,000       7,285,528       5,815,916         382,095
           Depreciation and amortization                         --         150,595       1,318,277         517,656       4,725,273
           Other amortization                                    --              --         145,833              --          47,775
           Amortization of debt discount                         --              --         339,727              --              --
           Extraordinary item - early extinguishment             --              --         217,637              --         724,768
        of debt
           Compensation expense                                  --              --              --              --          62,500
           Changes in operating assets and
        liabilities:
             Accounts receivable                                 --      (4,579,643)     (5,568,734)     (6,230,747)        300,510
             Other assets                                        --        (194,275)        194,275              --      (2,045,120)
             Prepaid expenses and other current assets      (16,607)       (206,326)       (229,100)       (533,291)       (597,402)
             Accounts payable                                    --       1,820,561       1,196,743         215,050      (8,400,434)
             Accrued expenses                                    --       2,684,205         807,198         563,219       1,860,366
                                                       ------------    ------------    ------------    ------------    ------------
               Net cash used in operating activities        (56,458)    (11,071,930)    (19,956,461)    (15,757,151)    (29,972,796)
                                                       ------------    ------------    ------------    ------------    ------------
   Cash flows from investing activities:
       Investments held to maturity                              --              --      (2,691,377)             --       2,691,377
       Purchases of property and equipment                       --      (1,464,939)    (34,965,980)     (1,687,653)    (35,484,021)
       Purchase of indefeasible right to use fiber               --              --              --              --     (14,002,592)
    lines
       Cash paid for acquisition, net of cash                    --              --      (1,106,630)       (494,004)     (3,026,791)
    acquired
                                                       ------------    ------------    ------------    ------------    ------------
               Net cash used in investing activities             --      (1,464,939)    (38,763,987)     (2,181,657)    (49,822,027)

                                                       ------------    ------------    ------------    ------------    ------------
   Cash flows from financing activities:
       Proceeds from issuance of note payable to bank            --          90,000              --              --              --
       Principal payments on note payable to bank                --          (6,618)        (25,986)             --         (57,396)
       Proceeds from Series 1999 notes payable and               --              --      10,460,000      10,574,809              --
           warrants
       Payment of Series 1999 notes payable                      --              --      (4,210,000)             --              --
       Purchase of treasury stock                                --              --        (208,620)             --              --
       Proceeds from exercise of stock options                   --              --          22,499              --             600
       Proceeds from issuance of preferred stock                 --       7,029,603      49,839,121       4,208,002      65,942,964
       Proceeds from issuance of common stock               109,500       6,770,046              --              --         345,007
       Deferred financing costs                                  --              --      (1,142,572)             --      (4,385,463)
       Proceeds from term loan and warrants                      --              --      17,834,394       2,008,206      32,831,615
       Payment on term loan                                      --              --              --              --     (17,824,657)
       Other                                                     --              --         (10,886)             --              --
                                                       ------------    ------------    ------------    ------------    ------------
               Net cash provided by financing               109,500      13,883,031      72,557,950      16,791,017      76,852,670
            activities
                                                       ------------    ------------    ------------    ------------    ------------
       Net increase (decrease) in cash and cash              53,042       1,346,162      13,837,502      (1,147,791)     (2,942,153)
    equivalents
       Cash and cash equivalents at beginning of                 --          53,042       1,399,204       1,399,204      15,236,706
    period
                                                       ------------    ------------    ------------    ------------    ------------
       Cash and cash equivalents at end of period            53,042       1,399,204    $ 15,236,706    $    251,413    $ 12,294,553

                                                       ============    ============    ============    ============    ============
       Supplemental disclosures:
         Interest paid                                           --           1,952    $    939,381    $    296,758    $  1,334,271

                                                       ============    ============    ============    ============    ============
         Stock subscriptions receivable                     595,500       4,208,002    $         --    $         --              --
                                                       ============    ============    ============    ============    ============
         Notes payable exchanged for preferred stock             --              --    $  6,250,000    $         --              --
                                                       ============    ============    ============    ============    ============
         Accounts payable incurred for property
           and equipment                                         --              --    $  7,380,319    $         --              --
                                                       ============    ============    ============    ============    ============
         Notes receivable from officers exchanged
           for preferred stock                                   --              --    $         --    $         --         898,750
                                                       ============    ============    ============    ============    ============




See accompanying notes to consolidated financial statements.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)


(1)  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     (a)  ORGANIZATION


          State Communications, Inc., (the "Company") a broadband telecommunications provider, was organized in October 1997 as a South Carolina corporation. The Company offers broadband data and voice telecommunications services primarily to residential and small and medium-sized business markets in the southeastern United States. The Company's services include high speed data and Internet service, principally utilizing digital subscriber line technology, local exchange service and long distance service.

          The Company has limited operating history and is changing certain of its business strategies. As a result, the Company is in the process of entering additional markets. Since inception, the Company has recognized operating losses and negative cash flows and expects to incur losses in the future as the Company expands its network. The expansion and development of the Company's business and deployment of its networks, services and systems will require significant amounts of additional capital.


     (b)  INTERIM FINANCIAL STATEMENTS


          The interim financial information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited and has been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.


     (c)  PRINCIPLES OF CONSOLIDATION

          The consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries, which include TriVergent Communications, Inc., TriVergent Communications South, Inc., TriVergent Leasing LLC and Carolina OnLine, Inc. All significant intercompany transactions are eliminated in consolidation.

     (d)  REVENUE RECOGNITION

          The Company bills customers in advance for fixed monthly service fees and in arrears for actual local and long-distance usage amounts. Revenues are recognized ratably over the service period for fixed fees and on usage for local and long distance services. Accounts receivable as of December 31, 1998 and 1999 include revenues of approximately $728,161 and $226,276, respectively, for which services were provided in December and billed in the subsequent period.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)

     (e)  CONCENTRATION OF CREDIT RISK

          Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, trade accounts receivable and investments held to maturity. In determining the nature of the Company's cash and cash equivalents and held to maturity investments, the Company's policy is to invest in highly rated commercial paper and corporate bonds. Although the Company's customer base is fairly centralized geographically, there is no particular concentration of industry. As a result, management believes no additional credit risk beyond amounts provided for collection losses is inherent in accounts receivable.

     (f)  CASH AND CASH EQUIVALENTS

          Cash and cash equivalents are highly liquid investments with maturities from time of purchase of three months or less. The cost of the cash equivalents approximates fair market value.

          The Company had letters of credit totaling $313,000 for vendor guarantees as of December 31, 1999. Letters of credit are primarily collateralized by cash.

     (g)  INVESTMENT SECURITIES


          The Company does not have any trading securities or available-for-sale securities at December 31, 1999 or December 31, 1998. The investments held-to-maturity include highly rated corporate bonds with original maturities of six months or less and are reported at amortized cost. The carrying value of the corporate bonds approximates the fair value. The investments have been classified as held-to-maturity because the Company has the intent and the ability to hold all such securities until maturity.


     (h)  DEFERRED FINANCING COSTS

          Deferred financing costs consist of legal fees and other fees related to the Company's debt obligations. These costs are being amortized on a straight-line basis over the term of the related debt. Amortization expense for these costs is included as a component of interest expense in the consolidated statements of operations.

     (i)  PROPERTY AND EQUIPMENT

          Property and equipment is stated at cost. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets ranging from 3 to 7 years. Switch equipment will be depreciated when placed in service during fiscal year 2000 using the straight-line method over a useful life of 7 years.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)


     (j)  EQUIPMENT UNDER CAPITAL LEASE

          The Company leases certain of its data communication equipment under a lease agreement accounted for as a capital lease. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under the capital lease are amortized over the term of the lease and such amortization is included in depreciation expense.

     (k)  GOODWILL

          Goodwill represents the excess of the purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill is amortized on a straight-line basis over 10 years.

     (l)  IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED
          OF

          The Company accounts for long-lived assets including goodwill in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. There have been no impairments through December 31, 1999. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     (m)  INCOME TAXES

          The Company records income taxes under the asset and liability method. As such, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (n)  STOCK SPLIT

          On May 1, 1998, the Company issued a two-for-one stock split of its common stock in the form of a stock dividend. A total of 4,180,500 shares of common stock were issued in connection with the two-for-one stock split. The stated par value of each share was not changed from $.001. All common stock share data have been retroactively adjusted to reflect this change.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)

       (o)   STOCK OPTION PLAN


             SFAS No. 123 allows an entity to apply the provisions of APB Opinion No. 25 and provide pro forma net loss and, if loss per share is presented, pro forma loss per share disclosures for employee stock option grants made as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the intrinsic-value-based method under the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. Compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price.


       (p)   SEGMENT INFORMATION

             In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which requires a "management approach" to segment information. The management approach designates the internal reporting that is used by management for making operating decisions and assessing performance as the source of reportable segments. The Company operates in a single industry segment, "Communication Services." Operations are managed and financial performance is evaluated based on the delivery of multiple communications services to customers.

       (q)   RECENT ACCOUNTING PRONOUNCEMENTS


             In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 requires that every derivative be recorded as either an asset or liability in the balance sheet and measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair market value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate and assess the effectiveness of transactions that require hedge accounting. The Company is required to adopt SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, an amendment of FASB Statement No. 133," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities an Amendment of FASB Statement No. 133," on a prospective basis for interim periods and fiscal years beginning January 1, 2001. The Company does not anticipate that adoption of SFAS No. 133 will have a material effect on its financial statements.


             In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition." SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB 101 must be applied to financial statements no later than the fourth fiscal quarter of 2000. The Company does not believe adoption will have a material impact on its consolidated financial position or results of operations.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)


     (r)  FAIR VALUE OF FINANCIAL INSTRUMENTS

          The Company considers the recorded value of its current assets and liabilities, consisting primarily of cash and cash equivalents, investments, accounts receivable, other current assets, accounts payable, and accrued expenses to approximate fair value because of the short term maturity of the instruments. The fair value of long-term debt, including the current portion, is estimated based on quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same maturities. Due to the fact that the Company's long-term debt has a variable interest rate, the carrying value approximates fair value.

     (s)  USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates, such as the allowance for uncollectible accounts, and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (t)  COMPREHENSIVE INCOME

          In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 established reporting and disclosure requirements for comprehensive income and its components within the financial statements. Other than net loss, there were no comprehensive income components for the three years ended December 31, 1999.

(2)  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:


                                                                                                      JUNE 30,
                                                                       1998            1999             2000
                                                                   ------------    ------------    ------------
                                                                                                    (UNAUDITED)
        Switch equipment                                           $         --    $ 34,920,377    $ 65,152,576
        Indefeasible right to use fiber lines                                --              --      14,002,592
        Computer equipment and software                               1,338,688       9,090,448      12,344,225
        Furniture, fixtures and other equipment                         126,251         986,645       2,751,079
        Leasehold improvements                                               --         365,419         832,816
                                                                   ------------    ------------    ------------
                                                                                      1,464,939      45,362,889
        Less accumulated depreciation                                  (150,595)     (1,305,658)     (5,576,253)
                                                                   ------------    ------------    ------------

                                                                   $  1,314,344    $ 44,057,231    $ 89,507,035
                                                                   ============    ============    ============



          No depreciation expense was recorded in 1999 on the switch equipment costs. Depreciation of the switch equipment began once the switches were placed in service in 2000. Depreciation expense amounted to $150,595, $1,155,063, and $4,270,595 in 1998, 1999, and the six months ended June 30, 2000 respectively.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)


(3)  ACQUISITIONS

In March 1999, the Company acquired the assets and liabilities of Carolina Online, Inc., a South Carolina based internet service provider, for a total purchase price of approximately $1.8 million which included cash and stock. Common stock issued for the Carolina Online acquisition was 545,833 shares valued at $2.40 per share. The Carolina Online acquisition has been accounted for by the purchase method of accounting and, accordingly, the results of operations of Carolina Online from the period after the acquisition are included in the accompanying consolidated financial statements. The excess cost over the estimated fair value of net assets acquired was allocated to goodwill. A total of approximately $1.6 million was allocated to goodwill and is being amortized on a straight-line basis over 10 years. The pro forma results for 1998 and 1999 as if Carolina Online were acquired at the beginning of each year would not be significantly different than the actual results.

In July 1999, the Company acquired the assets and liabilities of DCS, Inc. for a total purchase price of approximately $1.0 million in cash, stock and the assumptions of debt. DCS is a telecommunications equipment dealer that provides data integration products and services. The Company issued 262,959 shares of common stock valued at $2.40 per share. The DCS acquisition has been accounted for by the purchase method of accounting and, accordingly, the results of operations of DCS from the period after the acquisition are included in the accompanying consolidated financial statements. The excess of cost over the estimated fair value of net assets acquired of approximately $812,000 was allocated to goodwill and is being amortized on a straight-line basis over 10 years. The pro forma results for 1998 and 1999 as if DCS were acquired at the beginning of each year would not be significantly different than the actual results.


In addition, the Company acquired two companies in February 2000 and one company in June 2000 as described in Note 15.


(4)  TERM LOAN

       In May 1999, the Company entered into a term loan facility ("term loan") with Nortel, a major equipment vendor. The term loan provides the Company with maximum borrowings of $42.0 million at London interbank offered rate plus 4.75% interest (10.75% at December 31, 1999). The term loan is due in May 2003. The term loan is secured by all assets of the Company.

In conjunction with the term loan, the Company issued Nortel warrants to purchase 508,089 shares of common stock at $2.00 per share, expiring on May 27, 2006. The fair value of the warrants was determined to be $1.67 per share. The fair value of the warrants has been recorded as additional paid-in capital and as debt discount. The total debt discount of $848,509 is being amortized over the term of the loan as interest expense. As of December 31, 1999, the unamortized discount amounted to $724,768.

In February 2000, the Company paid in full the balance of the term loan resulting in an extraordinary loss of $724,768 from early extinguishment of debt (unaudited). (See note 15).

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)


(5)  NOTES PAYABLE

The Company borrowed $90,000 on September 29, 1998 from a bank. The loan had an outstanding balance of $83,382 and $57,396 as of December 31, 1998 and 1999, respectively. The loan bears interest at 8.75%, matures September 29, 2001, and is collateralized by furniture and fixtures. This loan was paid in full in January 2000.

In March 1999, the Company issued $6,460,000 of Series 1999 notes with a stated interest rate of 13% due January 3, 2000. As part of the agreement, the Company issued warrants to purchase 232,560 shares of common stock at $2.00 per share expiring three years from issuance. The fair value of the warrants was determined to be $1.20 per share. The fair value of the warrants was recorded as additional paid-in capital and as debt discount. The debt discount was being amortized over the term of the loan as interest expense. Notes payable of $6,250,000 were converted to Series B preferred stock in July 1999, resulting in an extraordinary loss of $167,443 from early extinguishment of debt. The remaining $210,000 was paid in full in October 1999.

In May 1999, the Company issued $4.0 million of Series 1999A notes to the lender with detachable warrants. The notes had an original maturity of January 2000 and an interest rate of 13%. The warrants were issued to purchase 144,000 shares of common stock at $2.00 per share expiring on May 27, 2006. The fair value of the warrants was determined to be $1.67 per share. The fair value of the warrants was recorded as additional paid-in capital and as debt discount. The debt discount was being amortized over the term of the loan as interest expense. This loan was paid in full in October 1999, resulting in an extraordinary loss of $50,194 from early extinguishment of debt.

(6)  REDEEMABLE PREFERRED STOCK

     Series A Preferred Stock

     During October 1998, the Company privately sold 4,711,672 shares of its Series A 5.5% cumulative convertible preferred stock for $2.40 per share. Net proceeds from the subscriptions from this stock of $7,029,603 were received in 1998. The balance of $4,208,002 was received by the Company in January 1999.

     In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A preferred stock would be entitled to receive, prior and in preference to the holders of common stock, (i) an amount for each share of Series A preferred stock held by them equal to the Series A original purchase price (as adjusted for stock dividends, splits, combinations, etc.) plus (ii) any accrued and unpaid dividends.

     Each holder of Series A preferred stock has the right to convert each share into shares of common stock on a one-for-one basis subject to certain conversion price adjustments. All shares of Series A preferred stock shall automatically be converted into shares of common stock, (i) at the election of 75% of the holders or (ii) in the event of a qualified public offering of the Company's common stock as defined.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)


       Each holder of Series A preferred stock may cause the Company to redeem up to one-third of the preferred stock originally issued to such holder on the following dates: (i) February 1, 2005, (ii) February 1, 2006 and
       (iii) February 1, 2007. In the event that there is a change in control or reorganization or liquidation or insolvency of the Company, the holders of the Series A preferred would have the right to request that their shares be redeemed. Such redemptions would be at a price equal to the greater of fair market value of the Series A preferred stock on the day of redemption or the original Series A preferred price (as adjusted for stock dividends, splits, combinations, etc.) plus accrued and unpaid dividends.

       Each share of Series A preferred stock is entitled to a single vote for every share of common stock then issuable upon conversion. The holders of the Series A preferred stock would vote with common stock on all matters except as specifically provided herein or as otherwise required by law.


       The holders of the Series A preferred stock would be entitled to receive cumulative dividends in preference to any dividend on the common stock at the rate of 5.5% of the original Series A purchase price when and as declared by the Board of Directors. Any accrued unpaid dividends will be payable upon an initial public offering, an acquisition or liquidation of the Company. Accrued unpaid dividends at December 31, 1999 and June 30, 2000 amounted to $671,267 and $1,594,789, respectively.


       Series B Preferred Stock

       During July 1999, the Company privately sold 12,200,000 shares of its Series B 5.5% cumulative convertible preferred stock for $3.75 per share. Gross proceeds before expenses from the subscriptions for this stock of $45,750,000 were received during 1999. In addition, $6,250,000 notes payable, discussed in note 5, were converted into 1,666,662 shares of Series B preferred stock. Total consideration for the Series B issuance was $52.0 million.

       In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series B preferred will be entitled to receive, prior and in preference to the holders of Common Stock, (i) an amount for each share of Series B preferred stock held by them equal to the Series B original purchase price (as adjusted for stock dividends, splits, combinations, etc.) plus (ii) any accrued and unpaid dividends.

       Each holder of Series B preferred stock has the right to convert each share into shares of common stock on a one-for-one basis subject to certain conversion price adjustments. All shares of Series B preferred stock shall automatically be converted into shares of common stock, (i) at the election of 50% of the holders or (ii) in the event of a qualified public offering of the Company's common stock as defined.

       Each holder of Series B preferred stock may cause the Company to redeem up to one-third of the preferred stock originally issued to such holder on the following dates: (i) February 1, 2005, (ii) February 1, 2006 and
       (iii) February 1, 2007. In the event that there is a change in control or reorganization or liquidation or insolvency of the Company, the holders of the Series B preferred would have the right to request that their shares be redeemed. Such redemptions would be at a price equal to the greater of fair market value of the Series B preferred stock on the day of redemption or the original Series B preferred price (as adjusted for stock dividends, splits, combinations, etc.) plus accrued and unpaid dividends.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)



       Each share of Series B preferred stock is entitled to a single vote for every share of common stock then issuable upon its conversion. The holders would vote with common stock on all matters except as specifically provided or as otherwise required by law.


       The holders would be entitled to receive cumulative dividends in preference to any dividend on the common stock at the rate of 5.5% of the original Series B purchase price when and as declared by the Board of Directors. Any accrued but unpaid dividends will be payable upon an initial public offering, an acquisition or liquidation of the Company. Accrued unpaid dividends at December 31, 1999 and June 30, 2000 amounted to $1,213,345 and $3,852,772, respectively.


       Preferred Stock Accretion


       The Company periodically increases the carrying amount of its redeemable preferred stock through accretion using the interest method so that the carrying amount will equal the expected redemption amount at the expected redemption dates. In addition, the Company increases the carrying amount of its preferred stock by amounts representing cumulative dividends not currently declared or paid, but will be due and payable upon redemption. The Company recorded no accretion for 1997 and accretion of $57,863, $2,603,040, $299,877, and $9,737,189 for the years ended December 31,
       1998 and 1999, and for the six month periods ended June 30, 1999 and June 30, 2000, respectively.


(7)    LEASES

       The Company leases office space and other equipment. Rent expense for the years ended December 31, 1998 and 1999 totaled $106,717 and $807,011, respectively. Future minimum lease payments under capital and noncancelable operating leases for the years subsequent to December 31, 1999 are as follows:


                                                                                       CAPITAL               OPERATING
                                                                                        LEASE                  LEASES
                                                                                   --------------        ----------------

        2000                                                                       $      392,086        $      2,169,464
        2001                                                                              481,745               2,295,039
        2002                                                                              481,745               2,162,030
        2003                                                                              459,946               1,994,011
        2004                                                                                   --               1,851,443
        Thereafter                                                                             --               8,818,908
                                                                                   --------------        ----------------
        Total minimum lease payments                                               $    1,815,522        $     19,290,895
                                                                                                         ================
        Less amount representing interest (12.5%)                                         380,804
                                                                                   --------------
        Present value of minimum lease payments                                         1,434,718
        Less current portion of capital lease obligation                                  392,086
                                                                                   --------------
        Long-term portion of capital lease obligation                              $    1,042,632
                                                                                   ==============

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)



 (8)   INCOME TAXES


       The income tax benefit for 1997, 1998 and 1999 and the six months ended June 30, 2000 differed from the amounts computed by applying the Federal income tax rate of 34% as a result of the following:



                                                                                                                  JUNE 30,
                                                               1997             1998              1999              2000
                                                         --------------   ---------------    ----------------   --------------
                                                                                                                 (UNAUDITED)

            Computed "expected" tax benefit              $      (14,000)  $   (4,326,000)    $  (8,726,000)     $(9,191,000)
            Increase (decrease) in income taxes
               resulting from:
            State and local income taxes, net of
               Federal income tax effect                         (1,000)        (420,000)         (841,000)        (892,000)
            Change in the valuation allowance
               for deferred tax assets allocated
               to income tax expense                             15,000        4,742,000         9,506,000        9,981,000
            Other, net                                               --            4,000            61,000          102,000
                                                         --------------   ---------------    ----------------   --------------

            Actual tax benefit                           $           --   $            --    $             --   $           --
                                                         ==============   ===============    ================   ==============



       The tax effect of temporary differences and carryforwards which give rise to deferred tax assets and liabilities as of December 31, 1998 and 1999 and June 30, 2000 are as follows:



                                                                                          JUNE 30,
                                                         1998             1999              2000
                                                    -------------    -------------    -------------
                                                                                        (UNAUDITED)
     Deferred tax assets:
       Accrued liabilities and allowances           $     740,000    $      72,000    $     158,000
       Capitalized start-up costs                         436,000          337,000          287,000
       Net operating loss carryforwards                 3,669,000       13,986,000       24,304,000
                                                    -------------    -------------    -------------
     Total gross deferred tax assets                    4,845,000       14,395,000       24,749,000
     Less valuation allowance                          (4,757,000)     (14,263,000)     (24,244,000)
                                                    -------------    -------------    -------------
     Net deferred tax assets                               88,000          132,000          505,000
                                                    -------------    -------------    -------------

     Deferred tax liabilities:
       Prepaid expenses                                        --          (18,000)         (18,000)
       Property and equipment, principally due to
           differences in depreciation                    (88,000)        (114,000)        (487,000)
                                                    -------------    -------------    -------------
       Total gross deferred tax liabilities               (88,000)        (132,000)        (505,000)
                                                    -------------    -------------    -------------

     Net deferred tax asset (liability)             $          --    $          --    $          --
                                                    =============    =============    =============



       The valuation allowance for deferred tax assets as of December 31, 1998, 1999 and June 30, 2000 was $4,757,000, $14,263,000 and $24,244,000,
       respectively. The net change in the total valuation allowance for the periods ended December 31, 1998, 1999 and June 30, 2000 was an increase of $4,742,000, $9,506,000 and $9,981,000, respectively.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)


       At December 31, 1999, the Company has a net operating loss carryforward for Federal and state income tax purposes of approximately $37,495,000 which is available to offset future taxable income, if any, through the year 2019.


       In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income prior to the expiration of the net operating loss carryforward. Management considered the scheduled reversal of deferred tax liabilities in making this assessment. Based upon the level of taxable losses incurred during the start-up phase and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it has established an appropriate valuation allowance at December 31, 1998 and 1999 and June 30, 2000.


(9)    RELATED PARTY TRANSACTIONS

       The Company purchased investing advice and other services from Seruus Ventures, Inc., an entity in which two executive officers of the Company have an ownership interest. Payments to Seruus totaled $13,788 and $61,448 for the years ended December 31, 1998 and 1999, respectively.

       As discussed in note 5, of the $6,460,000 Series 1999 notes payable, $250,000 were issued to an executive officer of the Company. In July of 1999, these notes were converted to preferred stock. During 1999, the Company recognized interest expense of $12,187 related to these notes.

       During 1999, the Company acquired 69,540 shares of its own stock for $208,620 in satisfaction of a note receivable from an employee. The Company recognized interest income of $14,346.

(10)   COMMITMENTS

       The Company has a long-distance capacity agreement with a long haul telecommunications provider. Under the agreement, the Company is liable for a yearly minimum usage charge according to the schedule below:

              2000                              $        30,000,000
              2001                                        7,000,000
              2002                                        5,000,000
              2003                                        4,000,000
              2004                                        4,000,000

       In the event such yearly commitments are not met, the Company is required to remit 100% of the difference between the yearly commitment and actual usage. Such amount, if necessary, would be recorded as cost of services in the period incurred. The agreement extends through October 2004.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)



 (11)  NET LOSS PER COMMON SHARE

       Basic and diluted loss per share amounts are presented below in accordance with the requirements of SFAS No. 128, "Earnings Per Share." Basic net loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted net loss per share is determined in the same manner as basic net loss per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and conversion of the Company's convertible preferred stock. Potential common stock (stock options and warrants) have been excluded from the calculation of diluted loss per share, as they are antidilutive. The Series A, Series B and Series C convertible preferred stock that are convertible into shares of common stock also are excluded from the calculation of diluted loss per share as they are antidilutive. The following table presents the calculation of basic and diluted loss per share:


                                                                                                     SIX MONTHS ENDED
                                                                                                         JUNE 30,
                                                                                              ------------------------------
                                               1997             1998             1999              1999             2000
                                           -------------    -------------    -------------    ------------------------------
                                                                                                         (UNAUDITED)
      Loss before extraordinary
          item                             $     (39,851)   $ (12,723,047)   $ (25,446,208)   $ (16,104,954)   $ (26,308,359)
      Preferred stock accretion                       --          (57,863)      (2,603,040)        (299,877)      (9,737,189)
                                           -------------    -------------    -------------    -------------    -------------
      Loss to common
          stockholders before
          extraordinary item                     (39,851)     (12,780,910)     (28,049,248)     (16,404,831)     (36,045,548)
      Extraordinary item                              --               --         (217,637)              --         (724,768)
                                           -------------    -------------    -------------    -------------    -------------

      Net loss to common
          stockholders                     $     (39,851)   $ (12,780,910)   $ (28,266,885)   $ (16,404,831)     (36,770,316)
                                           =============    =============    =============    =============    =============


      Weighted average common
          shares outstanding,
          basic and diluted                    6,390,476        9,308,771       10,868,729       10,645,897       11,773,102

      Basic and dilutive loss per share:
      Before extraordinary item            $        (.01)   $       (1.37)   $       (2.58)   $       (1.54)           (3.06)
      Extraordinary item                              --               --             (.02)              --             (.06)
                                           -------------    -------------    -------------    -------------    -------------

      Net loss                             $        (.01)   $       (1.37)   $       (2.60)   $       (1.54)           (3.12)
                                           =============    =============    =============    =============    =============

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)


                                                                                                       JUNE 30,
                                                                                    1999                 2000
                                                                              ----------------    -----------------
                                                                                                    (UNAUDITED)
        Shares of common stock issuable upon conversion of:
             Series A convertible preferred stock                                  4,711,672           4,711,672
             Series B convertible preferred stock                                 13,866,662          13,866,662
             Series C convertible preferred stock                                         --          15,776,471
             Options for common stock issued to employees                          5,276,707           9,411,403
             Warrants for common stock issued to non-employees                     1,084,649           1,084,649



(12) EMPLOYEE INCENTIVE PLAN

     On January 12, 1998, the Company established an employee incentive plan under which options, bonus stock awards and restricted stock awards may be issued at the discretion of the Board of Directors of the Company. Options and awards for no more than 10,000,000 shares of the Company's common stock may be granted pursuant to this plan. The options vest at the rate of 20% per year for five years and are exercisable for 10 years from date of grant.

     The Company applies APB Opinion No. 25 in accounting for options granted under its employee incentive plan. No compensation cost has been recognized for option grants in the financial statements. Had the Company accounted for compensation cost based on the fair value at the grant date for stock options in the plan under SFAS No. 123, net loss and net loss per common share would have been reported as the pro forma amounts indicated below:


                                                                                                       SIX MONTHS ENDED
                                                                                                           JUNE 30,
                                                                                                ------------------------------
                                                    1997            1998             1999            1999            2000
                                                    ----            ----             ----            ----            ----
                                                                                                          (UNAUDITED)
           Net loss:
                As reported                   $    (39,851)  $  (12,723,047)   $  (25,663,845)  $ (16,104,954)   $(27,033,127)
                Pro forma                          (39,851)     (13,093,427)      (26,598,856)    (16,526,945)    (28,981,135)

           Net  loss per common share,
                basic and diluted:
                    As reported               $      (.01)   $        (1.37)   $        (2.60)  $       (1.54)   $      (3.12)
                    Pro forma                        (.01)            (1.41)            (2.69)          (1.58)          (3.29)

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)


       For purposes of the pro forma disclosure above, the fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model and the minimum value method permitted by SFAS No. 123 for entities not publicly traded with the following weighted-average assumptions used for grants in 1998, 1999 and 2000:

                Dividend yield                                                 0 percent
                Risk-free interest rate                                     5.00 percent
                Expected life                                                    7 years

       The weighted average fair value of options granted during the years ended December 31, 1998 and 1999 was $.62 and $.96 respectively.

       The following is a summary of the activity in the Company's Plan during the years ended December 31, 1998 and 1999 and the period ended June 30, 2000:


                                             1998                          1999                           2000
                                   -------------------------    ---------------------------    ---------------------------
                                                   WEIGHTED                       WEIGHTED                     WEIGHTED
                                                    AVERAGE                        AVERAGE                      AVERAGE
                                                   EXERCISE                       EXERCISE                     EXERCISE
                                    SHARES          PRICE          SHARES          PRICE         SHARES          PRICE
                                   ---------     -----------    -----------    ------------    -----------    ------------
                                                                                                        (UNAUDITED)
       Options outstanding,
         beginning of period              --     $        --      2,997,104    $       2.11      5,276,707    $       2.68
       Options granted             2,997,104            2.11      2,655,371            3.25      4,211,647            6.46
       Options exercised                  --              --        (14,666)           1.53           (200)           3.00
       Options canceled                   --              --       (361,102)           2.21        (76,751)           3.48
                                   ---------     -----------    -----------    ------------    -----------    ------------

       Options outstanding,
         end of period             2,997,104     $      2.11                   $       2.68      9,411,403    $       4.36
                                   =========     ===========    ===========    ============    ===========    ============


       The weighted-average remaining contractual life of options outstanding was 8.9 years, with exercise prices ranging from $1.50 to $3.75, as of December 31, 1999. Options exercisable at December 31, 1999 were 548,530 shares at a weighted average exercise price of $2.12. The weighted average remaining contractual life of options outstanding was 9.1 years, with exercise prices ranging from $1.50 to $2.40, as of December 31, 1998. None of the options granted were exercisable at December 31, 1998.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)



       Options outstanding as of December 31, 1999 consisted of the following:

                                                                                           WEIGHTED
                         RANGE                                         WEIGHTED             AVERAGE
                          OF                                            AVERAGE            REMAINING
                       EXERCISE                                        EXERCISE           CONTRACTUAL
                         PRICE                        SHARES             PRICE               LIFE
         -------------------------------------     --------------    --------------    ------------------

                $        1.50                            818,000      $   1.50                 8.1
                         2.25                            236,200          2.25                 8.5
                         2.40                          2,494,129          2.40                 8.5
                         3.00                            134,311          3.00                 9.3
                         3.75                          1,594,067          3.75                 9.9
                                                   -------------

                                                       5,276,707
                                                   =============

 (13)  EMPLOYEE BENEFIT PLAN


       The Company maintains an employee benefit plan for all eligible employees of the Company under the provisions of the Internal Revenue Code Section 401(k). The TriVergent Communications, Inc. 401(k) Plan allows employees to contribute up to 15% of compensation and, upon annual approval of the Board of Directors, the Company matches 50% of employee contributions up to 6% of total compensation subject to certain adjustments and limitations. No contribution was made in 1997. A total of $24,332 and $100,086 was charged to operations for the Company's matching contributions in 1998 and 1999, respectively.


(14)   ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS


       Changes in the allowance for uncollectible accounts for the years and period ended December 31 and June 30 were as follows:



                                                                                         JUNE 30,
                                             1997           1998            1999          2000
                                         ------------   ------------   ------------   ------------
                                                                                      (UNAUDITED)

Balance, beginning of year or period     $         --   $         --   $  1,976,000   $    186,000
  Provision for uncollectible accounts
                                                   --      1,976,000      7,285,528        382,095
  Allowance of acquired company                    --             --             --         11,381
  Charge-offs                                      --             --      9,075,528        156,044
                                         ------------   ------------   ------------   ------------

Balance, end of year or period           $         --   $  1,976,000   $    186,000   $    423,432
                                         ============   ============   ============   ============

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)



 (15)  SUBSEQUENT EVENTS (UNAUDITED)

       In January 2000, the Company entered into a $40,000,000 senior secured eight-year revolving credit facility and an $80,000,000 senior secured eight-year delayed drawdown term loan facility ("credit facility"). The interest rate is a sliding scale based on financial performance and covenants. The interest rate starts at LIBOR plus 4.50% or Prime plus 3.50%. The agreement establishes milestones where the Company must borrow set dollar amounts during the year. The proceeds will be used to fund capital expenditures for the Company's communications facilities and the associated interest expense. The facility provides for certain restrictive financial and operating covenants. The senior secured credit facility is guaranteed by the Company and is secured by all of the assets of TriVergent Communications, Inc. and its subsidiaries.


       Commencing March 31, 2003 and at the end of each calendar quarter thereafter, the principal amount of the credit facility shall be reduced by an amount equal to the following annual percentages: March 31, 2003 through and including December 31, 2003 - 12.5%, March 31, 2004 through and including December 31, 2004 - 17.5%, March 31, 2005 through and including December 31, 2005 - 20%, March 31, 2006 through and including December 31, 2006 - 25%, March 31, 2007 through and including December 31, 2007 - 25%. As of June 30, 2000 the Company has drawn $25,000,000 on the revolving credit facility.


       During February 2000, the Company privately sold 11,561,768 shares of Series C 5.5% redeemable cumulative convertible preferred stock for $4.25 per share for total proceeds of approximately $49,138,000. Each share of Series C preferred is convertible into one share of common stock. A portion of the proceeds were used to repay the Nortel term loan as discussed in note 4.

       In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series C preferred would be entitled to receive, prior and in preference to the holders of Common Stock, (i) an amount for each share of Series C preferred stock held by them equal to the Series C original purchase price (as adjusted for stock dividends, splits, combinations, etc.) plus (ii) any accrued and unpaid dividends.

       Each holder of Series C preferred stock has the right to convert each share into shares of common stock on a one-for-one basis subject to certain conversion price adjustments. All shares of Series C preferred stock shall automatically be converted into shares of common stock, (i) at the election of 67% of the holders or (ii) in the event of a qualified public offering of the Company's common stock as defined.

       Each holder of Series C preferred stock may cause the Company to redeem up to one-third of the preferred stock originally issued to such holder on the following dates: (i) February 1, 2005, (ii) February 1, 2006 and
       (iii) February 1, 2007. In the event that there is a change in control or reorganization or liquidation or insolvency of the Company or the Company breaches a term of the related financing documents, the holders of the Series C preferred would have the right to request that their shares be redeemed. Such redemptions would be at a price equal to the greater of fair market value of the Series C preferred stock on the day of redemption or the original Series C preferred price (as adjusted for stock dividends, splits, combinations, etc.) plus accrued and unpaid dividends.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)




       Each share of Series C preferred stock shall be entitled to a single vote for every share of common stock then issuable upon its conversion. The holders shall vote with common stock on all matters except as specifically provided or as otherwise required by law.


       The holders of the Series C preferred stock would be entitled to receive cumulative dividends in preference to any dividend on the common stock at the rate of 5.5% of the original Series C purchase price when and as declared by the Board of Directors. Any accrued but unpaid dividends will be payable upon an initial public offering, an acquisition or liquidation of the Company. Accrued unpaid dividends at June 30, 2000 amounted to $1,437,239.


       In February 2000, the Company purchased the assets and liabilities of two companies. The Company purchased Ester Communications for a total purchase price of $4.5 million. Ester Communications, provides local exchange, long distance and integrated voice and data products. Cash of approximately $2.0 million and 587,755 shares of common stock valued at $4.25 per share were exchanged for the company. The Company also purchased Information Services and Advertising Corporation, an internet service provider, for a total purchase price of $800,000. Cash of $300,000 and 117,647 shares valued at $4.25 per share of common stock were exchanged for the company. The acquisitions were accounted for using the purchase method of accounting.


       In March 2000, the Company granted 750,000 common stock options to an executive of the Company. The options vest over five years and have an exercise price of $3.00, however the fair market value of the options at date of grant was $4.25. As a result, the Company will record compensation expense over the vesting period and has recorded $62,500 of compensation expense for the six months ended June 30, 2000.

       In March 2000, the Company entered into a multiple-advance term loan facility with Nortel. The term loan provides the Company with maximum borrowings of $45.0 million at LIBOR plus 4.75% or Prime plus 3.75% interest. The term loan has a due date of March 2004. The term loan is secured by all assets of TriVergent Communications South, Inc., and provides for certain restrictive financial and operating covenants. This subsidiary will own the assets acquired with the proceeds of the loan. In March 2000, the Company also entered into an agreement to purchase $100 million of Nortel switching equipment and services. At June 30, 2000 the Company had drawn down $7,831,615 of the term loan to purchase equipment from Nortel.


       In March 2000, the Company privately sold 4,214,703 shares of Series C 5.5% redeemable cumulative convertible preferred stock for $4.25 per share for gross proceeds before expenses of $17,912,487.

       In March 2000, the Company paid $14.0 million to a long haul telecommunications provider for an indefeasible right to use fiber lines for twenty years to connect switching equipment.


       On March 6, 2000, the Company entered into a $750,000 note receivable ("note") agreement with an executive officer of the Company. This note arose whereby the Company loaned the executive officer money to purchase shares of the Company's Series C preferred stock at the then fair market value. The note bears interest at 8.12%, matures on the third anniversary of the note or sixty days after the effective date of the termination of the executive officer's employment with the Company, and is collateralized by shares of the Company's Series C preferred stock. The receivable is shown on the balance sheet as a reduction of total redeemable preferred stock.

                           STATE COMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1999
         (all information subsequent to December 31, 1999 is unaudited)

       On March 14, 2000, the Company entered into a $148,750 note receivable ("note") agreement with an executive officer of the Company. This note arose whereby the Company loaned the executive officer money to purchase shares of the Company's Series C preferred stock at the then fair market value. The note bears interest at 10%, matures on the third anniversary of the note or sixty days after the effective date of the termination of the executive officer's employment with the Company, and is collateralized by shares of the Company's Series C preferred stock. The receivable is shown on the balance sheet as a reduction of total redeemable preferred stock.

       On March 15, 2000, the Company entered into an interest rate hedge agreement ("agreement") with a $60 million notional amount related to its borrowings under the credit facility. The purpose of the agreement is to reduce its exposure to risks associated with interest rate fluctuations and are required by the credit facility.

       On April 14, 2000, the Company filed a registration statement with the Securities and Exchange Commission in anticipation of a possible public offering of equity securities. On June 9, 2000, the Company and Gabriel Communications, Inc. entered into an Agreement and Plan of Merger to combine the two companies to form a regional, facilities-based integrated communications provider. The merger has been unanimously approved by the Boards of Directors of both companies and stockholders holding more than two-thirds of the voting stock of both companies have agreed to vote their shares to approve the merger. Further action regarding the registration statement is pending the contemplated merger with Gabriel Communications, Inc.


       On June 30, 2000, the Company acquired the assets and liabilities of InterNetMCR, Inc. for a total purchase price of approximately $1,665,400 in cash and stock. InterNetMCR is an internet and network integration company headquartered in Greensboro, NC. The Company issued 196,000 shares of common stock valued at $6.15 per share. The InterNetMCR acquisition has been accounted for by the purchase method of accounting and, accordingly, the results of operations of InterNetMCR from the period after the acquisition are included in the accompanying consolidated financial statements. The excess of cost over the estimated fair value of net assets acquired of approximately $1,665,400 was allocated to goodwill and is being amortized on a straight-line basis over 10 years. The pro forma results for 1998 and 1999 as if InterNetMCR were acquired at the beginning of each year would not be significantly different than the actual results.

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


       Section 145 of the General Corporation Law of Delaware provides for, among other things:


              a. permissive indemnification for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

              b. permissive indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

              c. mandatory indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in litigation covered by a. and b. above; and

              d. that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.


       Gabriel's amended and restated certificate of incorporation provides that a director shall not be personally liable to Gabriel or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability
(i) for any breach of the director's duty of loyalty to Gabriel or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

       The by-laws also provide that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director, officer of Gabriel shall be, and employees and agents may be, indemnified and held harmless by Gabriel, to the fullest extent authorized by the General Corporation Law of Delaware, as in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability or loss reasonably incurred by such person in connection therewith. The by-laws further provide that such rights to indemnification are contract rights and shall include the right to be paid by Gabriel the expenses incurred in defending the proceedings specified above, in advance of their final disposition, provided that, if the General Corporation Law so requires, such payment shall only be made upon delivery to Gabriel by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payment is not entitled to be indemnified. Gabriel must advance the expenses incurred by the director or officer in defending any proceeding, within 60 days of receipt of the request for indemnification. These expenses, including attorneys' fees, may be paid with respect to indemnified employees and agents, as the board of directors deems appropriate. The by-laws provide that the right to indemnification and to the advance payment of expenses shall not be exclusive of any other right which any person may have or acquire under any statute, provision of Gabriel's by-laws, amended restated certificate of incorporation, or otherwise. The by-laws also provide that, subject to the approval of a majority of the board of directors regarding the terms of availability of the insurance, Gabriel must maintain insurance, at its expense, to protect any of its directors and officers against any liability arising out of his or her status as a director or officer, whether or not Gabriel would have the power to indemnify the director or officer against such liability under the restated by-law's indemnification provision.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      EXHIBITS

                  See exhibit index.

         (b)      FINANCIAL STATEMENT SCHEDULES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                Additions
                              Balance at        charged to      Additions
                             beginning of       costs and    charged to other                      Balance at end
                                 year            expenses       accounts          Deductions           of year
                            ------------      ------------   ----------------     ----------       --------------

For the period from June
15, 1998 (inception) to
December 31, 1998
Allowance for doubtful
   accounts                 $     --          $     --          $     --           $     --          $     --
                            ------------      ------------      --------           --------          ------------

   Total valuation and
   qualifying accounts      $     --          $     --          $     --           $     --          $     --
                            ------------      ------------      --------           --------          ------------

For the year ended
December 31, 1999
Allowance for doubtful
   accounts                 $     --          $     15,602      $     --           $     --          $     15,602
                            ------------      ------------      --------           --------          ------------

   Total valuation and
   qualifying accounts      $     --          $     15,602      $     --           $     --          $     15,602
                            ------------      ------------      --------           --------          ------------

For the six months
ended June 30, 2000
Allowance for doubtful
   accounts                 $     15,602      $     64,617      $     --           $  5,961          $     74,258
                            ------------      ------------      --------           --------          ------------

   Total valuation and
   qualifying accounts      $     15,602      $     64,617      $     --           $  5,961          $     74,258
                            ------------      ------------      --------           --------          ------------

ITEM 22. UNDERTAKINGS.

         (A) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (B) The undersigned Registrant hereby undertakes:

                  (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                  (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterfield, State of Missouri, on the 1st day of September 2000.



                                   GABRIEL COMMUNICATIONS, INC.

                                   By:   /s/ John P. Denneen
                                      ----------------------------------------

                                                  John P. Denneen
                                        Executive Vice President - Corporate
                                           Development and Legal Affairs

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                 NAME                                          TITLE                              DATE
                 ----                                          -----                              ----

         /s/ David L. Solomon*                     Director, Chief Executive Officer           September 1, 2000
-----------------------------------------          and Chairman of the Board
            David L. Solomon

          /s/Gerard J. Howe*                       President and Chief Operating               September 1, 2000
-----------------------------------------          Officer and Director
            Gerard J. Howe

        /s/ Thomas P. Erickson*                    Senior Vice President and Chief             September 1, 2000
-----------------------------------------          Financial Officer (Chief Accounting
           Thomas P. Erickson                      Officer)

        /s/ John P. Denneen                        Executive Vice President - Corporate        September 1, 2000
-----------------------------------------          Development and Legal Affairs,
            John P. Denneen                        Secretary and Director

         /s/ Michael R. Hannon*                    Director                                    September 1, 2000
-----------------------------------------
            Michael R. Hannon

        /s/ William Laverack, Jr.*                 Director                                    September 1, 2000
-----------------------------------------
           William Laverack, Jr.

            /s/ Byron D. Trott*                    Director                                    September 1, 2000
-----------------------------------------
              Byron D. Trott



*By         /s/ John P. Denneen
   --------------------------------------
             Attorney-in-Fact


                                  EXHIBIT INDEX


EXHIBIT NO.                     DESCRIPTION
-----------                     -----------

 2.1*                           Agreement and Plan of Merger, dated as of June
                                9, 2000, by and among Gabriel Communications,
                                Inc., Triangle Acquisition, Inc. and State
                                Communications, Inc. (included an Annex A to the information statement/prospectus included in this Registration Statement.) +

 3.1*                           Amended and Restated Certificate of
                                Incorporation of Gabriel as of April 14, 2000.

 3.2* By-laws of Gabriel as amended as of March 21, 2000.

 4.1* Form of $6.00 Warrant Agreement between Gabriel and the holders of Gabriel Preferred Stock.

 4.2* Form of $10.25 Warrant Agreement between Gabriel and the holders of Gabriel Preferred Stock.

 4.3* Shareholders Agreement dated August 14, 1998, as amended as of November 18, 1998 and December 13,
                                1999 by and among Gabriel and its employee stockholders.

 4.4*                           Stockholders' Agreement dated as of March 31,
                                2000 among Gabriel and the stockholders of Gabriel.

 4.5*                           Registration Rights Agreement dated as of March
                                31, 2000 among Gabriel and the stockholders of Gabriel.

 5.1*                           Legal opinion of Bryan Cave LLP.

 8.1 Form of Opinion of Bryan Cave LLP regarding tax matters.

 8.2 Form of Opinion of Cravath, Swaine & Moore regarding tax matters.

 10.1*                          Securities Purchase Agreement, dated as of
                                November 18, 1998, as amended by agreement dated as of December 14, 1998 by and among Gabriel and purchasers of Gabriel Series A Preferred Stock.

 10.2*                          Securities Purchase Agreement, dated as of
                                December 13, 1999, by and among Gabriel,
                                Meritage Private Equity Fund, L.P. Meritage
                                Private Equity Parallel Fund, L.P. Meritage
                                Entrepreneurs Fund, L.P. for the purchase of Gabriel Series A-1 Preferred Stock.

 10.3*                          Securities Purchase Agreement, dated as of March
                                31, 2000, by and among Gabriel and purchasers of Gabriel Series B Preferred Stock.

 10.4*                          Gabriel Communications, Inc. 1998 Stock
                                Incentive Plan, as amended.




----------

+ Schedules omitted pursuant to Regulation S-K, Item 601(b)(2). The registrant hereby undertakes to furnish such schedules to the Commission supplementally upon request.

 10.5*                          Amended and Restated State Communications
                                Employee Incentive Plan dated as of June 21,
                                2000.

 10.6*                          Employment Agreement dated as of December 13,
                                1999 between Gabriel and David L. Solomon.

 10.7*                          Form of Employment Agreement of Charles S.
                                Houser and Shaler P. Houser dated October 28,
                                1998, and schedule of material details for each such person, incorporated herein by reference to
                                Exhibit 10.9.1 to State Communications, Inc.'s
                                Registration Statement on Form S-1 (File No.
                                333-34834) (the "Form S-1").

 10.8* Employment Agreement between G. Michael Cassity and State Communications, Inc. dated March 10,
                                2000, incorporated herein by reference to
                                Exhibit 10.9.2 to the Form S-1.

 10.9*                          Employment Agreement between Riley Murphy and
                                State Communications, Inc. dated March 15, 2000, incorporated herein by reference to Exhibit
                                10.9.3 to the Form S-1.

 10.10                          Employment Agreement between Gabriel and Gerard
                                J. Howe dated August 15, 2000.

 10.11                          Employment Agreement between Gabriel and John P.
                                Denneen dated August 15, 2000.

 10.12                          Employment Agreement between Gabriel and
                                Marguerite A. Forrest dated August 15, 2000.

 10.13                          Employment Agreement between Gabriel and Michael
                                E. Gibson dated August 15, 2000.

 10.14 Credit Agreement dated as of October 28, 1999 relating to the $90 million secured debt facility among Gabriel, Gabriel Communications
                                Finance Company, Canadian Imperial Bank of
                                Commerce, as administrative agent, and the several lenders parties thereto.

 10.15*                         Loan Agreement dated February 1, 2000 (the "TD
                                Facility"), by and among TriVergent
                                Communications, Inc., the financial institutions whose names appear as lenders on the signature pages thereof, TD Securities (USA), Inc. and
                                Capital Syndication Corporation, as affiliate of The CIT Group, Inc., as co-lead arrangers and co-book runners, Newcourt Commercial Finance
                                Corporation, as affiliate of The CIT Group,
                                Inc., as documentation agent, First Union
                                National Bank, as syndication agent, and Toronto
                                Dominion (Texas), Inc., as administrative agent for the lenders and Assignment and Assumption
                                Agreements dated March 9 and March 30, 2000 adding additional lenders, incorporated herein by reference to Exhibit 10.2.1 to the Form S-1.

 10.16* Parent Guaranty of TriVergent of the TD Facility dated February 1, 2000, incorporated by reference to Exhibit 10.2.2 to the Form S-1.



--------
*     Filed previously.


 10.17* Parent Pledge Agreement dated February 1, 2000, by and among TriVergent and Toronto Dominion
                                (Texas), Inc., as administrative agent for the lenders incorporated by reference to Exhibit
                                10.2.3 to the Form S-1.

 10.18* Credit Agreement dated as of March 7, 2000, by and among TriVergent Communications South, Inc., as Borrower, and Nortel Networks Inc., as administrative agent, and the lenders named therein incorporated by reference to Exhibit
                                10.3.1 to the Form S-1.

 10.19* Parent Pledge Agreement dated March 7, 2000, by and between TriVergent and Nortel Networks Inc.
                                incorporated by reference to Exhibit 10.3.2 to the Form S-1.

 11.1 Statement regarding computation of per share earnings.

 21.1 *                         Subsidiaries of Registrant.

 23.1                           Consent of KPMG LLP.

 23.2                           Consent of KPMG LLP.

 23.3 * Consent of Charles S. Houser to being named as a director in the information statement/prospectus.

 23.4 * Consent of Watts Hamrick to being named as a director in the information statement/prospectus.

 23.5 * Consent of Jack Tyrrell to being named as a director in the information statement/prospectus.

 24.1 *                         Power of attorney (included on signature page).

 27.1                           Financial data schedule.